As filed with the Securities and Exchange Commission on December 12, 2003

Registration No. 333-108671

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 7

to

FORM S-11

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Highland Hospitality Corporation

(Exact Name of Registrant as Specified in its Governing Instruments)

8405 Greensboro Drive, Suite 500

McLean, Virginia 22102

(571) 382-1700

(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

JAMES L. FRANCIS

President and CEO

Highland Hospitality Corporation

8405 Greensboro Drive, Suite 500

McLean, Virginia 22102

(571) 382-1700

(571) 382-1751 (Telecopy)

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

DAVID C. WRIGHT, ESQ. Hunton & Williams LLP Riverfront Plaza, East Tower 951 E. Byrd Street Richmond, Virginia 23219-4074 (804) 788-8200 (804) 788-8218 (Telecopy)	JAY L. BERNSTEIN, ESQ. ANDREW S. EPSTEIN, ESQ. Clifford Chance US LLP 200 Park Avenue New York, New York 10166-0153 (212) 878-8000 (212) 878-8375 (Telecopy)

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. We cannot sell any of the securities described in this prospectus until the registration statement that we have filed to cover the securities has become effective under the rules of the Securities and Exchange Commission. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities, in any state where an offer or sale of the securities is not permitted.

Subject to Completion, dated December 12, 2003

PROSPECTUS

25,000,000 Shares of Common Stock

HIGHLAND	HOSPITALITY

Highland Hospitality Corporation is a recently-formed, self-advised real estate investment trust, or REIT, which was organized to take advantage of current and future lodging-related investment opportunities.

This is our initial public offering of our common stock. No public market currently exists for our common stock. All of the shares offered by this prospectus are being sold by us. Shares of our common stock are subject to ownership limitations relating to the maintenance of our status as a REIT.

We expect the public offering price to be between $9.00 and $11.00 per share. Our common stock has been approved for listing subject to official notice of issuance on the New York Stock Exchange under the symbol “HIH.”

See “Risk Factors” beginning on page 16 of this prospectus for certain risk factors relevant to an investment in our common stock, including, among others:

•	We currently own no properties, have no operating history and have agreements to acquire seven hotel properties. We have not committed a portion of the net proceeds of the offering to any specific investment. Additionally, if the size of the offering increases, we may have a significant amount of uncommitted net proceeds and may be considered to be a blind pool investment opportunity. Investors will not be able to evaluate the economic merits of any investments we make with our remaining net proceeds. We may be unable to invest the remaining proceeds on acceptable terms, or at all.

•	Four of our initial hotels opened recently and have very limited operating histories. These hotel properties may not achieve anticipated operating results.

•	We intend that a portion of our investments will be in hotel properties outside the United States, which will subject us to different legal, monetary, political and tax risks, as well as currency exchange risks. While we do not expect our international assets to exceed 15% of our total assets, our charter does not limit the amount of assets that we may own outside the United States.

•	Loss of our tax status as a REIT would have significant adverse consequences to us, the value of our common stock and our ability to make distributions to our stockholders.

•	Three of our initial hotels are being acquired, in part, from Barceló Crestline Corporation, a U.S. subsidiary of Barceló Corporación Empresarial, S.A., in exchange for an approximate 1.8% interest in our company on a fully diluted basis, having a value of $5.6 million based on the initial public offering price of our common stock. Barceló Crestline will manage six of our seven initial hotel properties, will receive substantial management fees based on the revenues and operating profits for those hotels and will have a right of first offer to manage U.S. hotels we acquire in the future, subject to certain exceptions. Our two current directors and our senior executive officers are currently officers and employees of Barceló Crestline. As a result, our acquisition and hotel management agreements with Barceló Crestline were not negotiated on an arm’s-length basis and may be less favorable to us than we could have obtained from third parties.

•	We did not obtain any third-party appraisals for our initial hotel properties and the consideration to be given by us in exchange for these properties may exceed fair market value or the value that may be determined by third-party appraisals.

•	While we intend to maintain target debt levels of 40-50% of historical asset cost, our governing documents contain no limitations on the amount of debt we may incur and our board of directors may change our debt policy at any time without stockholder approval. We will have approximately $17.0 million of outstanding mortgage debt upon completion of the offering and related formation transactions. Debt service obligations may reduce cash available for distribution to stockholders, operations, capital expenditures and future business purposes.

•	Following completion of the offering, we may experience conflicts of interest with our Chairman, who is an executive officer and director of Barceló Crestline, and one other director who will serve on our board as a nominee of Barceló Crestline upon completion of the offering and who is also a director of Barceló Crestline, relating to acquisition and disposition opportunities and management of our hotel properties in the future.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional 3,750,000 shares of our common stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus solely to cover over-allotments, if any.

Upon completion of the offering, Barceló Crestline Corporation and our directors and senior executive officers, collectively, will own in the aggregate an approximate 9.1% interest in our company on a fully diluted basis (having an aggregate value of $28.3 million based on the initial public offering price of our common stock).

We have granted Friedman, Billings, Ramsey & Co., Inc. warrants to purchase 138,488 shares of our common stock plus warrants representing the right to acquire a number of shares of common stock equal to 2.5% of the common stock to be issued in the offering, excluding shares that may be issued upon exercise of the underwriters’ over-allotment option, at a price per share equal to the initial public offering price.

The underwriters are offering our common stock as described in “Underwriting.” We expect to deliver the shares of common stock on or about December     , 2003.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

FRIEDMAN BILLINGS RAMSEY	DEUTSCHE BANK SECURITIES

RAYMOND JAMES

The date of this prospectus is December     , 2003.

Photo of Portsmouth Renaissance & Conference Center appears here

Highline Hospitality LOGO appears here

Photo of Portsmouth Renaissance & Conference Center appears here

Photo of Sugar Land Marriott and Conference Center appears here

Photo of Hyatt Regency Savannah appears here

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus, including “Risk Factors,” before making a decision to invest in our common stock. In this prospectus, references to “our company,” “we,” “us” and “our” mean Highland Hospitality Corporation, including Highland Hospitality, L.P., our operating partnership, and our other subsidiaries, “Barceló” means Barceló Corporación Empresarial, S.A. and “Barceló Crestline” means Barceló Crestline Corporation, a wholly-owned U.S. subsidiary of Barceló. Unless otherwise indicated, the information contained in this prospectus assumes that the underwriters’ over-allotment option is not exercised and the shares of common stock sold in the offering are sold at $10.00 per share, which is the mid-point of the range of prices indicated on the front cover of this prospectus.

SUMMARY

Overview

We are a self-advised hotel investment company organized in July 2003 that intends to qualify as a real estate investment trust, or REIT, for federal income tax purposes. We will initially focus our investment activities in the United States, where we believe current industry dynamics have created opportunities to acquire quality hotel properties well below replacement costs, with attractive initial yields on investment and significant upside potential. Over time, we also may pursue investment opportunities in lodging segments outside the United States. We believe investments outside the United States will enable us to take advantage of cyclical changes in different markets and distinguish us from other lodging REITs by expanding our acquisition pool to include investments whose financial performance may not be highly dependent on the U.S. economy. While our charter does not limit the amount of assets we may own outside the United States, we do not expect our international assets to exceed 15% of our total assets.

Our company will benefit from our seven-year strategic alliance agreement with Barceló Crestline, a wholly owned U.S. subsidiary of Barceló. Barceló is a global hospitality company with more than 230 hotels owned, managed, leased or franchised in 19 countries on four continents. With more than 70 years of operating history, Barceló’s resort and business hotel brand is recognized throughout much of the world, particularly in the all-inclusive resort segment with 73 all-inclusive beachfront resorts in 16 countries. Barceló Crestline is a U.S. lodging company with approximately 125 hotels owned, managed or leased in the United States. Formerly known as Crestline Capital Corporation, a publicly-traded Fortune 500 company, Barceló Crestline was acquired by Barceló in June 2002.

We intend to utilize Barceló Crestline as our preferred hotel management company in the United States and expect to benefit from its ability to manage hotel properties. Pursuant to the strategic alliance agreement, unless a majority of our independent directors concludes for valid business reasons that another management company should manage a hotel owned by us, we will offer Barceló Crestline the opportunity to manage our U.S. hotels and Barceló Crestline will refer to us, on an exclusive basis, any U.S. hotel investment opportunity that is presented to it, in each case subject to certain exceptions. Properties managed by Barceló Crestline have consistently outperformed their market peers as evidenced by the portfolio’s revenue per available room, or RevPAR, premiums, and by the numerous franchisor awards received by Barceló Crestline. All of our senior executive officers currently serve as executive officers of Barceló Crestline, and will resign from Barceló Crestline upon completion of the offering and become full-time employees of our company.

Following the completion of the offering, Barceló Crestline and other third parties, which are unaffiliated with Barceló Crestline or our company, will contribute to Highland Hospitality, L.P., our operating partnership, all of the equity interests in the entities that currently own or lease three of our seven initial hotels in exchange for 989,536 units of limited partnership interest in our operating partnership, including 564,590 units issuable to Barceló Crestline, having a value of approximately $5.6 million based on the initial public offering price of our common stock. The units issuable to Barceló Crestline comprise all of the units that will be issued to our affiliates. In addition, we will repay approximately $61.6 million of debt on these three initial hotels. The consideration to be paid to Barceló Crestline was determined by our executive officers, taking into account construction and development costs in developing the hotels, a discounted cash flow analysis and internal rate of return analysis and their assessment of the fair market value of the hotels. No single factor was given greater weight than any other in valuing any of these assets. The units issuable to Barceló Crestline upon closing of the offering will represent a 1.8% interest in our operating partnership and, together with the 1,250,000 shares of our common stock that Barceló Crestline has agreed to purchase concurrently with the closing of the offering for approximately $11.6 million, will have a value of approximately $18.1 million based on the initial public offering price of our common stock. Upon completion of the offering, affiliates of our company, which consist of Barceló Crestline and our senior executive officers and directors, will own in the aggregate an approximate 9.1% interest in our company on a fully diluted basis (having an aggregate value of $28.3 million based on the initial public offering price of our common stock).

We currently do not own any properties. We currently have agreements to acquire seven hotel properties. Upon completion of the offering and related formation transactions described in this prospectus, we will own seven hotels in the United States containing an aggregate of 1,725 rooms, will have approximately $17.0 million in mortgage debt and approximately $81.7 million in cash available to fund future lodging investments and working capital. We also intend to incur additional indebtedness to supplement our investment capital.

Our Strategy

Our primary objectives are to enhance stockholder value over time by generating strong risk-adjusted returns on invested capital, consistently paying attractive distributions to our stockholders and achieving long-term appreciation in the value of our lodging investments. To achieve these objectives, we will seek to invest in upscale full-service, premium limited-service and extended stay properties located in major convention, business, resort and airport markets in the United States and all-inclusive resort properties in certain beachfront destinations outside the United States. Within our target sectors, we will seek to acquire hotel properties that have superior locations within their respective markets, are in markets with high barriers to entry, are market leaders or are new, or relatively new properties, with the potential to become market leaders. We will also consider investments in hotel properties that possess sound operating fundamentals but are underperforming in their respective markets and would benefit from renovation, rebranding or a change in management. We intend to evaluate our investments on a regular basis and will consider disposing of assets that no longer satisfy our investment criteria.

Risk Factors

You should carefully consider the matters discussed in the “Risk Factors” section beginning on page 16 prior to deciding whether to invest in our common stock. Some of the risks include:

•	We currently own no properties, have no operating history and have agreements to acquire seven hotel properties. We have not committed a portion of the net proceeds of the offering to any specific investment. Additionally, if the size of the offering increases, we may have a significant amount of uncommitted net proceeds and may be considered to be a blind pool investment opportunity. Investors will not be able to evaluate the economic merits of any investments we make with our remaining net proceeds. We may be unable to invest the remaining net proceeds from the offering on acceptable terms, or at all, which could adversely affect our financial condition and operating results and our ability to make distributions to our stockholders.

•	Four of our initial hotels opened recently and have very limited operating histories. These hotel properties may not achieve anticipated operating results, which could adversely affect our return on investment, our operating results and our ability to make distributions to our stockholders.

•	We intend that a portion of our investments will be in hotel properties outside the United States, which will subject us to different legal, monetary, political and tax risks, as well as currency exchange risks, and may cause unpredictability in our cash flows and adversely affect our ability to make distributions to our stockholders. While we do not expect our international assets to exceed 15% of our total assets, our charter does not limit the amount of assets that we may own outside the United States.

•	Loss of our tax status as a REIT would have significant adverse consequences to us, the value of our common stock and our ability to make distributions to our stockholders.

•	Three of our initial hotels are being acquired, in part, from Barceló Crestline, in exchange for an aggregate of 564,590 units of limited partnership interest in our operating partnership, having a value of approximately $5.6 million based on the initial public offering price of our common stock. Barceló Crestline will manage six of our seven initial hotel properties and will have a right of first offer to manage U.S. hotels we acquire in the future, subject to certain exceptions, and will receive substantial management fees based on the revenues and operating profit of our hotels. Our two current directors and our senior executive officers are currently officers and employees of Barceló Crestline. As a result, our acquisition and hotel management agreements with Barceló Crestline were not negotiated on an arm’s-length basis and may be less favorable to us than we could have obtained from third parties.

•	We did not obtain any third-party appraisals for our initial hotel properties and the consideration to be given by us in exchange for these properties may exceed fair market value or the value that may be determined by third-party appraisals.

•	While we intend to maintain target debt levels of 40-50% of historical asset cost, our governing documents contain no limitations on the amount of debt we may incur and our board of directors may change our debt policy at any time without stockholder approval. We will have approximately $17.0 million of outstanding mortgage debt upon completion of the offering and related formation transactions. Debt service obligations may reduce cash available for distribution to stockholders, operations, capital expenditures and future business purposes.

•	Following completion of the offering, we may experience conflicts of interest with our Chairman, who is an executive officer and director of Barceló Crestline, and one other director who will serve on our board as a nominee of Barceló Crestline upon completion of the offering and who is also a director of Barceló Crestline, relating to acquisition and disposition opportunities and management of our hotel properties in the future.

•	Our management team has no experience operating a REIT.

•	Our returns depend on management of our hotels by third parties, including Barceló Crestline.

•	Our entire business is hotel-related and a downturn in the lodging industry or in the franchise brands under which our hotels operate will have a material adverse effect on our revenues, net operating profit and amounts available for distribution to our stockholders.

Investment Highlights

The following factors may benefit our company as we implement our business plan:

Lodging Cycle.    We believe the current U.S. lodging environment presents significant opportunities to make investments in hotel properties well below replacement cost and at attractive initial yields with significant upside potential. We expect that the investments we make in the current climate will benefit from improving supply and demand conditions in the lodging industry.

Strategic Relationships.    We expect Barceló’s and Barceló Crestline’s established network of lodging industry contacts to provide us with a significant pipeline of investment opportunities. Specifically, our seven-year strategic alliance agreement with Barceló Crestline will enhance our ability to grow by providing us a significant advantage in identifying investments in the United States. Furthermore, Barceló Crestline, our preferred hotel management company in the United States, has consistently outperformed its market peers as evidenced by its portfolio’s RevPAR premiums, and by the numerous franchisor awards received by Barceló Crestline.

Experienced Management Team.    Many of our senior executive officers have worked together for a number of years. Our senior executive officers have extensive experience in the lodging industry, having served as executives in a number of publicly-traded lodging companies, including Marriott International, Inc., Host Marriott Corp., Crestline Capital Corporation and Prime Hospitality Corp. During that time, they have established long-standing relationships with hotel owners, management companies, brokers, franchisors and lenders.

Successful Acquirer and Seller.    Throughout their careers, our senior executive officers have pursued investment strategies that include opportunistically and successfully acquiring, developing, financing, repositioning and selling hotel properties depending on their view of overall lodging industry fundamentals. Collectively, our senior executive officers have acquired and sold over $3.6 billion of hotel properties.

Growth-Oriented Capital Structure.    Upon completion of the offering and the formation transactions, we will have $17.0 million in mortgage debt and approximately $81.7 million in cash to fund future lodging investments and working capital. To maintain flexibility to respond to industry changes and opportunities, we intend to maintain target debt levels of 40-50% of historical asset cost, which, combined with our available cash, will provide us with over $300 million (assuming 45% debt) to fund additional lodging investments.

International Investments.    Our international investments will allow us to diversify our portfolio, making us less susceptible to market volatility and cyclical downturns in the United States. Initially, we intend to focus our international investment opportunities in all-inclusive resorts located in Mexico, which historically have shown trends that run counter-cyclical to the U.S. lodging industry. Over time, we may also invest in all-inclusive resorts located in Central and South America, the Caribbean and Western Europe, further reducing our dependency on U.S. lodging markets.

Our Team

We believe that our senior executive officers, who have extensive lodging industry experience with both private and public hospitality companies, will help drive our company’s growth. Our senior executive officers’ strategy over the years has been driven by a keen knowledge of lodging industry fundamentals, and their ability to:

•	identify lodging industry supply and demand trends and respond accordingly by selectively investing in and disposing of hotel properties;

•	drive property level performance through active asset management and capital improvement programs;

•	prudently finance investments to maximize risk-adjusted leveraged returns; and

•	build relationships with leading franchisors and management companies in the global lodging community.

The members of our management team, who also currently serve as executive officers of Barceló Crestline, are James L. Francis, President and Chief Executive Officer, Patrick W. Campbell, Executive Vice President and Chief Investment Officer, Tracy M.J. Colden, Executive Vice President, General Counsel and Corporate Secretary, and Douglas W. Vicari, Executive Vice President, Chief Financial Officer and Treasurer. Upon completion of the offering, the members of our management team will resign from Barceló Crestline. Additionally, Bruce D. Wardinski, the President and Chief Executive Officer of Barceló Crestline will serve as the non-executive Chairman of our board of directors. Our Chairman and our senior executive officers may be considered promoters of the offering. See the section entitled “Management—Directors and Executive Officers.”

Formation Transactions

We refer to the following series of transactions as our formation transactions:

•	We will sell 25,000,000 shares of common stock in the offering.

•	Concurrently with the closing of the offering, we will sell in private transactions an aggregate of 4,550,000 shares of common stock directly to our Chairman, Barceló Crestline, and institutional funds advised by Brahman Capital and Libra Advisors, at a price per share equal to the initial public offering price for our common stock less an amount equal to the underwriting discount.

•	We will contribute the net proceeds of the offering and the private transactions referred to above to Highland Hospitality, L.P., our operating partnership. In return for our contribution, we will receive units of partnership interest in our operating partnership and initially will own an approximate 96.8% interest in our operating partnership. Our wholly-owned subsidiary will act as sole general partner of our operating partnership.

•	Our operating partnership will issue an aggregate of 989,536 units of limited partnership interest, having a value of approximately $9.9 million based on the initial public offering price of our common stock, and $25,000 cash, to acquire all of the outstanding equity interests in the limited liability companies and partnership that own three of our initial hotel properties in a transaction accounted for as a reorganization of entities under common control for Barceló Crestline’s interests in these entities and as an acquisition of minority interests with respect to interests held by unaffiliated third parties in these entities. These units initially will represent an approximate 3.2% interest in our operating partnership. We will issue an aggregate of 564,590 of these units (representing an initial 1.8% interest in our operating partnership), having a value of approximately $5.6 million, based on the initial public offering price of our common stock, to Barceló Crestline and an aggregate of 424,946 of these units (representing a 1.4% interest in our operating partnership), having a value of approximately $4.2 million, based on the initial public offering price of our common stock, and $25,000 cash, to third parties which are unaffiliated with Barceló Crestline and our company.

•	Barceló Crestline owns a 66.7% interest in Portsmouth Hotel Associates, LLC, which owns the Portsmouth Renaissance hotel, an 80% interest in Sugar Land Hotel Associates, L.P., which owns the Sugar Land Marriott hotel, and a 50% interest in A/H-BCC Virginia Beach Hotel, LLC, which owns the Hilton Garden Inn Virginia Beach Town Center hotel. Barceló Crestline’s total net cash investment in Portsmouth Hotel Associates, LLC is approximately $1.8 million. Barceló Crestline’s total net cash investment in Sugar Land Hotel Associates, L.P., is approximately $3.2 million. Barceló Crestline’s total net cash investment in A/H-BCC Virginia Beach Hotel, LLC is approximately $1.3 million. Barceló Crestline acquired its interests in these hotels for investment purposes. The consideration to be paid to Barceló Crestline by us was determined by our senior executive officers, taking into account construction and development costs in developing the hotels, a discounted cash flow analysis and internal rate of return analysis and their assessment of the fair market value of the hotels. No single factor was given greater weight than any other in valuing any of these assets.

•	The units to be issued to Barceló Crestline in exchange for its equity interests in Sugar Land Hotel Associates, L.P. have a value, based on the initial public offering price of our common stock, approximately equal to Barceló Crestline’s cash investment in the Sugar Land Marriott hotel project, less $1.8 million. We have agreed to pay Barceló Crestline up to $1.8 million (in the form of units in our operating partnership, valued at the market price for our common stock at the time of payment) as additional consideration for its interest in the Sugar Land Marriott hotel, allowing Barceló Crestline to potentially recoup its cash investment. The additional consideration, if any, will be a number of units obtained by dividing an amount equal to 50% of the Sugar Land Marriott hotel’s cumulative operating profit (as defined in the management agreement) in excess of $9.5 million, over the 36-month period following our acquisition, by the average closing price of our common stock for the 20 trading days preceding the calculation date in October 2006.

•	The units to be issued to Barceló Crestline in exchange for its interests in A/H-BCC Virginia Beach Hotel, LLC have a value, based on the initial public offering price of our common stock, approximately equal to Barceló Crestline’s cash investment in A/H-BCC Virginia Beach Hotel, LLC.

•	The units to be issued to Barceló Crestline in exchange for its equity interest in Portsmouth Hotel Associates, LLC have a value, based on the initial public offering price of our common stock, of approximately $1.7 million more than Barceló Crestline’s cash investment in the Portsmouth Renaissance hotel, net of distributions received by Barceló Crestline through September 30, 2003.

•	In connection with our acquisition of the Hilton Garden Inn Virginia Beach Town Center hotel, we have agreed to pay to A/H Hotel, L.L.C., the third party owner of equity interests in A/H-BCC Virginia Beach Hotel, LLC, who is not affiliated with Barceló Crestline, as additional purchase consideration for its equity interests, on the third anniversary of the opening of the hotel, an additional amount (in the form of units in our operating partnership, valued at the market price for our common stock at the time of payment, or in cash if such party is not at that time an accredited investor as defined in the federal securities laws) based upon the hotel’s operating profit in the second full year or third full year following opening, whichever is greater.

•	Our operating partnership will use approximately $61.6 million of the net proceeds of the offering to repay all outstanding debt on the three hotel properties that are owned by the entities being contributed by Barceló Crestline and unaffiliated third parties. This indebtedness includes (i) approximately $4.0 million of the mortgage debt on the Sugar Land Marriott hotel that Barceló Crestline has guaranteed and (ii) a mezzanine loan secured by a pledge of the ownership interests in the entity that owns the Sugar Land Marriott hotel with a principal amount outstanding of approximately $3.5 million and approximately $1.0 million of accrued interest.

•	Our operating partnership will use approximately $116.9 million (before acquisition of working capital) of the net proceeds of the offering to purchase four of our initial hotel properties from third parties, and will assume approximately $17.0 million of existing mortgage debt associated with one of these hotel properties.

•	We will lease each of our initial properties to one of the wholly-owned subsidiaries of our taxable REIT subsidiary, which is wholly owned by our operating partnership. These subsidiaries are referred to as “TRS lessees.”

•	Our TRS lessees will enter into management agreements with Barceló Crestline or its subsidiaries for the management of six of our initial hotels.

•	One of our TRS lessees will take assignment of a management agreement with Hyatt Corporation for the management of one of the initial hotels.

•	Messrs. Francis, Campbell and Vicari and Ms. Colden will resign from Barceló Crestline and become full-time employees and continue as senior executive officers of our company.

•	We will repay Barceló Crestline approximately $2.0 million in reimbursement of costs and expenses incurred on our behalf in connection with the offering and will repay a $1.5 million loan from Mr. Wardinski plus accrued interest, the proceeds of which we used to reimburse Barceló Crestline for the $1.5 million earnest money deposit on the Plaza San Antonio Marriott hotel in connection with Barceló Crestline’s assignment of the purchase agreement for that hotel to us.

•	We have granted Friedman, Billings, Ramsey & Co., Inc. warrants to purchase 138,488 shares of our common stock plus warrants representing the right to acquire a number of shares of common stock equal to 2.5% of the common stock to be issued in the offering, excluding shares that may be issued upon exercise of the underwriters’ over-allotment option, at a price per share equal to the initial public offering price.

•	We have entered into a strategic alliance agreement with Barceló Crestline, pursuant to which Barceló Crestline will refer to us, on an exclusive basis, any U.S. hotel investment opportunity that is presented to Barceló Crestline, subject to certain exceptions, and we will, subject to certain exceptions, offer Barceló Crestline the opportunity to manage U.S. hotels we acquire in the future, unless a majority of our independent directors concludes for valid business reasons that another management company should manage the hotel. Barceló Crestline will also have the right to nominate one person for election to our board of directors during the term of the agreement.

In accordance with the contribution agreements pursuant to which we will acquire all of the equity interests in Sugar Land Hotel Associates, L.P., Portsmouth Hotel Associates, LLC and A/H-BCC Virginia Beach Hotel, LLC, the number of units issuable in connection with our acquisition of these equity interests is based on the initial public offering price for the common stock in the offering, less an amount equal to the underwriting discount. Throughout this prospectus, in any discussion of our acquisition of the initial properties, the number of units issuable in the formation transactions is based on the expected initial public offering price for our common stock in the offering of $10.00, the mid-point of the price range on the front cover of this prospectus, less an amount equal to the underwriting discount. If the actual public initial offering price is greater or less than $10.00, then the number of units included in the consideration paid for the initial properties will be adjusted accordingly.

Benefits to Affiliates

The following table summarizes consideration to be received by our affiliates in connection with the formation transactions.

Transaction	Affiliated Party	Consideration
Purchase of initial hotels	Barceló Crestline	$5.6 million, which represents the aggregate value of the units (based on the initial public offering price for our common stock) issuable to Barceló Crestline in connection with our acquisition of the equity interests of Sugar Land Hotel Associates, L.P. (43,110 units having a value of $430,110), Portsmouth Hotel Associates, LLC (378,891 units having a value of approximately $3,788,910) and A/H-BCC Virginia Beach, LLC (142,688 units having a value of $1,426,880). We also have agreed to pay Barceló Crestline up to $1.8 million (in the form of units in our operating partnership) as additional consideration for its interest in Sugar Land Marriott hotel, allowing Barceló Crestline to potentially recoup its investment in that hotel.

Purchase of common stock	Barceló Crestline	$11.6 million, which represents the purchase of 1,250,000 shares of common stock directly from us for cash in a private transaction at a price per share equal to the initial public offering price less an amount equal to the underwriting discount.

	Bruce D. Wardinski, our Chairman, who is also the President, Chief Executive Officer and a director of Barceló Crestline.	$2.8 million, which represents the purchase of 300,000 shares of common stock directly from us for cash in a private transaction at a price per share equal to the initial public offering price less an amount equal to the underwriting discount.

Repayment of offering expenses	Barceló Crestline	$2.0 million

Repayment of indebtedness	Barceló Crestline	$61.6 million, which represents indebtedness with respect to the three initial properties being contributed by entities owned by Barceló Crestline and unaffiliated third parties.

Repayment of loan	Bruce D. Wardinski	$1.5 million, which represents our repayment of a loan to us from Mr. Wardinski, the proceeds of which we used to reimburse Barceló Crestline for the earnest money deposit on the San Antonio Marriott hotel in connection with Barceló Crestline’s assignment of the purchase agreement for that hotel to us.

Transaction	Affiliated Party	Consideration

Forgiveness of debt	James L. Francis	$190,000, which represents forgiveness of stock purchase loans made by Barceló Crestline. In addition, Barceló Crestline will pay Mr. Francis an amount equal to his tax liability on the loan forgiveness amount.

	Tracy M. J. Colden	$81,000, which represents forgiveness of stock purchase loans made by Barceló Crestline. In addition, Barceló Crestline will pay Ms. Colden an amount equal to her tax liability on the loan forgiveness amount.

Acceleration of retention bonus	James L. Francis Tracy M. J. Colden

Up to $383,000, which represents an amount payable by Barceló Crestline to Mr. Francis in settlement of a retention bonus otherwise payable to him by Barceló Crestline on or by December 31, 2003.

Up to $220,500, which represents an amount payable by Barceló Crestline to Ms. Colden in settlement of a retention bonus otherwise payable to her by Barceló Crestline on or by December 31, 2003.

Management Agreement	Barceló Crestline	Monthly base management fee of 2.0% to 3.5% of all gross revenues for the hotels managed by Barceló Crestline plus an annual incentive management fee for each hotel equal to 15.0% of the amount by which operating profit for the hotel for the fiscal year exceeds 11.0% of our investment in the hotel, up to a total amount of combined base and incentive fees of 4.5% of gross revenues.

Strategic Alliance Agreement	Barceló Crestline

During the seven year term of the Strategic Alliance Agreement:

(a) unless a majority of our independent directors in good faith concludes for valid business reasons that another management company should manage a hotel owned by us, we have agreed to offer Barceló Crestline the right to manage hotel properties we acquire in the United States, subject to certain exceptions; and

(b) Barceló Crestline will have the right to designate one nominee for election to our board of directors at each meeting of our stockholders at which directors are to be elected

Release of pledged certificate of deposit	Barceló Crestline

$1.0 million, which represents a certificate of deposit that was pledged by Barceló Crestline to cover operating losses at the Sugar Land Marriott hotel during its ramp up period. The pledge of the certificate of deposit was required by the first mortgage lender on the Sugar Land Marriott hotel.

Transaction	Affiliated Party	No. of Shares	Value Based on Initial Public Offering Price

Grant of restricted stock	Bruce D. Wardinski	160,000 shares	$1.6 million

	James L. Francis	230,000 shares	$2.3 million

	Douglas W. Vicari	100,000 shares	$1.0 million

	Tracy M. J. Colden	100,000 shares	$1.0 million

	Patrick W. Campbell	100,000 shares	$1.0 million

The number of shares of restricted common stock will change if the size of the offering changes. See “Management — Employment Agreements.”

The restrictions on the shares will lapse at the rate of one third of the number of shares per year commencing on the first anniversary of the closing of the offering. The persons named above will be entitled to vote and receive distributions with respect to shares of restricted stock.

Corporate Information

We were organized in July 2003 as a Maryland corporation. We have no operating history. We intend to own our properties and conduct our business through Highland Hospitality, L.P., our operating partnership, or subsidiaries of Highland Hospitality, L.P. Our operating partnership was organized as a Delaware limited partnership in July 2003 and has no operating history. Upon completion of the offering and the formation transactions described above, our wholly-owned subsidiary, HHC GP Corporation, will be the sole general partner of our operating partnership, and we initially will own an approximate 96.8% interest in our operating partnership, with the remaining interest initially being owned by the contributors of our initial properties, as limited partners.

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. REITs are subject to a number of organizational and operational requirements, including a requirement that they currently distribute at least 90% of their taxable income (excluding net capital gains). If we qualify for taxation as a REIT, we generally will not be subject to federal income tax on that portion of our ordinary income or net capital gain that is currently distributed to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to certain foreign, state and local taxes on our income and property and to federal income and excise taxes on our undistributed income and certain other categories of income.

Our corporate offices are located at 8405 Greensboro Drive, Suite 500, McLean, Virginia 22102. Our telephone number is (571) 382-1700.

Our Structure

In order for the income from our hotel operations to constitute “rents from real property” for purposes of the gross income test required for REIT qualification, we cannot directly operate any of our hotels. Instead, we must lease our hotels. Accordingly, we will lease each of our hotels to one of our TRS lessees, which will pay rent to us that can qualify as “rents from real property,” provided that the TRS lessee engages an “eligible independent contractor” to manage our hotels. We expect that all of our hotels will be managed by an eligible independent contractor. Our TRS lessees will be subject to corporate level income taxes. Pursuant to the terms of our strategic alliance agreement, Barceló Crestline will manage six of our seven initial hotel properties and we expect Barceló

Crestline or its subsidiaries will manage a substantial portion of the hotels we acquire in the future in the United States. One of our TRS lessees will take assignment of a management agreement with Hyatt Corporation to manage our Hyatt Regency Savannah hotel. Outside of the United States, we expect our TRS lessees will engage Barceló or another qualified hotel management company to manage our hotels.

The following chart shows the structure of our company following completion of the offering and the formation transactions described above:

The Offering

Shares of common stock offered	25,000,000 shares

Shares of common stock to be outstanding upon completion of the offering	30,270,000 shares(1)(2)

Proposed New York Stock Exchange symbol	“HIH”

(1)	Includes an aggregate of 4,550,000 shares of common stock that our Chairman, Barceló Crestline, Brahman Capital and Libra Advisors will acquire from us directly in private transactions concurrently with the completion of the offering, and 720,000 shares of common stock that will be issued to our senior executive officers and directors as stock awards under our 2003 Omnibus Stock Incentive Plan assuming the size of the offering does not change (See “Management — Employment Agreements”).
(2)	Does not include 989,536 shares of common stock issuable upon redemption of units of limited partnership interest in our operating partnership issued in the formation transactions, and 138,488 shares of common stock plus 2.5% of the shares of common stock to be issued in the offering, (excluding up to 3,750,000 shares issuable upon the exercise of the underwriters’ over-allotment option), issuable upon the exercise of warrants issued to Friedman, Billings, Ramsey & Co., Inc.

Use of Proceeds

We estimate that the net proceeds from the offering of 25,000,000 shares of our common stock pursuant to this prospectus, after deducting the underwriting discount and estimated offering costs and expenses, will be approximately $230.5 million and, together with proceeds of approximately $42.3 million from our sale in private transactions of 300,000, 1,250,000, 2,000,000 and 1,000,000 shares of our common stock to our Chairman, Barceló Crestline, and institutional funds advised by Brahman Capital Corporation and Libra Advisors LLC, respectively, will provide us with total proceeds of approximately $272.8 million. If the underwriters’ over-allotment is exercised in full, our net proceeds from the offering will be approximately $265.4 million and our total proceeds will be approximately $307.7 million.

•	approximately $116.9 million (before acquisition of working capital) to purchase four of the initial properties, consisting of approximately $50 million for the Hyatt Regency Savannah hotel, approximately $12.5 million for the Hilton Tampa Westshore hotel, approximately $21.9 million for the Hilton Garden Inn BWI Airport hotel and approximately $32.5 million for the Plaza San Antonio Marriott hotel, which amount includes approximately $1.5 million to repay a loan from our Chairman, Mr. Wardinski, the proceeds of which we used to reimburse Barceló Crestline for the $1.5 million earnest money deposit on the Plaza San Antonio Marriott hotel in connection with Barceló Crestline’s assignment of the purchase agreement for that hotel to us;

•	approximately $61.6 million to repay the outstanding indebtedness on three of the initial properties and the $25,000 cash portion of the purchase price for one of these initial properties as follows:

•	a construction loan secured by the Virginia Beach Hilton Garden Inn hotel with an expected principal amount outstanding upon closing of approximately $17.5 million, an interest rate of 8.0% and a maturity date of February 2004;

•	a loan secured by a first mortgage lien on the Portsmouth Renaissance hotel with a principal amount outstanding of approximately $11.9 million, an interest rate of LIBOR plus 325 basis points (but in no event less than 7.0%) and a maturity date of June 2006;

•	a construction loan secured by the Sugar Land Marriott hotel with a principal amount outstanding of approximately $27.8 million, an interest rate of LIBOR plus 350 basis points (but in no event less than 8.0%) and a maturity date of February 2005;

•	a mezzanine loan secured by a pledge of the ownership interests in the entity that owns the Sugar Land Marriott hotel with a principal amount outstanding of approximately $3.5 million and approximately $1.0 million in accrued interest, a current interest rate of 11.0% (with a gross up payment to yield an 18.0% annual return upon repayment) and a maturity date of February 2005; and

•	approximately $13.0 million to fund renovations at the Hyatt Regency Savannah hotel and the Plaza San Antonio Marriott hotel; and

•	the balance to fund future lodging-related investments and for general corporate and working capital purposes.

A tabular presentation of our estimated use of proceeds follows:

	Dollar Amount	Percentage of Total Net Proceeds
	(in thousands)
Gross proceeds from public offering	$250,000
Underwriting discount	(17,500)
Reimburse Barceló Crestline for offering costs paid on our behalf	(2,000)

Total net offering proceeds	$230,500	100.0%

Estimated amount used to repay indebtedness related to our initial properties	$61,638	26.8%
Estimated amount allocated to fund lodging-related investments	116,499	50.5
Estimated amount allocated to fund hotel renovations	13,000	5.6
Estimated amount allocated to fund future lodging-related investments	37,363	16.2
Estimated amount allocated to fund corporate and working capital purposes	2,000	0.9

Total net offering proceeds	$230,500	100.0%

In addition, we expect net proceeds of approximately $42.3 million from our sale of an aggregate of 4,550,000 shares of our common stock to our Chairman, Barceló Crestline and institutional funds advised by Brahman Capital Corporation and Libra Advisors LLC in private transactions concurrently with the closing of the offering. We will use these proceeds to fund future lodging-related investments.

Distribution Policy

To maintain our qualification as a REIT, we intend to make annual distributions to our stockholders of at least 90% of our taxable income excluding net capital gains (which does not necessarily equal net income as calculated in accordance with accounting principles generally accepted in the United States of America). The timing and frequency of distributions will be authorized by our board of directors and declared by us based upon a variety of factors deemed relevant by our directors. Our ability to pay distributions to our stockholders will depend, in part, upon our receipt of distributions from our operating partnership, Highland Hospitality, L.P., which will depend upon receipt of rent payments with respect to our properties from our TRS lessees and the management of our hotel properties by Barceló Crestline, Hyatt Corporation and other hotel management companies that our TRS lessees will engage to operate our hotels. Distributions to our stockholders generally will be taxable to our stockholders as ordinary income; however, because a significant portion of our investments will be equity ownership interests in hotel properties, which will result in depreciation and non-cash charges against our income, a portion of our distributions may constitute a tax-free return of capital. To the extent not inconsistent with maintaining our REIT status, our taxable REIT subsidiary and TRS lessees may retain any after-tax earnings.

Summary Capitalization Information

The historical predecessor column in the following table sets forth the capitalization, as of September 30, 2003, of Portsmouth Hotel Associates, LLC, which is the accounting predecessor of Highland Hospitality Corporation. The Company pro forma before offering column reflects our acquisition of all three entities in which Barceló Crestline owns an interest. The pro forma after offering column reflects the capitalization of Highland Hospitality Corporation after giving further effect to the sale on such date of 25,000,000 shares of our common stock at an offering price of $10.00 per share, the issuance and sale of an aggregate of 4,550,000 shares of our common stock directly to our Chairman, Barceló Crestline, and institutional funds advised by Brahman Capital and Libra Advisors in private transactions, and the application of the net proceeds as described in “Use of Proceeds.”

This table should be read in conjunction with the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical and unaudited pro forma financial information and related notes included elsewhere in this prospectus.

	As of September 30, 2003
	Historical Predecessor	Company Pro Forma
		Before Offering(1)	After Offering
Cash	$1,288,594	$747,930	$94,678,030

Mortgage debt	$11,904,456	$61,638,456	$17,000,000
Minority interest in Operating Partnership	—	—	8,803,814
Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, no shares issued and outstanding	—	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 30,270,000 shares issued and outstanding, after offering(2)(3)	—	—	302,700
Additional paid-in capital	—	—	269,007,620
Equity of limited member	24,078	3,952,000	—
Equity of managing member	45,400	1,347,134	—

Total owners’/stockholders’ equity	69,478	5,299,134	269,310,320

Total capitalization	$11,973,934	$66,937,590	$295,114,134

(1)	Includes Portsmouth Hotel Associates, LLC, A/H-BCC Virginia Beach Hotel, LLC and Sugar Land Hotel Associates, L.P.
(2)	Includes 4,550,000 shares of common stock that we will sell directly to our Chairman, Barceló Crestline, and institutional funds advised by Brahman Capital and Libra Advisors in private transactions upon completion of the offering, and 720,000 shares issued to our senior executive officers and directors as stock awards assuming the size of the offering does not change (See “Management — Employment Agreements”).
(3)	Does not include 989,536 shares of common stock issuable upon redemption of units of limited partnership interest in our operating partnership issued as consideration for the acquisition of three of our initial properties, or 138,488 shares of common stock plus 2.5% of the shares of common stock to be issued in the offering (excluding up to 3,750,000 shares issuable upon exercise of the underwriters’ over-allotment option), issuable upon the exercise of warrants issued to Friedman, Billings, Ramsey & Co., Inc.

RISK FACTORS

An investment in our common stock involves significant risks. In addition to other information in this prospectus, you should carefully consider the following factors before investing in shares of our common stock offered hereby.

Risks Related to Our Business and Properties

We may be unable to invest a portion of the net proceeds raised in the offering on acceptable terms or at all, which could adversely affect our financial condition and operating results.

We currently own no properties and have agreements to acquire seven hotel properties. We have not committed a portion of the net proceeds of the offering (approximately 16.2% of the net proceeds) to any specific investment. Additionally, if the size of the offering increases, we may have a significant amount of uncommitted net proceeds and may be considered to be a blind pool investment opportunity. Investors will not be able to evaluate the economic merits of any investments we make with our remaining net proceeds.

Until we identify an investment consistent with our investment criteria, we intend to invest the remaining net proceeds of the offering in short-term, investment grade securities or money-market accounts. We cannot assure you that we will be able to identify hotel investments that meet our investment criteria, that we will be successful in completing any investment we identify or that any investment we complete using the net proceeds of the offering will produce a return on our investment. We may be unable to invest the remaining net proceeds on acceptable terms, or at all, which could delay stockholders receiving a return on their investment. Moreover, because we will not have identified these future investments at the time of the offering, we will have broad authority to invest the excess proceeds of the offering in any real estate investments that we may identify in the future.

We have recently been organized and have agreed to acquire seven initial hotel properties, four of which have only a brief operating history.

We have recently been organized and have no operating history. We will be subject to the risks generally associated with the formation of any new business.

We intend to acquire the Sugar Land Marriott hotel, which opened in October 2003, and the Hilton Garden Inn Virginia Beach Town Center hotel, which opened in November 2003, upon the completion of the offering. New hotel properties require start-up expenditures and a lease-up period to bring the hotels up to forecasted room rates and occupancy. Start-up costs may be higher than anticipated, and stabilized operating levels, if achieved, may take longer than we expect. In addition, we intend to acquire the Portsmouth Renaissance hotel, which opened in January 2001, and the Hilton Garden Inn BWI Airport hotel, which opened in June 2001 upon completion of the offering. All of these hotels have a brief operating history, and financial results to date may not be a reliable predictor of future operating results. To the extent these properties fail to generate better returns, our operating results and our ability to make distributions to our stockholders may be adversely affected.

Because our senior executive officers will have broad discretion to invest the proceeds of the offering, they may make investments where the returns are substantially below expectations or which result in net operating losses.

Our senior executive officers will have broad discretion, within the general investment criteria established by our board of directors, to invest the proceeds of the offering and to determine the timing of such investment. Such discretion could result in investments that may not yield returns consistent with investors’ expectations.

Failure of the lodging industry to exhibit improvement may adversely affect our ability to execute our business plan.

A substantial part of our business plan is based on our belief that the lodging markets in which we intend to invest will experience improving economic fundamentals in the future. There can be no assurance as to whether, or when, lodging industry fundamentals will in fact improve. In the event conditions in the industry do not improve as we expect, our ability to execute our business plan may be adversely affected.

We have conflicts of interest with our current directors relating to the acquisition of our initial hotel properties and the management agreements for those hotels and will have conflicts going forward with our Chairman and one other director with respect to the management of our hotels by Barceló Crestline and the disposition of hotels acquired from Barceló Crestline.

There were conflicts of interest relating to the negotiation of the agreements pursuant to which we will acquire interests in our initial properties from Barceló Crestline. Bruce D. Wardinski, our Chairman, is also the President and Chief Executive Officer of Barceló Crestline and serves on an advisory committee of Barceló, the parent company of Barceló Crestline and James L. Francis, our other current director and our President and Chief Executive Officer, is also the Chief Operating Officer and Chief Financial Officer of Barceló Crestline. In addition, our other senior executive officers were employees of Barceló Crestline at the time we negotiated and executed our agreements with Barceló Crestline. We will acquire all of the equity interest in the entities that currently own three of the initial hotel properties, including interests held by Barceló Crestline as follows: (1) a 66.7% ownership interest in the limited liability company that owns the Portsmouth Renaissance hotel; (2) an 80% ownership interest in the limited partnership that owns the Sugar Land Marriott hotel; and (3) a 50% ownership interest in the limited liability company that owns the Hilton Garden Inn Virginia Beach Town Center hotel. A wholly-owned subsidiary of Barceló Crestline will manage these three initial hotel properties, as well as three other initial hotel properties, under management agreements with our TRS lessees and is expected to manage most of our other U.S. hotel properties. As a result, the agreements pursuant to which we will acquire these three initial properties and pursuant to which Barceló Crestline will manage the properties were not negotiated in an arm’s-length manner and the terms may be less favorable to us than we could have received from a third party.

Additionally, we have entered into a seven-year strategic alliance agreement with Barceló Crestline that requires Barceló Crestline, subject to certain exceptions, to refer to us, on an exclusive basis, any hotel investment opportunity which is presented to Barceló Crestline, and requires us to offer Barceló Crestline the opportunity to manage U.S. hotels we acquire in the future unless a majority of our independent directors conclude in good faith for valid business reasons that another management company should manage one or more of such hotels. In addition to Mr. Wardinski, Mr. Glass, who will become a director following the completion of the offering, is also currently a director of Barceló Crestline and is Barceló Crestline’s designee pursuant to its right to nominate one director under the strategic alliance agreement. As a result, our board of directors may experience similar conflicts of interest following the offering with respect to any future acquisition of a hotel property by us from Barceló Crestline or its affiliates or in considering whether to engage Barceló Crestline to manage any of our hotel properties in the future.

Because of these conflicts of interest, we may not seek to enforce the terms of our agreements with  Barceló Crestline as strictly as we would our agreements with third parties.

In addition, because Barceló Crestline would receive a special allocation of taxable gain under the federal income tax rules relating to contributions of appreciated property to a partnership if we dispose of one of more of the three initial properties being contributed by entities owned in part by Barceló Crestline in a taxable transaction, our board of directors may experience conflicts of interest with respect to any disposition of one or more of these three initial properties.

We did not obtain independent appraisals of our initial hotel properties, and thus the consideration paid for these properties may exceed fair market value as determined by third party appraisals.

We did not obtain third-party appraisals of the initial hotel properties in connection with our acquisition of these properties and the consideration being paid by us in exchange for the initial properties may exceed the fair market value as determined by third-party appraisals. The terms of these agreements and the valuation methods used to determine the value of the initial hotel properties were determined by our senior executive officers who are also currently executive officers and employees of Barceló Crestline.

Unanticipated expenses and insufficient demand for hotels we open in new geographic markets could adversely affect our profitability and our ability to make distributions to our stockholders.

As part of our business plan, we may develop or acquire new hotels in geographic areas in which our management may have little or no operating experience and in which potential customers may not be familiar with our franchise brands. As a result, we may have to incur costs relating to the opening, operation and promotion of those new hotel properties that are substantially greater than those incurred in other areas. These hotels may attract fewer customers than our existing hotels, while at the same time, we may incur substantial additional costs with these new hotel properties. As a result, the results of operations at new hotel properties may be inferior to those of our existing hotels. Unanticipated expenses and insufficient demand at a new hotel property, therefore, could adversely affect our profitability and our ability to make distributions to our stockholders.

We intend that a portion of our revenues will be attributable to our operations outside of the United States, which will subject us to different legal, monetary and political risks, as well as currency exchange risks, and may cause unpredictability in a major source of our cash flows and adversely affect our ability to make distributions to our stockholders.

Our business plan assumes a portion of our investments will be in hotel properties located outside the United States and a portion of revenues ultimately will be generated by hotel properties located outside the United States. In addition to U.S. acquisitions, on a selective basis we intend to acquire hotel properties outside the United States. While we do not expect our international assets to exceed 15% of our total assets, our charter does not limit the amount of assets that we may own outside the United States. International investments and operations generally are subject to various political and other risks that are different from and in addition to those for U.S. investments and operations, including:

•	changing governmental rules and policies;

•	enactment of laws prohibiting or restricting the foreign ownership of property;

•	laws restricting us from removing profits earned from activities within the country to the United States, including the payment of distributions, i.e., nationalization of assets located within a country;

•	variations in the currency exchange rates, mostly arising from sales made in local currencies;

•	adverse market conditions caused by changes in national or local economic conditions;

•	changes in relative interest rates;

•	change in the availability, cost and terms of mortgage funds resulting from varying national economic policies;

•	changes in tax laws or policies;

•	changes in real estate and other tax rates and other operating expenses in particular countries;

•	war or civil unrest;

•	changes in land use and zoning laws; and

•	more stringent environmental laws or changes in such laws.

In addition, currency devaluations and unfavorable changes in international monetary and tax policies could have a material adverse effect on our profitability and financing plans, as could other changes in the international regulatory climate and international economic conditions. Liabilities arising from differing legal, monetary and political risks as well as currency fluctuations could adversely affect our financial condition, operating results and our ability to make distributions to our stockholders.

The properties we acquire outside of the United States will be subject to foreign taxes.

In the future, we may acquire hotels in foreign countries. Those foreign countries will impose taxes on our hotels and our operations within their jurisdictions. To the extent possible, we will structure our acquisitions and activities to minimize our foreign tax liability. However, there can be no complete assurance that we will be able to eliminate our foreign tax liability or to reduce it to a specified level. Furthermore, as a REIT, we will not receive a foreign tax credit against our U.S. income tax liability for the foreign taxes we pay. As a result, our foreign taxes will reduce our income and available cash flow from our foreign hotels, which, in turn, could reduce our ability to make distributions to our stockholders.

Our returns depend on management of our hotels by third parties.

In order to qualify as a REIT, we cannot operate our hotel properties or participate in the decisions affecting the daily operations of our hotels. Our TRS lessees may not operate the leased hotels and, therefore, they must enter into management agreements with eligible independent contractors which are not our subsidiaries or otherwise controlled by us to manage the hotels. Thus, independent hotel operators, under management agreements with our TRS lessees, will control the daily operations of our hotels.

Under the terms of the management agreements that we will enter into with a wholly-owned subsidiary of Barceló Crestline and Hyatt Corporation, our ability to participate in operating decisions regarding the hotels is limited. We will depend on these independent management companies to adequately operate our hotels as provided in the management agreements. We do not have the authority to require any hotel to be operated in a particular manner or to govern any particular aspect of the daily operations of any hotel (for instance, setting room rates). Thus, even if we believe our hotels are being operated inefficiently or in a manner that does not result in satisfactory occupancy rates, RevPAR and average daily rates, we may not be able to force the management company to change its method of operation of our hotels. We can only seek redress if a management company violates the terms of the applicable management agreement with the TRS lessee, and then only to the extent of the remedies provided for under the terms of the management agreement. Additionally, in the event that we need to replace any of our management companies, we may be required by the terms of the management agreement to pay substantial termination fees and may experience significant disruptions at the affected hotels.

Our TRS lessee structure subjects us to the risk of increased hotel operating expenses.

Our leases with our TRS lessees will provide for the payment of rent based in part on revenues from our hotels. Our operating risks include not only changes in hotel revenues and changes to our lessee’s ability to pay the rent due under the leases, but also increased hotel operating expenses, including but not limited to the following:

•	wage and benefit costs;

•	repair and maintenance expenses;

•	energy costs;

•	property taxes

•	insurance costs; and

•	other operating expenses.

Any increases in these operating expenses can have a significant adverse impact on our earnings and cash flow.

Operating our hotels under franchise agreements could adversely affect our distributions to our stockholders.

Our hotels will operate under franchise agreements, and we are subject to the risks that are found in concentrating our hotel investments in several franchise brands. These risks include reductions in business following negative publicity related to one of our brands.

The maintenance of the franchise licenses for our hotels is subject to our franchisors’ operating standards and other terms and conditions. Our franchisors periodically inspect our hotels to ensure that we and our lessees and management companies follow their standards. Failure by us, one of our TRS lessees or one of our management companies to maintain these standards or other terms and conditions could result in a franchise license being canceled. If a franchise license terminates due to our failure to make required improvements or to otherwise comply with its terms, we may also be liable to the franchisor for a termination payment, which varies by franchisor and by hotel. As a condition of our continued holding of a franchise license, a franchisor could also possibly require us to make capital expenditures, even if we do not believe the capital improvements are necessary or desirable or will result in an acceptable return on our investment. Nonetheless, we may risk losing a franchise license if we do not make franchisor-required capital expenditures.

If a franchisor terminates the franchise license, we may try either to obtain a suitable replacement franchise or to operate the hotel without a franchise license. The loss of a franchise license could materially and adversely affect the operations or the underlying value of the hotel because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. A loss of a franchise license for one or more hotels could materially and adversely affect our revenues. This loss of revenues could, therefore, also adversely affect our financial condition, results of operations and cash available for distribution to stockholders.

Our ability to maintain distributions to our stockholders is subject to fluctuations in our financial performance, operating results and capital improvements requirements.

As a REIT, we are required to distribute at least 90% of our taxable income (excluding net capital gains) each year to our stockholders. In the event of future downturns in our operating results and financial performance or unanticipated capital improvements to our hotels, including capital improvements which may be required by our franchisors, we may be unable to declare or pay distributions to our stockholders. The timing and amount of distributions are in the sole discretion of our board of directors which will consider, among other factors, our financial performance, debt service obligations and debt covenants, and capital expenditure requirements. We cannot assure you that we will continue to generate sufficient cash in order to fund distributions.

Among the factors which could adversely affect our results of operations and our distributions to stockholders are the failure of our TRS lessees to make required rent payments because of reduced net operating profits or operating losses, increased debt service requirements and capital expenditures at our hotels, including capital expenditures required by the franchisors of our hotels. Among the factors which could reduce the net operating profits of our TRS lessees are decreases in hotel revenues and increases in hotel operating expenses. Hotel revenue can decrease for a number of reasons, including increased competition from a new supply of hotel rooms and decreased demand for hotel rooms. These factors can reduce both occupancy and room rates at our hotels.

We will lease all of our hotels to our TRS lessees. These TRS lessees will be subject to hotel operating risks, including risks of sustaining operating losses after payment of hotel operating expenses, including management fees. These risks can affect adversely the net operating profits of our TRS lessees, our operating expenses, and our ability to make distributions to our stockholders.

Future debt service obligations could adversely affect our overall operating results, may require us to liquidate our properties, may jeopardize our tax status as a REIT and could adversely affect our ability to make distributions to our stockholders and our stock price.

After the completion of the offering, we will have approximately $17.0 million in mortgage debt. In addition, we are currently negotiating with a number of financial institutions to obtain a line of credit to fund additional acquisitions, development and re-development, although there can be no assurance that we will be able to obtain such a credit facility, on favorable terms or at all. While we have adopted a target debt level of 40-50% of historical asset cost, our board of directors may change this debt policy at any time without stockholder approval. We and our subsidiaries may be able to incur substantial additional debt, including secured debt, in the future. Incurring debt could subject us to many risks, including the risks that:

•	our cash flow from operations will be insufficient to make required payments of principal and interest;

•	our debt may increase our vulnerability to adverse economic and industry conditions;

•	we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing cash available for distribution to our stockholders, funds available for operations and capital expenditures, future business opportunities or other purposes;

•	the terms of any refinancing will not be as favorable as the terms of the debt being refinanced; and

•	the use of leverage could adversely affect our ability to make distributions to our stockholders and the market price of our common stock.

If we violate covenants in our future indebtedness agreements, we could be required to repay all or a portion of our indebtedness before maturity at a time when we might be unable to arrange financing for such repayment on attractive terms, if at all.

If we obtain debt in the future and do not have sufficient funds to repay our debt at maturity, it may be necessary to refinance this debt through additional debt financing, private or public offerings of debt securities, or additional equity financings. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates on refinancings, increases in interest expense could adversely affect our cash flow, and, consequently, cash available for distribution to our stockholders. If we are unable to refinance our debt on acceptable terms, we may be forced to dispose of hotel properties on disadvantageous terms, potentially resulting in losses adversely affecting cash flow from operating activities. We may place mortgages on our hotel properties to secure our line of credit or other debt. To the extent we cannot meet our debt service obligations, we risk losing some or all of those properties to foreclosure. Also, covenants applicable to our debt could impair our planned strategies and, if violated, result in a default of our debt obligations.

Higher interest rates could increase debt service requirements on our floating rate debt and could reduce the amounts available for distribution to our stockholders, as well as reducing funds available for our operations, future business opportunities, or other purposes. We may obtain in the future one or more forms of interest rate protection—in the form of swap agreements, interest rate cap contracts or similar agreements—to “hedge” against the possible negative effects of interest rate fluctuations. However, we cannot assure you that any hedging will adequately relieve the adverse effects of interest rate increases or that counterparties under these agreement will honor their obligations thereunder. In addition, we may be subject to risks of default by hedging counter-parties. Adverse economic conditions could also cause the terms on which we borrow to be unfavorable. We could be required to liquidate one or more of our hotel investments at times which may not permit us to receive an attractive return on our investments in order to meet our debt service obligations.

Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on co-venturer’s financial condition and disputes between us and our co-venturers.

We may co-invest in the future with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. In such event, we would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Investments in partnerships, joint ventures, or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our business. Consequently, actions by, or disputes with, partners or co-venturers might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers.

Our senior executive officers have no experience operating a REIT.

None of our senior executive officers has any experience operating a REIT. The inexperience on the part of our senior executive officers could have an adverse effect on our operations.

Risks Related to the Hotel Industry

Our ability to make distributions to our stockholders may be affected by factors in the lodging industry.

Operating Risks

Our hotel properties are subject to various operating risks common to the lodging industry, many of which are beyond our control, including the following:

•	competition from other hotel properties in our markets;

•	over-building of hotels in our markets, which adversely affects occupancy and revenues at our hotels;

•	dependence on business and commercial travelers and tourism;

•	increases in energy costs and other expenses affecting travel, which may affect travel patterns and reduce the number of business and commercial travelers and tourists;

•	increases in operating costs due to inflation and other factors that may not be offset by increased room rates;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	adverse effects of international, national, regional and local economic and market conditions;

•	adverse effects of a downturn in the lodging industry; and

•	risks generally associated with the ownership of hotel properties and real estate, as we discuss in detail below.

These factors could reduce the net operating profits of our TRS lessees, which in turn could adversely affect our ability to make distributions to our stockholders.

Competition for Acquisitions

We compete for investment opportunities with entities that have substantially greater financial resources than we do. These entities generally may be able to accept more risk than we can prudently manage. This competition may generally limit the number of suitable investment opportunities offered to us. This competition may also increase the bargaining power of property owners seeking to sell to us, making it more difficult for us to acquire new properties on attractive terms.

Seasonality of Hotel Business

The hotel industry is seasonal in nature. This seasonality can be expected to cause quarterly fluctuations in our revenues. Our quarterly earnings may be adversely affected by factors outside our control, including weather conditions and poor economic factors. As a result, we may have to enter into short-term borrowings in certain quarters in order to offset these fluctuations in revenues and to make distributions to our stockholders.

Investment Concentration in Particular Segments of Single Industry

Our entire business is hotel-related. Therefore, a downturn in the lodging industry, in general, and the segments in which we operate, in particular, will have a material adverse effect on our lease revenues and the net operating profits of our TRS lessees and amounts available for distribution to our stockholders.

Capital Expenditures

Our hotel properties have an ongoing need for renovations and other capital improvements, including replacements, from time to time, of furniture, fixtures and equipment. The franchisors of our hotels also require periodic capital improvements as a condition of keeping the franchise licenses. In addition, our lenders will likely require that we set aside annual amounts for capital improvements to our hotel properties. These capital improvements may give rise to the following risks:

•	possible environmental problems;

•	construction cost overruns and delays;

•	a possible shortage of available cash to fund capital improvements and the related possibility that financing for these capital improvements may not be available to us on affordable terms; and

•	uncertainties as to market demand or a loss of market demand after capital improvements have begun.

The costs of all these capital improvements could adversely affect our financial condition and amounts available for distribution to our stockholders.

Hotel and resort development is subject to timing, budgeting and other risks that may adversely affect our operating results and our ability to make distributions to stockholders.

We intend to acquire newly-developed and redeveloped hotel and resort properties from time to time as suitable opportunities arise, taking into consideration general economic conditions. Newly-developed hotel properties involve a number of risks, including risks associated with:

•	construction delays or cost overruns that may increase project costs;

•	receipt of zoning, occupancy and other required governmental permits and authorizations;

•	development costs incurred for projects that are not pursued to completion;

•	acts of God such as earthquakes, hurricanes, floods or fires that could adversely impact a project;

•	ability to raise capital; and

•	governmental restrictions on the nature or size of a project.

We cannot assure you that any development project will be completed on time or within budget. Our inability to complete a project on time or within budget may adversely affect our operating results and our ability to make distributions to our stockholders.

The hotel business is capital intensive and our inability to obtain financing could limit our growth.

Our hotel properties will require periodic capital expenditures and renovation to remain competitive. Acquisitions or development of additional hotel properties will require significant capital expenditures. We may not be able to fund capital improvements or acquisitions solely from cash provided from our operating activities because we must distribute at least 90% of our taxable income (net of capital gains) each year to maintain our REIT tax status. Consequently, we rely upon the availability of debt or equity capital to fund hotel acquisitions and improvements. As a result, our ability to fund capital expenditures, acquisitions or hotel development through retained earnings is very limited. Our ability to grow through acquisitions or development of hotels will be limited if we cannot obtain satisfactory debt or equity financing which will depend on market conditions. Neither our charter nor our bylaws limits the amount of debt that we can incur. However, we cannot assure you that we will be able to obtain additional equity or debt financing or that we will be able to obtain such financing on favorable terms.

The increasing use of Internet travel intermediaries by consumers may adversely affect our profitability.

Some of our hotel rooms will be booked through Internet travel intermediaries such as Travelocity.com, Expedia.com and Priceline.com. As these Internet bookings increase, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant contract concessions from us and our management companies. Moreover, some of these Internet travel intermediaries are attempting to offer hotel rooms as a commodity, by increasing the importance of price and general indicators of quality (such as “three-star downtown hotel”) at the expense of brand identification. These agencies hope that consumers will eventually develop brand loyalties to their reservations system rather than to our lodging brands. Although most of the business for our hotels is expected to be derived from traditional channels, if the amount of sales made through Internet intermediaries increases significantly, room revenues may flatten or decrease and our profitability may be adversely affected.

The events of September 11, 2001, recent economic trends, the U.S.-led military action in Iraq and prospects for future terrorist acts and military action have adversely affected the hotel industry generally, and these adverse effects may continue.

Before September 11, 2001, hotel owners and operators had begun experiencing declining revenue per available room, or “RevPAR,” as a result of the slowing U.S. economy. The terrorist attacks of September 11, 2001 and the after-effects (including the prospects for more terror attacks in the United States and abroad), combined with recent economic trends and the U.S.-led military action in Iraq, have substantially reduced business and leisure travel and lodging industry RevPAR generally. We cannot predict the extent to which these factors will continue to directly or indirectly impact your investment in our common stock, the lodging industry or our operating results in the future. Declining RevPAR at hotels that we acquire could have an adverse effect on our results of operations and financial condition, including our ability to fund capital improvements at our hotels and our ability to make distributions to stockholders necessary to maintain our status as a REIT. Additional terrorist attacks, acts of war or similar events could have further material adverse effects on the markets on which shares of our common stock will trade, the lodging industry at large and our operations in particular.

Uninsured and underinsured losses could adversely affect our operating results and our ability to make distributions to our stockholders.

We intend to maintain comprehensive insurance on each of our hotel properties, including liability, fire and extended coverage, of the type and amount we believe are customarily obtained for or by hotel owners. There are no assurances that current coverage will continue to be available at reasonable rates. Various types of catastrophic losses, like earthquakes and floods, losses from foreign terrorist activities such as those on September 11, 2001 or losses from domestic terrorist activities such as the Oklahoma City bombing on April 19, 1995, may not be insurable or may not be economically insurable. Initially, we do not expect to obtain terrorism insurance on our hotel properties because it is costly. Lenders may require such insurance and our failure to obtain such insurance could constitute a default under loan agreements. Depending on our access to capital, liquidity and the value of the properties securing the affected loan in relation to the balance of the loan, a default could have a material adverse effect on our results of operations and ability to obtain future financing.

In the event of a substantial loss, our insurance coverage may not be sufficient to cover the full current market value or replacement cost of our lost investment. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a hotel or resort, as well as the anticipated future revenue from the hotel or resort. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or renovate a hotel after it has been damaged or destroyed. Under those circumstances, the insurance proceeds we receive might be inadequate to restore our economic position on the damaged or destroyed property.

Noncompliance with governmental regulations could adversely affect our operating results.

Environmental Matters

Our hotel properties are subject to various federal, state and local environmental laws. Under these laws, courts and government agencies have the authority to require us, as owner of a contaminated property, to clean up the property, even if we did not know of or were not responsible for the contamination. These laws also apply to persons who owned a property at the time it became contaminated. In addition to the costs of cleanup, environmental contamination can affect the value of a property and, therefore, an owner’s ability to borrow funds using the property as collateral or to sell the property. Under the environmental laws, courts and government agencies also have the authority to require that a person who sent waste to a waste disposal facility, such as a landfill or an incinerator, pay for the clean-up of that facility if it becomes contaminated and threatens human health or the environment. A person that arranges for the disposal or transports for disposal or treatment a hazardous substance at a property owned by another may be liable for the costs of removal or remediation of hazardous substances released into the environment at that property.

Furthermore, various court decisions have established that third parties may recover damages for injury caused by property contamination. For instance, a person exposed to asbestos while staying in a hotel may seek to recover damages if he or she suffers injury from the asbestos. Lastly, some of these environmental laws restrict the use of a property or place conditions on various activities. An example would be laws that require a business using chemicals (such as swimming pool chemicals at a hotel property) to manage them carefully and to notify local officials that the chemicals are being used.

We have reviewed recent Phase I “environmental site assessments,” or “ESAs,” or updates of prior Phase I ESAs for four of our initial properties and are awaiting the results of recent Phase I ESAs and updates of prior Phase I ESAs where necessary for our three other initial properties. Even though we have reviewed these recent Phase I ESAs or updates of prior Phase I ESAs for four of our initial properties and ordered recent Phase I ESAs or updates of prior Phase I ESAs for our three other initial properties, we may have material environmental liabilities of which we are unaware. Except as described below, the Phase I ESAs we have reviewed did not reveal any environmental costs that might have a material adverse effect on our business, assets, results of operations or liquidity. These Phase I ESAs were obtained in the past and may not identify all potential environmental liabilities.

Our review of the existing Phase I and Phase II ESAs and certain environmental reports relating to one of our initial properties, the Hilton Tampa Westshore hotel, indicated the presence of a former landfill on the property that represents a recognized environmental condition to the property. The ESAs and environmental reports for the Hilton Tampa Westshore hotel also indicated the presence of diesel fuel released from an underground storage tank into the soil and groundwater of the property. Pursuant to an indemnification letter, if the Florida Department of Environmental Protection, the Hillsborough County Environmental Protection Commission or any other governmental agency so require, the City of Tampa has agreed to undertake, at its own expense, any additional assessment, monitoring or remediation in the event the landfill presents adverse effects to human health and safety or to property. The City of Tampa’s indemnification obligation does not include third party claims against the owner of the property. We cannot assure you that the City of Tampa’s indemnification obligations will be sufficient to cover any losses we may incur with respect to the environmental condition on this property. Additionally, we may also be responsible for any claims with respect to the diesel fuel release from the underground storage tank.

We could be responsible for the costs discussed above. The costs to clean up a contaminated property, to defend against a claim, or to comply with environmental laws could be material and could adversely affect the funds available for distribution to our stockholders. We can make no assurances that (1) future laws or regulations will not impose material environmental liabilities or (2) the current environmental condition of our hotel properties will not be affected by the condition of the properties in the vicinity of our hotel properties (such as the presence of leaking underground storage tanks) or by third parties unrelated to us.

Americans with Disabilities Act and Other Changes in Governmental Rules and Regulations

Under the Americans with Disabilities Act of 1990, or the “ADA,” all public accommodations must meet various federal requirements related to access and use by disabled persons. Compliance with the ADA’s requirements could require removal of access barriers, and non-compliance could result in the U.S. government imposing fines or in private litigants winning damages. If we are required to make substantial modifications to our hotels, whether to comply with the ADA or other changes in governmental rules and regulations, our financial condition, results of operations and ability to make distributions to our stockholders could be adversely affected.

General Risks Related to the Real Estate Industry

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more hotel properties or mortgage loans in our portfolio in response to changing economic, financial and investment conditions is limited. The real estate market is affected by many factors that are beyond our control, including:

•	adverse changes in international, national, regional and local economic and market conditions;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	the ongoing need for capital improvements, particularly in older structures;

•	changes in operating expenses; and

•	civil unrest, acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses, and acts of war or terrorism, including the consequences of the terrorist acts such as those that occurred on September 11, 2001.

We may decide to sell our hotels in the future. We cannot predict whether we will be able to sell any hotel property or loan for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a hotel property or loan.

We may be required to expend funds to correct defects or to make improvements before a hotel property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements. In acquiring a hotel property, we may agree to lock-out provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could have a material adverse effect on our operating results and financial condition, as well as our ability to pay distributions to stockholders.

Increases in our property taxes would adversely affect our ability to make distributions to our stockholders.

Each of our hotels will be subject to real and personal property taxes. These taxes on our hotel properties may increase as tax rates change and as the properties are assessed or reassessed by taxing authorities. If property taxes increase, our ability to make distributions to our stockholders would be adversely affected.

Risks Related to Our Organization and Structure

Our failure to qualify as a REIT under the federal tax laws will result in adverse tax consequences.

The federal income tax laws governing REITs are complex.

We intend to operate in a manner that will qualify us as a REIT under the federal income tax laws. The REIT qualification requirements are extremely complex, however, and interpretations of the federal income tax laws governing qualification as a REIT are limited. We have not applied for or obtained a ruling from the Internal Revenue Service that we will qualify as a REIT. Accordingly, we cannot be certain that we will be successful in operating so we can qualify as a REIT. At any time, new laws, interpretations, or court decisions may change the federal tax laws or the federal income tax consequences of our qualification as a REIT.

Failure to make required distributions would subject us to tax.

In order to qualify as a REIT, each year we must pay out to our stockholders in distributions at least 90% of our taxable income, other than any net capital gain. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws. Our only source of funds to make these distributions comes from distributions that we receive from Highland Hospitality, L.P. as its general partner. Accordingly, we may be required to borrow money or sell assets to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in a particular year.

Failure to qualify as a REIT would subject us to federal income tax.

If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income. We might need to borrow money or sell hotels in order to pay any such tax. If we cease to be a REIT, we no longer would be required to distribute most of our taxable income to our stockholders. Unless the federal income tax laws excused our failure to qualify as a REIT, we could not re-elect REIT status until the fifth calendar year after the year in which we failed to qualify as a REIT.

The formation of our TRS lessees increases our overall tax liability.

The TRS lessees are subject to federal and state income tax on their taxable income, which will consist of the revenues from the hotels leased by the TRS lessees, net of the operating expenses for such hotels and rent payments to us. Accordingly, although our ownership of the TRS lessees will allow us to participate in the operating income from our hotels in addition to receiving rent, that operating income will be fully subject to income tax. The after-tax net income of the TRS lessees is available for distribution to us.

We will incur a 100% excise tax on transactions with our TRS lessees that are not conducted on an arm’s-length basis. For example, to the extent that the rent paid by one of our TRS lessees to us exceeds an arm’s-length rental amount, such amount potentially will be subject to the excise tax. We intend that all transactions between us and our TRS lessees will be conducted on an arm’s-length basis and, therefore, that the rent paid by our TRS lessees to us will not be subject to the excise tax.

Recent legislative change may adversely affect the market price of REIT common stock.

On May 28, 2003, the President signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. This new tax legislation reduces the tax rate on both dividends and long-term capital gains for most domestic non-corporate taxpayers to a maximum of 15% for taxable years 2003 through 2008. This reduced tax rate generally will not apply to ordinary REIT dividends, which generally continue to be taxed at the higher tax rates generally applicable to ordinary income.

This legislation could, for domestic non-corporate investors, cause shares in non-REIT corporations to be more attractive relative to REIT shares than has historically been the case. It is not clear what effect this legislation will have upon market prices for REIT shares.

Provisions of our charter may limit the ability of a third party to acquire control of our company.

Aggregate Share and Common Share Ownership Limits

Our charter provides that no person may directly or indirectly own more than 9.9% of the value of our outstanding shares of stock or more than 9.9% of the number of our outstanding shares of common stock. These ownership limitations may prevent an acquisition of control of our company by a third party without our board of directors’ approval, even if our stockholders believe the change of control is in their interest.

Authority to Issue Stock

Our charter authorizes our board of directors to issue up to 500,000,000 shares of common stock and up to 100,000,000 shares of preferred stock, to classify or reclassify any unissued shares of common stock or preferred stock and to set the preferences, rights and other terms of the classified or reclassified shares. Issuances of additional shares of stock may have the effect of delaying or preventing a change in control of our company, including transactions at a premium over the market price of our stock, even if stockholders believe that a change of control is in their interest.

Provisions of Maryland law may limit the ability of a third party to acquire control of our company.

Certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and special stockholder voting requirements on these combinations; and

•	“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

We have opted out of these provisions of the MGCL, in the case of the business combination provisions of the MGCL by resolution of our board of directors, and in the case of the control share provisions of the MGCL pursuant to a provision in our bylaws. However, our board of directors may by resolution elect to opt in to the business combination provisions of the MGCL and we may, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future.

Additionally, Title 8, Subtitle 3 of the MGCL permits our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement takeover defenses, some of which (for example, a classified board) we do not yet have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring or preventing a change in control of our company under the circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then current market price.

Our ownership limitations may restrict or prevent you from engaging in certain transfers of our common stock.

In order to maintain our REIT qualification, no more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the federal income tax laws to include various kinds of entities) during the last half of any taxable year. To preserve our REIT qualification, our charter contains an aggregate share ownership limit and a common share ownership limit. Generally, any shares of our stock owned by affiliated owners will be added together for purposes of the aggregate share ownership limit, and any shares of common stock owned by affiliated owners will be added together for purposes of the common share ownership limit.

If anyone transfers shares in a way that would violate the aggregate share ownership limit or the common share ownership limit, or prevent us from continuing to qualify as a REIT under the federal income tax laws, those shares instead will be transferred to a trust for the benefit of a charitable beneficiary and will be either redeemed by us or sold to a person whose ownership of the shares will not violate the aggregate share ownership limit or the common share ownership limit. If this transfer to a trust fails to prevent such a violation or our continued qualification as a REIT, then we will consider the initial intended transfer to be null and void from the outset. The intended transferee of those shares will be deemed never to have owned the shares. Anyone who acquires shares in violation of the aggregate share ownership limit, the common share ownership limit or the other restrictions on transfer in our charter bears the risk of suffering a financial loss when the shares are redeemed or sold if the market price of our stock falls between the date of purchase and the date of redemption or sale.

The ability of our board of directors to revoke our REIT status without stockholder approval may cause adverse consequences to our stockholders.

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to be a REIT, we would become subject to federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders.

The ability of our board of directors to change our major corporate policies may not be in your interest.

Our board of directors determines our major corporate policies, including our acquisition, financing, growth, operations and distribution policies. Our board may amend or revise these and other policies from time to time without the vote or consent of our stockholders.

Our success depends on key personnel whose continued service is not guaranteed.

We depend on the efforts and expertise of our President and Chief Executive Officer, our Executive Vice President and Chief Investment Officer, our Executive Vice President, General Counsel and Corporate Secretary and our Executive Vice President, Chief Financial Officer and Treasurer to manage our day-to-day operations and strategic business direction. The loss of any of their services could have an adverse effect on our operations.

Risks Related to the Offering

We cannot assure you that a public market for our common stock will develop.

Prior to the offering, there has not been a public market for our common stock, and we cannot assure you that a regular trading market for the shares of common stock offered hereby will develop or, if developed, that any such market will be sustained. In the absence of a public trading market, an investor may be unable to liquidate an investment in our common stock. The initial public offering price has been determined by us and the underwriter. We cannot assure you that the price at which the shares of common stock will sell in the public market after the closing of the offering will not be lower than the price at which they are sold by the underwriter.

The market price of our equity securities may vary substantially.

The trading prices of equity securities issued by REITs have historically been affected by changes in market interest rates. One of the factors that may influence the price of our common stock or preferred stock in public trading markets is the annual yield from distributions on our common stock or preferred stock as compared to yields on other financial instruments. An increase in market interest rates, or a decrease in our distributions to stockholders, may lead prospective purchasers of our stock to demand a higher annual yield, which could reduce the market price of our equity securities.

Other factors that could affect the market price of our equity securities include the following:

•	actual or anticipated variations in our quarterly results of operations;

•	changes in market valuations of companies in the hotel or real estate industries;

•	changes in expectations of future financial performance or changes in estimates of securities analysts;

•	fluctuations in stock market prices and volumes;

•	issuances of common stock or other securities in the future;

•	the addition or departure of key personnel; and

•	announcements by us or our competitors of acquisitions, investments or strategic alliances.

The number of shares available for future sale could adversely affect the market price of our common stock.

We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price of our common stock. Sales of substantial numbers of shares of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock.

The exercise of the underwriter’s over-allotment option, the redemption of units for common stock, the exercise of any options or the vesting of any restricted stock granted to directors, executive officers and other employees under our stock incentive plan, the issuance of common stock or units in connection with property, portfolio or business acquisitions and other issuances of our common stock could have an adverse effect on the market price of our common stock. In addition, future issuances of our common stock may be dilutive to existing stockholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Statements regarding the following subjects are forward-looking by their nature.

•	our business and investment strategy;

•	our forecasted operating results;

•	completion of any pending transactions;

•	our ability to obtain future financing arrangements;

•	our understanding of our competition;

•	market and industry trends;

•	projected capital expenditures; and

•	use of the proceeds of the offering.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statement. You should carefully consider this risk when you make an investment decision concerning our common stock. Additionally, the following factors could cause actual results to vary from our forward-looking statements:

•	the factors discussed in this prospectus, including those set forth under the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business and Properties”;

•	general volatility of the capital markets and the market price of our common stock;

•	changes in our business or investment strategy;

•	availability, terms and deployment of capital;

•	availability of and our ability to retain qualified personnel;

•	changes in our industry and the market in which we operate, interest rates or the general U.S. or international economy; and

•	the degree and nature of our competition.

When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” or similar expressions, we intend to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds from the offering of 25,000,000 shares of our common stock pursuant to this prospectus, after deducting the underwriting discount and estimated offering costs and expenses, will be approximately $230.5 million and, together with proceeds of approximately $42.3 million from our sale in private transactions of 300,000, 1,250,000, 2,000,000 and 1,000,000 shares of our common stock to our Chairman, Barceló Crestline, and institutional funds advised by Brahman Capital Corporation and Libra Advisors LLC, respectively, will provide us with total proceeds of approximately $272.8 million. If the underwriters’ over-allotment is exercised in full, our net proceeds from the offering will be approximately $265.4 million and our total proceeds will be approximately $307.7 million.

We will contribute the net proceeds to our operating partnership. Our operating partnership intends to subsequently use the net proceeds received from us as follows:

•	approximately $116.9 million (before acquisition of working capital) to purchase four of the initial properties, consisting of approximately $50 million for the Hyatt Regency Savannah hotel, approximately $12.5 million for the Hilton Tampa Westshore hotel, approximately $21.9 million for the Hilton Garden Inn BWI Airport hotel and approximately $32.5 million for the Plaza San Antonio Marriott hotel, which amount includes approximately $1.5 million to repay a loan from Mr. Wardinski, the proceeds of which we used to reimburse Barceló Crestline for the $1.5 million earnest money deposit on the Plaza San Antonio Marriott hotel in connection with Barceló Crestline’s assignment of the purchase agreement for that hotel to us;

•	approximately $61.6 million to repay the outstanding indebtedness on three of the initial properties and the $25,000 cash portion of the purchase price for one of these initial properties as follows:

•	a construction loan secured by the Virginia Beach Hilton Garden Inn hotel with an expected principal amount outstanding upon closing of approximately $17.5 million, an interest rate of 8.0% and a maturity date of February 2004;

•	a loan secured by a first mortgage lien on the Portsmouth Renaissance hotel with a principal amount outstanding of approximately $11.9 million, an interest rate of LIBOR plus 325 basis points (but in no event less than 7.0%) and a maturity date of June 2006;

•	a construction loan secured by the Sugar Land Marriott hotel with a principal amount outstanding of approximately $27.8 million, an interest rate of LIBOR plus 350 basis points (but in no event less than 8.0%) and a maturity date of February 2005;

•	a mezzanine loan secured by a pledge of the ownership interests in the entity that owns the Sugar Land Marriott hotel with a principal amount outstanding of approximately $3.5 million and approximately $1.0 million in accrued interest, current interest rate of 11.0% (with a gross up payment to yield an 18.0% annual return upon repayment) and a maturity date of February 2005; and

•	approximately $13.0 million to fund renovations at the Hyatt Regency Savannah hotel and the Plaza San Antonio Marriott hotel; and

•	the balance to fund future lodging-related investments and for general corporate and working capital purposes.

The value of the units that we will issue in exchange for our contribution of the net proceeds to the operating partnership will increase or decrease if our common stock price increases or decreases.

Our agreements to acquire the initial hotel properties are subject to customary closing conditions and contingencies, and no assurances can be given that these acquisitions will occur. In the event that we do not close the acquisition of one or more of the initial hotel properties, the offering proceeds allocated to these acquisitions will be available to fund future lodging-related investments and for general corporate and working capital purposes.

A tabular presentation of our estimated use of proceeds follows:

	Dollar Amount	Percentage of Total Net Proceeds
	(in thousands)
Gross proceeds from public offering	$250,000
Underwriting discount	(17,500)
Reimburse Barceló Crestline for offering costs paid on our behalf	(2,000)

Total net offering proceeds	$230,500	100.0%

Estimated amount used to repay indebtedness related to our initial properties	$61,638	26.8%
Estimated amount allocated to fund lodging-related investments	116,499	50.5
Estimated amount allocated to fund hotel renovations	13,000	5.6
Estimated amount allocated to fund future lodging-related investments	37,363	16.2
Estimated amount allocated to fund corporate and working capital purposes	2,000	0.9

Total net offering proceeds	$230,500	100.0%

Pending these uses, we intend to invest the net proceeds in interest-bearing, short-term investment grade securities or money-market accounts which are consistent with our intention to qualify as a REIT. Such investments may include, for example, government and government agency certificates, certificates of deposit, interest-bearing bank deposits and mortgage loan participations.

In addition, we expect net proceeds of approximately $42.3 million from our sale of an aggregate of 4,550,000 shares of our common stock to our Chairman, Barceló Crestline and institutional funds advised by Brahman Capital Corporation and Libra Advisors LLC in private transactions concurrently with the closing of the offering. We will use these proceeds to fund future lodging-related investments.

CAPITALIZATION

The historical column in the following table sets forth capitalization, as of September 30, 2003, of Portsmouth Hotel Associates, LLC, which is the accounting predecessor of Highland Hospitality Corporation. The company pro forma before offering column reflects our acquisition of all three entities in which Barceló Crestline owns an interest. The company pro forma after offering column reflects the capitalization of Highland Hospitality Corporation after giving further effect to the sale on such date of 25,000,000 shares of our common stock at an offering price of $10.00 per share, the sale of an aggregate of 4,550,000 shares of our common stock directly to our Chairman, Barceló Crestline, and institutional funds advised by Brahman Capital and Libra Advisors in private transactions, and the application of the net proceeds as described in “Use of Proceeds.”

This table should be read in conjunction with the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical and unaudited pro forma financial information and related notes included elsewhere in this prospectus.

	As of September 30, 2003
	Historical Predecessor	Company Pro Forma
		Before Offering(1)	After Offering
Cash	$1,288,594	$747,930	$94,678,030

Mortgage debt	$11,904,456	$61,638,456	$17,000,000
Minority interest in Operating Partnership	—	—	8,803,814
Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, no shares issued and outstanding	—	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 30,270,000 shares issued and outstanding, after offering(2)(3)	—	—	302,700
Additional paid-in capital	—	—	269,007,620
Equity of third parties	24,078	3,952,000	—
Equity of Barceló Crestline	45,400	1,347,134	—

Total owners’/stockholders’ equity	69,478	5,299,134	269,310,320

Total capitalization	$11,973,934	$66,937,590	$295,114,134

(1)	Includes Portsmouth Hotel Associates, LLC, A/H-BCC Virginia Beach Hotel, LLC and Sugar Land Hotel Associates, L.P.
(2)	Includes 4,550,000 shares of common stock that we will sell directly to our Chairman, Barceló Crestline, and institutional funds advised by Brahman Capital and Libra Advisors in private transactions upon completion of the offering, and 720,000 shares issued to our senior executive officers and directors as stock awards assuming the size of this offering does not change (See “Management — Employment Agreements”).
(3)	Does not include 989,536 shares of common stock issuable upon redemption of units of limited partnership interest in our operating partnership issued as consideration for the acquisition of our three initial properties, or 138,488 shares of common stock plus 2.5% of the shares of common stock to be issued in the offering (excluding up to 3,750,000 shares issuable upon exercise of the underwriters’ over-allotment option), issuable upon the exercise of warrants issued to Friedman, Billings, Ramsey & Co., Inc.

DISTRIBUTION POLICY

In order to qualify as a REIT, we must annually distribute to our stockholders an amount at least equal to:

(i)	90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain); plus

(ii)	90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Internal Revenue Code; less

(iii)	any excess non-cash income (as determined under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended).

See “Material Federal Income Tax Considerations.”

The timing and frequency of distributions will be authorized by our board of directors and declared by us based upon a number of factors, including:

•	actual results of operations;

•	the timing of the investment of the proceeds of the offering;

•	debt service requirements;

•	capital expenditure requirements for our properties;

•	our taxable income;

•	the annual distribution requirement under the REIT provisions of the Internal Revenue Code;

•	our operating expenses; and

•	other factors that our board of directors may deem relevant.

Our ability to make distributions to our stockholders will depend, in part, upon our receipt of distributions from our operating partnership, Highland Hospitality L.P., which may depend upon receipt of lease payments from our TRS lessees, and, in turn, upon the management of our properties by the various managers our TRS lessees have contracted with to operate our hotels. Distributions to our stockholders will generally be taxable to our stockholders as ordinary income. Because a significant portion of our investments will be equity ownership interests in hotels, which will result in depreciation and non-cash charges against our income, a portion of our distributions may constitute a tax-free return of capital. To the extent not inconsistent with maintaining our REIT status, we may retain any earnings that accumulate in our taxable REIT subsidiary or our TRS lessees.

DILUTION

Purchasers of our common stock in the offering will experience an immediate dilution of the net tangible book value of our common stock from the initial public offering price. As of September 30, 2003, Barceló Crestline Corporation’s interests in Portsmouth Hotel Associates, LLC, our accounting predecessor, and the other contributed entities, A/H-BCC Virginia Beach Hotel, LLC and Sugar Land Hotel Associates, L.P., tangible book value was $1,347,134, representing, on a pro forma basis, $2.39 per share of our common stock based on 564,590 shares of our common stock outstanding (issuable upon redemption of the number of limited partnership units to be issued in the acquisition of the accounting predecessor). After giving effect to (i) the sale of our common stock in the offering, (ii) the issuance and sale of an aggregate of 4,550,000 shares of common stock to our Chairman, Barceló Crestline, and institutional funds advised by Brahman Capital and Libra Advisors at a price of $9.30 per share, (iii) the issuance of 989,536 units of limited partnership interests and (iv) the deduction of underwriting discount and estimated offering expenses, the pro forma net tangible book value as of September 30, 2003 would have been $269 million, or $8.90 per share of common stock. This amount represents an immediate dilution in pro forma net tangible book value of $1.10 per share of common stock to purchasers in the offering. The following table illustrates this per share dilution:

Initial public offering price		$10.00

Pro forma net tangible book value before the offering(1)	$2.39
Increase in pro forma net tangible book value attributable to the offering and the formation transactions	$6.51

Pro forma net tangible book value after the offering(2)		$8.90

Dilution in pro forma net tangible book value to new investors(3)		$1.10

(1)	Net tangible book value per share of common stock before the offering is determined by dividing Barceló Crestline Corporation’s interests in Portsmouth Hotel Associates, LLC, A/H-BCC Virginia Beach Hotel, LLC and Sugar Land Hotel Associates, L.P. tangible book value of $1,347,134 (total tangible assets less total liabilities) by 564,590 shares of common stock.
(2)	Based on pro forma net tangible book value of approximately $269 million of pro forma stockholder equity divided by 30,270,000 shares of common stock outstanding, including 720,000 shares issued to our senior executive officers and directors as stock awards assuming the size of the offering does not change (See “Management — Employment Agreements”).
(3)	Dilution is determined by subtracting pro forma net tangible book value per share of common stock after giving effect to the formation transactions and the offering from the initial public offering price for a share of common stock.

OUR BUSINESS AND PROPERTIES

Overview

We are a self-advised hotel investment company organized in July 2003 that intends to qualify as a real estate investment trust, or REIT, for federal income tax purposes. We will initially focus our investment activities in the United States, where we believe current industry dynamics have created opportunities to acquire quality hotel properties well below replacement costs, with attractive initial yields on investment and significant upside potential. Over time, we also may pursue investment opportunities in lodging segments outside the United States. We believe investments outside of the United States will enable us to take advantage of cyclical changes in different markets and distinguish us from other lodging REITs by expanding our acquisition pool to include investments whose financial performance may not be highly dependent on the U.S. economy. While our charter does not limit the amount of assets we may own outside the United States, we do not expect our international assets to exceed 15% of our total assets.

Our company will benefit from our seven-year strategic alliance agreement with Barceló Crestline, a wholly owned U.S. subsidiary of Barceló. Barceló is a global hospitality company with more than 230 hotels owned, managed, leased or franchised in 19 countries on four continents. With more than 70 years of operating history, Barceló’s resort and business hotel brand is recognized throughout much of the world, particularly in the all-inclusive resort segment with 73 all-inclusive beachfront resorts in 16 countries. Barceló Crestline is a U.S. lodging company with approximately 125 hotels owned, managed or leased in the United States. Formerly known as Crestline Capital Corporation, a publicly-traded Fortune 500 company, Barceló Crestline was acquired by Barceló in June 2002.

We intend to utilize Barceló Crestline as our preferred hotel management company in the United States and expect to benefit from its ability to manage hotel properties. Pursuant to the strategic alliance agreement, unless a majority of our independent directors concludes for valid business reasons that another management company should manage a hotel owned by us, we will offer Barceló Crestline the opportunity to manage our U.S. hotels and Barceló Crestline will refer to us, on an exclusive basis, any U.S. hotel investment opportunity that is presented to it, in each case subject to certain exceptions. Properties managed by Barceló Crestline have consistently outperformed their market peers as evidenced by the portfolio’s RevPAR premiums, and by the numerous franchisor awards received by Barceló Crestline. All of our senior executive officers currently serve as executive officers of Barceló Crestline, and will resign from Barceló Crestline upon completion of the offering and become full-time employees of our company.

Following the completion of the offering, Barceló Crestline and other third parties, which are unaffiliated with Barceló Crestline or our company, will contribute to Highland Hospitality, L.P., our operating partnership, all of the equity interests in the entities that currently own or lease three of the seven initial hotels in exchange for 989,536 units of limited partnership interest in our operating partnership, including 564,590 units issuable to Barceló Crestline, having a value of approximately $5.6 million based on the initial public offering price of our common stock. In addition, we will repay approximately $61.6 million of debt on these three initial hotels. The consideration to be paid to Barceló Crestline was determined by our executive officers, taking into account the construction and development costs in developing the hotels, internal rate of return analysis and their assessment of the fair market value of the hotels. No single factor was given greater weight than any other involving any of these assets. The units issuable to Barceló Crestline upon the closing of the offering will represent a 1.8% interest in our operating partnership and, together with the 1,250,000 shares of our common stock that Barceló Crestline has agreed to purchase concurrently with the closing of the offering, will have a value of approximately $18.1 million based on the initial public offering price of our common stock. Upon completion of the offering, affiliates of our company, which consist of Barceló Crestline Corporation and our senior executive officers and directors, will own in the aggregate an approximate 9.1% interest in our company on a fully diluted basis (having an aggregate value of $28.3 million based on the initial public offering price of our common stock).

Our senior executive officers have extensive experience in the lodging industry, including the acquisition, disposition, development, redevelopment, repositioning, financing and management of hotels in the United States and internationally. Their experience includes serving in senior management positions at major publicly-traded lodging companies such as Marriott International, Inc., Host Marriott Corporation, Crestline Capital Corporation and Prime Hospitality Corp.

We currently do not own any properties. We currently have agreements to acquire seven hotel properties. Upon completion of the offering and related formation transactions described in this prospectus, we will own seven hotels in the United States, one of which is currently subject to a non-binding letter of intent, containing an aggregate of 1,725 rooms and will have approximately $17.0 million in mortgage debt and approximately $81.7 million in cash available to fund future lodging investments and working capital. We also intend to incur additional indebtedness to supplement our investment capital. While our charter does not limit the amount of debt we can incur, to maintain flexibility to respond to industry conditions and opportunities, we intend to maintain target debt levels of 40-50% of historical asset cost, which, combined with our available cash, will provide us with over $300 million (assuming 45% debt) to fund additional lodging investments. We are currently in discussions with a number of potential sellers of hotel properties but we currently have no agreement to invest in any property other than the initial properties.

Our Team

We believe that our senior executive officers, who have extensive lodging industry experience with both private and public hospitality companies, will help drive our company’s growth. Our senior executive officers’ strategy over the years has been driven by a keen knowledge of lodging industry fundamentals, and their ability to:

•	identify lodging industry supply and demand trends and respond accordingly by selectively investing in and disposing of hotel properties;

•	drive property level performance through active asset management and capital improvement programs;

•	prudently finance investments to maximize risk-adjusted returns; and

•	build relationships with leading franchisors and management companies in the global lodging community.

Upon completion of the offering, the current members of our management team will resign from  Barceló Crestline, where they also now serve as executive officers, and will continue as our senior executive officers and become full-time employees of our company. James L. Francis, the current Chief Operating Officer and Chief Financial Officer of Barceló Crestline, will serve as our President and Chief Executive Officer.  Patrick W. Campbell, the current Senior Vice President of Acquisitions for Barceló Crestline, will become our Executive Vice President and Chief Investment Officer and direct our investment activities. Tracy M.J. Colden, the current Executive Vice President, General Counsel and Corporate Secretary for Barceló Crestline, will be our Executive Vice President, General Counsel and Corporate Secretary. Douglas W. Vicari, who recently joined Barceló Crestline as its Treasurer and was formerly the Chief Financial Officer of Prime Hospitality Corp., will serve as our Executive Vice President, Chief Financial Officer and Treasurer. Additionally, Bruce D. Wardinski, the President and Chief Executive Officer of Barceló Crestline, will serve as the non-executive Chairman of our board of directors, and will continue to serve as President and Chief Executive Officer of Barceló Crestline. Our management team has no experience operating a REIT.

During their careers our senior executive officer have developed a significant resume of lodging-related transactions and responsibilities that included:

•	more than $1.1 billion in hotel investments, including single property and portfolio acquisitions;

•	more than $7.9 billion in financings, including commercial mortgage-backed securities, debt financings, single-property mortgage financings, unsecured corporate bond offerings and secured and unsecured credit facilities;

•	approximately $2.5 billion in hotel dispositions, including single property and portfolio dispositions;

•	maintaining relationships with leading institutional investors, investment banks, credit agencies, professional service firms, lenders, brokers and industry competitors; and

•	underwriting numerous lodging-related acquisitions, dispositions, mergers, joint ventures and financings in both domestic and foreign markets.

In addition, most of our senior executive officers were executive officers of Crestline Capital Corporation, which was spun-off from Host Marriott Corporation in December 1998. At the time of the spin-off, Crestline Capital Corporation owned two general types of assets: (i) leases for approximately 120 full-service hotels and subleases for 71 limited-service hotels and (ii) 31 upscale senior living communities. For approximately 18 months following the spin-off, these executive officers, as senior management of Crestline Capital, sought to capitalize on changing lodging industry dynamics and economic fundamentals and the cyclical nature of hotel investments by investing in additional lodging properties. However, in mid-2000, amid concerns of a softening economy and a potential downturn in the lodging and senior living sectors, these executive officers determined it was in the stockholders’ best interest to selectively divest certain assets. In this regard, during the next two years, management undertook the following:

•	in January 2001, sold leases on approximately 120 full-service hotels for approximately $205 million;

•	by September 2001, had sold a portfolio of Residence Inn hotel properties acquired in March 1999 for approximately $125 million, resulting in a gain of approximately $21 million;

•	in December 2001, sold the 205-room Baltimore Inner Harbor East Courtyard by Marriott hotel acquired approximately 12 months earlier for approximately $26 million, resulting in a gain of approximately $5 million; and

•	in January 2002, sold the senior living portfolio for approximately $600 million.

As a result of the transactions described above, in January 2002, Crestline Capital had approximately $550 million in cash and no debt. Based on its assessment of the continuing decline in lodging industry fundamentals, these senior executive officers determined that it was in the stockholders’ best interest not to re-invest the proceeds of these asset sales in additional hotel investments. Subsequently, in June 2002, certain members of our management team negotiated the sale of Crestline Capital Corporation to Barceló for $34 per share in cash, resulting in a gain of approximately 120% per share from the time of Crestline Capital’s spin-off from Host Marriott in December 1998.

Barceló and Barceló Crestline

Barceló, based in Palma de Mallorca, Spain, is one of the world’s largest and most respected hospitality companies with 230 hotels owned, managed, leased or franchised in 19 countries on four continents. The Barceló hospitality business began in 1931 when its patriarch, Simón Barceló, founded a bus tour operation in Palma de Mallorca, Spain. Simón Barceló expanded the business over the next two decades and in 1954 added a travel agency operation. In 1962, the first Barceló hotel opened in Majorca. Through 1985, Barceló maintained its operations exclusively in Spain, where it owned and operated a small group of hotels in Majorca and the Balearic Islands under the Barceló brand name.

In 1985, Barceló expanded its brand internationally by opening its first Caribbean hotel in the Dominican Republic. In the next ten years, Barceló acquired operations in Costa Rica, Prague, Nicaragua and the United States. In 1995 and 1996, Barceló also entered the business hotel segment, adding a property in Barcelona, Spain, and also made an investment in First Choice Holidays, a major British tour operator.

Barceló has rapidly expanded its operations worldwide over the past five years by doubling the number of its managed hotels by, among other things, acquiring Crestline Capital Corporation in June 2002. Over this five-year period, Barceló expanded its operations to 11 new countries. As of July 31, 2003, Barceló owned 63 hotel properties, leased 103 properties, acted as a third-party manager for 55 properties and franchised ten properties worldwide.

Outside the United States, Barceló branded hotels are both leisure resorts and business hotels positioned in the mid-to-upper tier in quality. Over 90 hotels with more than 20,000 rooms in 18 countries operate under the Barceló brand name with 73 of these hotels operating as all-inclusive vacation resorts. In addition to its strong presence in its home country of Spain, where it has 31 hotels with over 8,700 rooms, there are approximately 9,000 Barceló branded rooms in Mexico and eight other countries in Central and South America and the Caribbean.

Barceló Crestline.    Barceló Crestline, formerly known as Crestline Capital Corporation, is a U.S. lodging company involved in the management, ownership and leasing of hotels. Barceló Crestline was acquired by Barceló in June 2002 and currently is a wholly-owned subsidiary of Barceló.

Barceló Crestline owns, manages or leases 125 hotels in the United States. These hotels are located in 32 states and the District of Columbia and contain approximately 20,000 rooms. Its hotels operate under the Marriott®, Hilton®, Renaissance®, Residence Inn by Marriott®, Courtyard by Marriott®, Hilton Garden Inn®, Wyndham®, Wyndham Garden® and Holiday Inn® brands, as well as certain independent properties.  Barceló Crestline has an ownership interest in three of the hotels it manages, acts as a third-party manager for 32 hotels and acts as a third-party lessee and sublessee for 90 limited-service hotels.

As an experienced, independent, national management company, Barceló Crestline drives the performance of the hotels it manages and provides exceptional service to its guests. Based on data provided by Smith Travel Research, Barceló Crestline’s properties historically have outperformed their market competitors as measured by RevPAR index. Recently, Barceló Crestline managed properties have achieved RevPAR premiums, relative to competitive properties in its markets, of 14.4% in 2002 and 17.3% for the six months ended June 30, 2003 for the hotels it has managed for at least one year. Barceló Crestline is also a five-time winner of the RevPAR Premium Award presented annually by Marriott Hotels & Resorts, which honors the Marriott brand franchisees who achieve the highest revenue premiums in their markets. Barceló Crestline has also received the guest satisfaction award from Marriott Hotels & Resorts five times for achieving outstanding levels of guest satisfaction in its hotels. Finally, Barceló Crestline has received the Partnership Circle Award from Marriott Hotels & Resorts seven times, which is a comprehensive award that includes scores for RevPAR premium, guest satisfaction, employee satisfaction and revenue maximization, as well as other awards from such franchisors as Marriott International, Hyatt Hotels and Intercontinental Hotels Group.

Industry Overview

Our discussion of the lodging industry focuses on the historical trends of three key performance indicators for the industry: occupancy, average daily rate or “ADR,” and revenue per available room or “RevPAR,” which is room revenue divided by total number of room nights. RevPAR does not include food and beverage or other ancillary revenues such as telephone, parking or other guest services generated by the property.

U.S. Lodging Industry.    The U.S. hotel industry has experienced two consecutive years of RevPAR decline in 2001 and 2002. We believe this decline was principally caused by a declining economic environment and reduced travel following the events of September 11, 2001, and to a lesser degree by new supply. The aggregate percentage decline over this two-year period surpasses the aggregate percentage decline for the 1990-91 period, previously considered one of the worst periods in the modern history of the U.S. lodging industry. We believe the industry will recover in a pattern similar to that following the post-1991 decline. If this pattern develops, we expect that RevPAR will remain flat for 2003, and experience positive growth during 2004 and return to peak-2000 levels by 2005.

The following chart depicts historical percentage changes in RevPAR, occupancy rates and GDP growth from 1989 through 2002 and includes a projection for 2003:

This chart illustrates the sharp declines in RevPAR in 1990-1991 and 2000-2001 and also shows the subsequent recovery that followed 1991 and the early stages of what we believe will be another sustained recovery following 2002. The change in occupancy has been included to show its correlation with RevPAR and to further highlight the influence of demand decreases during the recent downturn between 2000 and 2002. GDP growth has also been provided to show the correlation between hotel occupancy and the overall state of the U.S. economy, and to further support our view that the U.S. decline in RevPAR was primarily due to a decrease in demand brought on by a worsening U.S. economy and further exacerbated by the events of September 11, 2001.

Since we believe the recent downturn in the lodging industry is largely due to a decline in demand, we believe an improvement in the U.S. economy will drive a recovery. As can be seen in the graph above, hotel demand is highly correlated with the changes in the U.S. economy, thus linking the performance of the industry to the natural business cycle. The chart below isolates the percentage changes in RevPAR and a trendline illustrating the cyclical nature of the U.S. lodging industry:

We also believe that the periods of downturn in industry performance are, to some extent, also the result of growth in room supply. As evidenced by the following chart, prior to the downturn in 1991, construction spending had been high for the prior two years, fueling room supply growth that averaged approximately 4% per year. This growth in new hotel rooms, which exceeded the growth in demand over the same period, gave way to the sharp downturn in RevPAR. This pattern was repeated as construction spending and room supply growth, which increased from 1993 to 1999, helped to cause a downturn in the lodging industry beginning in 2000. We believe construction spending and rooms supply growth have reached a low point in the cycle (reaching a 1.5% annual rate for 2002) and should continue to remain at or near this level during the next two to three years in a pattern that is similar to the post-1991-1992 period. We expect that if new supply remains constrained over this period, even moderate increases in demand should translate into healthy increases in hotel revenues and profitability.

The following chart illustrates the historical supply and demand relationship for the periods indicated and also shows the forecasted relationship for 2003 and 2004. Based on the forecasted trend of demand exceeding supply, we expect occupancy rates to continue to climb in the near term.

We also believe the current environment will present ample opportunities to acquire properties that have been under-managed and stand to benefit significantly from an improving economy. According to the lodging group at PricewaterhouseCoopers LLP, demand growth is not expected to exceed supply growth until at least 2004. However, with supply growth at its lowest point since 1993 and moderate demand increases due to a strengthening corporate sector and leisure travelers, PricewaterhouseCoopers projects that 2004 occupancy levels are expected to increase 1.6 points over projected 2003 levels to 60.7%. Moreover, we believe, given the current relationship between supply and demand, and the improving health of the nation’s economy, that occupancy rates will continue to climb, along with RevPAR, as the lodging industry follows the business cycle on its upward swing.

Mexico Lodging Environment.    Pursuant to our strategy to invest in all-inclusive resorts outside of the United States, which will allow us to diversify our portfolio, we intend to focus our international investments in Mexico, where we believe the lodging environment provides positive fundamentals that run counter-cyclical to the U.S. lodging industry. Mexico has recently seen travel from the United States drop sharply due to the recent U.S. economic environment and uncertainties surrounding terrorism. However, with greater stability of the peso and the health of its banking sector, we believe Mexico will remain an attractive destination for international travelers as the global economy rebounds. Furthermore, Mexico’s access to the U.S. market through its proximity and free trade agreements will allow the country to take advantage of a recovering U.S. economy. Mexico’s economic indicators indicate that annual inflation is at its lowest point in ten years and interest rates remain steady while the country enjoys renewed interest from international investors.

In addition to Mexico’s stabilizing economy, we also believe investing in hotels in Mexico will help us diversify our portfolio to counteract the cyclical nature of the U.S. economy. After analyzing the change in occupancy rates for both the U.S. and Mexican lodging industries, we believe the two industries show a counter-cyclical trend, as shown in the graph below.

Reported occupancy shows a counter-cyclical trend from 1992 through 2001. The only period where the changes in occupancy rates are similar is in 2001, when there was a significant drop in occupancy rates in both countries which we believe was due to the events of September 11, 2001.

Our Strategy

We intend to evaluate our portfolio on a regular basis to determine if it continues to satisfy our current investment criteria. We believe the following investment criteria and strategies will promote the continued growth of our company and our total return to stockholders.

External Growth.    We will seek to focus our investments in upscale full-service, premium limited-service and extended stay hotels located in major convention, business, resort and airport markets in the United States and all-inclusive resort properties in beachfront destinations outside the United States. We believe these types of hotels currently offer the opportunity for better risk-adjusted returns than hotels in other sectors in the industry. Within our target sectors, we will seek to acquire hotel properties that have superior locations within their respective markets, are in markets with high barriers to entry, are market leaders or are new, or relatively new properties and well-maintained. We will also consider investments in hotel properties that possess sound operating fundamentals but are underperforming in their respective markets and would benefit from renovation, rebranding or a change in management.

In the United States, we will seek to invest in hotels operating under national franchise brands such as Marriott, Hilton, Hyatt Hotels, Renaissance, Westin, Sheraton, Residence Inn by Marriott, Embassy Suites, Homewood Suites, Courtyard by Marriott and Hilton Garden Inn. However, our ability to operate under these brands is subject to the franchisor’s approval of any application we would submit to operate a particular facility under such brand, and our execution of a franchise license agreement with the franchisor. Outside the United States, we will focus on acquiring all-inclusive resorts operating under the Barceló brand name, or other resorts that can be rebranded with the Barceló name, that meet our investment criteria.

In analyzing investment opportunities we will consider an array of indicators and factors in our feasibility and due diligence analyses, including, but not limited to, the following:

•	market economic and socioeconomic trends;

•	existing and potential competition in the marketplace;

•	potential additions to supply;

•	local demand generators;

•	public projects and potential legislation planned which might affect the investment; and

•	other financial, legal and tax matters concerning the investment.

In addition, we will seek investment opportunities in non-U.S. properties in countries that have:

•	positive political and trade relations with the United States;

•	advantageous tax treaties with the United States; and/or

•	enjoyed sustained economic and political stability.

Stabilized Assets.    We believe that over the next several years existing upscale full-service, premium limited-service and extended stay hotels located in major convention, business, resort and airport markets in the United States and all-inclusive resort properties in beachfront destinations outside the United States currently offer the opportunity for better risk-adjusted returns than do hotels in other sectors in the industry. Within our target sectors, we will seek to acquire hotel properties that meet the following criteria:

•	strong location in its market: hotel properties located in markets with high barriers to entry, adjacent to a convention center, that serve as an integral component of a master development or mixed-use project or reside on a superior beachfront location or within a protected area that prohibits further development;

•	hard to duplicate hotel property: hotel properties developed using public financing that could not have been financed entirely in the private sector, protected by a governmental entity or possessing a unique competitive advantage that distinguishes it from other hotels in the market;

•	market leaders: hotel properties that are proven leaders in market share, setting the rates in the market and providing superior meeting space, services or amenities; and

•	good condition: hotel properties that are new, or relatively new or recently renovated and well-maintained.

Because we believe hotel properties that possess these characteristics currently can be acquired at prices below replacement costs, we expect these hotel properties to provide stable returns over the long term.

Renovation and Re-branding Opportunities.    We believe hotel properties that possess sound operating fundamentals but are underperforming in their respective markets would benefit from renovation or re-branding efforts. We intend to pursue opportunities for:

•	Re-branding: we will investigate opportunities to re-brand certain hotels by determining which brands are available in the market, seeking to quantify the potential improvement in revenue generation and profitability and undertaking a cost/benefit analysis of investing capital to bring the property into compliance with the standards of the selected brand;

•	Renovation: we will consider properties that are in prime locations and are structurally sound, but have been neglected and can be purchased at attractive prices and renovated and reintroduced into the market at a cost significantly lower than what would have been spent to acquire a stabilized property or to develop a new hotel of similar quality;

•	Best use: we will analyze opportunities to convert certain real estate property not currently being used as a hotel to a hotel that would benefit from the property’s location. Examples could include an office building which could be converted into a full-service or limited-service hotel and benefit from a downtown setting where new hotel development is scarce, or the conversion of an apartment building into an extended stay hotel where conversion costs are relatively low due to the design structure; or

•	New management: we intend to identify hotel properties that are underperforming due to poor management where we can acquire the properties at an attractive price and replace management with qualified managers such as Barceló Crestline and Barceló.

Internal Growth.    We will work with our hotel management companies to aggressively pursue ways to enhance the profitability of our hotels. We will seek to negotiate management agreements that will align our managers’ interests with ours, which is to generate revenue growth while producing acceptable operating profits. We will seek to work with our managers to identify cost-savings opportunities and projects that result in a positive return on investment.

Financing Strategy.    We will seek to maintain target debt levels of 40-50% of historical asset cost. For our initial debt financing, we intend to obtain a line of credit for general corporate purposes, which may include the following:

•	funding of investments;

•	funding of structured finance investments;

•	payment of declared distributions to stockholders;

•	working capital needs;

•	payment of corporate taxes on our TRS lessees; or

•	any other payments deemed necessary or desirable by senior management and approved by the lender.

We intend to approach several lending institutions and will determine a preference based on interest rate pricing and other recurring fees, flexibility of funding, maturity, restrictions on prepayment and refinancing and restrictions impacting our daily operations.

Going forward, we will consider a number of factors when evaluating our level of indebtedness and making financial decisions, including, among others, the following:

•	the interest rate of the proposed financing;

•	the extent to which the financing impacts the flexibility with which we asset manage our properties;

•	prepayment penalties and restrictions on refinancing;

•	the purchase price of properties we acquire with debt financing;

•	our long-term objectives with respect to the financing;

•	our target investment returns;

•	the ability of particular properties, and our company as a whole, to generate cash flow sufficient to cover expected debt service payments;

•	overall level of consolidated indebtedness;

•	timing of debt and lease maturities;

•	provisions that require recourse and cross-collateralization;

•	corporate credit ratios including debt service coverage, debt to total market capitalization and debt to undepreciated assets; and

•	the overall ratio of fixed- and variable-rate debt.

Beyond our anticipated line of credit, we intend to use other financing methods as necessary, including obtaining from banks, institutional investors or other lenders, financings through property mortgages, bridge loans, letters of credit, and other arrangements, any of which may be unsecured or may be secured by mortgages or other interests in our investments. In addition, we may issue publicly or privately placed debt instruments. When possible and desirable, we will seek to replace short-term sources of capital with long-term financing.

Our indebtedness may be recourse, non-recourse or cross-collateralized. If the indebtedness is non-recourse, the collateral will be limited to the particular properties to which the indebtedness relates. In addition, we may invest in properties subject to existing loans secured by mortgages or similar liens on our properties, or may refinance properties acquired on a leveraged basis. We may use the proceeds from any borrowings to refinance existing indebtedness, to refinance investments, including the redevelopment of existing properties, for general working capital or to purchase additional interests in partnerships or joint ventures or for other purposes when, in our opinion, it is advisable.

Our Initial Properties

Following the completion of the offering, we intend to acquire all of the equity interests in the entities that currently own or lease three of the properties described below pursuant to contribution agreements in which subsidiaries of Barceló Crestline and other third parties that are unaffiliated with Barceló Crestline or our company will contribute their equity interests to our operating partnership in exchange for units of limited partnership interest in our operating partnership and $25,000 in cash. We will also use a portion of the net proceeds of the offering to repay approximately $61.6 million of indebtedness with respect to these properties. In addition, we will use a portion of the net proceeds of the offering to acquire the other four properties from third-party sellers. All financial and room information is for the trailing twelve-month period through September 30, 2003.

Property	Type of Property	Location	Year Opened/ Anticipated Opening	Average Occupancy	Average Daily Rate	RevPAR	Number of Rooms	Purchase Price ($000s)(1)		Purchase Price Per Room
Portsmouth Renaissance and Conference Center	Conference Center Full-Service	Portsmouth, Virginia	2001	65.6%	$98.34	$64.55	250	$16,677	(2)	$66,708
Plaza San Antonio Marriott	Urban Full-Service	San Antonio, Texas	1979	71.8%	$128.34	$92.13	252	$32,500		$128,968
Hyatt Regency Savannah	Urban Full-Service	Savannah, Georgia	1981	75.1%	$137.19	$103.08	351	$50,000		$142,450
Hilton Tampa Westshore	Airport Full-Service	Tampa, Florida	1982	73.6%	$100.16	$73.72	238	$29,500	(3)	$123,950
Hilton Garden Inn BWI Airport	Airport Limited Service	Linthicum, Maryland	2001	76.2%	$108.75	$82.88	158	$21,900		$138,608
Sugar Land Marriott and Conference Center	Conference Center Full-Service	Sugar Land, Texas	2003	—	—	—	300	$33,534		$111,780
Virginia Beach Town Center Hilton	Urban	Virginia	2003	—	—	—	176	$20,154		$114,511

Garden Inn	Limited Service	Beach, Virginia

		Totals/ Average					1,725	$204,265		$118,414

(1)	Includes estimated transaction costs and units issued in the acquisition valued at the initial public offering price for our common stock.
(2)	Fair value as reflected on our September 30, 2003 pro forma balance sheet of $12,773,000 plus the value of 378,891 units of limited partnership interest issuable to Barceló Crestline (based on $9.30 per unit) and Barceló Crestline’s carryover basis of $380,000 (negative) after the expected distribution of cash and the reorganization.
(3)	Includes the assumption of approximately $17.0 million in mortgage debt.

Portsmouth Renaissance and Conference Center.    The 250-room Portsmouth Renaissance and Conference Center is located at 425 Water Street, along the historic waterfront of Olde Towne in Portsmouth, Virginia. The hotel overlooks the Elizabeth River toward the skyline of neighboring Norfolk, Virginia and is located approximately twenty minutes from Norfolk International Airport. The adjoining Waterfront Conference Center offers over 24,000 square feet of meeting space and houses a 70-seat amphitheater with video conferencing and interactive computer training capabilities. This hotel was developed as part of a public/private joint venture in 2001 and was built as a first-class hotel with impressive wood finishes, beautiful views of the water and an impressive exterior design. Total development costs for the Portsmouth Renaissance were $48.3 million. The City of Portsmouth provided $32.7 million towards the development of the conference center, parking garage and a portion of the common areas of the hotel, thereby making the private investment $15.6 million. The hotel won Marriott International’s Renaissance Hotel Opening of the Year Award in 2001.

Demand generators for the Portsmouth Renaissance hotel include NATO, Southwest Marine and the Portsmouth Naval Hospital and the Norfolk Naval Base. In addition, Ford Motor Company is expanding its truck plant in Norfolk and new companies are beginning to relocate to the area to be closer to Ford’s number one truck plant.

New initiatives have also been undertaken to strengthen the Portsmouth and Norfolk markets. The city of Chesapeake has created a Division of Conventions and Tourism designed specifically to attract more meetings and conventions to Portsmouth. The Portsmouth Convention and Visitors Bureau has shifted its focus from leisure travel to group business and more money has been allocated for trade shows, travel and advertising. Finally, the newly-developed NTELOS Harbor Center, an outdoor concert venue, which opened in 2001 is expected to be a demand generator for both rooms and restaurant business at the hotel. The primary competitors for the Portsmouth Renaissance include the Marriott Norfolk Waterside, the Sheraton Norfolk Waterside and the Holiday Inn Portsmouth.

Since this hotel opened in 2001, we have no immediate plans to renovate this property.

The Portsmouth Renaissance hotel and the adjoining conference center are leased from the Industrial Development Authority of the City of Portsmouth pursuant to two separate lease agreements, each for an initial term of 50 years ending May 2049, with four ten-year renewal options and one nine-year renewal option. Base rent under the hotel lease is $50,000 per year. Annual percentage rent is equal to 100% of available net cash flow after payment of all hotel operating expenses, the base rent, real estate and property taxes, insurance and a cumulative priority annual return to the lessee of $2,040,000, up to $200,000, then 50% of any remaining net cash flow until the landlord has been paid percentage (and additional) rent of $10,000,000 in aggregate, and thereafter 10% of net cash flow annually. If we sell or assign the hotel lease to an unrelated party, an additional rent payment equal to 50% of the net sales proceeds in excess of capital investment in the hotel and unpaid annual return of 15% on the investment will be due.

Annual rent under the conference center lease is equal to the lesser of $75,000 per year or the maximum amount of rent allowable under tax regulations so as to preserve the tax-exempt status of the Portsmouth Industrial Development Authority bonds issued in connection with the hotel and conference center.

The Portsmouth Renaissance hotel is currently owned in fee by the Industrial Development Authority of the City of Portsmouth and leased to a limited liability company in which a subsidiary of Barceló Crestline owns a 66.7% interest and a third party unaffiliated with Barceló Crestline or our company owns the remaining 33.3% interest. We will issue 378,891 units to Barceló Crestline and 185,484 units and $25,000 cash to the third party in exchange for their contribution of these interests to our operating partnership and will repay approximately $11.9 million of existing mortgage debt on the property that is prepayable without penalty. For accounting purposes, the interests acquired from Barceló Crestline will be recorded at Barceló Crestline’s historical basis. Prior to our acquisition, the limited liability company will distribute to the third party member approximately $125,000 in cash representing one-third of a capital expenditure reserve account required by the franchisor of the hotel. The remaining two-thirds of the capital account, representing Barceló Crestline’s interest in the reserve account, will remain in the limited liability company. In addition, prior to our acquisition, the limited liability company will distribute to its members, including Barceló Crestline, pro rata in accordance with their percentage interests, cash of approximately $541,000, which amount may increase prior to closing.

Sugar Land Marriott and Conference Center.    The 300-room Sugar Land Marriott and Conference Center, which is located at 16090 City Walk, Sugar Land, Texas, opened in October 2003. Sugar Land is an affluent suburb of Houston, Texas and is approximately 15 miles from the Houston Galleria and 20 miles from downtown. The Sugar Land Marriott hotel is the centerpiece hotel in Sugar Land Town Square, a 32-acre mixed-use development that is planned to include over 600,000 square feet of Class A office space, Sugar Land’s City Hall, upscale retail shops, residential space, restaurants and a conference center. The hotel has 25,500 square feet of meeting space, including a 15,500 square foot ballroom, the third largest in the City of Houston.

Total development costs for the hotel, conference center and parking garage was $54.4 million. As part of the town center development, the City of Sugar Land provided $19.3 million towards the construction of the conference center and parking structures. The private investment for the hotel was $35.1 million.

We believe that the Sugar Land Marriott hotel will be a market leader in a superior location at the heart of the Town Square. Furthermore, we believe this newly built asset will benefit from its age, brand and amount of meeting space when compared to its competitors and provide consistent returns upon stabilization.

Beyond the demand generators located within the Sugar Land Town Square, the Sugar Land market also offers a host of other potential demand sources. Fort Bend County, in which Sugar Land resides, is home to 75% of the world’s petrochemical research facilities. The commercial sector is comprised of an increasingly diversified grouping of corporate facilities within three miles of the Sugar Land Town Square: Fluor-Daniel, Schlumberger, Texas Instruments, Kent Electronics, Unocal and Reliant Energy. In addition, nearly 1.5 million square feet of light industrial and research and development space exists in the 1,000 acre Sugar Land Business Park, about 1.5 miles north of the Sugar Land Town Square. The primary competitors for the Sugar Land Marriott include the Embassy Suites Houston, the Hilton Houston Westchase, the Sugar Land Courtyard and the Sugar Land Residence Inn.

The conference center and parking facility adjoining the Sugar Land Marriott hotel are leased from the Sugar Land Town Square Development Authority for a term of 99 years from the date the conference center and parking facility are completed. The minimum rent is $1 per year, plus an incentive rent payment for the first 25 years of the term of the lease. If during any of those first 25 years, our internal rate of return on investment in the hotel exceeds 15%, then we will pay incentive rent in an amount equal to 36% of the net cash flow and/or net sale proceeds for the applicable year in excess of the amount of net cash flow and/or net sales proceeds that would be necessary to generate an internal rate of return of 15%.

The Sugar Land Marriott hotel opened in October 2003 and is owned by a limited partnership in which a subsidiary of Barceló Crestline owns an 80% interest and an affiliate of the third party that owns an interest in the Portsmouth Renaissance hotel owns a 20% interest. The conference center and parking facilities adjoining the Sugar Land Marriott hotel are owned by Sugar Land Development Authority and leased to the limited partnership for 99 years. We will issue 43,011 units to Barceló Crestline and 96,774 units to the third party and will repay in full a construction loan on the property which is expected to have an outstanding principal balance of approximately $27.8 million at the time of closing, and will repay in full a mezzanine loan with a principal balance of $3.5 million and approximately $1.0 million in accrued interest, that is secured by a pledge to the lender of the equity interests in the limited partnership that we will be acquiring. The units to be received by Barceló Crestline have a value, based on the initial public offering price for our common stock, approximately equal to Barceló Crestline’s cash investment in the limited partnership, less $1.8 million. In addition, in connection with our acquisition of the Sugar Land Marriott hotel, we have agreed to pay Barceló Crestline up to $1.8 million (in the form of units in our operating partnership), as additional consideration for its interest in the Sugar Land Marriott hotel allowing Barceló Crestline the opportunity to recoup its full cash investment in that hotel. The number of additional units, if any, will equal 50% of the hotel’s operating profit in excess of $9.5 million over the 36-month period following our acquisition divided by the average closing price for our common stock on the NYSE for the 20-day period immediately prior to the end of the 36-month period. Prior to our acquisition, the partnership will release to Barceló Crestline a $1.0 million certificate of deposit that was pledged by Barceló Crestline to the partnership to cover operating losses at this hotel during the ramp-up period. The pledge of the certificate of deposit was required by the first mortgage lender on the Sugar Land Marriott hotel. Also, in connection with our acquisition of the Sugar Land Marriott hotel, we will hold in escrow 25% of the units issuable to Barceló Crestline and the other third party owner of the hotel until completion of customary construction “punch list” items and payment of development expenses by the sellers. If all such payments are not made or punch list items not completed on a timely basis, we will have the right to take out of escrow and retain a number of units having a value equal to the amount of such payments which the sellers failed to pay or the cost of completing the punch list items.

Hilton Garden Inn Virginia Beach Town Center.    The 176-room Hilton Garden Inn Virginia Beach Town Center hotel, which is located at 252 Town Center Drive, Virginia Beach, Virginia, opened in November 2003. The hotel is part of Virginia Beach’s public/private towncenter development which will span over 17 blocks and will be located at the core of the city’s emerging central business district. The towncenter will provide a mix of Class A office space, multi-level upscale retail, deluxe residential components, a performing arts center and an array of cafes and restaurants, along with the Hilton Garden Inn Virginia Beach Town Center hotel. The hotel provides 6,000 square feet of meeting space to service small groups.

The Hilton Garden Inn Virginia Beach Town Center hotel represents the typical upscale limited service investment we intend to target. We believe its location and superior quality compared to other limited-service hotels will protect its position as a market leader.

The Hilton Garden Inn Virginia Beach Town Center hotel is centrally located in the City of Virginia Beach’s new downtown district. Armada/Hoffler Construction Co., a real estate development and construction company based in Virginia Beach, developed the hotel in conjunction with its development of the Virginia Beach towncenter. Hampton University provided a $17.5 million construction loan, which we intend to repay fully upon the completion of the offering. Total construction costs for the hotel are approximately $24.4 million. The City of Virginia Beach has allocated a $4.2 million investment in the form of project enhancements including a parking structure, infrastructure and site improvements, thereby making the total private investment in the hotel approximately $20.2 million.

Virginia Beach and the surrounding Hampton Roads areas have a diversified economic base that features tourism, a strong military presence, manufacturing, retail, foreign investment and agri-business. Area tourism with its history, beaches, waterfront and entertainment venues has been a significant part of the Hampton Roads regional economy. The Hampton Roads area has a good mix of private industry and federal government business. Some of the largest private employers in the area, and outside of the towncenter, include: Newport News Shipbuilding, Sentara Health System, Farm Fresh, Inc., Food Lion Supermarkets, Bank of America and Riverside Regional Medical. The primary competitors for the Hilton Garden Inn Virginia Beach Town Center hotel include the Holiday Inn Virginia Beach, the Courtyard Virginia Beach/Norfolk, the Doubletree Virginia Beach, the Hilton Norfolk Airport and the Courtyard Virginia Beach Oceanfront.

The Virginia Beach Pavilion Convention Center, built in 1980, has just under 67,000 square feet of column-free exhibit space. The convention center currently generates about 39,000 hotel room nights per year. The City of Virginia Beach has announced plans to enlarge the facility to include over 200,000 square feet of exhibit and meeting space. The larger space will attract larger groups and consequently increase the number of hotel room nights for the surrounding hotels, including the Hilton Garden Inn Virginia Beach Town Center hotel. Phase I (approximately half of the planned space) of the convention center expansion is expected to be complete and open by April 2005, with Phase II of the expansion expected to be complete and opened by November 2006.

The Hilton Garden Inn Virginia Beach Town Center hotel is currently owned by a limited liability company in which a subsidiary of Barceló Crestline owns a 50% interest and an affiliate of Armada/Hoffler Construction Co. who was the developer of the hotel owns the remaining 50% interest. We will issue 142,688 units to  Barceló Crestline and 142,688 units to the affiliate of Armada/Hoffler Construction Co. and will repay in full a construction loan on the property which is expected to have an outstanding principal balance of approximately $17.5 million at the time of closing. The units to be received by Barceló Crestline in exchange for its interests have a value, based on the initial public offering price of our common stock, approximately equal to Barceló Crestline’s cash investment in the limited liability company that owns the Hilton Garden Inn Virginia Beach Town Center hotel. We have agreed to pay to the third party developer not affiliated with Barceló Crestline, additional purchase consideration for its interest in the Hilton Garden Inn Virginia Beach Town Center hotel. The additional purchase consideration, if any, will be an amount equal to 67.5% of the following calculated amount: (a) the “Gross Proceeds” (as defined below), minus (b) the sum of (i) 1% of the Gross Proceeds (representing transaction costs), (ii) $17,500,000 (representing the original principal amount of the loan on the Hilton Garden Inn Virginia Beach Town Center hotel), and (iii) $2,654,000 (representing the original equity contributed by the third party developer and Barceló Crestline). The term “Gross Proceeds” shall mean the result obtained from dividing (A) the greater of (1) the hotel’s operating profit (as defined in the management agreement, but adjusted for certain franchise-related expenses and the furniture, fixtures and equipment reserve contribution amounts) for the second full 12-month period following the opening date of the hotel, and (2) the hotel’s operating profit for the third full 12-month period following the opening date of the hotel, by (B) 11.5%. Provided that the third party developer continues to be an “accredited investor” as defined under the federal securities laws, the additional purchase consideration will be paid in the form of units equal to the amount of the additional purchase consideration divided by the average closing price for our common stock for the ten trading days immediately preceding the calculation date. If the third party developer is not an accredited investor at such time, then the additional purchase consideration shall be paid in cash.

Plaza San Antonio Marriott.    The 252-room Plaza San Antonio Marriott hotel is situated on over 6.2 acres of landscaped grounds near San Antonio’s famed River Walk and is directly across the street from the city’s convention center. The hotel’s downtown location provides convenient access to the Alamo Dome, La Villita (the village of Old San Antonio), the downtown financial district and the King William District, an historic Victorian preserve of homes, shops and restaurants.

The hotel is approximately 24 years old and its physical plant is in excellent condition. However, it is in need of significant cosmetic renovations in its guest rooms, bathrooms, corridors and restaurant. Following our purchase of this hotel, we intend to spend approximately $5.5 million for these renovations. We believe the Plaza San Antonio Marriott’s hotel current condition hinders its ability to compete in the local market. The hotel’s RevPAR Index declined by approximately 11% between 1999 and 2002 while the differential in average rate between the hotel and the average rate of the peer group increased by 39%. We believe the hotel’s resort-like environment in an urban setting offers excellent upside potential upon completion of the renovations.

The Plaza San Antonio Marriott hotel originally opened as a Four Seasons hotel in 1979 and was re-branded as a Marriott after a required renovation in 1996. The hotel contains over 16,000 square feet of meeting space, and offers such amenities as spa treatments, a sauna and whirlpool, a heated outdoor swimming pool and complimentary limo service to the downtown financial district.

The hotel benefits from its downtown location and demand generators such as the city’s 1.3 million square foot convention center, corporate headquarters for such major corporations as USAA, SBC Communications, H.B. Zachary Company and U.S. Long Distance, four military bases and San Antonio’s status as a tourism destination which attracts eight million annual visitors. The primary competitors for the Plaza San Antonio Marriott include the Westin Riverwalk, La Mansion del Rio, the Hilton Palacio del Rio and the Hyatt Regency San Antonio.

In addition to the hotel ballroom of 6,100 square feet, the hotel utilizes two historic structures known as the German American School, which are located on the hotel grounds, and now serve as the hotel’s conference center. The conference center is leased from the City of San Antonio and is in the second of four permitted ten-year renewal options.

This hotel will be acquired for $32.5 million in an all-cash transaction using the net proceeds from the offering. Barceló Crestline entered into a purchase agreement with respect to this hotel and has assigned its rights under the purchase agreement to us. Closing of the acquisition of this hotel is subject to customary closing conditions.

Hyatt Regency Savannah.    The 351-room Hyatt Regency Savannah hotel is centrally located on the Savannah River in Savannah, Georgia. The hotel’s convenient location adjacent to the landmark gold-domed

City Hall makes it accessible to the city’s leisure and business attractions. The hotel features 36,000 square feet of meeting space, including an 11,000 square foot exhibit hall with river views, an 8,000 square foot ballroom and a restaurant and lounge with spectacular river views.

The Hyatt Regency was built in 1981 and has been well maintained over the years. However, despite the hotel’s excellent physical plant condition, it needs significant cosmetic renovation to its guest rooms, restaurant, lounge and lobby. Following our acquisition of this hotel, we intend to spend approximately $7.5 million for these renovations. We believe this investment will protect the hotel’s long-term status as a market leader.

Savannah has evolved into one of the nation’s leading tourist destinations. Condé Nast Traveler magazine recently ranked Savannah as one of the top ten U.S. cities to visit and sixth most popular tourist destination in the United States. The downtown area, with its historical squares and parks, attracts an estimated 6.5 million visitors annually, contributing nearly $1 billion to the local economy. In addition, Savannah has proven to be an ideal location for filmmaking with the city serving as the set for movies including “Forrest Gump,” “Midnight in the Garden of Good and Evil” and “The Legend of Bagger Vance.” Gulfstream Aerospace is the leading business demand generator in the market. The primary competitors for the Hyatt Regency Savannah include the Hilton Savannah, the Marriott Savannah Riverfront and the Westin Savannah Harbor Golf Resort.

Hyatt Corporation will continue to manage the hotel.

This hotel will be acquired for $50 million in an all-cash transaction using the net proceeds from the offering. Barceló Crestline entered into a purchase agreement with respect to this hotel and has assigned its rights under the purchase agreement to us. Closing of the acquisition of this hotel is subject to customary closing conditions.

Hilton Tampa Westshore.    The 238-room Hilton Tampa Westshore hotel is located approximately five minutes from the Tampa International Airport. The hotel features approximately 12,000 square feet of meeting space. The hotel also features such amenities as a landscaped gazebo area with a large heated pool and whirlpool, a lighted tennis court, a newly equipped fitness center and shuttle service to both the airport and the Port of Tampa.

The Hilton Tampa Westshore hotel was opened in 1982 and has recently completed a $4.5 million rooms and lobby renovation. We have no current plans for significant renovations of this hotel. The physical plant is in excellent condition and the hotel has been well maintained over its 21-year history. We believe this hotel is well situated in the Tampa airport market and its location and proximity to the airport will allow it to provide consistent returns for our company over time.

The hotel’s principal demand generator is the Tampa International Airport and the business parks located in the Westshore/Airport business district. The airport is serviced by 26 airlines with more than 560 daily flights and almost 16 million passengers annually. The airport is located within the Westshore business district that contains offices of several corporations including Bank of America, Atex Media, Outback Steakhouse, Raytheon Aircraft Services and T. Rowe Price Associates. Tampa’s coastal location also allows the hotel to benefit from transient demand generated by cruiseship lines operating out of the Port of Tampa. The market area also consists of other leading demand generators such as Raymond James stadium (Tampa Bay Buccaneers) and an upscale retail market offering such stores as Saks Fifth Avenue, Nordstrom, Lord & Taylor, Tiffany’s and over 200 specialty stores. The primary competitors for the Hilton Tampa Westshore hotel include the Doubletree Westshore, the Crowne Plaza Westshore, the Marriott Westshore, the Marriott Airport and the Embassy Suites Tampa.

We will acquire the Hilton Tampa Westshore hotel subject to an existing mortgage loan having an outstanding balance as of September 30, 2003, of approximately $17.0 million. The loan currently provides for monthly interest-only payments of $111,917 based on an interest rate of 7.9%. The lender may adjust the interest rate on June 30, 2004. Principal payments will commence in August 2004 and will be based on a 25-year amortization period less the number of months that have elapsed since July 1, 2004. Prepayment of the loan is not allowed without a prepayment penalty until the loan matures on January 1, 2005. However, if the lender chooses to adjust the interest rate the loan may be fully prepaid without penalty. We intend to fully prepay the loan on January 1, 2005, unless the lender chooses to adjust the interest rate, at which point we intend to prepay the loan in July 2004.

In addition to the assumption of debt, this hotel will be acquired for $12.5 million in cash using the net proceeds from the offering. Barceló Crestline entered into a purchase agreement with respect to this hotel and has assigned its rights under the purchase agreement to us. Closing of the acquisition of this hotel is subject to customary closing conditions, including the submission of an application, consent of the franchisor and execution of a new franchise license agreement. We are currently conducting due diligence with respect to this property, including, but not limited to, environmental due diligence.

Hilton Garden Inn Baltimore/Washington International (BWI) Airport.    The 158-room Hilton Garden Inn BWI hotel is strategically located near the Baltimore/Washington International Airport which services both the Baltimore and Washington, D.C. metropolitan areas and has seen extensive growth from the increasing popularity of discount airlines such as Southwest Airlines and AirTran which serve the airport and an expanding international terminal. The Hilton Garden Inn BWI hotel opened in June 2001 and is located within minutes of the airport and within eight miles of Baltimore’s downtown area. The hotel contains over 2,000 square feet of meeting space and provides such amenities as complimentary high-speed internet access, a pool and fitness room and airport shuttle transportation. We believe the Hilton Garden Inn BWI hotel represents an attractive opportunity to own a premium limited-service asset in a strong airport market.

The hotel’s primary demand generator is the Baltimore-Washington International Airport, which is serviced by 31 airlines with approximately 650 daily passenger flights and over 19 million passengers annually. The airport is currently undertaking a $1.8 billion expansion and renovation program to address increasing passenger volume and improve the airport’s infrastructure. In addition to the demand generated by the airport, the BWI submarket has approximately 4.2 million square feet of class ‘A’ office space and includes such companies as Northrop Grunman, Kodak, MCI and All Meade. The primary competitors for the Hilton Garden Inn BWI Airport include the Holiday Inn, Embassy Suites, Sheraton, Courtyard, Marriott, Residence Inn and the Homewood Suites.

This hotel will be acquired for $21.9 million in an all cash transaction using the net proceeds from the offering. Closing of the acquisition of this hotel is subject to customary closing conditions, including the submission of an application, consent of the franchisor and execution of a new franchise license agreement. We are currently conducting due diligence with respect to this property, including, but not limited to, environmental due diligence.

Legal Proceedings

We are not involved in any material litigation nor, to our knowledge, is any material litigation threatened against us.

SELECTED FINANCIAL DATA

The following table sets forth the selected historical financial information for Portsmouth Hotel Associates, LLC, whose sole business is ownership of the Portsmouth Renaissance hotel, which will be contributed as part of the formation transactions described herein. Portsmouth Hotel Associates, LLC is the accounting predecessor to Highland Hospitality Corporation. The financial statements include the net assets and operations of our predecessor on its historical cost basis. The following information should be read in conjunction with the historical and pro forma financial statements and notes thereto included elsewhere in this prospectus. The selected historical financial information of our accounting predecessor as of December 31, 2002 and 2001, and for the years ended December 31, 2002, 2001 and 2000, has been derived from the historical financial statements audited by KPMG LLP, independent public accountants, whose report with respect thereto is included elsewhere in this prospectus. The selected historical financial information as of and for the nine months ended  September 30, 2003 and September 30, 2002 has been derived from the unaudited financial statements of our accounting predecessor included elsewhere in this prospectus. The selected historical financial information as of December 31, 2000 and 1999 and for the year ended December 31, 1999 has been derived from the unaudited financial statements of our accounting predecessor. Portsmouth Hotel Associates, LLC was formed on  February 23, 1999. The Portsmouth Renaissance hotel commenced operations on January 10, 2001. Activity prior to January 10, 2001 related to construction and pre-opening efforts.

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999
Statement of Operations Data:
Revenues	$7,501,103	$8,057,298	$10,881,677	$9,404,185	$—	$—
Hotel operating expenses, excluding pre-opening expenses and depreciation and amortization	6,518,545	6,748,954	9,183,210	8,521,572	—	—
Pre-opening expenses	—	—	—	142,416	1,424,369	220,202
Depreciation and amortization(1)	511,495	506,735	678,819	675,646	—	—
Operating profit (loss)	471,063	801,609	1,019,648	64,551	(1,424,369)	(220,202)
Interest income	3,356	1,738	16,902	30,925	20,336	16,763
Interest expense	665,451	740,288	966,965	1,064,778	—	—
Net income (loss)	(191,032)	63,059	69,585	(969,302)	(1,404,033)	(203,439)
Other Financial Data:
EBITDA(2)	$985,914	$1,310,082	$1,715,369	$771,122
Net cash provided by (used in) operating activities	346,133	459,600	879,452	(630,087)
Net cash provided by (used in) investing activities	(251,527)	(43,309)	(98,815)	(2,854,698)
Net cash provided by (used in) financing activities	(524,652)	(253,742)	(296,635)	4,211,533

	As of September 30,	As of December 31,
	2003	2002	2001	2000	1999
Balance Sheet Data:
Total assets	$13,212,131	$13,716,883	$13,945,438	$12,733,649	$5,747,910
Total debt	11,904,456	12,039,637	12,136,272	9,881,909	258,947
Total liabilities	13,142,653	13,066,902	13,165,042	12,941,121	4,551,349
Total members’ capital (deficit)	69,478	649,981	780,396	(207,472)	1,196,561

(1)	Investments in hotel properties will be stated at acquisition cost (except where interests are acquired from Barceló Crestline), and allocated to property and equipment and identifiable intangible assets in accordance with Statement of Financial Accounting Standards No. 141. Property and equipment will be recorded at current replacement value for similar capacity and identifiable intangible assets will be recorded at estimated fair value. Property and equipment will be depreciated using the straight-line method over an estimated useful life of 15-40 years for building and improvements and 3-10 years for furniture and equipment.
(2)	EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization. We believe it is a useful financial performance measure for us and for our stockholders and is a complement to net income and other financial performance measures provided in accordance with generally accepted accounting principles in the United States of America (GAAP). We use EBITDA to measure the financial performance of our operating hotels because it excludes expenses such as depreciation and amortization, taxes and interest expense, which are not indicative of operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on a variety of factors unrelated to the hotels’ financial performance, we can more accurately assess the financial performance of our hotels. Under GAAP, hotel properties are recorded at historical cost at the time of acquisition and are depreciated on a straight line basis. By excluding depreciation and amortization, we believe EBITDA provides a basis for measuring the financial performance of hotels unrelated to historical cost. However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our fixed assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as calculated by us, may not be comparable to EBITDA reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile it to net income (loss) which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity. Below is a reconciliation of EBITDA to net income (loss).

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001
Reconciliation of EBITDA
Net (loss) income	$(191,032)	$(63,059)	$69,585	$(969,302)
Plus depreciation and amortization	511,495	506,735	678,819	675,646
Plus interest expense	665,451	740,288	966,965	1,064,778

EBITDA	$985,914	$1,310,082	$1,715,369	$771,122

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Overview

Highland Hospitality Corporation is a recently-formed, self-advised real estate investment trust, or REIT, which was organized to take advantage of investment opportunities in the United States and in certain markets abroad. Immediately prior to our formation, our senior executive officers were employed by Barceló Crestline.

We currently own no hotel properties. Following the completion of the offering and related formation transactions, we expect to acquire seven U.S. hotel properties for an aggregate of $116.9 million (before acquisition of working capital) in cash, the issuance of 989,536 units of limited partnership interest in our operating partnership and the assumption of approximately $17.0 million in mortgage debt. We have accounted for the acquisition of the three hotels currently owned by entities controlled by Barceló Crestline, as a reorganization of entities under common control with respect to the interests held by Barceló Crestline and as an acquisition of minority interests with respect to the interests held by the unaffiliated third parties. Accordingly, the interests acquired from Barceló Crestline will be recorded at Barceló Crestline’s historical cost basis, while the interests acquired from third parties will be accounted for under the purchase method of accounting based on the acquisition price. In addition, we have accounted for the acquisition of the four remaining initial hotels under the purchase method of accounting, recording these hotels at their acquisition costs.

We expect to have approximately $81.7 million in cash available to fund future lodging investments and working capital. We also intend to incur indebtedness to supplement our investment capital. While our charter does not limit the amount of debt we can incur, to maintain flexibility to respond to industry conditions and opportunities, we intend to maintain target debt levels of 40-50% of historical asset cost, which combined with our available cash, will provide us with over $300 million (assuming 45% debt) to fund additional lodging investments.

The discussion below relates to the results of operations of the 250-room Portsmouth Renaissance Hotel and Conference Center. For accounting purposes, Portsmouth Hotel Associates, LLC, is deemed our predecessor. The historical financial statements presented herein were prepared in accordance with GAAP.

Following the completion of the offering, we expect to invest a substantial portion of our available capital in new lodging investments. Therefore, the discussion below should not be read as being indicative of any future operating results of our company.

For us to qualify as a REIT, we cannot operate hotels. Therefore, our operating partnership and its subsidiaries will lease our hotel properties to our TRS lessees, who will in turn engage an eligible independent contractor to manage our hotels. Our TRS lessees will be consolidated into our financial statements for accounting purposes. However, since both our operating partnership and our TRS lessees are controlled by us, our principal source of funds on a consolidated basis will be from the operations of our hotels. Unlike our accounting predecessor, the earnings of our TRS lessees will be subject to taxation like other regular C corporations, which will reduce our operating results, funds from operations and the cash otherwise available for distribution to our stockholders.

Our TRS lessees will enter into management agreements with Crestline Hotels & Resorts, Inc., which is a wholly-owned subsidiary of Barceló Crestline, to manage six of our seven initial hotels and will have a right of first offer to manage U.S. hotels we acquire in the future, subject to certain exceptions. Pursuant to these management agreements, Crestline Hotels & Resorts will be entitled to the following fees:

•	a monthly base management fee for each hotel property equal to no more than:

•	3.5% of the gross monthly revenues for limited-service hotels; and

•	3.0% of the gross monthly revenues for full-service hotels if the hotel subject to the agreement contains less than 350 rooms; and

•	2.5% of the gross monthly revenues for full-service hotels if the hotel subject to the agreement contains 350 or more guest rooms, and

•	an annual incentive management fee equal to 15.0% of the amount by which operating profit for the fiscal year exceeds 11.0% of our capitalized investment in the hotel.

The management agreements place a cap on the total amount of combined base and incentive management fees at 4.5% of gross revenues of the hotel for each fiscal year.

Results of Operations of Portsmouth Hotel Associates, LLC

Results of operations are best explained by three key performance indicators: occupancy, average daily rate or “ADR,” and net revenue per available room or “RevPAR,” which is room revenue divided by total number of room nights. RevPAR does not include food and beverage revenues or other ancillary revenues such as telephone, parking or other guest services generated by the property.

Occupancy is a major driver of room revenue as well as other revenue categories such as food and beverage and telephone. ADR helps to drive room revenue as well; however, it does not have a direct effect on other revenue categories. Fluctuations in occupancy are accompanied by fluctuations in most categories of variable operating costs, such as franchise fees, utility costs and certain labor costs such as housekeeping, resulting in varying levels of hotel profitability. Increases in ADR typically result in higher hotel profitability since variable hotel expenses generally do not increase correspondingly. Thus, increases in RevPAR attributable to increases in occupancy are accompanied by increases in most categories of variable operating costs, while increases in RevPAR attributable to increases in ADR are accompanied by increases in limited categories of operating costs, such as management fees and franchise fees.

Comparison of nine months ended September 30, 2003 to nine months ended September 30, 2002

Revenue.    Room revenues decreased $216,701, or 4.5% for the nine months ended September 30, 2003 as compared to the nine months ended September 30, 2002 as a result of decreased room demand. This decrease is primarily due to the major deployment of military forces to Iraq and the impact of hurricane Isabel in mid-September 2003. Average occupancy decreased from 71.2% for the nine months ended September 30, 2002 to 66.9% for the same period in 2003. ADR increased 1.5%, improving from $98.49 for the nine months ended September 30, 2002 to $99.98 for the nine months ended September 30, 2003. Consequently, RevPAR decreased 4.5% over the same period. Food and beverage revenue decreased $271,984, or 8.9%, for the nine months ended September 30, 2003 as compared to the same period in 2002. Total revenues decreased $556,195, or 6.9%, for the nine months ended September 30, 2003 as compared to the same period in 2002 mainly due to the decreases in room and food and beverage revenue described above.

Expenses.    Total hotel operating expenses, excluding depreciation and amortization, decreased $230,409, or 3.4%, for the nine months ended September 30, 2003 as compared to the same period in 2002. Of this total decrease, room expenses decreased $71,889, or 6.6%, mainly due to decreased occupancy levels; food and beverage expenses decreased $257,722, or 10.6%, mainly resulting from a reduction in food costs due to participation in a group purchasing program; real estate and other taxes increased $18,826, or 7.9% due to an increase in the tax rate for property taxes; and other property-level expenses increased $107,537, or 20.8%, mainly due to a contractual increase in franchise fees.

Depreciation and amortization was comparable between 2003 and 2002 as there were few capital expenditures because the hotel was new. Interest expense decreased for the nine months ended September 30, 2003 as compared to the same period in 2002 due primarily to lower interest rates in 2003.

Operating profit declined $330,546 for the nine months ended September 30, 2003 as compared to the same period in 2002, and there was net loss of $191,032 for the nine months ended September 30, 2003 compared to a net income of $63,059 for the same period in 2002, due to the items discussed above.

Comparison of year ended December 31, 2002 to year ended December 31, 2001

Revenue.    Room revenues increased $1,223,221, or 25.2%, from 2001 to 2002. The Portsmouth Renaissance hotel opened in January 2001 and during a substantial portion of 2001 was in a ramp-up phase following opening. In addition, the Tidewater market remained resilient despite the downturn in the country’s economy. A military build up in 2002 in anticipation of war with Iraq helped to support this market with a large military presence. Overall, our occupancy increased from 58.3% for the year ended December 31, 2001 to 68.8% for the year ended December 31, 2002. Our ADR increased 3.4% from $94.03 for the year ended December 31, 2001 to $97.27 for the same period in 2002. Consequently, our RevPAR increased 22.1% from $54.83 for the year ended December 31, 2001 to $66.94 for the year ended December 31, 2002. Food and beverage revenue increased $329,057, or 7.8%, from 2001 to 2002, also mainly due to the new hotel settling in the marketplace. Total revenues increased 15.7% in 2002.

Expenses.    Hotel operating costs and expenses, excluding depreciation and amortization and pre-opening costs, increased by $661,638, or 7.8%, for the year ended December 31, 2002 compared to the same period in 2001. This increase in hotel operating expenses can be attributed to the increase in business activity during the hotel’s second year of operations. As a result, all departmental and other property-level expenses experienced significant increases. Pre-opening expenses of $142,416 were incurred in 2001 before the hotel opened. Depreciation and amortization was comparable between 2002 and 2001 as there were few capital expenditures after January 10, 2001 when the hotel opened. Interest expense was lower in 2002 as compared to 2001 due primarily to lower interest rates.

Operating profit increased by $955,097 from an operating profit of $64,551 in 2001 to an operating profit of $1,019,648 in 2002, and there was net income of $69,585 in 2002 compared to a net loss of $969,302 in 2001 due to the items discussed above.

Comparison of year ended December 31, 2001 to year ended December 31, 2000

Revenues.    Since the hotel was not open in 2000, there are no historical revenues for 2000.

Expenses.    Operating expenses consisted of pre-opening costs related to the opening of the hotel, such as organizational and general and administrative costs, including personnel costs and legal fees. Pre-opening costs decreased $1,281,953, or 90.0% for the year ended December 31, 2001 as compared to 2000 as a result of the property opening in January 2001.

There was no depreciation and amortization in 2000 as the hotel was under construction and all interest costs were capitalized in 2000.

Interest income of $20,336 was earned on the cash reserves prior to the hotel opening.

Liquidity and Capital Resources

The Accounting Predecessor.     Portsmouth Hotel Associates, LLC’s cash flow provided by (used in) operating activities differs from net income due to depreciation and amortization and changes in working capital. Cash used by operating activities of $630,087 in 2001 reflected the increase in accounts receivable and other working capital related to the opening of hotel as compared to 2000 when the hotel was under construction. In 2002, the working capital was reduced but increases were experienced again in 2003.

The reduction in working capital in 2002 was primarily due to the ongoing stabilization of the hotel. The increase in working capital in the 2003 period was primarily due to the timing of inventory purchasing and an increase in accounts receivable.

Cash flows used for investing activities reflected the additions in leasehold improvements due to the construction of the hotel and the use of funded reserves for replacement of furniture and fixtures. Construction in progress expenditures were increased in the nine months ended September 30, 2003 primarily for the installation of high speed Internet access in all of the hotel rooms.

Cash flows from financing activities reflect borrowings and contributions from members to fund construction of the hotel in 2000 and 2001 and then repayments of debt starting in 2001 and distributions to members of $200,000 and $389,471 in 2002 and the nine months ended September 30, 2003, respectively.

Highland Hospitality Corporation.    We intend to maintain target debt levels of 40-50% of historical asset cost and upon completion of the offering and the formation transactions, we expect to have the capacity to fund over $300 million (assuming 45% debt) in future lodging investments. We are currently in preliminary discussions with a number of potential sellers of hotel properties but we currently have no agreement to invest in any property other than the initial properties. There can be no assurance that we will make any investments in any other properties that meet our investment criteria.

We expect to meet our short-term liquidity requirements generally through net cash provided by operations, existing cash balances and, if necessary, short-term borrowings under anticipated lines of credit. We believe that our net cash provided by operations will be adequate to fund operating requirements, pay interest on our borrowings and fund dividends in accordance with the REIT requirements of the federal income tax laws. We expect to meet our long-term liquidity requirements, such as new lodging investments through the cash we will have available upon completion of the offering and borrowings and expect to fund other lodging investments and scheduled debt maturities and property acquisitions, through long-term secured and unsecured borrowings and the issuance of additional equity or debt securities.

We are currently in negotiations with a number of financial institutions to obtain a line of credit prior to completion of the offering. We expect to use borrowings under the line of credit to fund future investments and for working capital. We intend to repay indebtedness incurred under our line of credit from time to time, for acquisitions or otherwise, out of cash flow and from the proceeds of issuances of additional equity or debt securities. No assurances can be given that we will obtain such credit facility or if we do what the amount and terms will be. Our failure to obtain such a facility on favorable terms could adversely impact our ability to execute our business strategy. In the future, we may seek to increase the amount of our credit facilities, negotiate additional credit facilities or issue corporate debt instruments. Any debt incurred or issued by us may be secured or unsecured, long-term or short-term, fixed or variable interest rate and may be subject to such other terms as we deem prudent.

We intend to invest in additional properties only as suitable opportunities arise. In the near term, we intend to fund future investments in properties with the proceeds from the offering. Longer term, we intend to finance our investments with the proceeds from additional issuances of common stock, issuances of units of limited partnership interest in our operating partnership or other securities or borrowings. The success of our acquisition strategy may depend, in part, on our ability to access additional capital through issuances of equity securities. We are currently in preliminary discussions with a number of potential sellers of hotel properties, but we currently have no agreement to invest in any property other than the initial properties. There can be no assurance that we will make any investments in any other properties that meet our investment criteria.

We intend to use approximately $61.6 million of the net proceeds of the offering to repay the outstanding indebtedness on three of the initial hotel properties we are acquiring as part of our formation transactions, consisting of:

•	a construction loan secured by the Hilton Garden Inn Virginia Beach Town Center hotel with an expected principal amount outstanding upon closing of approximately $17.5 million, an interest rate of 8.0% and a maturity date of February 2004;

•	a loan secured by a first mortgage lien on the Portsmouth Renaissance hotel with a principal amount outstanding of approximately $11.9 million, an interest rate of LIBOR plus 325 basis points (but in no event less than 7.0%) and a maturity date of June 2006;

•	a construction loan secured by the Sugar Land Marriott hotel with a principal amount outstanding of approximately $27.8 million, an interest rate of LIBOR plus 350 basis points (but in no event less than 8.0%) and a maturity date of February 2005; and

•	a mezzanine loan secured by a pledge of the ownership interests in the entity that owns the Sugar Land Marriott hotel with a principal amount outstanding of approximately $3.5 million and approximately $1.0 million in accrued interest, current interest rate of 11.0% (with a gross up payment to yield an 18.0% annual return upon repayment) and a maturity date of February 2005.

We have agreed to pay to the third party developer not affiliated with Barceló Crestline, additional purchase consideration for its interest in the Virginia Beach Hilton Garden Inn hotel. The additional purchase consideration, if any, will be an amount equal to 67.5% of the following calculated amount: (a) the “Gross Proceeds” (as defined below), minus (b) the sum of (i) 1% of the Gross Proceeds (representing transaction costs), (ii) $17,500,000 (representing the original principal amount of the loan on the Virginia Beach Hilton Garden Inn hotel), and (iii) $2,654,000 (representing the original equity contributed by the third party developer and Barceló Crestline). The term “Gross Proceeds” shall mean the result obtained from dividing (A) the greater of (1) the hotel’s operating profit (as defined in the management agreement, but adjusted for certain franchise-related expenses and the furniture, fixtures and equipment reserve contribution amounts) for the second full 12-month period following the opening date of the hotel, and (2) the hotel’s operating profit for the third full 12-month period following the opening date of the hotel, by (B) 11.5%. Provided that the third party developer continues to be an “accredited investor” as defined under the federal securities laws, the additional purchase consideration will be paid in the form of units equal to the amount of the additional purchase consideration divided by the average closing price for our common stock for the ten trading days immediately preceding the calculation date. If the third party developer is not an accredited investor at such time, then the additional purchase consideration shall be paid in cash.

Quantitative and Qualitative Disclosure About Market Risk

The interest rate on the long term debt of our accounting predecessor is a variable rate equal to the six-month LIBOR rate plus 3.25%, but no less than 7.0%, and during any six-month interest period, the interest rate may not be adjusted by more than 1.0%. The debt is prepayable at any time without penalty. We intend to repay this debt in full upon completion of the offering. At the current six-month LIBOR interest rate, a 1.0% fluctuation would have no impact on our interest rate expense, as the current six-month LIBOR rate is less than 2.75%.

Inflation

Operators of hotels, in general, possess the ability to adjust room rates daily to reflect the effects of inflation. However, competitive pressures may limit the ability of our management companies to raise room rates.

Seasonality

Depending on a hotel’s location and market, operations for the hotel may be seasonal in nature. This seasonality can be expected to cause fluctuations in our quarterly operating profits. To the extent that cash flow from operations is insufficient during any quarter, due to temporary or seasonal fluctuations in revenue, we expect to utilize cash on hand or borrowings under our anticipated line of credit to make distributions to our equity holders.

Critical Accounting Policies

Investment in Hotel Properties.    Investments in hotel properties will be stated at acquisition cost (except where interests are acquired from Barceló Crestline) and allocated to property and equipment and identifiable intangible assets at fair value in accordance with Statement of Financial Accounting Standards No. 141. Property and equipment will be recorded at current replacement cost for similar capacity and allocated to land, buildings, improvements, furniture, fixtures and equipment based on cost segregation studies performed by management and independent third parties. Property and equipment will be depreciated using the straight-line method over an estimated useful life of 15-40 years for buildings and improvements and 3-10 years for furniture and equipment. Identifiable intangible assets will typically be contracts, including lease agreements and franchise agreements, which will be recorded at fair value. Above-market and below-market lease values will be based on the present value of the difference between contractual amounts to be paid pursuant to the leases acquired and our estimate of the fair market lease rates for corresponding leases measured over a period equal to the remaining non-cancelable term of the lease. Leases acquired which are at market do not have significant value. An existing franchise agreement is typically terminated at the time of acquisition and a new franchise agreement is entered into based on then current market terms. Above-market and below-market franchise agreement values will be based on the present value of the difference between contractual amounts to be paid pursuant to the franchise agreements acquired and our estimate of the fair market franchise rates for corresponding franchise agreements measured over a period equal to the remaining non-cancelable term of the franchise agreement. Franchise agreements acquired which are at market do not have significant value because they are easily transferable from with minimal cost. Intangible assets will be amortized using the straight-line method over the remaining non-cancelable term of the related agreements. In making estimates of fair values for purposes of allocating purchase price, we may utilize a number of sources that may be obtained in connection with the acquisition or financing of a property and other market data. Management also considers information obtained about each property as a result of its pre-acquisition due diligence in estimating the fair value of the tangible and intangible assets acquired.

We will review our investments in hotel properties for impairment whenever events or changes in circumstances indicate the carrying value of the investments in hotel properties may not be recoverable. Events or circumstances that may cause us to perform our review include, but are not limited to, adverse changes in the demand for lodging at our properties due to declining international, national or local economic conditions and/or new hotel construction in markets where our hotels are located. When such conditions exist, management performs an analysis to determine if the estimated undiscounted future cash flows from operations and the proceeds from the ultimate disposition of an investment in a hotel property exceed the hotel’s carrying value. If the estimated undiscounted future cash flows are less than the carrying amount of the asset, an adjustment to reduce the carrying value to the estimated fair market value is recorded and an impairment loss recognized.

There were no charges for impairment recorded in 2003, 2002, 2001 and 2000 by our accounting predecessor.

Revenue Recognition.    Hotel revenues including room, food, beverage and other hotel revenues are recognized as the related services are provided.

New Accounting Pronouncements.    In August 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The provisions of SFAS No. 144 are effective as of January 1, 2002. SFAS No. 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets for Long-Lived Assets to Be Disposed Of.” SFAS No. 144 also established a single accounting model for long-lived assets to be disposed of by sale.

In April 2002, the FASB issued Statement No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” Included in SFAS No. 145 is a requirement that all gains and losses related to extinguishments of debt other than extinguishments of debt items meeting the criteria in APB Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a

Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” (“APB Opinion 30”) not be treated as extraordinary items. Any gains or losses on extinguishments of debt formerly classified as extraordinary and not meeting the criteria for extraordinary classification as defined in APB Opinion 30 shall be reclassified. The statement did not have an impact on results of operations for all years presented.

Depreciation, Real Estate Taxes and Insurance

The federal tax basis for our initial properties used to determine depreciation for federal income tax purposes will be our acquisition costs for such properties. For federal income tax purposes, depreciation with respect to the real property components of our properties (other than land) generally will be computed using the straight-line method over a useful life of 39 years, for a depreciation rate of 2.6% per year.

The following table reflects certain real estate tax information for our initial properties.

Property	Estimated 2003 Real Property Tax Rate(1)	Estimated 2003 Real Estate Taxes
Portsmouth Renaissance	1.42	$208,082
Sugar Land Marriott	2.78	$486,149
Hilton Garden Inn Virginia Beach Town Center	1.79	$14,258
Plaza San Antonio	3.00	$569,194
Hyatt Regency Savannah	4.25	$553,075
Hilton Tampa Westshore	2.51	$349,129
Hilton Garden Inn BWI Airport	1.09	$106,971

(1)	Per $100 of assessed value.

The initial hotel properties are adequately covered by insurance of the type and amount we believe are customary for these types of properties. We do not expect to obtain terrorism insurance on our hotel properties because of the significant expense of this coverage, unless we determine premiums have become cost-justified or this insurance is necessary to become adequately covered. In the future, lenders may require us to obtain terrorism coverage on our properties as a condition to extending us credit.

Capital Expenditures

We will maintain each hotel in good repair and condition and in conformity with applicable laws and regulations and in accordance with the franchisor’s standards and the agreed upon requirements in our management agreements. The cost of all such routine maintenance, repairs and alterations will be paid out of a furniture, fixtures and equipment reserve, which will be funded by a portion of hotel gross revenues. Routine repairs and maintenance will be administered by the management company. However, we will have approval rights over capital expenditures.

OUR PRINCIPAL AGREEMENTS

The following summary of the terms of our principal agreements does not purport to be complete and is subject to and qualified in its entirety by reference to the actual agreements, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Strategic Alliance Agreement

We have entered into a seven-year strategic alliance agreement with Barceló Crestline pursuant to which (i) Barceló Crestline agreed to purchase 1,250,000 shares of our common stock directly from us in a private transaction concurrently with the closing of the offering at a price per share equal to the initial public offering price, less an amount equal to the underwriting discount, (ii) Barceló Crestline agrees to refer to us (on an exclusive basis) hotel acquisition opportunities in the United States presented to Barceló Crestline or its subsidiaries other than opportunities that primarily relate to third party management arrangements offered to Barceló Crestline, (iii) unless a majority of our independent directors in good faith concludes for valid business reasons that another management company should manage a hotel owned by us, we agree to offer  Barceló Crestline or its subsidiaries the right to manage hotel properties we acquire in the United States, unless the hotel is encumbered by a management agreement that would extend beyond the date of our acquisition of the hotel and a termination fee is payable to terminate the existing management agreement (unless Barceló Crestline pays such termination fee) and (iv) we agreed to grant Barceló Crestline the right to nominate one person for election to our board of directors at each meeting of our stockholders at which directors are to be elected, all as further described below.

Term

The term of the strategic alliance agreement will be seven years.

Purchase of Stock

Barceló Crestline has agreed to purchase 1,250,000 shares of our common stock directly from us in a private transaction upon closing of the offering at a purchase price per share equal to the initial public offering price, less an amount equal to the underwriting discount.

Management Agreements

Pursuant to the strategic alliance agreement, we will agree to cause our TRS lessees to offer to  Barceló Crestline the opportunity to manage any hotel property we acquire in the United States and lease to a TRS lessee during the term of the strategic alliance agreement which meets any of the following criteria:

•	the hotel property is not encumbered by a management contract that would continue beyond the date of our acquisition of the hotel property; or

•	no termination fee is payable by us in connection of termination of any then-existing management contract for the hotel property; or

•	if the then-existing management agreement for the hotel property can be terminated at the time of our purchase of the hotel property upon payment of a termination fee, Barceló Crestline pays such termination fee.

Notwithstanding the foregoing, if a majority of our independent directors in good faith conclude for valid business reasons that a management company other than Barceló Crestline should manage one or more hotel properties acquired by us in the future, we shall so notify Barceló Crestline and Barceló Crestline shall not have the right to manage such hotel properties.

Not less than 30 days prior to our acquisition of a hotel property that meets the criteria described above, we will be required to notify Barceló Crestline of our proposed acquisition of the hotel property and will make available to Barceló Crestline all information reasonably available to us with respect to the hotel property. Barceló Crestline will have ten business days from receipt of such notice to notify us in writing that it elects to manage, or cause one of its subsidiaries to manage, the hotel property. If Barceló Crestline (a) notifies us that it or a subsidiary does not intend to manage the hotel property or (b) fails by the end of the ten business day period to notify us of its election to manage a hotel property, then, in either event, we may offer management of the hotel property to other hotel management companies on such terms as we shall determine and Barceló Crestline shall have no further rights with respect thereto.

We have agreed that the terms of the management agreements between us and Barceló Crestline with respect to future hotel properties will be in substantially the same form as the management agreements for six of our initial hotel properties. Any material adverse change in the provisions of a management agreement, as they relate to our rights and obligations, from those in the management agreements for six of our initial hotels, shall be subject to approval by a majority of our independent directors.

Acquisition Opportunities

During the term of the strategic alliance agreement, Barceló Crestline has agreed to promptly notify us, on an exclusive basis, of any opportunity to invest in, acquire or develop a hotel property within the United States, which is presented to Barceló Crestline or its subsidiaries and that meets our acquisition criteria as we may communicate such criteria to Barceló Crestline from time to time, subject to certain exceptions described below. In addition to such notification, Barceló Crestline shall promptly provide us all information, materials and documents reasonably available to Barceló Crestline or its subsidiaries with respect to such hotel property or opportunity, subject to the requirements of any confidentiality agreements with third parties. In addition,  Barceló Crestline has agreed that we will have the right, but not the obligation, upon notice to Barceló Crestline prior to or upon completion of the offering, to succeed to Barceló Crestline’s rights to purchase any hotel property under contract, letter of intent or other binding or non-binding agreement to which Barceló Crestline is a party at the time of completion of the offering, and Barceló Crestline will promptly assign any such rights to us and will use its best efforts to obtain any necessary consents of sellers or third parties.

We will have ten business days following our receipt from Barceló Crestline of information with respect to an investment, acquisition or development opportunity to notify Barceló Crestline as to whether we intend to pursue such opportunity. If we notify Barceló Crestline that we intend to pursue such opportunity,  Barceló Crestline shall not provide any information regarding such opportunity to any third party until otherwise notified by us, provided that we are making commercially reasonable efforts to conduct due diligence or otherwise actively pursue the investment, acquisition or development opportunity. If we (i) notify Barceló Crestline that we do not intend to pursue the opportunity or (ii) fail to notify Barceló Crestline by the end of the ten business day period that we intend to pursue the opportunity, then, in either event, Barceló Crestline may (a) pursue the opportunity on its own behalf or (b) notify other capital sources of the opportunity. If Barceló Crestline subsequently becomes aware that the price or other terms with respect to the opportunity have changed materially and Barceló Crestline continues to pursue the opportunity on its own behalf rather than in conjunction with another capital source, Barceló Crestline must promptly notify us of any such changes in terms and provide us the opportunity to succeed to Barceló Crestline’s rights as discussed in the paragraph above. Notwithstanding the foregoing, Barceló Crestline is not required to make available to us any opportunity which relates to  Barceló Crestline making (a) an equity investment in a hotel property, not to exceed 25% of the total equity investment in the hotel property at the time of Barceló Crestline’s investment or (b) a mezzanine loan with respect to a hotel property in an amount not to exceed 25% of the total investment in the hotel property, in either case in connection with Barceló Crestline obtaining a management contract with respect to such hotel property.

Right to Designate One Nominee for Director

During the term of the strategic alliance agreement, Barceló Crestline shall have the right to designate one nominee for election to our board of directors at each meeting of stockholders at which directors are elected. The

Barceló Crestline designee must satisfy the standards established by the nominating committee for membership on our board of directors and must be approved by the nominating committee of our board of directors as a nominee. In the event our nominating committee does not approve a designee, Barceló Crestline shall have the right to submit to our nominating committee another designee. If a Barceló Crestline nominated director resigns or refuses to stand for reelection, is removed or dies while serving as a director, Barceló Crestline shall have the right to submit a new designee and upon approval by the nominating committee, such designee shall be elected by our board of directors to fill the resulting vacancy on our board of directors. Unless Barceló Crestline submits a new designee to the nominating committee for election at the next meeting of stockholders, the current designee shall be nominated by the nominating committee for election by our stockholders at the next meeting of stockholders at which directors are elected.

Our Management Agreements

Pursuant to the terms of the management agreement described below, our TRS lessees intend to engage Crestline Hotels & Resorts, Inc., which is a wholly-owned subsidiary of Barceló Crestline, as the property manager for six of our seven initial hotels. Our TRS lessees and Crestline Hotels & Resorts will execute management agreements upon closing of our acquisition of these initial hotels. Subject to certain limitations, we also expect to engage Crestline Hotels & Resorts to manage additional U.S. hotels that we acquire in the future under management agreements on substantially the same terms as described below.

Term

The management agreement provides for a term of ten years, unless terminated earlier.

Amounts Payable under the Management Agreement

Crestline Hotels & Resorts will receive a base management fee, and if the hotels meet and exceed certain thresholds, an additional incentive management fee. The base management fee for each hotel, based on total gross revenues of the hotel, will be due monthly and will be payable as follows:

	Base Management Fee Percentages(4)
Hotel	Year 1	Year 2	Year 3 and thereafter
Portsmouth Renaissance	3.0%	3.0%	3.0%
Sugar Land Marriott(1)	3.0%	3.0%	3.0%
Hilton Garden Inn Virginia Beach Town Center	3.5%	3.5%	3.5%
Plaza San Antonio Marriott(2)	2.0%	2.5%	3.0%
Hilton Tampa Westshore(3)	2.0%	2.5%	3.0%
Hilton Garden Inn BWI Airport	3.5%	3.5%	3.5%

(1)	2.0% of the base management fee for the Sugar Land Marriott hotel will be subordinated to an 11.0% return on our capitalized investment in the hotel through December 31, 2004. Thereafter, 1.0% of the base management fee will be subordinated to a 9.0% return on our capitalized investment and another 1.0% of the base management fee will be subordinated to an 11.0% return on our capitalized investment. Subordinated fees will not accrue if not earned.

(2)	0.5% of the base management fee for the Plaza San Antonio hotel will be subordinated to an 11.0% return on our capitalized investment in the hotel beginning after the third anniversary of the management agreement. Subordinated fees will not accrue if not earned.

(3)	0.5% of the base management fee for the Hilton Tampa Westshore hotel will be subordinated to an 11.0% return on our capitalized investment in the hotel beginning after the third anniversary of the management agreement. Subordinated fees will not accrue if not earned.

(4)	Based on total gross revenues of the hotel.

The following table shows base management fees that would have been paid in 2002 for the initial hotels in operation based on 2002 total revenue for each hotel.

Hotel	Amount
Portsmouth Renaissance	$326,450
Plaza San Antonio Marriott	280,208
Hilton Tampa Westshore	179,910
Hilton Garden Inn BWI Airport	194,016

The incentive management fee, if any, for each hotel will be due annually in arrears within 105 days after the end of each fiscal year and will be equal to 15.0% of the amount by which operating profit for the fiscal year exceeds 11.0% of our capitalized investment in the hotel. Crestline Hotels & Resorts will not be entitled to receive any incentive fee in any fiscal year in which the operating profit of our TRS lessee has not equaled at least 11.0% of our investment in the hotel. The management agreement places a cap on the total amount of combined base and incentive management fees paid to Crestline Hotels & Resorts at 4.5% of gross revenues for each fiscal year.

The incentive fee is designed to encourage Crestline Hotels & Resorts to generate higher gross operating profit at each hotel by increasing the management fee payable to Crestline Hotels & Resorts when the hotels generate gross operating profit above certain threshold levels.

Early Termination

The management agreement may be terminated earlier than the stated term with respect to one or more of the hotels if any of the following events occur:

•	by our TRS lessee, unless the result of a force majeure, upon the failure of the hotel to: (i) achieve operating profit equal to 90% of the operating profit estimated in the annual operating projection, which is prepared by Crestline Hotels & Resorts and approved by our TRS lessee in each of two consecutive fiscal years (excluding the first two years after Crestline Hotels & Resorts begins managing the hotel); and (ii) maintain 100% of the fair market share of RevPAR for the hotel’s competitive set during each of those same two consecutive fiscal years;

•	by our TRS lessee, in the event Crestline Hotels & Resorts is no longer an “eligible independent contractor”;

•	by either party, as applicable, upon a default by Crestline Hotels & Resorts or our TRS lessee that is not cured prior to the expiration of any applicable cure period;

•	by us, upon sale of a hotel, including a sale resulting from a change in control of our company;

•	by us, upon demolition of a hotel;

•	by us, in the event a hotel is damaged or destroyed by fire, casualty or other cause, and we fail to commence and complete the repairing, rebuilding or replacement in a timely manner so that the hotel is substantially the same as it was prior to the damage or destruction, if this occurs within two years of the expiration of the term of agreement, if the damage, destruction or casualty exceeds 60% of the fair market value and if we elect not to rebuild the hotel;

•	automatically, upon condemnation of all or substantially all of a hotel in any eminent domain, condemnation, compulsory acquisition or similar proceeding;

•	by Crestline Hotels & Resorts, in the event a hotel is damaged or destroyed by fire, casualty or other cause, and we fail to commence and complete the repairing, rebuilding or replacement in a timely manner so that the hotel is substantially the same as it was prior to the damage or destruction; or

•	by Crestline Hotels & Resorts, upon foreclosure or bankruptcy sale of a hotel.

Termination Fees

In certain cases of early termination of the management agreement with respect to one or more of the hotels, our TRS lessee must pay Crestline Hotels & Resorts termination fees, plus any amounts otherwise due to Crestline Hotels & Resorts pursuant to the terms of the management agreement. Our TRS lessee will be obligated to pay termination fees in the circumstances described below, provided that Crestline Hotels & Resorts is not then in default, subject to certain cure and grace periods.

Sale of a Hotel

•	Sale of a Hotel—Our TRS lessee will have the right to terminate a management agreement upon a sale of a hotel, including in connection with a change of control transaction upon 60-days’ prior notice to Crestline Hotels & Resorts and payment of the termination fee described below.

•	Sale of a Hotel to a Permitted Party—We may sell a hotel, including in connection with a change in control transaction, to an individual or entity that (i) has sufficient financial resources and liquidity to fulfill our TRS lessee’s obligations under the management agreement, (ii) is not in control of or controlled by persons who have been convicted of felonies of moral turpitude in state or federal court, and (iii) is not engaged in a hotel management business competitive with Crestline Hotels & Resorts, upon notice to Crestline Hotels & Resorts, if the buyer assumes our TRS lessee’s obligations under the management agreement.

•	Sale of a Hotel to a Party Not Permitted by the Management Agreement—If a hotel is sold to a party not permitted by the provisions of the management agreement, including in connection with a change of control transaction, Crestline Hotels & Resorts will have the right to terminate the management agreement and seek remedies against our TRS lessee, unless our TRS lessee pays to Crestline Hotels & Resorts the sale termination fee as described below:

•	for a sale of a hotel that has not been in operation prior to management by Crestline Hotels & Resorts, during the first two full fiscal years after Crestline Hotels & Resorts commences its management of the hotel, 5.5 times the sum of the aggregate base management fees and incentive fees projected for the most recent 12-month period immediately preceding the sale;

•	for a sale of a hotel that has been in operation prior to management by Crestline Hotels & Resorts, if the sale occurs during the first two full fiscal years after Crestline Hotels & Resorts commences its management of the hotel, 5.5 times the sum of the aggregate base management fees and incentive fees that would have been payable based on the actual operating results for the hotel during the most recent 12-month period immediately preceding the sale;

•	for a sale at any time during the third, fourth or fifth full fiscal year after Crestline Hotels & Resorts commences its management of the hotel, 3.0 times the sum of the aggregate base management fees and incentive fees earned during the most recent 12-month period immediately preceding the sale;

•	for a sale at any time during the sixth full fiscal year after Crestline Hotels & Resorts commences its management of the hotel, 2.0 times the sum of the aggregate base management fees and incentive fees earned for the most recent 12-month period immediately preceding the sale;

•	for a sale at any time during the seventh full fiscal year after Crestline Hotels & Resorts commences its management of the hotel, 1.5 times the sum of the aggregate base management fees and incentive fees earned for the most recent 12-month period immediately preceding the sale; and

•	for a sale at any time during the eighth full fiscal year after Crestline Hotels & Resorts commences its management of the hotel, 1.0 times the sum of the aggregate base management fees and incentive fees earned for the most recent 12-month period immediately preceding the sale.

For a sale at any time during the ninth full fiscal year or thereafter, no termination fee shall apply.

Hotel Pre-Opening Expenses

In connection with the opening of a newly constructed or renovated hotel subject to a management agreement, we may request that the management company perform certain pre-opening services. In such event, our TRS lessee will advance funds (subject to a pre-opening budget submitted to and approved by the TRS lessee) to Crestline Hotels & Resorts to pay any amounts or reimburse any deficiencies arising in connection with the following pre-opening expenses:

•	any application or other fees and expenses in connection with obtaining the franchise;

•	all expenses related to or arising in connection with obtaining permits or licenses necessary for the operation of the hotel or the hotel’s businesses;

•	expenses for operating equipment and operating supplies which may be required as of the hotel’s opening date;

•	any projected losses associated with the opening of the hotel; and

•	any other expenses incurred by our TRS lessee or Crestline Hotels & Resorts, in connection with the opening of the hotel.

In addition to payment of these pre-opening expenses, if we request Crestline Hotels & Resorts to perform these services, our TRS lessee will pay Crestline Hotels & Resorts a pre-opening fee for those services rendered with respect to new development properties, payable in a number of equal monthly installments to be agreed upon by the parties. In the event the targeted date for the commencement of management by Crestline Hotels & Resorts is delayed or postponed (and such delay is not caused directly by the actions or inactions of Crestline Hotels & Resorts), the pre-opening fee shall be increased on a pro rata, per diem basis from the targeted date until the date management actually commences.

Maintenance and Modifications

Crestline Hotels & Resorts must maintain each hotel in good repair and condition and in conformity with applicable laws and regulations and in accordance with the franchisor’s standards for the operation of such hotel and make such routine maintenance, repairs and minor alteration as it deems necessary. The cost of all such routine maintenance, repairs and alterations will be paid from gross revenues and treated as a deduction in determining the operating profit. The cost of non-routine repairs and maintenance, either to the hotel building or its fixtures, furniture, furnishings and equipment, shall be paid in accordance with the capital expenditure estimates for such non-routine repairs and maintenance. See “—Our Management Agreements—Capital Expenditure Estimates.”

Insurance

Crestline Hotels & Resorts is responsible for procuring and maintaining insurance, with insurance companies reasonably acceptable to our TRS lessee and licensed to underwrite the type of insurance being issued in the jurisdiction in which such insurance policy will be delivered, including the following (subject, in some instances, to prior approval by our TRS lessee or any qualified lender):

•	Insurance on the hotel, including contents, against loss or damage by fire, lightning and all other risks covered by usual standard extended coverage endorsements with deductible limits approved by our TRS lessee in an amount not less than 100% of the replacement cost;

•	Insurance against loss or damage from explosion of boilers, pressure vessels, pressure pipes and sprinklers installed in the hotel;

•	Insurance on the hotel, including contents, against loss or damage by earth movement with deductible limits approved by our TRS lessee in an amount reasonably determined by the TRS lessee consistent with local market conditions;

•	Business interruption insurance;

•	Worker’s compensation and employer’s liability insurance;

•	Fidelity bonds in amounts and with deductible limits approved by our TRS lessee;

•	Comprehensive general public liability insurance;

•	Crime insurance and errors and omissions insurance insuring our TRS lessee against intentional or negligent acts or omissions of Crestline Hotels & Resorts or its employees, in such amounts, with such carriers and under such policies as may be requested and approved by the TRS lessee; and

•	Such other insurance in amounts as Crestline Hotels & Resorts and our TRS lessee mutually deem advisable for protection against claims, liabilities or losses arising out of or connected with the operation of the hotel.

Insurance premiums and any costs or expenses with respect to such insurance shall be treated as deductions in determining operating profit.

Assignment

Neither our TRS lessee nor Crestline Hotels & Resorts may assign its rights and obligations under the management agreement without the other party’s prior written consent. Crestline Hotels & Resorts, however, may assign its interest in the management agreement, without consent, to any of its affiliates, and any such affiliate will be deemed to be Crestline Hotels & Resorts for purposes of the management agreement. Crestline Hotels & Resorts will be relieved of all further obligations under the management agreement if such affiliate has substantially similar financial resources and liquidity as Crestline Hotels & Resorts and the expertise to perform the obligations. Our TRS lessee may assign the agreement, upon notice, to a wholly-owned subsidiary of our TRS lessee, if such subsidiary owns 100% of the hotel, and upon such assignment and assumption of the agreement by the assignee, our TRS lessee will be relieved of all further obligations and liabilities under the management agreement.

Damage to Hotels

If the hotel is damaged or destroyed by fire, casualty or other cause, our TRS lessee is obligated, to the extent insurance proceeds are available (subject to the provisions of any mortgage encumbering the hotel), to repair or replace the damaged or destroyed portion of the hotel to substantially the same condition as existed prior to such damage or destruction. However, our TRS lessee will not be obligated to repair or replace the damaged or destroyed portion of the hotel if (a) the damage, destruction or casualty occurs within two years of the expiration of the term of the management agreement, (b) the damage is in excess of 60% of the fair market value of the hotel as agreed by our TRS lessee and Crestline Hotels & Resorts and (c) our TRS lessee elects not to rebuild the hotel. In this instance, our TRS lessee may terminate the management agreement, subject to the payment of amounts due to Crestline Hotels & Resorts, and no further termination fees will apply.

In the event damage or destruction to a hotel from any cause materially and adversely affects the operation of the hotel and our TRS lessee fails to timely (subject to unreasonable delays caused by Crestline Hotels & Resorts and to force majeure delays) commence and complete the repair, rebuilding or replacement of the damaged hotel such that it is substantially the same as it was prior to such damage, Crestline Hotels & Resorts may terminate the management agreement upon 90-days’ written notice. Additionally, if the franchise agreement is terminated due to our TRS lessee’s failure to repair or restore the hotel, the management agreement shall terminate automatically upon the termination of the franchise agreement.

Condemnation of a Property

If all or substantially all of the hotel is taken in any eminent domain, condemnation, compulsory acquisition or similar proceeding, the management agreement will terminate on the date Crestline Hotels & Resorts ceases to have physical possession of the hotel and no termination fee will apply. In the event a partial taking or temporary condemnation does not make it unreasonable to continue to operate the hotel, the management agreement will not terminate. However, any condemnation award in this instance must be used, to the extent necessary, to render the hotel equivalent to its condition prior to the condemnation event and the balance of such award will be paid to our TRS lessee.

Annual Operating Projection

The management agreement provides that on or before the first day of December of each fiscal year, Crestline Hotels & Resorts will submit to our TRS lessee, for its review and approval, a preliminary annual operating projection for the hotel setting forth Crestline Hotels & Resorts’ reasonable estimate of gross revenues, deductions, operating profit and other information that our TRS lessee or a qualified lender may reasonably request for the next fiscal year. If our TRS lessee does not approve the preliminary annual operating projection in full within 30 days of its receipt, our TRS lessee must notify Crestline Hotels & Resorts in writing of each category of expenses of which our TRS lessee does not approve. If our TRS lessee does not notify Crestline Hotels & Resorts within the 30-day period, the preliminary annual operating projection will become automatically approved. Approval by our TRS lessee is not required for any category of expense of and to the extent that the preliminary projection does not exceed the preceding fiscal year’s annual operating projection as adjusted by the consumer price index.

Capital Expenditure Estimates

Crestline Hotels & Resorts must prepare a capital expenditures estimate of the expenditures necessary for replacement and renewal of furniture, fixtures and equipment and minor building repairs contemplated during the following fiscal year and provide such estimate to our TRS lessee for approval. Crestline Hotels & Resorts will, in accordance with the capital expenditure estimate, make substitutions and replacements of or renewals to furniture, fixtures and equipment and minor building repairs and maintenance to our hotels. The cost of all such repairs, renewals or replacements will be paid from a reserve escrow account established for repair and equipment costs.

Crestline Hotels & Resorts must also prepare a capital expenditures estimate of the expenditures necessary for major repairs, alterations, improvements, renewals and replacements to our hotels during the following fiscal year. Crestline Hotels & Resorts must submit this estimate to our TRS lessee for its approval and may not make any of these expenditures without the prior written consent of our TRS lessee, except to the extent expenditures are: (i) required by law or (ii) are otherwise required to avoid risk of harm or further damage to persons or property. The costs of these expenditures must be borne by our TRS lessee and shall not be paid from gross revenues or from the reserve escrow account established for repair and equipment costs.

Indemnity Provisions

Crestline Hotels & Resorts has agreed to indemnify our TRS lessee and its directors, officers, shareholders, employees and agents against all claims arising out of or resulting from any gross negligence or willful misconduct on the part of Crestline Hotels & Resorts, its employees or agents.

Our TRS lessee has agreed to indemnify Crestline Hotels & Resorts, Barceló Crestline and their respective directors, officers, shareholders, employees and agents against all claims, causes of action, losses, attorneys’ fees and other costs and expenses, liabilities and damages resulting from (a) Crestline Hotels & Resorts’ due performance of the management agreement or (b) the failure by our TRS lessee to provide certain payments required by the management agreement or necessary to comply with applicable legal requirements or its requirements under the franchise agreement or necessary to maintain the safety or structural soundness of the hotel, unless the condition giving rise to these expenditures results from Crestline Hotels & Resorts’ gross negligence or willful misconduct.

Our TRS lessee has also agreed to indemnify these parties against claims asserted against Crestline Hotels & Resorts with respect to the franchise agreement, which arise as a result of (x) any default by our TRS lessee under the terms of the management agreement or the franchise agreement or the related owner agreement, unless such default is the result of gross negligence or willful misconduct on the part of Crestline Hotels & Resorts, (y) the transfer by our TRS lessee of the hotel or any interest of our TRS lessee in the hotel or (z) the failure by our TRS lessee to provide certain payments required by the management agreement or necessary to comply with applicable legal requirements or its requirements under the franchise agreement or necessary to maintain the safety or structural soundness of the hotel. The TRS lessee has agreed to indemnify these parties against all claims resulting from liabilities accrued prior to the date of commencement of the management of the hotel by Crestline Hotels & Resorts, which shall be paid by our TRS lessee and not paid from gross revenues or from the reserve escrow account established for repair and equipment costs.

Events of Default

Events of default under the management agreement include:

•	Our TRS lessee or Crestline Hotels & Resorts experiences the appointment of a receiver, trustee or custodian for all or any substantial part of its property, unless the appointment is set aside or vacated within 60 days;

•	Our TRS lessee or Crestline Hotels & Resorts commences a bankruptcy-related proceeding;

•	Our TRS lessee or Crestline Hotels & Resorts makes a general assignment for the benefit of its creditors;

•	Our TRS lessee or Crestline Hotels & Resorts experiences the entry of any order for relief or other judgment or decree by a court of competent jurisdiction in an involuntary proceeding against it, provided such order, judgment or decree continues unstayed and in effect for 60 consecutive days;

•	Our TRS lessee or Crestline Hotels & Resorts fails to make any payment in accordance with the management agreement within five days after written notice, when such payment is due and payable;

•	Receipt by the franchisee of the hotel’s brand of any notice from the franchisor claiming or alleging any material default under the franchise agreement, if the default is due to any act or omission of our TRS lessee or Crestline Hotels & Resorts and is not cured to the satisfaction of the franchisor within 15 days of receipt of notice or, if such default cannot reasonably be cured within 15 days and our TRS lessee or Crestline Hotels & Resorts proceeds with due diligence to cure such default, within such time as is reasonably required;

•	Failure of the TRS lessee to provide Crestline Hotels & Resorts sufficient working capital to operate the hotel within three days after written notice from Crestline Hotels & Resorts of the need for such working capital; and

•	Our TRS lessee or Crestline Hotels & Resorts fails to observe or perform any other covenants, undertakings, obligations or conditions of the management agreement, subject to a 30-day grace period or such time as is reasonably required to cure the default.

If an event of default occurs and continues beyond any grace period, in the event of a material breach, the non-defaulting party will have the option of terminating the management agreement, on 30-days’ notice to the other party.

Hyatt Regency Savannah Hotel Management Agreement

Upon the closing of our acquisition of the Hyatt Regency Savannah hotel, one of our TRS lessees will succeed to the rights and obligations of the management agreement with Hyatt Corporation for this hotel.

Term

The Hyatt Regency Savannah management agreement provides for a 30-year term expiring on December 31, 2011. Under the agreement, Hyatt Corporation may extend the term of the agreement for two successive periods of ten years each, provided that Hyatt Corporation provides us notice of its renewal election at least 18 months prior to expiration of the applicable term. The management agreement may not be terminated earlier than the stated term except with respect to certain events of casualty.

Amounts Payable under the Hyatt Regency Savannah Hotel Management Agreement

Hyatt Corporation will receive a base management fee, payable on a monthly basis, equal to 4% of the monthly gross receipts. Hyatt Corporation is also eligible to receive an incentive fee, payable in monthly installments, equal to the amount by which 20% of the profit for a fiscal year exceeds the base fee for that fiscal year.

The other terms of the Hyatt Regency Savannah hotel management agreement are substantially similar to those of the management agreements we will enter into with Barceló Crestline for the management of our other six initial properties.

Our Franchise Agreements

Six of our seven initial hotels operate under franchise licenses from national hotel companies. Our management agreement with Hyatt Corporation allows the Hyatt Regency Savannah to operate under the Hyatt brand.

We anticipate that most of the additional hotels we acquire will be operated under franchise licenses. We believe that the public’s perception of quality associated with a franchisor is an important feature in the operation of a hotel. Franchisors provide a variety of benefits for franchisees, which include national advertising, publicity and other marketing programs designed to increase brand awareness, training of personnel, continuous review of quality standards and centralized reservation systems.

Barceló Crestline must operate each of our hotels it manages in accordance with and pursuant to the terms of the franchise agreement for the hotel.

The franchise licenses generally specify certain management, operational, record keeping, accounting, reporting and marketing standards and procedures with which the franchisee must comply. Under the franchise licenses the franchisee must comply with the franchisors’ standards and requirements with respect to:

•	training of operational personnel;

•	safety;

•	maintaining specified insurance;

•	the types of services and products ancillary to guest room services that may be provided;

•	display of signage; and

•	the type, quality and age of furniture, fixtures and equipment included in guest rooms, lobbies and other common areas.

Additionally, as the franchisee, our TRS lessee will be required to pay the franchise fees described below.

The following table sets forth certain information for the franchise licenses for our initial properties:

Property	Franchise Fee	Marketing/Reservation Fee(1)	Expiration Date
Portsmouth Renaissance	5% of room revenues	1.5%	May 2019

Sugar Land Marriott	Year 1: 4% of room revenues plus 2% of food and beverage revenues Year 2: 5% of room revenues plus 2% of food and beverage revenues Year 3: 5% of room revenues plus 3% of food and beverage revenues Year 4 and beyond: 6% of room revenues plus 3% of food and beverage revenues	1.0%	February 2022

Hilton Garden Inn Virginia Beach Town Center	Year 1 and Year 2: 3% of room revenues Year 3: 4% of room revenues Year 4 and beyond: 5% of room revenues	4.0%	August 2024

Plaza San Antonio Marriott	6% of room revenues plus 3% of food and beverage revenues	1.0%	December 2023

Hilton Tampa Westshore	5.0% of room revenues	4.0%	January 2024

Hilton Garden Inn BWI Airport	5.0% of room revenues	4.0%	January 2024

(1)	Percentage of room revenues payable to the franchisor.

Renaissance and Marriott are registered trademarks of Marriott International, Inc. Marriott International, Inc. has not endorsed or approved the offering. A grant of a franchise license for the initial properties is not intended and should not be interpreted as an express or implied approval or endorsement by Marriott International, Inc. or any of its affiliates, subsidiaries or divisions of us, our operating partnership or our common stock.

Hilton and Hilton Garden Inn are registered trademarks of Hilton Hospitality, Inc. Hilton Hospitality, Inc. has not endorsed or approved the offering. A grant of a Hilton or Hilton Garden Inn license for our initial hotel is not intended and should not be interpreted as an express or implied approval or endorsement by Hilton Hospitality, Inc. or any of its affiliates, subsidiaries or divisions of us, our operating partnership or our common stock.

Our Leases

In order for us to qualify as a REIT, neither our company, the operating partnership or any subsidiary can operate our hotels. Our operating partnership, or subsidiaries of our operating partnership, as lessors, will lease our hotels to our TRS lessees and our TRS lessees will enter into management agreements with Barceló Crestline or its subsidiaries, or other operators, to manage the hotels. The leases for our initial hotels will contain the provisions described below.

Lease Terms

Each lease for the hotels will have, a non-cancelable term of ten years, subject to earlier termination upon the occurrence of certain contingencies described in the lease (including, particularly, the provisions described below under “Damage to Hotels,” “Condemnation of Hotels” and “Termination of Percentage Leases on Disposition of the Hotels”).

Amounts Payable Under the Percentage Leases

During the term of each percentage lease, our TRS lessees will be obligated to pay (i) the greater of a fixed annual base rent or percentage rent and (ii) certain other additional charges. Base rent will accrue and be paid monthly. Percentage rent is calculated by multiplying fixed percentages by gross room revenues and other revenues for each of the initial hotels. Percentage rent will be paid quarterly.

Other than real estate and personal property taxes and capital improvements, which are obligations of the lessor, the leases require our TRS lessees to pay rent, insurance, all costs and expenses and all utility and other charges incurred in the operation of their respective hotels. The leases also provide for rent reductions and abatements in the event of damage to, or destruction or a partial taking of, any hotel as described under “Damage to Hotels” and “Condemnation of Hotels.”

Maintenance and Modifications

Under each lease, the lessor is required to maintain the structural elements of the improvements and the roof of the hotel. Except for capital improvements and maintenance of structural elements, our TRS lessees will be required, at their expense, to maintain their respective hotels in good order and repair, except for ordinary wear and tear, and to make non-structural, foreseen and unforeseen, and ordinary and extraordinary, repairs which may be necessary and appropriate to keep their respective hotels in good order and repair.

Our subsidiaries that own the hotels will own substantially all personal property (other than inventory, linens and other nondepreciable personal property) not affixed to, or deemed a part of, the real estate or improvements thereon comprising their respective hotels, except to the extent that ownership of such personal property would cause the rent under the leases not to qualify as “rents from real property” for REIT income test purposes, in which case some or all of the personal property associated with a hotel will be owned by the related TRS lessees. See “Material Federal Income Tax Considerations—Requirements for Qualification—Income Tests”.

Insurance and Property Taxes

We are responsible for paying real estate and personal property taxes and property and casualty insurance premiums with respect to our hotels. The TRS lessees are required to pay or reimburse us for all liability insurance on their respective hotels, with extended coverage, comprehensive general public liability, workers’ compensation and other insurance appropriate and customary for properties similar to their respective hotels and naming us, as the case may be, as an additional named insured.

Assignment, Subleasing and Change of Control

Our TRS lessee is not permitted to sublet all or any part of the hotel or to assign its interest under the lease, other than to an affiliate of our TRS lessee, without our prior written consent. No assignment or subletting will release our TRS lessee from any of its obligations under the lease.

Damage to Hotels

In the event of damage to or destruction of any hotel covered by insurance which renders the hotel unsuitable for our TRS lessee’s use and occupancy, we may, at our option to be exercised within 90 days after such occurrence, repair, rebuild, or restore the hotel. If we decide not to rebuild, the lease will terminate, we will retain the insurance proceeds and we must offer to lease to our TRS lessee a substitute hotel. In the event that damage to or destruction of a hotel that is covered by insurance does not render the hotel wholly unsuitable for our TRS lessee’s use and occupancy, we will be obligated to repair or restore the hotel to substantially the same condition as existed immediately prior to the damage or destruction and otherwise in accordance with the terms of the lease to the extent of insurance proceeds received by us.

Condemnation of Hotels

In the event of a total condemnation of a hotel, the relevant lease will terminate with respect to such hotel as of the date of taking, and the lessor and our TRS lessee will be entitled to its share of any condemnation award in accordance with the provisions of the lease. In the event of a partial taking which does not render the hotel unsuitable for our TRS lessee’s use, we will restore the untaken portion of the hotel to a complete architectural unit of the same general character and condition as existed immediately prior to the condemnation.

Events of Default

Events of default under the leases include, among others, the following:

•	the failure by our TRS lessee to pay base rent, percentage rent or additional charges within ten days after it becomes due and the continuation of such failure for a period of five days after notice to our TRS lessee;

•	the failure by our TRS lessee to observe or perform any other term, covenant or condition of a lease and the continuation of such failure for a period of 30 days after receipt by our TRS lessee of notice from us thereof, unless such failure cannot with due diligence be cured within such period and our TRS lessee commences appropriate action to cure such failure and diligently completes the curing thereof, but in no event shall the cure period extend beyond 150 days after notice;

•	if our TRS lessee shall file a petition in bankruptcy or reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law, or shall be adjudicated a bankrupt or shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts generally as they become due, or if a petition or answer proposing the adjudication of our TRS lessee as a bankrupt or its reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law shall be filed in any court and our TRS lessee shall be adjudicated a bankrupt and such adjudication shall not be vacated or set aside or stayed within 60 days after the entry of an order in respect thereof, or if a receiver of our TRS lessee or of the whole or substantially all of the assets of our TRS lessee shall be appointed in any proceeding brought by our TRS lessee or if any such receiver, trustee or liquidator shall be appointed in any proceeding brought against our TRS lessee and shall not be vacated or set aside or stayed within 60 days after such appointment;

•	if our TRS lessee voluntarily discontinues operations of a hotel for more than 30 days, except as a result of damage, destruction, renovation or a partial or complete condemnation; or

•	if the franchisor under a franchise agreement has declared an event of default as a result of any action or failure to act by our TRS lessee or any management company and such default continues beyond the applicable grace period, except a default caused by our breach of the lease or a failure to complete improvements required by the franchisor because we failed to provide funds for such improvements to the extent required pursuant to the lease or a default for which we are otherwise accountable.

If an event of default occurs and continues beyond any curative period, we will have the option of terminating the lease. We intend that leases with respect to our hotels acquired in the future will contain substantially similar provisions, although we may, in our discretion, alter any of these provisions with respect to any particular lease.

Termination of Percentage Leases on Disposition of the Hotels

In the event we enter into an agreement to sell or otherwise transfer one or more of the hotels, we will have the right to terminate the lease by giving our TRS lessee 30 days’ written notice with respect to any such hotels and upon either (i) paying our TRS lessee a termination payment equal to the fair market value of our TRS lessee’s leasehold interest in the remaining term of the lease or (ii) offering to lease to our TRS lessee a substitute hotel on terms that would create a leasehold interest in such hotel with a fair market value equal to or exceeding the fair market value of our TRS lessee’s remaining leasehold interest under the lease to be terminated.

Environmental Matters

Our hotel properties are subject to various federal, state and local environmental laws. Under these laws, courts and government agencies have the authority to require us, as owner of a contaminated property, to clean up the property, even if we did not know of or were not responsible for the contamination. These laws also apply to persons who owned a property at the time it became contaminated. In addition to the costs of clean-up, environmental contamination can affect the value of a property and, therefore, an owner’s ability to borrow funds using the property as collateral or to sell the property. Under the environmental laws, courts and government agencies also have the authority to require that a person who sent waste to a waste disposal facility, such as a landfill or an incinerator, to pay for the clean-up of that facility if it becomes contaminated and threatens human health or the environment. A person that arranges for the disposal or transports for disposal or treatment a hazardous substance at a property owned by another may be liable for the costs of removal or remediation of hazardous substances released into the environment at that property.

Furthermore, various court decisions have established that third parties may recover damages for injury caused by property contamination. For instance, a person exposed to asbestos while staying in a hotel may seek to recover damages if he or she suffers injury from the asbestos. Lastly, some of these environmental laws restrict the use of a property or place conditions on various activities. An example would be laws that require a business using chemicals (such as swimming pool chemicals at a hotel property) to manage them carefully and to notify local officials that the chemicals are being used.

We have reviewed recent Phase I ESAs or updates of prior Phase I ESAs for four of our initial properties and are awaiting the results of recent Phase I ESAs and updates of prior Phase I ESAs where necessary for our three other initial properties. Even though we have reviewed these recent Phase I ESAs or updates of prior Phase I ESAs for four of our initial properties and ordered recent Phase I ESAs or updates of prior Phase I ESAs for our three other initial properties, we may have material environmental liabilities of which we are unaware. Except as described below, the Phase I ESAs we have reviewed did not reveal any environmental costs that might have a material adverse effect on our business, assets, results of operations or liquidity. These Phase I ESAs were obtained in the past and may not identify all potential environmental liabilities.

Our review of the existing Phase I and Phase II ESAs and certain environmental reports relating to one of our initial properties, the Hilton Tampa Westshore hotel, indicated the presence of a former landfill on the property that represents a recognized environmental condition to the property. The ESAs and environmental reports for the Hilton Tampa Westshore hotel also indicated the presence of diesel fuel released from an underground storage tank into the soil and groundwater of the property. Pursuant to an indemnification letter, if the Florida Department of Environmental Protection, the Hillsborough County Environmental Protection Commission or any other governmental agency so require, the City of Tampa has agreed to undertake, at its own expense, any additional assessment, monitoring or remediation in the event the landfill presents adverse effects to human health and safety or to property. The City of Tampa’s indemnification obligation does not include third party claims against the owner of the property. We cannot assure you that the City of Tampa’s indemnification obligations will be sufficient to cover any losses we may incur with respect to the environmental condition on this property. Additionally, we may also be responsible for any claims with respect to the diesel fuel release from the underground storage tank.

We could be responsible for the costs discussed above. The costs to clean up a contaminated property, to defend against a claim, or to comply with environmental laws could be material and could adversely affect the funds available for distribution to our stockholders. We can make no assurances that (1) future laws or regulations will not impose material environmental liabilities or (2) the current environmental condition of our hotel properties will not be affected by the condition of the properties in the vicinity of our hotel properties (such as the presence of leaking underground storage tanks) or by third parties unrelated to us.

MANAGEMENT

Directors and Executive Officers

Upon completion of the offering, our board of directors will consist of eight members. Certain information regarding our executive officers and directors, and those persons who have agreed to become directors upon completion of the offering, is set forth below.

Name	Age	Position
Bruce D. Wardinski	43	Chairman of the Board and Director(1)
James L. Francis	41	President, Chief Executive Officer and Director(1)(2)
Tracy M.J. Colden	42	Executive Vice President, General Counsel and Corporate Secretary(2)
Patrick W. Campbell	41	Executive Vice President and Chief Investment Officer(2)
Douglas W. Vicari	44	Executive Vice President, Chief Financial Officer and Treasurer
W. Reeder Glass	62	Director(1)(3)
Francisco L. Borges	51	Director(1)
William L. Wilson	63	Director(1)
Margaret A. Sheehan	44	Director(1)
Thomas A. Natelli	43	Director(1)
Craig E. Lambert	54	Director(1)

(1)	Messrs. Wardinski and Francis currently serve as our directors. Upon completion of the offering, Messrs. Glass, Borges, Wilson, Natelli and Lambert and Ms. Sheehan will become directors.
(2)	These individuals have served in the indicated officer capacities since our formation in July 2003.
(3)	Upon completion of the offering, Mr. Glass will be the initial Barceló Crestline designee.

Bruce D. Wardinski is our non-executive Chairman of the Board of Directors. Mr. Wardinski has served as the President and Chief Executive Officer of Barceló Crestline Corporation since June 2002, and will continue to serve in such capacities after the completion of the offering. From 1998 to 2002, Mr. Wardinski served as the Chairman of the Board, Chief Executive Officer and President of Crestline Capital, a public hotel management company spun-off from Host Marriott Corporation in December 1998 when Host Marriott converted to a REIT, until Crestline Capital’s acquisition by Barceló in June 2002. Before the spin-off of Crestline Capital,  Mr. Wardinski served as Senior Vice President and Treasurer of Host Marriott from 1996 to the time of the spin-off. In this capacity, he was responsible for Host Marriott’s corporate finance, investor relations and cash management functions, as well as for managing Host Marriott’s capital structure and raising funds for acquisitions. Mr. Wardinski spent 12 years with Marriott International and Host Marriott in various finance and development positions, including Corporate Finance Director of Operations, Planning & Control; Treasury Department Senior Director of Project Finance; and Senior Vice President and Managing Director of International Development. Mr. Wardinski received his B.S. in Commerce from the University of Virginia and earned a M.B.A. in Finance from the University of Pennsylvania Wharton School of Business. He currently serves as chairman of the board of directors of ServiceSource Inc., a not-for-profit advocacy group representing people with disabilities, and serves on the board of directors of eStara, Inc.

James L. Francis is our President and Chief Executive Officer, a position he has held since our formation. Mr. Francis currently serves as the Chief Operating Officer, Chief Financial Officer and Treasurer of  Barceló Crestline Corporation, a position he has held since June 2002, and served as Executive Vice President and Chief Financial Officer of Crestline Capital Corporation, prior to its acquisition by Barceló, from December 1998 to June 2002. On the date of completion of the offering, Mr. Francis will resign from Barceló Crestline and become a full time employee of our company. Prior to the spin-off of Crestline Capital from Host Marriott Corporation, Mr. Francis held various finance and strategic planning positions with Host Marriott and

Marriott International, Inc. From June 1997 to December 1998, Mr. Francis held the position of Assistant Treasurer and Vice President Corporate Finance for Host Marriott, where he was responsible for Host Marriott’s corporate finance function, business strategy and investor relations. Over a period of ten years, Mr. Francis served in various capacities with Marriott International’s lodging business, including Vice President of Finance for Marriott Lodging from 1995 to 1997; Brand Executive, Courtyard by Marriott from 1994 to 1995; Controller for the Courtyard by Marriott and Fairfield Inn businesses from 1993 to 1994; Director of Finance and Strategic Planning for Courtyard by Marriott and Fairfield Inn from 1991 to 1993; and Director of Hotel Development Finance from 1987 to 1991. While at Host Marriott, Mr. Francis led the negotiations and structurings of leases on $8 billion of hotel assets. Mr. Francis currently serves on the board of directors of Marriott Federal Credit Union.  Mr. Francis received his B.A. in Economics and Business from Western Maryland College and earned an M.B.A. in Finance and Accounting from Vanderbilt University.

Tracy M.J. Colden is our Executive Vice President, General Counsel and Corporate Secretary, and has served in this capacity since our formation. Ms. Colden currently serves as the Executive Vice President, General Counsel and Corporate Secretary of Barceló Crestline, positions she has held since June 2002, and served as Senior Vice President, General Counsel and Corporate Secretary of Crestline Capital Corporation, prior to its acquisition by Barceló, from December 1998 to June 2002. On the date of completion of the offering,  Ms. Colden will resign from Barceló Crestline and become a full time employee of our company. Prior to the spin-off of Crestline Capital from Host Marriott Corporation, Ms. Colden held various positions with Host Marriott. She joined Host Marriott in 1996 as an attorney, was promoted to Senior Attorney and again promoted to Assistant General Counsel, a capacity in which she served until joining Crestline Capital at the time of the spin-off. While at Host Marriott, Ms. Colden was responsible for negotiating and structuring debt and equity financing for inclusion in rated debt securitizations and conventional mortgage financings as well as negotiating and structuring asset acquisitions and dispositions. Before joining Host Marriott, Ms. Colden was an associate in the real estate practice group with the law firm of Hogan & Hartson L.L.P. in Washington, D.C, from October 1988 to December 1995. Ms. Colden earned a B.B.A. from the University of Michigan School of Business, and a J.D. from the University of Virginia School of Law. She is a Certified Public Accountant and a member of the District of Columbia and Michigan state bars.

Patrick W. Campbell is our Executive Vice President and Chief Investment Officer, a position he has held since our formation. Mr. Campbell currently serves as Senior Vice President of Acquisitions of Crestline Hotels & Resorts, Inc., an independent hotel management company and a wholly-owned subsidiary of Barceló Crestline Corporation, a position he has held since January 2003, and served as Vice President-Business Development of Crestline Capital Corporation from July 2000 to December 2002. In his capacity with Crestline Hotels & Resorts, Mr. Campbell was responsible for developing the company’s portfolio of managed hotels through asset acquisitions, new hotel development and acquisition of management contracts. On the date of completion of the offering, Mr. Campbell will resign from Barceló Crestline and become a full time employee of our company. Before joining Crestline Capital, Mr. Campbell held the positions of Vice President—Acquisitions and Development with Bristol Hotels & Resorts, Inc., prior to its being acquired by Bass PLC (now Intercontinental Hotels Group). During his tenure with Bristol Hotels & Resorts, Bristol Hotels & Resorts grew from 36 hotels to over 120 hotels. Mr. Campbell held various other positions with Bristol Hotels & Resorts, including Vice President—Revenue Management from 1997 to 1998, and Vice President–Operations from 1995 to 1997.  Mr. Campbell received his B.S. in Hospitality Administration from Cornell University’s School of Hotel Administration.

Douglas W. Vicari is our Executive Vice President and Chief Financial Officer, a position he has held since September 2003. Previously, Mr. Vicari served as Senior Vice President and Chief Financial Officer of Prime Hospitality Corp. from August 1998 to July 2003. He has served on the board of directors of Prime Hospitality from May 1999 to July 2003. In his capacity as Senior Vice President and Chief Financial Officer of Prime Hospitality, Mr. Vicari was responsible for all finance and legal functions of the company. Prior to his appointment to Chief Financial Officer, he served as Vice President and Treasurer of Prime Hospitality from

January 1991 to July 1998 and was an instrumental member of the management team that led the company out of bankruptcy in July 1992. From 1986 to 1991, Mr. Vicari was Director of Budgeting and Financial Planning for Prime Hospitality and was responsible for all budgeting, planning and forecasting. Prior to his tenure at Prime Hospitality, Mr. Vicari held numerous management roles at Combustion Engineering (now ABB Brown Boveri) in Stamford, Connecticut from 1981 to 1986. Mr. Vicari earned a B.S. in Accounting from the College of New Jersey and received his M.B.A. in Finance from Fairleigh Dickinson University.

Francisco L. Borges will become a director upon completion of the offering. Since March 1999, he has been President, Chief Executive Officer and a Managing Partner of Landmark Partners, a private equity and real estate investment company, where he oversees strategic planning, product development, marketing and investor relations. Prior to joining Landmark, Mr. Borges served in several capacities with the Financial Guaranty Insurance Company (“FGIC”), including his appointment in 1995 as President of FGIC Government Services, Inc. (“FGIC GS”), a GE Capital Services company, where he was responsible for the management and strategic guidance of all FGIC GS companies, including FGIC Capital Market Services, SCA Credit, Inc., and Great Lakes Bureau, Inc. Prior to this appointment, he served for two years as Managing Director of FGIC’s public finance department. Starting in 1986, Mr. Borges served as Treasurer for the State of Connecticut for six years, managing all aspects of the treasury function. He also served as deputy mayor of Hartford, Connecticut. Mr. Borges is a board member and Treasurer of the NAACP and is a member of the board of directors and the investment committees for the Hartford Foundation for Public Giving and the University of Connecticut Foundation. He also served on the board of trustees of Trinity College and was a member of the board of directors of Shawmut National Bank. Mr. Borges earned a B.A. in Political Science from Trinity College and his J.D. from University of Connecticut Law School.

William L. Wilson will become a director upon completion of the offering. Mr. Wilson served as an independent board member of Crestline Capital Corporation from 1999 until its merger with Barceló Corporación Empresarial. Mr. Wilson has been the Principal-in-Charge of Synterra, Ltd., a site architectural and construction management firm, since it was established in 1972. Mr. Wilson currently serves on the board of directors of the City of Philadelphia Art Commission, the City of Philadelphia Percent for Art Council and the Kutztown University School of Visual and Performing Arts, and serves on the board of trustees of the Pennsylvania School for the Deaf. Mr. Wilson received his B.A. in Landscape Architecture from the University of Pennsylvania and his B.S. in Ornamental Horticulture from Delaware Valley College.

Margaret A. Sheehan will become a director upon completion of the offering. She has been a partner since 2000 at the law firm of Alston & Bird LLP, where she has served as the assistant head of the Financial Services Group in the firm’s Washington, DC office since 2001. Ms. Sheehan concentrates her practice on counseling financial institutions on all matters relating to the development and offering of investment products and services. She also specializes in representing private investment companies, and is an expert on fund structures and offerings for real estate funds, private equity funds, hedge funds and fund of funds. Ms. Sheehan earned her A.B. in Political Science from Duke University, and received her J.D. from the Georgetown University Law Center. Ms. Sheehan is admitted to the District of Columbia and New York State bars, and is a member of the American Bar Association and Women in Housing and Finance.

W. Reeder Glass will become a director upon completion of the offering. He has been a partner at the law firm of Holland & Knight LLP since 1980. Mr. Glass has represented developers, owners and operators of hotel properties, including in the acquisition of real estate for free standing hotels as well as hotels being developed in the context of a mixed-use development and including in the negotiation of all hotel-related documents with most major hotel chains as well as independent hotel operators. He has also acted as counsel for numerous real estate developers engaged in the acquisition, financing and development of large planned unit developments, hotels, mixed-use developments and other commercial and residential projects. Mr. Glass earned his A.B. in History from Georgia State University, his J.D. from Emory University, and his L.L.M. in Taxation from the University of Miami. He is a member of the Florida and Georgia state bars.

Thomas A. Natelli will become a director upon completion of the offering. Since 1987, Mr. Natelli has served as the President and Chief Executive Officer of Natelli Communities, a privately held real estate investment and development company. Under Mr. Natelli’s leadership, the company has earned numerous awards, including the prestigious Urban Land Institute National Award of Excellence for Large Scale Communities, Washington Metro Area Environmental Developer of the Year and Suburban Maryland Builder of the Year. In 1999, Mr. Natelli co-founded eStara, Inc., a privately held technology company, for which he currently serves as the Chairman of the board of directors. He currently serves on the board of and is a past President of the board of the Montgomery County Chamber of Commerce. Mr. Natelli also currently serves as Chairman of the board of trustees of Suburban Health Care System and Chairman of the board of trustees of Suburban Hospital, and heads the executive committees of those two boards. He also serves on the board of directors of FBR National Bank and Trust, a wholly-owned affiliate of Friedman, Billings, Ramsey Group, Inc. Mr. Natelli played a central role in creating the Montgomery Housing Partnership in 1989, a non-profit organization created to preserve and expand the supply of affordable housing in Montgomery County, Maryland. Mr. Natelli received a B.S. in Mechanical Engineering from Duke University.

Craig E. Lambert will become a director upon completion of the offering. Since October 2003, Mr. Lambert has been President of The Fieldstone Group, a lodging consulting company, which provides hotel brand management, sales and marketing, economic business model development, operations and organizational design and support services. Prior to joining The Fieldstone Group, Mr. Lambert served as Senior Vice President-Brand Management for several brand types at Marriott International, including Marriott Hotels & Resorts and Renaissance Hotels & Resorts from October 2001 to October 2003 and Courtyard by Marriott, Springhill Suites by Marriott and Fairfield Inn by Marriott from April 1999 to October 2001. From January 1995 to March 1999, he served as Brand Vice President for the Courtyard by Marriott brand. In these positions, Mr. Lambert had responsibility for business leadership and strategic business planning for these brands. He is an Advisory Board Member for the Center for Hospitality Research at Cornell University, and is an ongoing guest lecturer at the Cornell University School of Hotel Administration. Mr. Lambert received his B.S. in Hospitality Administration from Cornell University’s School of Hotel Administration.

Board Committees

Upon completion of the offering, our board of directors will appoint an Audit Committee, Compensation Policy Committee and a Nominating and Corporate Governance Committee, and will adopt charters for each of these committees. Under these charters, the composition of each committee will be required to comply with the listing standards and other rules and regulations of the New York Stock Exchange, as amended or modified from time to time. Initially, each of these committees will have three directors and will be composed exclusively of independent directors, as defined by the listing standards of the New York Stock Exchange then in effect.

Audit Committee

Our board of directors will establish an Audit Committee, which will consist of Messrs. Borges (Chairman), Natelli and Lambert. The Audit Committee will be responsible for the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of our internal accounting controls. Mr. Borges, an independent director, will chair our audit committee and serve as our audit committee financial expert as that term is defined by the Securities and Exchange Commission.

Compensation Policy Committee

Our board of directors will establish a Compensation Policy Committee, which will consist of  Messrs. Wilson (Chairman) and Borges and Ms. Sheehan. The Compensation Policy Committee will recommend compensation for our executive officers, administer our stock plan, produce an annual report on executive compensation for inclusion in our annual meeting proxy statement and publish an annual committee report for our stockholders.

Nominating and Corporate Governance Committee

Our board of directors will establish a Nominating and Corporate Governance Committee, which will consist of Messrs. Wilson and Natelli and Ms. Sheehan (Chairperson). The Nominating and Corporate Governance Committee will be responsible for seeking, considering and recommending to the board qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting. It also will periodically prepare and submit to the board for adoption the committee’s selection criteria for director nominees. It will review and make recommendations on matters involving general operation of the board and our corporate governance, and will annually recommend to the board nominees for each committee of the board. In addition, the committee will annually facilitate the assessment of the board of directors’ performance as a whole and of the individual directors and reports thereon to the board.

Code of Ethics

We have adopted a code of corporate ethics relating to the conduct of our business by our employees, officers and directors. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business, including those relating to doing business outside the United States. Specifically, our code of ethics prohibits payments, directly or indirectly, to any foreign official seeking to influence such official or otherwise obtain an improper advantage for our business.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks and none of our employees participates on the Compensation Policy Committee.

Director Compensation

The Chairman of our board of directors will be paid a fee of $250,000 per year. Each of our independent directors who does not serve as the chairman of one of our committees will be paid a director’s fee of $20,000 per year. Each director who serves as a committee chairman, other than our audit committee chairman, will be paid a director’s fee of $25,000. The director who serves as our audit committee chairman will be paid a director’s fee of $30,000. Each director, other than our Chairman, will also be paid $1,500 per board or committee meeting attended (or $500 per telephonic meeting), except that committee chairpersons will be paid $2,500 per committee meeting attended. Directors who are officers or employees will receive no additional compensation as directors. In addition, we will reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their services on the board of directors.

Effective concurrent with the completion of the offering, we have granted our Chairman a restricted stock award as set forth in the Summary Compensation Table below. Each of our other directors who is not an officer or employee will receive an initial grant of 5,000 unrestricted shares of common stock concurrent with completion of the offering and 2,000 unrestricted shares of common stock on the date of the meeting of the board of directors immediately following each annual meeting of our stockholders.

2003 Omnibus Stock Incentive Plan

We have established an omnibus Stock Incentive Plan for the purpose of recruiting and retaining our and our affiliates’ executive officers, employees, directors and consultants. The Stock Incentive Plan authorizes the issuance of options to purchase shares of common stock and the grant of stock awards, stock appreciation rights, deferred shares, performance shares and performance units.

Until completion of the offering, administration of the Stock Incentive Plan will be carried out by our board of directors. Upon completion of the offering, administration of the Stock Incentive Plan will be carried out by the Compensation Policy Committee of the board of directors. The Compensation Policy Committee may delegate a portion of its authority under the Stock Incentive Plan to one or more officers, but it may not delegate its authority with respect to awards to individuals subject to Section 16 of the Securities Exchange Act of 1934, as amended. As used in this summary, the term “administrator” means the Compensation Policy Committee or its delegate.

Our officers and employees and those of our operating partnership and other subsidiaries are eligible to participate in the Stock Incentive Plan. Our directors and other persons that provide consulting services to us and our subsidiaries are also eligible to participate in the Stock Incentive Plan. The term subsidiary is used in the summary to refer to both corporate subsidiaries and other entities, such as partnerships and limited liability companies, for which we directly or indirectly control at least 50% of the equity and any other entity in which we have a material equity interest and which is designated as an “affiliate” by the Compensation Policy Committee.

Under the Stock Incentive Plan, the maximum number of shares of common stock that may be subject to stock options, stock awards, deferred shares or performance shares and covered by stock appreciation rights will be equal to 5% of the number of outstanding shares of common stock on a fully diluted basis upon completion of the offering and the exercise of the underwriters’ over-allotment option, which will be 1,527,000 shares based upon the offering of 25,000,000 shares of our common stock (assuming no exercise of the underwriters over-allotment option). No one participant may receive awards for more than 500,000 shares of common stock in any one calendar year. The maximum number of performance units that may be granted to a participant in any one calendar year is 750,000 for each full or fractional year included in the performance period for the award granted during the calendar year. These limitations, and the terms of outstanding awards, will be adjusted without the approval of our stockholders as the administrator determines is appropriate in the event of a stock dividend, stock split, reclassification of stock or similar events. If an option terminates, expires or becomes unexercisable, or shares of common stock subject to a stock award, grant of performance shares, grant of deferred shares or stock appreciation right are forfeited, the shares subject to such option, stock award, grant of performance shares, grant of deferred shares or stock appreciation right are available under the first sentence of this paragraph for future awards under the Stock Incentive Plan. In addition, shares which are issued under any type of award under the Stock Incentive Plan and which are repurchased or reacquired by us at the original purchase price for such shares are also available under the first sentence of this paragraph for future awards under the Stock Incentive Plan.

The Stock Incentive Plan provides for the grant of (i) options intended to qualify as incentive stock options under Section 422 of the Code and (ii) options that are not intended to so qualify. Options intended to qualify as incentive stock options may be granted only to persons who are our employees or are employees of our corporate subsidiaries. No participant may be granted incentive stock options that are exercisable for the first time in any calendar year for common stock having a total fair market value (determined as of the option grant), in excess of $100,000. The principal difference between incentive stock options and other options is that a participant generally will not recognize ordinary income at the time an incentive stock option is granted or exercised, but rather at the time the participant disposes of the shares of common stock acquired under the incentive stock option. In contrast, the exercise of an option that is not an incentive stock option generally is a taxable event that requires the participant to recognize ordinary income equal to the difference between the stock’s fair market value and the option price. The employer will not be entitled to a federal income tax deduction with respect to incentive stock options except in the case of certain disqualifying dispositions of common stock acquired under the options. The employer may claim a federal income tax deduction on account of the exercise of an option that is not an incentive stock option equal to the amount of ordinary income recognized by the participant.

The administrator will select the participants who are granted options and, consistent with the terms of the Stock Incentive Plan, will prescribe the terms of each option, including the vesting rules for such option. The option exercise price cannot be less than the common stock’s fair market value on the date the option is granted, and in the event a participant is deemed to be a 10% owner of our company or one of our corporate subsidiaries, the exercise price of an incentive stock option cannot be less than 110% of the common stock’s fair market value on the date the option is granted. The Stock Incentive Plan prohibits repricing of an outstanding option, and therefore, the administrator may not, without the consent of the stockholders, lower the exercise price of an outstanding option. This limitation does not, however, prevent adjustments resulting from stock dividends, stock splits, reclassifications of stock or similar events. The option price may be paid in cash or, with the administrator’s consent, by surrendering shares of common stock, or a combination of cash and shares of common stock. Options may be exercised in accordance with requirements set by the administrator. The maximum period in which an option may be exercised will be fixed by the administrator but cannot exceed ten years, and in the event a participant is deemed to be a 10% owner of our company or one of our corporate subsidiaries, the maximum period for an incentive stock option granted to such participant cannot exceed five years. Options generally will be nontransferable except in the event of the participant’s death but the administrator may allow the transfer of non-qualified stock options through a gift or domestic relations order to the participant’s family members.

Unless provided otherwise in a participant’s stock option agreement and subject to the maximum exercise period for the option, an option generally will cease to be exercisable upon the earlier of (i) three months following the participant’s termination of service with us or our affiliate or (ii) the expiration date under the terms of the participant’s stock option agreement. The right to exercise an option will expire immediately upon termination if the termination is for “cause” or a voluntary termination any time after an event that would be grounds for termination for cause. Upon death or disability, the option exercise period is extended to the earlier of (i) one year from the participant’s termination of service or (ii) the expiration date under the terms of the participant’s stock option agreement.

The administrator also will select the participants who are granted stock awards and, consistent with the terms of the Stock Incentive Plan, will establish the terms of each stock award. A stock award may be subject to payment by the participant of a purchase price for shares of common stock subject to a stock award, and a stock award may be subject to vesting requirements or transfer restrictions or both as determined by the administrator. Those conditions may include, for example, a requirement that the participant complete a specified period of service or that certain performance objectives be achieved. The performance objectives may be based on the individual performance of the participant, our performance or the performance of our affiliates, subsidiaries, divisions, departments or functions in which the participant is employed or has responsibility. In the case of a performance objective for an award intended to qualify as “performance based compensation” under  Section 162(m) of the Code, the objectives are limited to specified levels of and increases in our or a business unit’s return on equity; total earnings; earnings per share; earnings growth; return on capital; return on assets; economic value added; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; sales growth; gross margin return on investment; increase in the fair market value of the shares; share price (including but not limited to growth measures and total shareholder return); net operating profit; cash flow (including, but not limited to, operating cash flow and free cash flow); cash flow return on investments (which equals net cash flow divided by total capital); internal rate of return; increase in net present value or expense targets. Transfer of the shares of common stock subject to a stock award normally will be restricted prior to vesting.

The administrator also will select the participants who receive stock appreciation rights under the Stock Incentive Plan. A stock appreciation right entitles the participant to receive a payment of up to the amount by which the fair market value of a share of common stock on the date of exercise exceeds the base value for a share of common stock as established by the administrator at the time of grant of the award. A stock appreciation right will be exercisable at such times and subject to such conditions as may be established by the administrator. A stock appreciation right may be granted either alone or in tandem with other awards under the Stock Incentive Plan. The amount payable upon the exercise of a stock appreciation right may be settled in cash or by the issuance of shares of common stock.

The Stock Incentive Plan also authorizes the grant of deferred shares, i.e., the right to receive a future delivery of shares of common stock, if certain conditions are met. The administrator will select the participants who are granted awards of deferred shares and will establish the terms of each grant. The conditions established for earning the grant of deferred shares may include, for example, a requirement that certain performance objectives, such as those described above, be achieved.

The Stock Incentive Plan also permits the grant of performance shares and performance units to participants selected by the administrator. A performance share is an award designated in a specified number of shares of common stock that is payable in whole or in part, if and to the extent certain performance objectives are achieved. A performance unit is a cash bonus equal to $1.00 per unit awarded that is payable in whole or in part, if and to the extent certain performance objectives are achieved. The performance objectives will be prescribed by the administrator and will be stated with reference to the performance objectives described above. A grant of performance units may be settled by payment of cash, shares of common stock or a combination of cash and shares and may grant to the participant or reserve to the administrator the right to elect among these alternatives.

No awards may be granted under the Stock Incentive Plan after the tenth anniversary of the adoption of the Stock Incentive Plan. The board of directors may amend or terminate the Stock Incentive Plan at any time, but an amendment will not become effective without the approval of our stockholders (within 12 months of the date such amendment is adopted by the board of directors) if it increases the aggregate number of shares of common stock that may be issued under the Stock Incentive Plan, changes the class of employees eligible to receive incentive stock options or stockholder approval is required by any applicable law, regulation or rule, including any rule of the New York Stock Exchange. No amendment or termination of the Stock Incentive Plan will affect a participant’s rights under outstanding awards without the participant’s consent.

To date, none of our executive officers or directors has been granted options to purchase shares of our common stock under the Stock Incentive Plan or otherwise.

Effective concurrent with closing of (and subject to) the offering, we have granted to our executive officers restricted stock awards as set forth in the table below.

Executive Compensation

Set forth below are the initial annual cash compensation and restricted stock and option grants to be paid to our chief executive officer and our four other most highly compensated executive officers commencing upon completion of the offering:

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation
Name and Position	Base Salary	Bonus(1)	Other Annual Compensation		Restricted Stock Awards(2)	Securities Underlying Options	All Other Compensation
	($)	($)	($)		($)	(#)	($)
Bruce D. Wardinski, Chairman of the Board	—	—	250,000	(3)	1,600,000	—	—

James L. Francis,
President and Chief Executive Officer	415,000	—	—		2,300,000	—	—

Patrick W. Campbell, Executive Vice President and Chief Investment Officer	240,000	—	—		1,000,000	—	—

Tracy M.J. Colden, Executive Vice President, General Counsel and Corporate Secretary	235,000	—	—		1,000,000	—	—

Douglas W. Vicari, Executive Vice President, Chief Financial Officer and Treasurer	235,000	—	—		1,000,000	—	—

(1)	Our executive officers will be entitled to such bonuses as may be determined by our compensation committee from time to time. There is no minimum guaranteed bonus. We expect that bonuses for Mr. Francis could range up to 125% of his base salary and bonuses for each of our other executive officers could range up to 75% of their respective base salaries. Mr. Wardinski is not entitled to any bonuses.
(2)

The amounts shown reflect the values of grants of 160,000, 230,000, 100,000, 100,000 and 100,000 shares of restricted common stock granted effective concurrent with the closing of the offering to Mr. Wardinski, Mr. Francis, Mr. Campbell, Ms. Colden and Mr. Vicari, respectively, based on the initial public offering price. The number of shares of restricted common stock will change if the size of the offering changes. See “Management — Employment Agreements.” In each case, subject to continued service to us, the restrictions on Mr. Wardinski’s and each executive officer’s shares will lapse at the rate of one-third of the number of restricted shares per year commencing on the first anniversary of the closing of the offering with restrictions on an additional one-third of the number of restricted shares lapsing on each of the second and third anniversaries of the closing of the offering. The vesting of Mr. Wardinski’s restricted shares will accelerate if his service as a director terminates for death or disability, by reason of the failure of Mr. Wardinski to be re-nominated by our board of directors or re-elected by the stockholders (other than his voluntary withdrawal from the board or a removal for cause and in accordance with our charter) or by reason of a change in control of our company. Accelerated vesting may occur in accordance with each executive officer’s employment agreement if, during the term of his or her employment agreement with us, the executive officer terminates for death or disability or is terminated by us without cause or the executive officer resigns for good reason. An accelerated lapse of each executive officer’s restrictions will also occur if during the 10-day business period following a change in control of our company, the executive officer resigns for any reason. Mr. Wardinski and the executive officers will be entitled to vote and receive distributions with respect to shares of restricted stock.

(3)	Represents Mr. Wardinski’s compensation as non-executive Chairman of our board of directors.

We will maintain an Executive Deferred Compensation Plan under which our officers may voluntarily defer a portion of their compensation. Participants may also receive a matching contribution credit to their deferred compensation accounts under the plan based on the matching contribution formula for the year to our 401(k) Retirement Savings Plan and to the extent such matching amount is not credited to the participant under the 401(k) Retirement Savings Plan. Employee voluntary deferrals are fully vested and matching contribution credits vest in the same manner as provided in our 401(k) Retirement Saving Plan. The executive deferred compensation plan is not qualified under Section 401(a) of the Code. We intend to invest the amount of participant deferred compensation credits in a grantor trust. Commencement of payment of vested deferred compensation accounts, as adjusted by earnings and losses, may be deferred until termination of employment.

Employment Agreements

We have entered into employment agreements, effective upon completion of the offering, with  Messrs. Francis, Campbell and Vicari and Ms. Colden that provide for an annual salary of $415,000 for  Mr. Francis, $240,000 for Mr. Campbell, $235,000 for Mr. Vicari and $235,000 for Ms. Colden, which will become effective upon the closing of the offering. In addition, the employment agreements provide them severance benefits if their employment ends under certain circumstances. We believe that the agreements will benefit us by helping to retain the executives and by allowing them to focus on their duties without the distraction of the concern for their personal situations in the event of a possible change in control of our company.

The agreements have an initial term of three years, with respect to Mr. Francis, and two years, with respect to Messrs. Campbell and Vicari and Ms. Colden, beginning on the effective date of the offering. Thereafter, the term of the agreements will be extended for an additional year, on each anniversary of the effective date of the offering, unless either party gives six months’ prior notice that the term will not be extended.

Each of these executives will be entitled to receive benefits under the agreements if we terminate the executive’s employment without cause or the executive resigns with good reason or if there is a change in control of our company during the term of the agreements and, within one year after the change in control, we terminate the executive’s employment without cause or the executive resigns with good reason or within 10 business days following the change in control the executive resigns for any reason. Under these scenarios, each of the executives is entitled to receive (1) any accrued but unpaid salary and bonuses, (2) vesting as of the executive’s last day of employment of any unvested stock options or restricted stock previously issued to the executive, (3) payment of the executive’s life, health and disability insurance coverage for a period of two years, in the case of Mr. Francis, and one year, in the case of Messrs. Campbell and Vicari and Ms. Colden, but in each case with an additional year with respect to termination relating to a change in control, following the executive’s termination, and (4) a severance payment calculated as described below. In the event of a change in control of our company, each of the executives will be eligible to receive payments to compensate the executive for the additional taxes, if any, imposed on the executive under Section 4999 of the Code by reason of receipt of excess parachute payments.

With respect to termination relating to a change of control, the severance payment is equal to three times, in the case of Mr. Francis, or two times, in the case of Messrs. Campbell and Vicari and Ms. Colden, current salary plus three times, in the case of Mr. Francis, or two times, in the case of Messrs. Campbell and Vicari and  Ms. Colden, the higher of (1) the average of all bonuses paid to them during the three prior years or (2) the most recent bonus paid to the executive.

These restricted stock awards are based upon an offering of 25,000,000 shares of our common stock. In the event the size of the offering changes, the aggregate number of shares subject to restricted stock awards will be adjusted by 2.25% of any change in the number of shares offered.

With respect to termination by us without cause, or by the executive for good reason, the severance payment is equal to two times, in the case of Mr. Francis, or one times, in the case of Messrs. Campbell and Vicari and Ms. Colden, current salary plus one times the higher of (1) the average of all bonuses paid to them during the three prior years or (2) the most recent bonus paid to the executive.

The employment agreements contain customary non-competition covenants that apply during the term and for one year after the term of each executive’s employment with our company.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of directors, without a vote of our stockholders. Any change to any of these policies by our board of directors, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our board of directors believes that it is advisable to do so in our and our stockholders’ best interests. We cannot assure you that our investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

We plan to invest principally in hotel properties. At the completion of the offering, we will not have committed a material portion of the net proceeds of the offering to any specific hotel property investment. Our senior executive officers, including James L. Francis, Tracy M.J. Colden, Patrick W. Campbell and  Douglas W. Vicari, will identify and negotiate acquisition opportunities, subject to approval by our board of directors. For information concerning the investing experience of these individuals, please see the sections entitled “Our Business and Properties—Our Team” and “Management.”

We intend to conduct substantially all of our investment activities through our operating partnership and its subsidiaries. Our primary investment objectives are to enhance stockholder value over time by generating strong returns on invested capital, consistently paying attractive distributions to our stockholders and achieving long-term appreciation in the value of our lodging investments.

There are no limitations on the amount or percentage of our total assets that may be invested in any one property. Additionally, no limits have been set on the concentration of investments in any one location or facility type.

Additional criteria with respect to our hotel investments is described in “Our Business and Properties—Our Strategy.”

Investments in Mortgages, Structured Financings and Other Lending Policies

We have no current intention of investing in loans secured by properties or making loans to persons. However, we do not have a policy limiting our ability to invest in loans secured by properties or to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We may make loans to joint ventures in which we may participate in the future. However, we do not intend to engage in significant lending activities.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Generally speaking, we do not expect to engage in any significant investment activities with other entities, although we may consider joint venture investments with other investors. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties (normally general or limited partnership interests in special purpose partnerships owning properties). We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act of 1940, as amended, and we intend to divest securities before any registration would be required.

We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Disposition Policy

Although we have no current plans to dispose of properties within our portfolio, we will consider doing so, subject to REIT qualification and prohibited transaction rules, if our management determines that a sale of a property would be in our best interests based on the price being offered for the property, the operating performance of the property, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale. For a discussion of the implications of disposing of certain of our initial properties, see “Risk Factors—Risks Related to Our Business and Properties.”

Financing Policies

We will seek to maintain target debt levels of 40-50% of historical asset cost. For our initial debt financing, we intend to obtain a line of credit for general corporate purposes, which may include the following:

•	funding of investments;

•	funding of structured finance investments;

•	payment of declared distributions to stockholders;

•	working capital needs;

•	payment of corporate taxes on our TRS lessees; or

•	any other payments deemed necessary or desirable by senior management and approved by the lender.

We intend to approach several lending institutions and will determine a preference based on interest rate pricing and other recurring fees, flexibility of funding, maturity, restrictions on prepayment and refinancing and restrictions impacting our daily operations.

Going forward, we will consider a number of factors when evaluating our level of indebtedness and making financial decisions, including, among others, the following:

•	the interest rate of the proposed financing;

•	the extent to which the financing impacts the flexibility with which we asset manage our properties;

•	prepayment penalties and restrictions on refinancing;

•	the purchase price of properties we acquire with debt financing;

•	our long-term objectives with respect to the financing;

•	our target investment returns;

•	the ability of particular properties, and our company as a whole, to generate cash flow sufficient to cover expected debt service payments;

•	overall level of consolidated indebtedness;

•	timing of debt and lease maturities;

•	provisions that require recourse and cross-collateralization;

•	corporate credit ratios including debt service coverage, debt to total market capitalization and debt to undepreciated assets; and

•	the overall ratio of fixed- and variable-rate debt.

Equity Capital Policies

Subject to applicable law and the requirements for listed companies on the NYSE, our board of directors has the authority, without further stockholder approval, to issue additional authorized common stock and preferred stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing stockholders will have no preemptive right to additional stock issued in any offering, and any offering might cause a dilution of investment. We may in the future issue common stock in connection with acquisitions. We also may issue units of limited partnership interest in our operating partnership in connection with acquisitions of property.

Our board of directors may authorize the issuance of preferred stock with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control in us that might involve a premium price for holders of our common stock or otherwise might be in their best interests. Additionally, preferred stock could have distribution, voting, liquidation and other rights and preferences that are senior to those of our common stock.

We may, under certain circumstances, purchase common stock in the open market or in private transactions with our stockholders, if those purchases are approved by our board of directors. Our board of directors has no present intention of causing us to repurchase any stock, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

In the future, we may institute a dividend reinvestment plan, or DRIP, which would allow our stockholders to acquire additional common stock by automatically reinvesting their cash dividends. Stock would be acquired pursuant to the plan at a price equal to the then prevailing market price, without payment of brokerage commissions or service charges. Stockholders who do not participate in the plan will continue to receive cash distributions as declared.

Conflict of Interest Policy

Our current board of directors consists of Messrs. Wardinski and Francis and as a result, the transactions and agreements in connection with the formation of our company prior to the offering have not been approved by any independent directors.

Effective upon closing of the offering, we intend to adopt policies to reduce potential conflicts of interest. Generally, we expect that our policy will provide that any transaction, agreement or relationship in which any of our directors, officers or employees has an interest must be approved by a majority of our disinterested directors. However, we cannot assure you that these policies will be successful in eliminating the influence of these conflicts. See “Risk Factors—Risks Related to Our Business and Properties.”

The Maryland General Corporation Law, or MGCL, provides that a contract or other transaction between a corporation and any of that corporation’s directors or any other entity in which that director is also a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the fact that the director was present at the meeting at which the contract or transaction is approved or the fact that the director’s vote was counted in favor of the contract or transaction, if:

•	the fact of the common directorship or interest is disclosed to the board or a committee of the board, and the board or that committee authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed to stockholders entitled to vote on the contract or transaction, and the contract or transaction is approved by a majority of the votes cast by the stockholders entitled to vote on the matter, other than votes of stock owned of record or beneficially by the interested director, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to the corporation.

Reporting Policies

Generally speaking, we intend to make available to our stockholders audited annual financial statements and annual reports. After the offering, we will become subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including audited financial statements, with the Securities and Exchange Commission.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of common stock by (i) each of our directors, (ii) each of our executive officers and (iii) all of our directors and executive officers as a group upon completion of the offering. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class(1)
Bruce D. Wardinski	460,000	(2)	1.5%
James L. Francis	230,000	(3)	*
Tracy M.J. Colden	100,000	(3)	*
Patrick W. Campbell	100,000	(3)	*
Douglas W. Vicari	100,000	(3)	*
W. Reeder Glass	5,000	(4)	*
Francisco L. Borges	5,000	(4)	*
William L. Wilson	5,000	(4)	*
Margaret A. Sheehan	5,000	(4)	*
Thomas A. Natelli	5,000	(4)	*
Craig E. Lambert	5,000	(4)	*

All executive officers and directors as a group	1,020,000	(1)(2)(3)(4)	3.4%

*	Represents less than 1% of the number of shares of common stock and operating partnership units upon completion of the offering and formation transactions.

(1)	Assumes that none of the units of limited partnership interest or warrants are redeemed or exercised for common stock.

(2)	Includes 300,000 shares of common stock that Mr. Wardinski has agreed to purchase directly from us in a privately negotiated transaction, plus 160,000 shares of restricted stock to be granted to him under our 2003 Omnibus Stock Incentive Plan. Subject to continued service to us, the restrictions on the restricted stock will lapse at the rate of one third of the number of restricted shares per year commencing on the first anniversary of the closing of the offering. Mr. Wardinski will be entitled to vote and receive distributions with respect to shares of restricted stock.

(3)	Represents restricted shares of common stock. Subject to continued service to us, the restrictions on the restricted stock will lapse at the rate of one third of the number of restricted shares per year commencing on the first anniversary of the closing of the offering. The officers will be entitled to vote and receive distributions with respect to shares of restricted stock.

(4)	Represents unrestricted shares of common stock to be granted to be granted to each non-employee director other than Mr. Wardinski upon completion of the offering.

The number of shares of restricted common stock will change if the size of the offering changes. See “Management — 2003 Omnibus Stock Incentive Plan” and “— Employment Agreements.’

We currently have outstanding 1,000 shares of common stock, all of which are owned by our President, Mr. Francis. Upon completion of the offering, we will redeem all 1,000 shares from Mr. Francis at his cost of $1.00 per share.

REGISTRATION RIGHTS AND LOCK-UP AGREEMENTS

We have agreed to register up to 989,536 shares of our common stock issuable upon redemption of 989,536 units of limited partnership interest in our operating partnership to be issued in the formation transactions, including 564,590 units issuable to Barceló Crestline, beginning one year after issuance of the units, so as to make those shares freely tradable.

In addition, we have agreed to register for resale within one year after completion of the offering, 1,250,000 shares of common stock that Barceló Crestline has agreed to purchase directly from us, 300,000 shares of common stock that our Chairman, Mr. Wardinski, has agreed to purchase directly from us, 2,000,000 shares of common stock that institutional funds advised by Brahman Capital have agreed to purchase directly from us and 1,000,000 shares of common stock that institutional funds advised by Libra Advisors have agreed to purchase directly from us in privately negotiated transactions. Upon demand by Barceló Crestline, Mr. Wardinski, the institutional funds advised by Brahman Capital or Libra Advisors, we will register such shares for resale beginning six months after completion of the offering.

Lastly, we have agreed to register the resale of the shares of common stock underlying the warrants that we will issue to Friedman, Billings, Ramsey & Co., Inc. upon closing of the offering within one year after completion of the offering.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions With Barceló Crestline

Bruce D. Wardinski, our Chairman of the Board of Directors, is also the President and Chief Executive Officer of Barceló Crestline Corporation. W. Reeder Glass, who will be one of our directors upon completion of the offering, has been designated by Barceló Crestline to serve on our board of directors. Mr. Glass is also a director of Barceló Crestline.

Purchase of Initial Hotels

Barceló Crestline owns a 66.7% interest in Portsmouth Hotel Associates, LLC, which owns the Portsmouth Renaissance hotel, an 80% interest in Sugar Land Hotel Associates, L.P., which owns the Sugar Land Marriott hotel, and a 50% interest in A/H-BCC Virginia Beach Hotel, LLC, which owns the Hilton Garden Inn Virginia Beach Town Center hotel.

The 43,011 units to be issued to Barceló Crestline in exchange for its equity interests in Sugar Land Hotel Associates, L.P. have a value of approximately $430,110, based on the initial public offering price of our common stock. In addition Barceló Crestline will receive the return of a $1.0 million certificate of deposit pledged to cover operating losses at the Sugar Land Marriott hotel, as described below under “Release of Pledged Certificate of Deposit.” Barceló Crestline’s cost is represented by its total cash investment in the Sugar Land Marriott hotel of $3.2 million before its impairment charge of $1.8 million. We have agreed to pay Barceló Crestline up to $1.8 million (in the form of units in our operating partnership, valued at the market price for our common stock at the time of payment as described below) as additional consideration for its interest in the Sugar Land Marriott hotel, allowing Barceló Crestline to potentially recoup its cash investment. The number of additional units, if any, will equal 50% of the Sugar Land Marriott hotel’s cumulative operating profit (as defined in the management agreement) in excess of $9.5 million, over the 36-month period following our acquisition divided by the average closing price for our common stock for the 20 trading days preceding the calculation date in October 2006. Barceló Crestline purchased its equity interests in Sugar Land Hotel Associates, L.P. in February 2002.

The 142,688 units to be issued to Barceló Crestline in exchange for its interests in A/H-BCC Virginia Beach Hotel, LLC have a value of approximately $1.4 million, based on the initial public offering price of our common stock. Barceló Crestline’s cost is represented by its total cash investment in A/H-BCC Virginia Beach Hotel, LLC of approximately $1.3 million. In connection with our acquisition of the Hilton Garden Inn Virginia Beach Town Center hotel, we have agreed to pay to A/H Hotel, L.L.C., the third party owner of equity interests in A/H-BCC Virginia Beach Hotel, LLC, who is not affiliated with Barceló Crestline, as additional consideration for its equity interests, on the third anniversary of the opening of the hotel, an additional amount (in the form of units in our operating partnership, valued at the market price for our common stock at the time of payment, or in cash if such party is not at that time an accredited investor as defined in the federal securities laws) based upon the hotel’s operating profit in the second full year or third full year following opening, whichever is greater. Barceló Crestline purchased its equity interests in A/H-BCC Virginia Beach Hotel, LLC in December 2002.

The 378,891 units to be issued to Barceló Crestline in exchange for its equity interest in Portsmouth Hotel Associates, LLC have a value of approximately $3.8 million, based on the initial public offering price of our common stock. Barceló Crestline’s cost is represented by total cash investment in the Portsmouth Renaissance hotel of approximately $2.2 million, and Barceló Crestline has received cash distributions of approximately $400,000 through September 30, 2003. Barceló Crestline purchased its equity interests in Portsmouth Hotel Associates, LLC in May 1999.

All historical investments made by Barceló Crestline were in the form of capital contributions to fund the development of these hotels.

Strategic Alliance Agreement

We have entered into a seven-year strategic alliance agreement with Barceló Crestline pursuant to which (i) Barceló agreed to purchase 1,250,000 shares of our common stock (having a value of $12.5 million based on the initial public offering price for our common stock) directly from us in a private transaction concurrently with the closing of the offering at a price per share equal to the initial public offering price, less an amount equal to the underwriting discount, (ii) Barceló Crestline agrees to refer to us (on an exclusive basis) hotel acquisition opportunities in the United States presented to Barceló Crestline or its subsidiaries other than opportunities that relate to third party management arrangements offered to Barceló Crestline, (iii) unless a majority of our independent directors in good faith concludes for valid business reasons that another management company should manage a hotel owned by us, we agree to offer Barceló Crestline or its subsidiaries the right to manage hotel properties we acquire in the United States, unless the hotel is encumbered by a management agreement that would extend beyond the date of our acquisition of the hotel and a termination fee is payable to terminate the existing management agreement (unless Barceló Crestline pays such termination fee) and (iv) we agreed to grant Barceló Crestline the right to designate one nominee for election to our board of directors at each meeting of our stockholders at which directors are to be elected.

Management Agreements

A wholly owned subsidiary of Barceló Crestline will enter into a management agreement with us to manage six of our initial properties and is expected to manage other U.S. hotel properties we acquire which are not already under third party management contracts. The management agreement provides for a monthly base management fee of 2.0% to 3.5% of all gross revenues generated by those properties in our portfolio that Barceló Crestline manages, plus an annual incentive management fee for each hotel equal to 15.0% of the amount by which operating profit for the hotel for the fiscal year exceeds 11.0% of our investment in the hotel, up to a total amount of combined base and incentive fees of 4.5% of gross revenues.

Repayments to Barceló Crestline

Upon completion of the offering, we will repay Barceló Crestline approximately $2.0 million in reimbursement of costs and expenses incurred on our behalf in connection with the offering.

Repayment of Indebtedness

We will use net proceeds of the offering to repay approximately $61.6 million of indebtedness with respect to the three initial properties being contributed by entities owned by Barceló Crestline and unaffiliated third parties. This indebtedness includes (i) approximately $4.0 million of the mortgage debt on the Sugar Land Marriott hotel that Barceló Crestline has guaranteed and (ii) a mezzanine loan secured by a pledge of the ownership interests in the entity that owns the Sugar Land Marriott hotel with a principal amount outstanding of approximately $3.5 million and approximately $1.0 million of accrued interest.

Release of Pledged Certificate of Deposit

Prior to our acquisition of all of the equity interests of the entity that owns the Sugar Land Marriott hotel, the lender will release a $1.0 million certificate of deposit that was pledged by Barceló Crestline in February 2002 to cover operating losses at this hotel during its ramp-up period to Barceló Crestline. The pledge of the certificate of deposit was required by the first mortgage lender on the Sugar Land Marriott hotel. The certificate carries an interest rate of 1.35% per annum and is subject to renewal every 30 days. If the lender draws on this certificate to fund any operating losses, we will reimburse Barceló Crestline for such amounts upon closing our acquisition of this hotel.

Transactions With Our Chairman

Mr. Wardinski has agreed to purchase 300,000 shares of our common stock directly from us for cash in a private transaction concurrently with the closing of the offering at the initial public offering price, less an amount equal to the underwriting discount. The company will record this item as an expense upon closing of the offering.

We will use approximately $1.5 million of the net proceeds of the offering to repay a loan to us from Mr. Wardinski, the proceeds of which we used to reimburse Barceló Crestline for the $1.5 million earnest money deposit on the Plaza San Antonio Marriott hotel in connection with Barceló Crestline’s assignment of the purchase agreement for that hotel to us.

Agreements With Executive Officers

Our senior executive officers, Messrs. Francis, Vicari and Campbell and Ms. Colden, are currently officers and employees of Barceló Crestline. Upon completion of the offering, they will resign from Barceló Crestline and become full time employees of our company.

Pursuant to his employment agreement with the company, Mr. Francis will receive an annual salary equal to $415,000 and a bonus as determined by our compensation policy committee. In addition, he may receive cash payments in the event of a change of control of our company. In addition, concurrent with closing of the offering, Mr. Francis will receive 230,000 shares of our common stock as a restricted stock award pursuant to our Stock Incentive Plan. Mr. Francis has an outstanding loan from Barceló Crestline which was originally extended prior to Barceló’s acquisition of Crestline Capital Corporation and which was used to purchase stock of Crestline Capital Corporation. As an incentive to remain employed with Barceló Crestline (or Crestline Capital Corporation prior to its acquisition), the stock purchase loan was to be forgiven over time, a bonus equal to Mr. Francis’s tax liability on the loan forgiveness was to be paid at the time of forgiveness and Mr. Francis was made eligible to share in a retention bonus pool payable as of December 31, 2003. Pursuant to a severance agreement with Barceló Crestline, upon completion of the offering Barceló Crestline will (a) accelerate forgiveness of stock purchase loans to Mr. Francis in the approximate amount of $190,000, (b) pay Mr. Francis an amount equal to his tax liability on the loan forgiveness amount, and (c) pay Mr. Francis a one-time payment of an amount not to exceed $383,000 in settlement of the retention bonus otherwise payable to him by Barceló Crestline on or before December 31, 2003.

Pursuant to her employment agreement with the company, Ms. Colden will receive an annual salary equal to $235,000 and a bonus as determined by our compensation policy committee. In addition, she may receive cash payments in the event of a change of control of our company. In addition, concurrent with closing of the offering, Ms. Colden will receive 100,000 shares of our common stock as a restricted stock award pursuant to our Stock Incentive Plan. Ms. Colden has an outstanding loan from Barceló Crestline which was originally extended prior to Barceló’s acquisition of Crestline Capital Corporation and which was used to purchase stock of Crestline Capital Corporation. As an incentive to remain employed with Barceló Crestline (or Crestline Capital Corporation prior to its acquisition), the stock purchase loan was to be forgiven over time, a bonus equal to Ms. Colden’s tax liability on the loan forgiveness was to be paid at the time of forgiveness and Ms. Colden was made eligible to share in a retention bonus pool payable as of December 31, 2003. Pursuant to a severance agreement with Barceló Crestline, upon completion of the offering Barceló Crestline will (a) accelerate forgiveness of stock purchase loans to Ms. Colden in the approximate amount of $81,000, (b) pay Ms. Colden an amount equal to her tax liability on the loan forgiveness amount, and (c) pay Ms. Colden a one-time payment of an amount not to exceed $220,500 in settlement of the retention bonus otherwise payable to her by Barceló Crestline on or before December 31, 2003.

Pursuant to his employment agreement with the company, Mr. Campbell will receive an annual salary equal to $240,000 and a bonus as determined by our compensation policy committee. In addition, he may receive cash payments in the event of a change of control of our company. In addition, concurrent with closing of the offering, Mr. Campbell will receive 100,000 shares of our common stock as a restricted stock award pursuant to our Stock Incentive Plan.

Pursuant to his employment agreement with the company, Mr. Vicari will receive an annual salary equal to $235,000 and a bonus as determined by our compensation policy committee. In addition, he may receive cash payments in the event of a change of control of our company. In addition, concurrent with closing of the offering, Mr. Vicari will receive 100,000 shares of our common stock as a restricted stock award pursuant to our Stock Incentive Plan.

Each of our executive officers and directors will have the opportunity to purchase shares of our common stock in the offering at a purchase price per share equal to the initial public offering price, less an amount equal to the underwriting discount.

BENEFITS TO AFFILIATES

Bruce D. Wardinski, our Chairman, is also the President, Chief Executive Officer and a director of Barceló Crestline. Mr. Wardinski also serves on an advisory committee of Barceló, the parent company of Barceló Crestline. Another director following completion of the offering, W. Reeder Glass, is also a director of Barceló Crestline and will be the nominee of Barceló Crestline on our board pursuant to our strategic alliance agreement with Barceló Crestline described below.

•	Upon completion of the offering, Barceló Crestline has agreed to purchase 1,250,000 shares of our common stock and Mr. Wardinski has agreed to purchase 300,000 shares of our common stock, at a price per share equal to the initial public offering price for our common stock, less an amount equal to the underwriting discount.

•	Barceló Crestline has agreed to sell to us its equity interests in the entities that own three of our initial properties in exchange for an aggregate of 564,590 units of limited partnership interest in our operating partnership, having a value of approximately $5.6 million based on the initial public offering price of our common stock. We have agreed to pay Barceló Crestline up to $1.8 million (in the form of units in our operating partnership, valued at the market price for our common stock at the time of payment) as additional consideration for its interest in the Sugar Land Marriott hotel, allowing Barceló Crestline to potentially recoup its cash investment. The number of additional units, if any, will equal 50% of the Sugar Land Marriott hotel’s cumulative operating profit (as defined in the management agreement) in excess of $9.5 million, over the 36-month period following our acquisition, divided by the average closing price of our common stock for the 20 trading days preceding the calculation date in October 2006. We will use a portion of the net proceeds of the offering to repay an aggregate of approximately $61.6 million of the debt on these three properties, including approximately $4.0 million of the mortgage debt on the Sugar Land Marriott hotel that Barceló Crestline guarantees.

•	Our TRS lessees will enter into management agreements with Crestline Hotels & Resorts, Inc., which is a wholly-owned subsidiary of Barceló Crestline, to manage six of our seven initial hotels. Pursuant to these management agreements, Crestline Hotels & Resorts will be entitled to the following fees:

•	a monthly base management fee for each hotel property equal to no more than:

•	3.5% of the gross monthly revenues for limited-service hotels; and

•	3.0% of the gross monthly revenues for full-service hotels if the hotel subject to the agreement contains fewer than 350 rooms; and

•	2.5% of the gross monthly revenues for full-service hotels if the hotel subject to the agreement contains 350 or more guest rooms; and

•	an annual incentive management fee equal to 15.0% of the amount by which operating profit for the fiscal year exceeds 11.0% of our capitalized investment in the hotel.

The management agreements place a cap on the total amount of combined base and incentive management fees payable at 4.5% of gross revenues of the hotel for each fiscal year.

•	We have entered into a strategic alliance agreement with Barceló Crestline that requires us, during the seven-year term of the agreement, unless a majority of our independent directors concludes for valid business reasons that another management company should manage a hotel owned by us, to offer Barceló Crestline the opportunity to manage U.S. hotels we acquire in the future, unless the hotel is encumbered by a management agreement that would extend beyond the date of our acquisition of the hotel and a termination fee is payable to terminate the existing management agreement (unless Barceló Crestline pays such termination fee), and requires Barceló Crestline to refer to us, on an exclusive basis, any hotel investment opportunity which is presented to Barceló Crestline, other than opportunities that relate to third party management opportunities offered to Barceló Crestline. During the seven-year term of the strategic alliance agreement, Barceló Crestline also will have the right to designate one nominee for election to our board of directors. Mr. Glass will be the initial director nominated by Barceló Crestline.

•	Prior to our acquisition of all of the equity interests of the entity that owns the Sugar Land Marriott hotel, that entity will release to Barceló Crestline a $1.0 million certificate of deposit that was pledged by Barceló Crestline to cover operating losses at the hotel during the ramp-up period. The pledge of the certificate of deposit was required by the first mortgage lender on the Sugar Land Marriott hotel.

•	We will use approximately $1.5 million of the net proceeds of the offering to repay a loan to us from our Chairman, Mr. Wardinski, the proceeds of which we used to reimburse Barceló Crestline for the $1.5 million earnest money deposit on the Plaza San Antonio Marriott hotel in connection with Barceló Crestline’s assignment of the purchase agreement for that hotel to us.

•	Upon completion of the offering, we will repay Barceló Crestline approximately $2.0 million in reimbursement of costs and expenses incurred on our behalf in connection with the offering.

•	Upon completion of the offering, we will grant shares of restricted common stock to our Chairman, Mr. Wardinski, and our senior executive officers as follows:

	No. of Shares	Value based on initial public offering price
Mr. Wardinski	160,000	$1.6 million
Mr. Francis	230,000	$2.3 million
Mr. Vicari	100,000	$1.0 million
Ms. Colden	100,000	$1.0 million
Mr. Campbell	100,000	$1.0 million

The number of shares of restricted common stock will change if the size of the offering changes. See “Management — Employment Agreements.”

The restrictions on the shares will lapse at the rate of one third of the number of shares per year commencing on the first anniversary of the closing of the offering. The persons named above will be entitled to vote and receive distributions with respect to shares of restricted stock.

Our Chairman and our senior executive officers may be considered promoters of the offering. See the section entitled “Management—Directors and Executive Officers.”

The following table summarizes consideration to be received by our affiliates in connection with the formation transactions.

Transaction	Affiliated Party	Consideration
Purchase of initial hotels	Barceló Crestline	$5.6 million(1)

Purchase of common stock	Barceló Crestline Bruce D. Wardinski	$11.6 million(2) $2.8 million(2)

Repayment of offering expenses	Barceló Crestline	$2.0 million

Repayment of indebtedness	Barceló Crestline	(3)

Repayment of loan	Bruce D. Wardinski	$1.5 million(4)

Grant of restricted stock (5)	Bruce D. Wardinski	$1.6 million

	James L. Francis	$2.3 million

	Douglas W. Vicari	$1.0 million

	Tracy M. J. Colden	$1.0 million

	Patrick W. Campbell	$1.0 million

Management Agreement	Barceló Crestline	Monthly base management fee of 2.0% to 3.5% of all gross revenues for the hotels managed by Barceló Crestline plus an annual incentive management fee for each hotel equal to 15.0% of the amount by which operating profit for the hotel for the fiscal year exceeds 11.0% of our investment in the hotel, up to a total amount of combined base and incentive fees of 4.5% of gross revenues.

Strategic Alliance Agreement	Barceló Crestline	During the seven year term of the Strategic Alliance Agreement: (a) unless a majority of our independent directors in good faith concludes for valid business reasons that another management company should manage a hotel owned by us, we have agreed to offer Barceló Crestline the right to manage hotel properties we acquire in the United States, subject to certain exceptions, and

(b) Barceló Crestline will have the right to designate one nominee for election to our board of directors at each meeting of our stockholders at which directors are to be elected

Release of pledged certificate of deposit	Barceló Crestline	$1.0 million(6)

Forgiveness of debt	James L. Francis Tracy M. J. Colden	$190,000(7) $81,000(7)

Acceleration of retention bonus	James L. Francis Tracy M. J. Colden	up to $383,000(8) up to $220,500(8)

(1)	Represents the aggregate value of the units (based on the initial public offering price for our common stock) issuable to Barceló Crestline in connection with our acquisition of the equity interests in Sugar Land Hotel Associates, L.P. (43,110 units having a value of $430,110), Portsmouth Hotel Associates, LLC (378,891 units having a value of approximately $3,788,910) and A/H-BCC Virginia Beach, LLC (142,688 units having a value of $1,426,880). In addition, Barceló Crestline will receive the return of a $1.0 million certificate of deposit that was pledged by Barceló Crestline to cover operating losses at this hotel during the ramp up phase. We also have agreed to pay Barceló Crestline up to $1.8 million (in the form of units in our operating partnership, valued at the market price for our common stock at the time of payment) as additional consideration for its interest in the Sugar Land Marriott hotel, allowing Barceló Crestline to potentially recoup its cash investment in that hotel. The additional consideration, if any, will be a number of units obtained by dividing an amount equal to 50% of the Sugar Land Marriott hotel’s cumulative operating profit (as defined in the management agreement) in excess of $9.5 million, over the 36-month period following our acquisition, by the average closing price of our common stock for the 20 trading days preceding the calculation date in October 2006. Barceló Crestline’s total net cash investment in Portsmouth Hotel Associates, LLC is approximately $1.8 million. Barceló Crestline’s total net cash investment in Sugar Land Hotel Associates, L.P., is approximately $3.2 million. Barceló Crestline’s total net cash investment in A/H-BCC Virginia Beach Hotel, LLC is approximately $1.3 million. Barceló Crestline acquired its interests in these hotels for investment purposes. The consideration to be paid to Barceló Crestline by us was determined by our senior executive officers, taking into account construction and development costs in developing the hotels, a discounted cash flow analysis and internal rate of return analysis and their assessment of the fair market value of the hotels. No single factor was given greater weight than any other in valuing any of these assets.
(2)	Represents the purchase of shares of common stock directly from us for cash in a private transaction concurrently with the closing of the offering at a price per share equal to the initial public offering price, less an amount equal to the underwriting discount.
(3)	We will use net proceeds of the offering to repay approximately $61.6 million of indebtedness with respect to the three initial properties being contributed by entities owned by Barceló Crestline and unaffiliated third parties. This indebtedness includes (i) approximately $4.0 million of the mortgage debt on the Sugar Land Marriott hotel that Barceló Crestline has guaranteed and (ii) a mezzanine loan secured by a pledge of the ownership interests in the entity that owns the Sugar Land Marriott hotel with a principal amount outstanding of approximately $3.5 million and approximately $1.0 million of accrued interest.
(4)	Represents our repayment of a $1.5 million loan to us from Mr. Wardinski, the proceeds of which we used to reimburse Barceló Crestline for the $1.5 million earnest money deposit on the San Antonio Marriott hotel in connection with Barceló Crestline’s assignment of the purchase agreement for that hotel to us.
(5)	Represents the value of the shares of restricted common stock to be granted to our senior executive officers under our Stock Incentive Plan based on the initial public offering price. The number of shares of restricted stock to be granted will change if the size of the offering changes. See “Management—Employment Agreements.”
(6)	Represents a $1.0 million certificate of deposit that was pledged by Barceló Crestline to cover operating losses at the Sugar Land Marriott hotel during its ramp up period. The pledge of the certificate of deposit was required by the first mortgage lender on the Sugar Land Marriott hotel. Upon repayment of the first mortgage loan, the lender will release the certificate of deposit to Barceló Crestline. If the lender draws on this certificate of deposit to fund any operating losses, we will reimburse Barceló Crestline for such amounts upon closing of our acquisition of the equity interests of the entity that owns this hotel.
(7)	Represents forgiveness of stock purchase loans made by Barceló Crestline to Mr. Francis and Ms. Colden. In addition, Barceló Crestline will pay Mr. Francis and Ms. Colden an amount equal to their tax liability on the loan forgiveness amount.
(8)	Represents amounts payable by Barceló Crestline to Mr. Francis and Ms. Colden in settlement of retention bonuses otherwise payable to them by Barceló Crestline on or by December 31, 2003.

DESCRIPTION OF COMMON STOCK

The following summary of the terms of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 500,000,000 shares of common stock, $.01 par value per share, and 100,000,000 shares of preferred stock, $.01 par value per share. Upon completion of the offering, 30,270,000 shares of common stock will be issued and outstanding and no preferred stock will be issued and outstanding. A number of shares of common stock have also been reserved for issuance upon exercise of warrants we will issue to Friedman, Billings, Ramsey & Co., Inc., which includes 138,488 shares of our common stock plus a number of shares equal to 2.5% of our common stock to be outstanding on a fully diluted basis, upon the closing of the offering, excluding shares that may be issued upon exercise of the underwriters’ over-allotment option. Additionally, a number of shares of common stock have been reserved for issuance equal to 5% of our outstanding shares of common stock upon completion of the offering (and any shares issuable upon exercise of the underwriters’ over-allotment option) have been reserved for issuance under our 2003 Omnibus Stock Incentive Plan, which number is currently 1,527,000 and will change if the size of this offering changes. As permitted by the Maryland General Corporation Law, our charter contains a provision permitting our board of directors, without any action by our stockholders, to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. We currently have one stockholder, our President, Mr. Francis, who holds all 1,000 outstanding shares of our common stock. Upon completion of the offering, we will redeem all of those shares from Mr. Francis at his cost of $1.00 per share.

Voting Rights of Common Stock

Subject to the provisions of our charter regarding the restrictions on the transfer and ownership of shares of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as may be provided with respect to any other subsequently issued class or series of common stock, the holders of such common stock possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding common stock, voting as a single class, can elect all of the directors and the holders of the remaining stock are not able to elect any directors.

Distributions, Liquidation and Other Rights

All common stock offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common stock are entitled to receive distributions when authorized by our board of directors out of assets legally available for the payment of distributions. They also are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer of our stock.

Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of stock contained in our charter, all common stock will have equal distribution, liquidation and other rights.

Power to Reclassify Stock

Our charter authorizes our board of directors to classify any unissued preferred stock and to reclassify any previously classified but unissued common stock and preferred stock of any series from time to time in one or more classes or series, as authorized by the board of directors. Prior to issuance of stock of each class or series, the board of directors is required by the MGCL and our charter to set for each such class or series, subject to the provisions of our charter regarding the restriction on transfer of common stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, our board of directors could authorize the issuance of preferred stock with priority over the common stock with respect to distributions and rights upon liquidation and with other terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for holders of common stock or otherwise might be in their best interest. As of the date hereof, no shares of preferred stock are outstanding and we have no current plans to issue any preferred stock.

Power to Issue Additional Common Stock and Preferred Stock

We believe that the power to issue additional common stock or preferred stock and to classify or reclassify unissued common stock or preferred stock and thereafter to issue the classified or reclassified stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded, including the NYSE. Although we have no current intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of common stock or otherwise be in their best interest.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Because our board of directors believes it is at present essential for us to qualify as a REIT, the charter, subject to certain exceptions, contains restrictions on the number of our shares of stock that a person may own. Our charter provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% (the “Aggregate Stock Ownership Limit”) in value of our outstanding shares of stock. In addition, the charter prohibits any person from acquiring or holding, directly or indirectly, shares of common stock in excess of 9.9% of the number of our outstanding shares of common stock (the “Common Stock Ownership Limit”).

Our charter prohibits (a) any person from beneficially or constructively owning our shares of stock that would result in us being “closely held” under Section 856(h) of the Code, (b) any person from transferring our shares of stock if such transfer would result in our shares of stock being owned by fewer than 100 persons and (c) any transfer that would cause us to own, directly or indirectly, 10% or more of the ownership interests in a tenant of our company (or a tenant of any entity owned or controlled by us). Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares of stock that resulted in a transfer of shares to the Charitable Trust (as defined below), is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Furthermore, our board of directors, in its sole discretion, may exempt a proposed transferee from the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit and/or any of the restrictions described in the first sentence of the paragraph directly above (an “Excepted Holder”). However, the board of directors may not grant such an exemption to any person if such exemption would result in our failing to qualify as a REIT. Our board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the board of directors, in its sole discretion, in order to determine or ensure our status as a REIT.

If any transfer of our shares of stock occurs which, if effective, would result in any person beneficially or constructively owning shares of stock in excess or in violation of the above transfer or ownership limitations (a “Prohibited Owner”), then that number of shares of stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust (the “Charitable Trust”) for the exclusive benefit of one or more charitable beneficiaries (the “Charitable Beneficiary”), and the Prohibited Owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the charter) prior to the date of such violative transfer. If any automatic transfer to the Charitable Trust is not effective, then the initial transfer of stock will be void ab initio to the extent necessary to prevent a violation of the above transfer or ownership limitations. Shares of stock held in the Charitable Trust shall be issued and outstanding shares of stock. The Prohibited Owner shall not benefit economically from ownership of any shares of stock held in the Charitable Trust, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares of stock held in the Charitable Trust. The trustee of the Charitable Trust (the “Trustee”) shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of stock held in the Charitable Trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to our discovery that such shares have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares of stock have been transferred to the Charitable Trust, the Trustee shall sell the shares of stock held in the Charitable Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the charter. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as follows: The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price (as defined in the charter) of such shares on the day of the event causing the shares to be held in the Charitable Trust and (ii) the price per share received by the Trustee from the sale or other disposition of the shares held in the Charitable Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be paid immediately to the Charitable Beneficiary. If, prior to our discovery that shares of stock have been transferred to the Charitable Trust, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the Trustee upon demand.

In addition, shares of stock held in the Charitable Trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the market price on the date we, or our designee, accept such offer. We shall have the right to accept such offer until the Trustee has sold the shares of stock held in the Charitable Trust. Upon such a sale to us, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Trustee shall be paid to the Charitable Beneficiary.

All certificates representing our shares of stock will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentages as required by the Code or the Treasury Regulations promulgated thereunder) of all classes or series of our shares of stock, including common stock, within 30 days after the end of each taxable year, is required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of stock which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit. In addition, each stockholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of our stockholders.

Other Matters

The transfer agent and registrar for our common stock is Wachovia Bank, N.A.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER  AND BYLAWS

The following description of certain provisions of Maryland law and of our charter and bylaws is only a summary. For a complete description, we refer you to Maryland law, our charter and our bylaws. We have filed our charter and bylaws as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our bylaws provide that the number of our directors may be established by our board of directors. Upon completion of the offering, we will have seven directors. The board of directors may increase or decrease the number of directors by a vote of a majority of the members of our board of directors, provided that the number of directors shall never be less than the number required by Maryland law and that the tenure of office of a director shall not be affected by any decrease in the number of directors. Except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, any vacancy may be filled, by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, or, if no directors remain, by our stockholders. Any director elected to fill a vacancy shall serve for the remainder of the full term in which the vacancy occurred and until a successor is elected and qualifies.

At each annual meeting of stockholders, the holders of the common stock may vote to elect all of the directors on the board of directors. Holders of common stock have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the common stock are able to elect all of the directors. During the seven-year term of our strategic alliance agreement with  Barceló Crestline, Barceló Crestline will have the right to nominate one person for election to our board of directors at each meeting of our stockholders at which directors are to be elected. Barceló Crestline’s current nominee pursuant to this agreement is W. Reeder Glass. See “Our Principal Agreements—Our Strategic Alliance Agreement.”

Removal of Directors

Our charter provides that a director may be removed, with or without cause, upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. Absent removal of all of our directors, this provision, when coupled with the provision in our bylaws authorizing our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors, except upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

Business Combinations

Maryland law prohibits “business combinations” between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as:

•	any person who beneficially owns 10% or more of the voting power of our stock; or

•	an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting stock.

A person is not an interested stockholder if our board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.

After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then outstanding shares of voting stock; and

•	two-thirds of the votes entitled to be cast by holders of our voting stock other than stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. We have opted out of the business combination provisions of the MGCL by resolution of our board of directors. However, our board of directors may, by resolution, opt into the business combination statute in the future.

Should our board opt in to the business combination statute, it may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, or by officers or by directors who are our employees are excluded from shares entitled to vote on the matter. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the stockholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror may then vote a majority of the shares entitled to vote, then all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted by our charter or bylaws.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Maryland Unsolicited Takeovers Act

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Pursuant to Subtitle 8, we have elected to provide that vacancies on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) require a two-thirds vote for the removal of any director from the board, (b) vest in the board the exclusive power to fix the number of directorships and (c) require, unless called by our Chairman of our board of directors, our President and Chief Executive Officer or our board of directors, the request of the holders of a majority of outstanding shares to call for a special meeting.

Merger; Amendment of Charter

Under the Maryland General Corporation Law, a Maryland corporation generally cannot dissolve, amend its charter or merge with another entity unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for approval by the holders of a majority of all the votes entitled to be cast on the matter for the matters described in this paragraph, except for amendments to various provisions of the charter, including the provisions relating to removal of directors, that require the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. As permitted by the Maryland General Corporation Law, our charter contains a provision permitting our directors, without any action by our stockholders, to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

Limitation of Liability and Indemnification

Our charter limits the liability of our directors and officers for money damages to the maximum extent permitted by Maryland law.

Our charter authorizes us to obligate ourselves and our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former directors or officers or any individual who, while a director and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person by reason of his or her status as a present or former director or officer.

Maryland law permits us to indemnify our present and former directors and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding; and

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty; or

•	the director or officer actually received an improper personal benefit in money, property or services;

•	in a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law prohibits us from indemnifying our present and former directors and officers for an adverse judgment in a derivative action. Maryland law require us, as a condition to advancing expenses in certain circumstances, to obtain:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking to repay the amount reimbursed if the standard of conduct is not met.

REIT Status

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT.

Dissolution

Pursuant to our charter, and subject to the provisions of any of our classes or series of shares of stock then outstanding and the approval by a majority of the entire board of directors, our stockholders, at any meeting thereof, by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who was a stockholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

For a discussion of the rights of certain persons to nominate individuals for election to our board of directors, see “Our Principal Agreements—Our Strategic Alliance Agreement.”

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders and nominations of individuals for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who was a stockholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of our Charter and Bylaws

Our board may rescind the resolution opting out of the business combination statute or repeal the bylaw opting-out of the control share acquisition statute. If the business combination provisions or control share provisions become applicable to our company, those provisions, in addition to the provisions in our charter regarding removal of directors and the restrictions on the transfer of shares of stock and the advance notice provisions of our bylaws could have the effect of delaying, deferring or preventing a transaction or a change in the control that might involve a premium price for holders of the common stock or otherwise be in their best interest.

PARTNERSHIP AGREEMENT

The following summary of the terms of the agreement of limited partnership of our operating partnership does not purport to be complete and is subject to and qualified in its entirety by reference to the First Amended and Restated Agreement of Limited Partnership of Highland Hospitality, L.P., a copy of which is an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Management

Highland Hospitality, L.P., our operating partnership, has been organized as a Delaware limited partnership. Pursuant to the partnership agreement, we, through our wholly-owned subsidiary that is the sole general partner of our operating partnership, have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees and to cause changes in the operating partnership’s line of business and distribution policies.

Transferability of Interests

We may not voluntarily withdraw from the operating partnership or transfer or assign our interest in the operating partnership or engage in any merger, consolidation or other combination, or sale of substantially all of our assets, in a transaction which results in a change of control of our company unless:

•	we receive the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by our company or its subsidiaries);

•	as a result of such transaction all limited partners will receive for each partnership unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of partnership units shall be given the option to exchange its partnership units for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

•	we are the surviving entity in the transaction and either (A) our stockholders do not receive cash, securities or other property in the transaction or (B) all limited partners (other than our company or its subsidiaries) receive for each partnership unit an amount of cash, securities or other property having a value that is no less than the greatest amount of cash, securities or other property received in the transaction by our stockholders.

We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity, other than partnership units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (ii) the survivor expressly agrees to assume all of our obligations under the partnership agreement and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

We also may (i) transfer all or any portion of our general partnership interest to (A) a wholly-owned subsidiary or (B) a parent company, and following such transfer may withdraw as the general partner and (ii)

engage in a transaction required by law or by the rules of any national securities exchange on which our common stock is listed.

Capital Contribution

We will contribute to our operating partnership substantially all the net proceeds of the offering as our initial capital contribution in exchange for approximately 96.8% initial partnership interest. Other parties, including Barceló Crestline, will contribute their interests in the entities that own our initial properties and assets to the operating partnership and become limited partners and, together with other limited partners, initially will own the remaining 3.2% partnership interest. The partnership agreement provides that if the operating partnership requires additional funds at any time in excess of funds available to the operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the proceeds of any offering of shares of stock as additional capital to the operating partnership. We are authorized to cause the operating partnership to issue partnership interests for less than fair market value if we have concluded in good faith that such issuance is in both the operating partnership’s and our best interests. If we contribute additional capital to the operating partnership, we will receive additional partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the operating partnership, we will revalue the property of the operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation. The operating partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from the operating partnership, including the partnership interests we own as the general partner.

Redemption Rights

Pursuant to the partnership agreement, the limited partners, other than us, will receive redemption rights, which will enable them to cause the operating partnership to redeem their units of partnership interests in exchange for cash or, at our option, shares of common stock on a one-for-one basis. The cash redemption amount per unit is based on the market price of our common stock at the time of redemption. The number of shares of common stock issuable upon redemption of units of partnership interest held by limited partners may be adjusted upon the occurrence of certain events such as stock dividends, stock subdivisions or combinations. We expect to fund any cash redemptions out of available cash or borrowings. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, shares of common stock in excess of the stock ownership limit in our charter;

•	result in our shares of our common stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in our being “closely held” within the meaning of Section 856(h) of the Code;

•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our, the operating partnership or a subsidiary partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code; or

•	cause the acquisition of common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act of 1933, as amended.

We may, in our sole and absolute discretion, waive any of these restrictions.

With respect to the partnership units issuable in connection with the acquisition of our initial properties, the redemption rights may be exercised by the limited partners at any time after the first anniversary of our acquisition of these properties upon approximately 60 days’ notice; provided, however, unless we otherwise agree:

•	a limited partner may not exercise the redemption right for fewer than 1,000 partnership units or, if such limited partner holds fewer than 1,000 partnership units, the limited partner must redeem all of the partnership units held by such limited partner;

•	a limited partner may not exercise the redemption right for more than the number of partnership units that would, upon redemption, result in such limited partner or any other person owning, directly or indirectly, common stock in excess of the ownership limitation in our charter; and

•	a limited partner may not exercise the redemption right more than two times annually.

Upon completion of the offering and the formation transactions, the aggregate number of shares of common stock issuable upon exercise of the redemption rights will be approximately 989,536. The number of shares of common stock issuable upon exercise of the redemption rights will be adjusted to account for stock splits, mergers, consolidations or similar pro rata stock transactions.

The partnership agreement requires that the operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code.

In addition to the administrative and operating costs and expenses incurred by the operating partnership, the operating partnership generally will pay all of our administrative costs and expenses, including:

•	all expenses relating to our continuity of existence and our subsidiaries’ operations;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with the preparation and filing of any of our periodic or other reports and communications under federal, state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the operating partnership.

These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to hotel properties that are owned by us directly rather than by the operating partnership or its subsidiaries.

Distributions

The partnership agreement provides that the operating partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the operating partnership’s property in connection with the liquidation of the operating partnership) at such time and in such amounts as determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in the operating partnership.

Upon liquidation of the operating partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

Profits and losses of the partnership (including depreciation and amortization deductions) for each fiscal year generally are allocated to us and the limited partners in accordance with the respective percentage interests in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury regulations promulgated thereunder. The operating partnership expects to use the “traditional method” under Section 704(c) of the Code for allocating items with respect to contributed property acquired in connection with the offering for which the fair market value differs from the adjusted tax basis at the time of contribution.

Term

The operating partnership will continue until December 31, 2075, or until sooner dissolved upon:

•	our bankruptcy, dissolution, removal or withdrawal (unless the limited partners elect to continue the partnership);

•	the passage of 90 days after the sale or other disposition of all or substantially all the assets of the partnership;

•	the redemption of all partnership units (other than those held by us, if any); or

•	an election by us in our capacity as the general partner.

Tax Matters

Pursuant to the partnership agreement, we, through our wholly-owned subsidiary that is the sole general partner of the operating partnership, are the tax matters partner of the operating partnership and, as such, have authority to handle tax audits and to make tax elections under the Code on behalf of the operating partnership.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the federal material income tax considerations relating to our qualification and taxation as a REIT and the ownership and disposition of our common stock that you, as a stockholder, may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you and does not provide a detailed discussion of any state, local, foreign or other tax laws or considerations. Hunton & Williams LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax considerations that are likely to be material to a holder of our common stock. The discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in “Taxation of Tax-Exempt Stockholders” below), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in “Taxation of Non-U.S. Stockholders” below).

The statements in this section and the opinions of Hunton & Williams LLP discussed herein are based on the current federal income tax laws. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of ownership of our common stock and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such ownership and election, and regarding potential changes in applicable tax laws.

Taxation of our Company

We currently have in effect an election to be taxed as a pass-through entity under subchapter S of the Code, but intend to revoke our S election on the day prior to the closing of the offering. We plan to make an election to be taxed as a REIT under the federal income tax laws effective for our short taxable year beginning on the date of revocation of our S election and ending on December 31, 2003. We believe that, commencing with such short taxable year, we will be organized and will operate in such a manner as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

In connection with the offering of our common stock, Hunton & Williams LLP is rendering an opinion, which will be filed as an exhibit to the registration statement of which this prospectus is a part, that, commencing with our short taxable year beginning on the day prior to the closing of the offering and ending December 31, 2003, assuming that we complete the elections and other procedural steps described in this discussion of “Material Federal Income Tax Considerations” in a timely fashion, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the federal income tax laws, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the federal income tax laws.

Investors should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our properties and the conduct of our business, and is not binding upon the Internal Revenue Service or any court. In addition, Hunton & Williams LLP’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

If we qualify as a REIT, we generally will not be subject to federal income tax on our taxable income that we distribute to our stockholders. The benefit of this tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•	We will pay federal income tax on our taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to stockholders.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “Requirements for Qualification—Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

•	the gross income attributable to the greater of the amount by which we fail the 75% gross income test and the amount by which 90% of our gross income exceeds the amount of income qualifying under the 95% gross income test, multiplied by

•	a fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of:

•	85% of our REIT ordinary income for the year,

•	95% of our REIT capital gain net income for the year, and

•	any undistributed taxable income from earlier periods,

we will pay a nondeductible 4% excise tax on the excess of the required distribution over the amount we actually distributed.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on certain transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

•

If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the ten-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.

2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

7.	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6. Requirements 5 and 6 do not apply during our first taxable year as a REIT, which is our taxable year ending December 31, 2003.

We believe that we are issuing sufficient common stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of the common stock are described in “Description of Common Stock—Restrictions on Ownership and Transfer.”

A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit. We have formed one qualified REIT subsidiary, HHC GP Corporation, which will be the general partner of Highland Hospitality, L.P., our operating partnership.

An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities, and items of income of our operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries” or TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. However, a TRS may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We have formed one TRS, which will be the holding company for our TRS lessees and any TRS we form in the future. See “—Taxable REIT Subsidiaries.” Our TRS lessees are single member limited liability companies owned by our TRS and are disregarded as entities separate from our TRS for federal income tax purposes.

Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets; and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, income from certain hedging instruments or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property.    Rent that we receive from our hotels will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•	Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS. If the tenant is a TRS, such TRS may not directly or indirectly operate or manage the related property. Instead, the property must be operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating lodging facilities for any person unrelated to us and the TRS. See “—Taxable REIT Subsidiaries.”

•	Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

•	Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue or through a TRS. However, we need not provide services through an “independent contractor” or a TRS, but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor or a TRS, as long as our income from the services does not exceed 1% of our income from the related property.

Pursuant to percentage leases, our TRS lessees will lease from Highland Hospitality, L.P., our operating partnership, and its subsidiaries the land, buildings, improvements, furnishings, and equipment comprising the hotels, for terms of ten years. The percentage leases provide that the TRS lessees are obligated to pay to our operating partnership or its subsidiaries (1) the greater of a fixed annual base rent or percentage rent and (2) certain other “additional charges,” as defined in the leases. Percentage rent is calculated by multiplying fixed percentages by gross room revenues and other revenues for each of the hotels. Both base rent and the thresholds in the percentage rent formulas are adjusted for inflation. Base rent accrues and is required to be paid monthly and percentage rent accrues and is required to be paid quarterly.

In order for the base rent, percentage rent, and additional charges to constitute “rents from real property,” the percentage leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures, or some other type of arrangement. The determination of whether the percentage leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

•	the degree of control over the property that is retained by the property owner, or whether the lessee has substantial control over the operation of the property or is required simply to use its best efforts to perform its obligations under the agreement; and

•	the extent to which the property owner retains the risk of loss with respect to the property, or whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property or the potential for economic gain or appreciation with respect to the property.

In addition, federal income tax law provides that a contract that purports to be a service contract or a partnership agreement will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not:

•	the service recipient is in physical possession of the property;

•	the service recipient controls the property;

•	the service recipient has a significant economic or possessory interest in the property, as evidenced by such key factors as whether (i) the property’s use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, (ii) the recipient shares the risk that the property will decline in value, (iii) the recipient shares in any appreciation in the value of the property, (iv) the recipient shares in savings in the property’s operating costs or (v) the recipient bears the risk of damage to or loss of the property;

•	the service provider bears the risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

•	the service provider uses the property concurrently to provide significant services to entities unrelated to the service recipient; and

•	the total contract price substantially exceeds the rental value of the property for the contract period.

Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor will not be dispositive in every case.

Hunton & Williams LLP is of the opinion that the percentage leases will be treated as true leases for federal income tax purposes. Such opinion is based, in part, on the following facts:

•	Highland Hospitality, L.P., our operating partnership and its subsidiaries, on the one hand, and our TRS lessees, on the other hand, intend for their relationship to be that of a lessor and lessee and such relationship is documented by lease agreements;

•	the TRS lessees have the right to the exclusive possession, use, and quiet enjoyment of the hotels during the term of the percentage leases, except for the limited right of Highland Hospitality, L.P., our operating partnership, to place communications equipment on or near the hotels;

•	the TRS lessees bear the cost of, and are responsible for, day-to-day maintenance and repair of the hotels, other than the cost of maintaining structural elements, and generally dictate how the hotels are operated and maintained, subject to the management agreements with “eligible independent contractors”;

•	the TRS lessees bear all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the percentage leases, other than real estate and personal property taxes, and the cost of replacement or refurbishment of furniture, fixtures, and equipment and other capital expenditures, to the extent that such costs do not exceed the allowances therefor under the leases;

•	the TRS lessees benefit from any savings in the costs of operating the hotels during the term of the percentage leases;

•	in the event of damage or destruction to a hotel, the applicable TRS lessee will be at economic risk because it will be obligated either (1) to restore the property to its prior condition, in which event it will bear all costs of such restoration or (2) to purchase the hotel for an amount generally equal to the lessor’s investment in the hotel;

•	the TRS lessees generally will indemnify Highland Hospitality, L.P., our operating partnership, and its subsidiaries against all liabilities imposed on our operating partnership and its subsidiaries during the term of the percentage leases by reason of (1) injury to persons or damage to property occurring at the hotels, (2) the TRS lessees’ use, management, maintenance, or repair of the hotels, (3) any taxes and assessments that are the obligation of the TRS lessees, (4) any failure on the part of the TRS lessees to perform or comply with any of the terms of the lease and (5) the non-performance of any of the terms and provisions of any sublease;

•	the TRS lessees are obligated to pay substantial fixed rent for the period of use of the hotels;

•	the TRS lessees stand to incur substantial losses or reap substantial gains depending on how successfully they operate the hotels;

•	Highland Hospitality, L.P., our operating partnership, and its subsidiaries cannot use the hotels concurrently to provide significant services to entities unrelated to the TRS lessees; and

•	the total contract price under the percentage leases does not substantially exceed the rental value of the hotels for the term of the percentage leases.

Investors should be aware that there are no controlling Treasury regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the percentage leases that discuss whether such leases constitute true leases for federal income tax purposes. If the percentage leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that our operating partnership and its subsidiaries receive from the TRS lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status.

As described above, in order for the rent that we receive to constitute “rents from real property,” several other requirements must be satisfied. One requirement is that the percentage rent must not be based in whole or in part on the income or profits of any person. The percentage rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the percentage leases are entered into;

•	are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

•	conform with normal business practice.

More generally, the rent will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. Since the rent that we will receive will be based on fixed percentages of the lessees’ gross revenues from the related hotel, our rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, we have represented that, with respect to other hotels that we acquire in the future, we will not charge rent for any hotel that is based in whole or in part on the income or profits of any person, except by reason of being based on fixed percentages of gross revenues, as described above.

Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any lessee (a “related party tenant”) other than a TRS or TRS lessee. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We anticipate that each of our hotels will be leased to a TRS lessee. In addition, our charter prohibits transfers of our stock that would cause us to own actually or constructively, 10% or more of the ownership interests in a lessee (other than a TRS or TRS lessee). Based on the foregoing, we should never own, actually or constructively, 10% or more of any lessee other than a TRS or TRS lessee. Furthermore, we have represented that, with respect to other hotels that we acquire in the future, we will not rent any property to a related party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our stock, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee other than a TRS or TRS lessee at some future date.

As described above, we may own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that is permitted to lease hotels from the related REIT as long as it does not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. However, rent that we receive from a TRS or TRS lessee will qualify as “rents from real property” as long as the property is operated on behalf of the TRS or TRS lessee by an “independent contractor” who is adequately compensated, who does not, directly or through its stockholders, own more than 35% of our shares, taking into account certain ownership attribution rules, and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the TRS (an “eligible independent contractor”). A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners. See “—Taxable REIT Subsidiaries.”

We have formed one TRS to be the holding company for our TRS lessees and any TRS we form in the future. Our TRS lessees are single member limited liability companies owned by our TRS and are disregarded as entities separate from our TRS for federal income tax purposes. Our TRS lessees will engage independent hotel managers to operate the related hotels on their behalf. Furthermore, we have represented that, with respect to properties that we lease to a TRS or TRS lessee in the future, such TRS or TRS lessee will engage an “eligible independent contractor” to manage and operate the hotels leased by such TRS or TRS lessee. Crestline Hotels & Resorts and Hyatt Corporation will qualify as “eligible independent contractors.”

Third, the rent attributable to the personal property leased in connection with the lease of a property must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a property is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the property at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each property, we believe either that the personal property ratio is less than 15% or that any rent attributable to personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the Internal Revenue Service would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our REIT status.

Fourth, we cannot furnish or render noncustomary services to the tenants of our hotels, or manage or operate our hotels, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income or through a TRS. However, we need not provide services through an “independent contractor” or a TRS, but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, or a TRS, as long as our income from the services does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the stock of one or more TRSs, which may provide noncustomary services to our tenants without tainting our rents from the related hotels. We will not perform any services other than customary ones for our lessees, unless such services are provided through independent contractors or TRSs. Furthermore, we have represented that, with respect to other hotels that we acquire in the future, we will not perform noncustomary services for the lessees of the property to the extent that the provision of such services would jeopardize our REIT status.

If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. If, however, the rent from a particular property does not qualify as “rents from real property” because either (1) the rent is considered based on the income or profits of the related lessee, (2) the lessee either is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying TRSs or (3) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as “rents from real property.” In that case, we might lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

In addition to the rent, the lessees are required to pay certain additional charges. To the extent that such additional charges represent either (1) reimbursements of amounts that we are obligated to pay to third parties, such as a lessee’s proportionate share of a property’s operational or capital expenses or (2) penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that such charges do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.

Interest.    The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by being based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the profit or net cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property. Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of both of the gross income tests. Our mezzanine loans generally will not be secured by a direct interest in real property. Instead, our mezzanine loans generally will be secured by an ownership interest in an entity owning real property. In Revenue Procedure 2003-65, the Internal Revenue Service established a safe harbor under which interest from loans secured by a first priority security interest in ownership interests in a partnership or limited liability company owning real property will be treated as qualifying income for both the 75% and 95% gross income tests, provided several requirements are satisfied. Although we anticipate that most or all of our mezzanine loans will qualify for the safe harbor in Revenue Procedure 2003-65, it is possible that we may make some mezzanine loans that do not qualify for that safe harbor. In those cases, the interest income from the loan will be qualifying income for purposes of the 95% gross income test, but potentially will not be for purposes of the 75% gross income test. We will make mezzanine loans that do not qualify for the safe harbor in Revenue Procedure 2003-65 only to the extent that the interest from those loans, combined with our other nonqualifying income, will not cause us to fail to satisfy the 75% gross income test.

Prohibited Transactions.    A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.”

Foreclosure Property.    We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, earlier or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions.    From time to time, we or Highland Hospitality, L.P., our operating partnership, may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps and floors, options to purchase such items, and futures and forward contracts. To the extent that we or our operating partnership enters into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred to acquire or carry “real estate assets,” any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we or our operating partnership hedges with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Failure to Satisfy Gross Income Tests.    If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet such tests is due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test and the amount by which 90% of our gross income exceeds the amount of income qualifying under the 95% gross income test, multiplied by a fraction intended to reflect our profitability.

Asset Tests

To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.

Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that certain “straight debt” securities are not treated as “securities” for purposes of the 10% value test (for example, qualifying debt securities of a partnership or REIT in which we own no equity interest or of a partnership if we own at least a 20% profits interest in the partnership).

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed dividends of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income in excess of 5% of our REIT taxable income, computed without regard to the dividends paid deduction.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods.

We will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “Taxation of Taxable U.S. Stockholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, domestic corporate stockholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

As long as we qualify as a REIT, subject to the discussions under the caption “Recent Tax Legislation” below, a taxable “U.S. stockholder” must take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A corporate U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. The term “U.S. stockholder” means a beneficial owner of our common stock that, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership or an entity treated as a partnership for federal income tax purposes holds shares of our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding shares of our common stock, you should consult your own tax advisor regarding the consequences of the ownership and disposition of shares of our common stock by the partnership.

Subject to the discussion under the caption “Recent Tax Legislation” below, a U.S. stockholder generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. stockholder has held its common stock. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s common stock. Instead, the distribution will reduce the adjusted basis of such common stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her common stock as long-term capital gain, or short-term capital gain if the common stock has been held for one year or less, assuming the common stock is a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of the common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of U.S. Stockholders on the Disposition of Common Stock

In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six-months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of the common stock may be disallowed if the U.S. stockholder purchases other common stock within 30 days before or after the disposition.

Capital Gains and Losses

The tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A U.S. stockholder generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 35%. The maximum tax rate on long-term capital gain applicable to non-corporate U.S. stockholders currently is 15% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate stockholders at a 15% or 25% rate. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate U.S. stockholder may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate U.S. stockholder may carry forward unused capital losses indefinitely. A corporate U.S. stockholder must pay tax on its net capital gain at ordinary corporate rates. A corporate U.S. stockholder can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

We will report to our stockholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a U.S.

stockholder may be subject to backup withholding at a rate of up to 28% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A U.S. stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the U.S. stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. stockholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. stockholders. See “Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as unrelated business taxable income. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•	either

•	one pension trust owns more than 25% of the value of our stock; or

•	a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Stockholders

The rules governing U.S. federal income taxation of our stockholders who are beneficial owners of our common stock and who are not U.S. stockholders, such as nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders (“Non-U.S. stockholders”), are complex. This section is only a summary of such rules. We urge Non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of the common stock, including any reporting requirements.

A Non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the Non-U.S. stockholder’s conduct of a U.S. trade or business, the Non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate Non-U.S. stockholder. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a Non-U.S. stockholder unless either:

•	a lower treaty rate applies and the Non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the Non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A Non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that common stock. A Non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of the common stock, if the Non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a Non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which we qualify as a REIT, a Non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of “U.S. real property interests” under special provisions of the federal income tax laws known as “FIRPTA.” The term “U.S. real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. Under those rules, a Non-U.S. stockholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if the gain were effectively connected with a U.S. business of the Non-U.S. stockholder. A Non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a dividend. We must withhold 35% of any distribution that we could designate as a capital gain distribution. A Non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold.

A Non-U.S. stockholder generally will not incur tax under FIRPTA on a sale or other disposition of our stock as long as during the five-year period ending on the date of the distribution or disposition non-U.S. persons hold, directly or indirectly, less than 50% in value of our stock. We cannot assure you that this test will be met. However, a Non-U.S. stockholder that owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period will not incur tax under FIRPTA on a sale or other disposition of our common stock if the common stock will be “regularly traded” on an established securities market. Because our common stock is expected to be regularly traded on an established securities exchange, a Non-U.S. stockholder should not incur tax under FIRPTA as long as it owns, actually or constructively, no more than 5% of our common stock. If the gain on the sale of the common stock were taxed under FIRPTA, a Non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of Non-U.S. corporations. In addition, the proceeds of any sale or other disposition of our common stock to which FIRPTA applies would be subject to withholding equal to 10% of such proceeds. Furthermore, a Non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•	the gain is effectively connected with the Non-U.S. stockholder’s U.S. trade or business, in which case the Non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or

•	the Non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the Non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Other Tax Consequences

Tax Aspects of Our Investments in Our Operating Partnership

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in Highland Hospitality, L.P., our operating partnership, and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships.    We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. It is anticipated that each Partnership intends to be classified as a partnership for federal income tax purposes (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest and dividends (the “90% passive income exception”).

Treasury regulations (the “PTP regulations”) provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership is expected to qualify for the private placement exclusion.

We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as partnerships for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we would not be able to qualify as a REIT. See “Federal Income Tax Consequences of Our Status as a REIT—Requirements for Qualification—Income Tests” and “—Requirements for Qualification—Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “Federal Income Tax Consequences of Our Status as a REIT—Requirements for Qualification—Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

Partners, Not the Partnerships, Subject to Tax.    A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

Partnership Allocations.    Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Contributed Properties.    Income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value and the adjusted tax basis of the contributed property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury

Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. It is expected that Highland Hospitality, L.P., our operating partnership, generally will use the “traditional method” for making such allocations.

Under our operating partnership’s partnership agreement, depreciation or amortization deductions of the operating partnership generally will be allocated among the partners in accordance with their respective interests in the operating partnership, except to the extent that the operating partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions. With respect to contributed properties that have a tax basis that is lower than their capital account value, the operating partnership will use the “ traditional method “ under Section 704(c) of the Code for allocating depreciation deductions. As a result of the operating partnership’s use of the traditional method, our tax depreciation deductions attributable to properties contributed to our operating partnership by other partners may be lower and gain on a sale of such property may be higher than they would have been if our operating partnership had acquired those properties for cash. If we receive lower tax depreciation deductions from contributed properties, we would recognize increased taxable income, which could increase the annual distributions that we are required to make under the federal income tax rules applicable to REITs or cause a higher portion of our distributions to be treated as taxable dividend income instead of a tax-free return of capital or a capital gain. See “-Taxation of U.S. Taxable Stockholders.” In addition, gain or loss on the sale of a property that has been contributed, in whole or in part, to the operating partnership will be specially allocated to the contributing partners to the extent of any built-in gain or loss with respect to such property for federal income tax purposes.

Basis in Partnership Interest.    Our adjusted tax basis in our partnership interest in Highland Hospitality, L.P., our operating partnership, generally is equal to:

•	the amount of cash and the basis of any other property contributed by us to our operating partnership;

•	increased by our allocable share of our operating partnership’s income and our allocable share of indebtedness of our operating partnership; and

•	reduced, but not below zero, by our allocable share of the operating partnership’s loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of our operating partnership.

If the allocation of our distributive share of our operating partnership’s loss would reduce the adjusted tax basis of our partnership interest below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that our operating partnership’s distributions, or any decrease in our share of the indebtedness of our operating partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Depreciation Deductions Available to Our Operating Partnership.    To the extent that Highland Hospitality, L.P., our operating partnership, acquires its properties in exchange for cash, its initial basis in such properties for federal income tax purposes generally will be equal to the purchase price paid by the operating partnership. Our operating partnership generally will depreciate such property for federal income tax purposes under the modified accelerated cost recovery system of depreciation (“MACRS”). Under MACRS, our operating partnership generally will depreciate furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, our operating partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year.

Recently enacted tax legislation provides a first-year “bonus” depreciation deduction equal to 50% of the adjusted basis of qualified property placed in service after May 5, 2003, which includes qualified leasehold improvement property and property with a recovery period of less than 20 years, such as furnishings and equipment at our hotels. “Qualified leasehold improvement property” generally includes improvements made to the interior of nonresidential real property that are placed in service more than three years after the date the building was placed in service. Under MACRS, our operating partnership generally will depreciate buildings and improvements over either a 39-year or 40-year recovery period using a straight line method and a mid-month convention. Our operating partnership’s initial basis in properties acquired in exchange for units in our operating partnership should be the same as the transferor’s basis in such properties on the date of acquisition by our operating partnership. Although the law is not entirely clear, our operating partnership generally will depreciate such property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. Our operating partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in our operating partnership, except to the extent that our operating partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions to the extent available.

Sale of a Partnership’s Property

Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution, subject to certain adjustments over time. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “Federal Income Tax Consequences of Our Status as a REIT—Requirements for Qualification—Income Tests.” We, however, do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

Taxable REIT Subsidiaries

As described above, we may own up to 100% of the stock of one or more taxable REIT subsidiaries. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by us. A TRS may provide services to our lessees and perform activities unrelated to our lessees, such as third-party management, development, and other independent business activities. However, a TRS may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated.

We and our corporate subsidiary must elect for the subsidiary to be treated as a TRS. A corporation of which a qualifying TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other assets that are not qualifying assets for purposes of the 75% asset test.

Rent that we receive from a TRS will qualify as “rents from real property” as long as the property is operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the TRS (an “eligible independent contractor”). A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners.

We have formed one TRS to be the holding company for our TRS lessees and any TRS we form in the future. Our TRS lessees are single member limited liability companies owned by our TRS and are disregarded as entities separate from our TRS for federal income tax purposes. Our TRS lessees will engage independent hotel managers to operate the related hotels on their behalf. Furthermore, we have represented that, with respect to properties that we lease to a TRS in the future, each such TRS will engage an “eligible independent contractor” to manage and operate the hotels leased by such TRS. Crestline Hotels & Resorts, a wholly-owned subsidiary of Barceló Crestline, and Hyatt Corporation will qualify as “eligible independent contractors.”

The TRS rules limit the deductibility of interest paid or accrued by a TRS to us to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain transactions between a TRS and us or our tenants that are not conducted on an arm’s-length basis. We believe that all transactions between us and our TRS will be conducted on an arm’s-length basis.

State and Local Taxes

We and/or our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the common stock.

Recent Tax Legislation

On May 28, 2003, the President signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. This new tax legislation reduces the maximum tax rate for most non-corporate taxpayers for long-term capital gains generally from 20% to 15% (for sales occurring after May 6, 2003 through December 31, 2008) and for dividends generally from a maximum 38.6% to 15% (for tax years from 2003 through 2008). Without future congressional action, the maximum tax rate on long-term capital gains will return to 20% in 2009, and the maximum rate on dividends will move to 35% in 2009 and 39.6% in 2011. Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders, our dividends will generally not be eligible for the new reduced tax rate on dividends. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate for long-term capital gains and dividends will generally apply to:

•	your long-term capital gains, if any, recognized on the disposition of our common stock;

•	our distributions as long-term capital gain dividends (except to the extent attributable to “section 1250 property,” in which case such distributions would continue to be subject to a 25% tax rate);

•	our dividends attributable to dividends received by us from non-REIT corporations, such as our TRS; and

•	our dividends to the extent attributable to certain types of income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income or receive dividends from our TRS).

In general, to qualify for the reduced tax rate on dividends, a stockholder must hold our common stock for more than 60 days during the 120-day period beginning on the date which is 60 days before the date on which our common stock becomes ex-dividend.

UNDERWRITING

Friedman, Billings, Ramsey & Co., Inc., Deutsche Bank Securities Inc. and Raymond James & Associates, Inc. are acting as the underwriters. The offering is being made on a firm commitment basis. Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, severally and not jointly, the shares offered by this prospectus in the amount set forth below:

Underwriter	Number of Shares
Friedman, Billings, Ramsey & Co., Inc.
Deutsche Bank Securities Inc.
Raymond James & Associates, Inc.

Total	25,000,000

Each underwriter is obligated to take and pay for all shares of our common stock offered by it (other than those covered by the over-allotment option described below) if any of such shares are taken.

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus to purchase up to an additional 3,750,000 shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. If the underwriters exercise this option, the underwriters will have a firm commitment, severally and not jointly, subject to certain conditions, to purchase all of the shares for which the option is exercised.

We have been advised by the underwriters that:

•	they have not offered or sold and, prior to the expiration of a period of six months from the date of this prospectus, will not offer or sell any shares of common stock offered hereby to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers at Securities Regulations 1995;

•	they have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by them in connection with the issue or sale of any shares of common stock offered hereby in circumstances in which section 21(1) of the FSMA does not apply to the company;

•	they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the shares of common stock offered hereby in, from or otherwise involving the United Kingdom;

•

in order to comply with the Netherlands Securities Market Supervision Act 1995 (Wet toezicht effectenverkeer 1995), the shares of common stock offered hereby shall only be offered in The Netherlands, as part of their initial distribution or by way of reoffering, to individuals or legal entities who or which trade or invest in securities in the conduct of a business or profession (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, collective investment institutions, central governments, large international and supranational organizations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly invest in securities; hereinafter, “Professional Investors”), provided that it must be made clear both upon making the offer and in any documents or advertisements in which a forthcoming offering of such shares is publicly announced (whether electronically or otherwise) that such offer is exclusively made to such Professional Investors;

•	the shares of common stock offered hereby may not be offered, sold or distributed in Spain except in accordance with the requirements of Law 24/1988, of 28 July, on the Securities Market (Ley 24/1988, de 28 de julio, del Mercado de Valores), as amended and restated, and Royal Decree 291/1992, of 27 March, on Issues and Public Offerings of Securities (Real Decreto 291/1992, de 27 de marzo, sobre Emisiones y Ofertas Públicas de Venta de Valores), as amended and restated, and the decrees and regulations made thereunder. Accordingly, the shares of common stock offered hereby may not be offered, sold or distributed in Spain except in circumstances which do not constitute a public offer of securities in Spain within the meaning of Spanish securities laws and regulations or without complying with all legal and regulatory requirements in relation thereto;

•	this prospectus has not been verified or registered with the Spanish Securities Market Commission (Comisión Nacional del Mercado de Valores), and therefore it is not intended for any public offer of the shares of common stock in Spain; and

•	they have undertaken that they will comply with all applicable securities laws and regulations in each jurisdiction in which they purchase, offer, sell or deliver the shares of common stock offered hereby or possess or distribute this prospectus or any other offering material and will obtain any consent, approval or permission which is required by them for the purchase, offer or sale by them of shares of common stock under the laws and regulations in force in any jurisdiction to which they are subject or in which they make such purchases, offers or sales in all cases at their own expense.

The following table shows the amount per share and total underwriting discounts and commissions we will pay to the underwriters. The amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to 3,750,000 additional shares of our common stock to cover over-allotments.

	Per Share	Total
		No Exercise	Full Exercise
Public offering price
Underwriting discounts and commission to be paid by us
Proceeds, before expenses, to us

We have granted to Friedman, Billings, Ramsey & Co., Inc., as partial consideration for its services in connection with the offering, warrants representing the right to acquire 138,488 shares of common stock plus warrants representing the right to acquire a number of shares of common stock equal to 2.5% of the shares of common stock to be issued in the offering (excluding any shares that may be issued upon exercise of the underwriters’ over-allotment option). The warrants will be exercisable on the closing date of the offering and for a period of five years thereafter at the initial public offering price of our common stock in the offering. The warrants and the underlying shares of common stock issued upon exercise of the warrants may not be sold, transferred, assigned or hypothecated for one year following the date of this prospectus, except to directors, officers and affiliates of Friedman, Billings, Ramsey & Co., Inc. We have agreed to register the resale of the shares of common stock underlying the warrants. The warrants enable Friedman, Billings, Ramsey & Co., Inc. to profit from a rise in the market price of our common stock. Dilution to the common stock will occur if the warrants are exercised at a time when the exercise price is less than the market price of our common stock. In addition, the terms upon which we will be able to obtain additional equity capital may be adversely affected because the holders of the warrants can be expected to exercise them at a time when we likely would be able to obtain any needed capital on terms more favorable to us than those provided in the warrants.

Each of our executive officers and directors, Barceló Crestline, and institutional funds advised by  Brahman Capital and Libra Advisors has agreed with the underwriters, for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to sell any shares of common stock or any securities convertible into or exchangeable for shares of common stock owned by such officer or director, including any interests in the operating partnership, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc. We have also agreed with the underwriters, for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to sell or issue any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock, or file any registration statement with the Securities and Exchange Commission (except a registration statement on Form S-8 relating to our stock plan), without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., except that we may make grants of stock options or stock awards under our stock plan and issue shares upon exercise of those options and we may issue shares of our common stock or securities convertible into or exchangeable for shares of our common stock in connection with acquisitions of real property or other investments. However, Friedman, Billings, Ramsey & Co., Inc. may, in its discretion and at any time without notice, release all or any portion of the securities subject to these agreements.

The underwriters propose to offer our common stock directly to the public at $10.00 per share and to certain dealers at this price less a concession not in excess of $             per share. The underwriters may allow, and the dealers may reallow, a concession not in excess of $             per share to certain other dealers. In connection with the offering, we expect to incur expenses of approximately $2.0 million.

At our request, the underwriters have reserved up to         % of the common stock being offered by this prospectus for sale to our directors, employees, business associates and related persons at the public offering price, less an amount equal to the underwriting discount. The sales will be made by the underwriters through a directed share program. We do not know if these persons will choose to purchase all or any portion of this reserved common stock, but any purchases they do make will reduce the number of shares available to the general public. To the extent the allotted shares are not purchased in the directed share program, we will offer these shares to the public. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. Any directors, employees or other persons purchasing such reserved common stock will be prohibited from selling such stock for a period of 180 days after the date of this prospectus. The common stock issued in connection with the directed share program will be issued as part of the underwritten offer.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

In connection with the offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	short sales;

•	syndicate covering transactions;

•	imposition of penalty bids; and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while the offering is in progress. Stabilizing transactions may include making short sales of our common stock, which involve the sale by the underwriter of a greater number of shares of common stock than it is required to purchase in the offering, and purchasing common stock from us or in the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriter’s over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

Each underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, each underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriter may purchase shares pursuant to the over-allotment option.

A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in the offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters also may impose a penalty bid on selling group members. This means that if the underwriters purchase shares in the open market in stabilizing transactions or to cover short sales, the underwriters can require the selling group members that sold those shares as part of the offering to repay the selling concession received by them.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

The underwriters and their affiliates may provide us with investment banking, financial advisory, or commercial banking services in the future, for which they may receive customary compensation. In this regard, we have agreed, in addition to the items of compensation to be paid to the underwriters in connection with the offering, until the first anniversary of the date of completion of the offering, to offer to appoint Friedman, Billings, Ramsey & Co., Inc. to act as lead underwriter or placement agent in connection with any public or private offering of our equity securities or unsecured debt securities and, subject to certain limited exceptions, to act as our financial advisor in connection with any purchase or sale of stock, merger, acquisition, business combination or other strategic combination in which we may engage.

The underwriters may confirm sales of the common stock offered by this prospectus to accounts over which they exercise discretionary authority but do not expect those sales to exceed 5% of the total common stock offered by this prospectus.

Our common stock has been approved for listing, subject to official notice of issuance on the NYSE, under the symbol “HIH.” In connection with the listing of our common stock on the NYSE, the underwriters will undertake to sell round lots of 100 shares or more to a minimum of 2,000 beneficial owners.

Prior to the offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock has been determined by negotiations among us and the underwriters. Among the primary factors considered in determining the initial public offering price were:

•	prevailing market conditions;

•	our capital structure;

•	the present stage of our development;

•	the value and historical performance of our initial properties;

•	the market capitalization and stage of development of other companies that we and the underwriters believe to be comparable to us; and

•	estimates of our business potential and earning prospects.

A prospectus in electronic format may be available on the Internet sites or through other online services maintained by one or more of the underwriters and selling group members participating in the offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or the selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or any selling group member’s website and any information contained in any other web-site maintained by the underwriters or any selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriters or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

EXPERTS

The balance sheet of Highland Hospitality Corporation as of September 4, 2003, and the financial statements of Portsmouth Hotel Associates, LLC (the predecessor), Plaza San Antonio Hotel and Brentwood BWI, LLC as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, and the financial statements of CCMH Plaza San Antonio LLC for the year ended December 31, 2000, have been included herein in reliance upon the reports of KPMG LLP, independent public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of RLJ Tampa Hotel, LLC as of December 31, 2002 and for the year then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of this firm as experts in auditing and accounting.

The financial statements of AP/APMC Savannah, L.P. as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us by Hunton & Williams LLP. Venable LLP, Baltimore, Maryland, will issue an opinion to us regarding certain matters of Maryland law, including the validity of the common stock offered hereby. Certain legal matters related to the offering will be passed upon for the underwriters by Clifford Chance US LLP. Hunton & Williams LLP and Clifford Chance US LLP will rely on the opinion of Venable LLP, Baltimore, Maryland.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits, schedules and amendments filed with this registration statement, under the Securities Act of 1933, as amended, with respect to our common stock to be sold in the offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and our common stock to be sold in the offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you on the Securities and Exchange Commission’s website www.sec.gov.

As a result of the offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and will file periodic reports and proxy statements and will make available to our stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

REPORTS TO STOCKHOLDERS

Following the offering, we will file periodic and annual reports with the Securities and Exchange Commission as required by the Securities and Exchange Commission’s rules and regulations. In addition, our annual proxy statement will be mailed to our stockholders accompanied or preceded by an annual report which meets the requirements of the Securities and Exchange Commission’s rules and regulations no later than 120 days following the end of our fiscal year. Our periodic quarterly reports will be filed with the Securities and Exchange Commission within 45 days following the end of the quarter, unless a shorter period is required by the rules and regulations of the Securities and Exchange Commission. Our annual reports will contain consolidated financial statements audited by our independent certified public accountants.

INDEX TO FINANCIAL STATEMENTS

Page
Highland Hospitality Corporation:
Historical
Independent Auditors’ Report	F-3
Balance Sheet as of September 4, 2003	F-4
Note to Balance Sheet	F-5
Pro Forma
Unaudited Pro Forma Financial Information	F-6
Pro Forma Consolidated Balance Sheet as of September 30, 2003	F-7
Notes to Pro Forma Consolidated Balance Sheet	F-8
Pro Forma Consolidated Statement of Operations for the Nine Months Ended September 30, 2003	F-12
Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2002	F-13
Notes to Pro Forma Consolidated Statements of Operations	F-14

Portsmouth Hotel Associates, LLC:
Independent Auditors’ Report	F-16
Balance Sheets as of September 30, 2003 (unaudited) and December 31, 2002 and 2001	F-17
Statements of Operations for the Nine Month Periods Ended September 30, 2003 and 2002 (Unaudited) and the Years Ended December 31, 2002, 2001 and 2000	F-18
Statements of Members’ Equity for the Nine Month Period Ended September 30, 2003 (Unaudited) and the Years Ended December 31, 2002, 2001 and 2000	F-19
Statements of Cash Flows for the Nine Month Periods Ended September 30, 2003 and 2002 (Unaudited) and the Years Ended December 31, 2002, 2001 and 2000	F-20
Notes to Financial Statements	F-21

Plaza San Antonio Hotel:
Independent Auditors’ Report	F-25
Balance Sheets as of September 30, 2003 (Unaudited) and December 31, 2002 and 2001	F-26
Statements of Operations for the Nine Months Ended September 30, 2003 and 2002 (Unaudited) and the Years Ended December 31, 2002, 2001 and 2000	F-27
Statements of Net Assets for the Nine Months Ended September 30, 2003 (Unaudited) and the Years Ended December 31, 2002, 2001 and 2000	F-28
Statements of Cash Flows for the Nine Months Ended September 30, 2003 and 2002 (Unaudited) and the Years Ended December 31, 2002, 2001 and 2000	F-29
Notes to Financial Statements	F-30

CCMH Plaza San Antonio LLC:
Independent Auditors’ Report	F-34
Statement of Operations for the Year Ended December 31, 2000	F-35
Statement of Cash Flows for the Year Ended December 31, 2000	F-36
Notes to Financial Statements	F-37

AP/APMC Savannah, L.P.:
Independent Auditors’ Report	F-39
Balance Sheets as of September 30, 2003 (Unaudited) and December 31, 2002 and 2001	F-40
Statements of Operations and Partners’ Capital for the Nine Months Ended September 30, 2003 and 2002 (Unaudited) and the Years Ended December 31, 2002, 2001 and 2000	F-41
Statements of Cash Flows for the Nine Months Ended September 30, 2003 and 2002 (Unaudited) and the Years Ended December 31, 2002, 2001 and 2000	F-42
Notes to Financial Statements	F-43

INDEPENDENT AUDITORS’ REPORT

The Stockholder

Highland Hospitality Corporation:

We have audited the accompanying balance sheet of Highland Hospitality Corporation (the Company) as of September 4, 2003. The balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on the balance sheet based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Highland Hospitality Corporation as of September 4, 2003, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

McLean, Virginia

September 4, 2003, except as to  Note 2, which is as of  November 14, 2003

Highland Hospitality Corporation

Balance Sheet

September 4, 2003

ASSETS
Cash	$1,000

Total assets	$1,000

LIABILITIES AND STOCKHOLDER’S EQUITY
Liabilities	$—
Stockholder’s equity
Common stock, $0.01 par value, 1,000 shares authorized, 1,000 shares issued and outstanding	10
Additional paid-in capital	990
Retained earnings	—

Total stockholder’s capital	1,000

Total liabilities and stockholder’s capital	$1,000

See accompanying note to financial statements

Highland Hospitality Corporation

Note to Financial Statement

September 4, 2003

Note 1.	Formation

Highland Hospitality Corporation (the Company) was incorporated in July 2003 as a Maryland corporation. The Company intends to qualify as a real estate investment trust (REIT) for federal income tax purposes. In September 2003, the Company filed a registration statement on Form S-11 for the proposed sale of common stock to the public (the Offering). The Form S-11 also identifies the pending acquisitions of all of the equity interests in three entities that each own one hotel including Portsmouth Hotel Associates, LLC, which is the Company’s accounting predecessor.

The unaudited pro forma balance sheet and pro forma income statements included in the registration statement reflect the effects of the initial public offering, the pending acquisitions and the application of the net proceeds.

Note 2.    Subsequent Events

Following the completion of the Offering, Barceló Crestline and other third parties, which are unaffiliated with Barcelo Crestline or the Company, will contribute to Highland Hospitality, L.P., the Company’s operating partnership, all of the equity interests in three single property entities that currently own three of the seven initial hotels the Company will own in exchange for 989,536 units of limited partnership interest in the operating partnership and $25,000 in cash, including 564,590 units issuable to Barceló Crestline. In addition, the Company will repay approximately $61,600,000 of debt on these three hotel properties. The Company currently has agreements to acquire four additional initial hotels. The purchase price for these hotels is as follows:

Plaza San Antonio Marriott	$32,500,000
Hyatt Regency Savannah	50,000,000
Hilton Tampa Westshore	29,500,000
Hilton Garden Inn BWI Airport	21,900,000

The purchase of the Hilton Tampa Westshore includes the assumption of $17,000,000 of debt. Highland will also acquire certain working capital at the hotels.

In October 2003, the Chairman of the Board of the Company loaned the Company $1.5 million for the earnest money deposit on the Plaza San Antonio Marriott hotel in connection with Barceló Crestline’s assignment of the purchase agreement to the Company. The Company will repay this loan with net proceeds of the offering.

Highland Hospitality Corporation

Pro Forma Financial Information

(Unaudited)

The accompanying unaudited Pro Forma Consolidated Financial Statements are presented to reflect the initial public offering of common stock by Highland Hospitality Corporation (the Company), the pending acquisitions of Portsmouth Hotel Associates, LLC (PHA), A/H-BCC Virginia Beach Hotel, LLC, Sugar Land Hotel Associates, L.P., the Plaza San Antonio Marriott, the Hyatt Regency Savannah, the Hilton Tampa Westshore and the Hilton Garden Inn BWI Airport and application of the net proceeds as described in “Use of Proceeds.” The acquisition of Barceló Crestline’s interests in PHA, A/H-BCC Virginia Beach Hotel, LLC and Sugar Land Hotel Associates, L.P. is considered a reorganization of entities under common control and the acquisition of the third parties’ interests is considered an acquisition of minority interests. Accordingly, interests acquired from Barceló Crestline are recorded at the Barceló Crestline historical cost basis. The acquisition of the four hotels acquired from third parties is accounted for at their acquisition cost.

The unaudited Pro Forma Consolidated Balance Sheet is presented for illustrative purposes only and is not necessarily indicative of what the actual financial position would have been had the common stock offering and the acquisitions of the three entities and hotels described above occurred on September 30, 2003, nor does it purport to represent the future financial position of the Company.

The unaudited Pro Forma Consolidated Statements of Operations are presented for illustrative purposes only and are not necessarily indicative of what the actual results of operations would have been had the common stock offering and the acquisitions of the three entities and hotels described above occurred as of the beginning of each of the periods presented, nor does it purport to represent the future results of operations of the Company.

Highland Hospitality Corporation

Pro Forma Consolidated Balance Sheet

As of September 30, 2003

(Unaudited)

	Historical Portsmouth Hotel Associates, LLC - Predecessor	Portsmouth Hotel Associates, LLC transaction (A)	Sugar Land Hotel Associates, L.P. transaction (B)	A/H-BCC Virginia Beach Hotel, LLC transaction (C)	Subtotal of Reorganized Entities (D)	Plaza San Antonio Marriott (E)	Hyatt Regency Savannah (F)	Hilton Tampa Westshore (G)	Hilton Garden Inn BWI Airport (H)	Offering (I)	Use of Proceeds (J)	Minority Interest Adjustment (K)	Pro Forma Highland Hospitality Corporation
ASSETS:
Property and equipment, net	$10,709,855	2,038,610	33,534,000	20,154,000	66,436,465	32,500,000	50,000,000	29,500,000	21,900,000	—	25,000	—	200,361,465
Cash	1,288,594	(540,664)		—	747,930	(32,917,192)	(50,331,754)	(11,885,318)	(22,087,180)	274,815,000	(63,663,456)	—	94,678,030
Restricted cash	376,499	(125,374)	—	—	251,125	1,788,204	722,568	101,046	—	—	—	—	2,862,943
Accounts receivable, net	396,555	—	—	—	396,555	301,815	862,168	211,335	203,595	—	—	—	1,975,468
Deferred financing costs, net	96,916	(96,916)	—	—	—	—	—	—	—	—	—	—	—
Prepaid expenses and other assets	343,712	—	—	—	343,712	224,069	244,748	121,618	85,315	—	—	—	1,019,462

Total assets	$13,212,131	1,275,656	33,534,000	20,154,000	68,175,787	1,896,896	1,497,730	18,048,681	101,730	274,815,000	(63,638,456)	—	300,897,368

LIABILITIES AND MEMBERS’ CAPITAL:

Liabilities:
Accounts payable and accrued expenses	$1,238,197	—	—	—	1,238,197	1,896,896	1,497,730	1,048,681	101,730	2,000,000	(2,000,000)	—	5,783,234
Mortgage debt	11,904,456	—	32,234,000	17,500,000	61,638,456	—	—	17,000,000	—	—	(61,638,456)	—	17,000,000

Total liabilities	13,142,653	—	32,234,000	17,500,000	62,876,653	1,896,896	1,497,730	18,048,681	101,730	2,000,000	(63,638,456)	—	22,783,234
Minority Interest in Operating Partnership	—	—	—	—	—	—	—	—	—	—	—	8,803,814	8,803,814

Members’ Capital
Managing member	45,400	(45,400)	—	—	—	—	—	—	—	—	—	—	—
Limited member	24,078	(24,078)	—	—	—	—	—	—	—	—	—	—	—

Total members’ capital	69,478	(69,478)	—	—	—	—	—	—	—	—	—	—	—
Equity of Highland Hospitality Corporation	—	1,345,134	1,300,000	2,654,000	5,299,134	—	—	—	—	272,815,000	—	(8,803,814)	269,310,320

Total liabilities and equity	$13,212,131	1,275,656	33,534,000	20,154,000	68,175,787	1,896,896	1,497,730	18,048,681	101,730	274,815,000	(63,638,456)	—	300,897,368

See accompanying notes to pro forma consolidated balance sheet.

NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

The accompanying Pro Forma Consolidated Balance Sheet as of September 30, 2003 is based on the Historical Balance Sheet of PHA, adjusted to reflect the initial public offering of common stock by the Company and the pending acquisitions of PHA, A/H-BCC Virginia Beach Hotel, LLC, Sugar Land Hotel Associates, L.P., the Plaza San Antonio Marriott, the Hyatt Regency Savannah, the Hilton Tampa Westshore and the Hilton Garden Inn BWI Airport and application of the net proceeds as described in “Use of Proceeds.”

The Pro Forma Consolidated Balance Sheet assumes the following occurred on September 30, 2003:

•	Initial public offering of 25,000,000 shares of common stock at $10.00 per share, the mid point of the assumed offering range, of the Company and the sale of 4,550,000 shares of common stock at $9.30 per share to Barceló Crestline, the Chairman of the Board and two groups of institutional investors with approximately $274,815,000 of net proceeds. Net proceeds will be contributed to a subsidiary of the Company, Highland Hospitality, L.P. (the Operating Partnership). In return, the Company will receive units of partnership interest in the Operating Partnership. The Company will initially own a 96.8% interest and a wholly owned subsidiary of the Company will serve as the sole general partner of the Operating Partnership.

•	Exchanges of all of the equity interests in PHA, A/H-BCC Virginia Beach Hotel, LLC and Sugar Land Hotel Associates, L.P. for aggregate consideration of 989,536 units of partnership interest in the Operating Partnership (OP Units), which are presented as minority interest in Operating Partnership. Cash of approximately $541,000 from the operating cash account will be distributed pro rata to the members prior to the acquisition. Cash of approximately $125,000 from the property improvement fund (restricted cash) will be distributed to the limited member prior to the acquisition.

•	The acquisition of the following hotels for total consideration of:

Plaza San Antonio Marriott	$32,500,000
Hilton Tampa Westshore	29,500,000
Hyatt Regency Savannah	50,000,000
Hilton Garden Inn BWI Airport	21,900,000

The acquisition price for the Tampa Hilton Westshore includes the assumption of debt of $17,000,000.

•	Repayment of approximately $11.9 million of mortgage debt related to PHA, $32.2 million of mortgage debt related to Sugar Land Hotel Associates, L.P., $17.5 million of mortgage debt related to A/H-BCC Virginia Beach Hotel LLC, ($38.5 million of mortgage debt relating to Hyatt Regency Savannah and $9.8 million of mortgage debt relating to Hilton Garden Inn BWI Airport are not assumed by the Company); and

•	Payment of costs and expenses of approximately $2,000,000 related to the offering.

In the opinion of management of the Company, all material adjustments to reflect the effects of the preceding transactions have been made. The unaudited Pro Forma Consolidated Balance Sheet is presented for illustrative purposes only and is not necessarily indicative of what the actual financial position would have been had the common stock offering and the acquisitions of the three hotel entities and hotels described above occurred on September 30, 2003, nor does it purport to represent the future financial position of the Company.

Notes and Management Assumptions:

(A)	Reflects the acquisition accounting related to PHA. The acquisition of Barceló Crestline’s interest for 378,891 OP Units is recorded at the Barceló Crestline’s historical cost basis. The acquisition of the limited members’ interest for $25,000 in cash and 185,484 OP Units is recorded at the acquisition price with an offsetting increase to leasehold improvements. The fair value of the consideration paid to the limited member is $1,750,000. The Company will repay the mortgage debt ($11,904,456 at September 30, 2003) and write-off related deferred financing fees. Cash of approximately $541,000 from the operating cash account will be distributed pro rata to the members prior to the acquisition. Cash of approximately $125,000 from the property improvement fund (restricted cash) will be distributed to the limited member prior to the acquisition.

(B)	Reflects the acquisition of Sugar Land Hotel Associates, L.P. for OP Units in the Operating Partnership. Sugar Land Hotel Associates, L.P. is a single purpose entity formed for the purpose of developing, constructing and operating the Sugar Land Marriott hotel, which opened in October 2003. CCGP Sugar Land Corporation and CCLP Sugar Land Corporation, which are wholly-owned subsidiaries of Barceló Crestline Corporation, the sponsor of the Company, own 80% of Sugar Land Hotel Associates, L.P. The portion owned by the Barceló Crestline Corporation subsidiaries is recorded at Barceló Crestine’s carrying value after its impairment loss of $1,800,000. The 20% owned by third parties is recorded at the acquisition price. In connection with the acquisition of Sugar Land Hotel Associates, L.P., the Company, will repay the outstanding mortgage debt. Barceló Crestline will be repaid $1,000,000 in cash (in the form of a $1,000,000 certificate of deposit that had been pledged by Barceló Crestline to cover operating losses at the Sugar Land Marriott hotel during its ramp-up period) and receive 43,011 OP Units and third parties will receive 96,774 OP Units. The fair value of consideration paid to third parties is $900,000. The units to be received by Barceló Crestline have a value, based on the initial public offering price for our common stock, approximately equal to Barceló Crestline’s cash investment in the entity that owns the Sugar Land Marriott hotel, less $1,800,000. In connection with the acquisition of the Sugar Land Marriott hotel, Barceló Crestline will receive up to $1,800,000, as additional consideration for its interest in the Sugar Land Marriott hotel, if, within the 36-month period following the month in which the hotel first opens for business, the cumulative operating profit (as defined in the management agreement) for the hotel for such 36-month period exceeds $9,500,000. The additional consideration will be an amount equal to 50% of the hotel’s operating profit in excess of $9,500,000, but shall not exceed $1,800,000. Such additional consideration, if any, shall be paid in OP units. The $1,800,000 additional consideration will be considered a dividend if and when earned. The total purchase price paid is allocated to property and equipment as the franchise agreement and leases have market based terms. Therefore the value of the intangible assets is minimal because they are easily transferable with minimal cost.

(C)

Reflects the acquisition of A/H-BCC Virginia Beach Hotel, LLC. A/H-BCC Virginia Beach Hotel, LLC is a single purpose entity formed for the purpose of developing, constructing and operating the Hilton Garden Inn Virginia Beach Town Center hotel, which opened in November 2003. BCC Virginia Beach LLC, which is a wholly owned subsidiary of Barceló Crestline Corporation, the sponsor of the Company, owns 50% of A/H-BCC Virginia Beach Hotel, LLC. The portion owned by BCC Virginia Beach Hotel, LLC is recorded at the historical cost basis, which approximates the acquisition price, and the 50% owned by third parties is recorded at the acquisition price. In connection with the acquisition of A/H-BCC Virginia Beach Hotel, LLC, the Company will repay the outstanding mortgage debt. Barceló Crestline and outsiders will each receive 142,688 OP Units. The fair value of consideration paid to third parties is $1,327,000. We have agreed to pay to the third party developer not affiliated with Barceló Crestline, additional purchase consideration for its interest in the Virginia Beach Hilton Garden Inn hotel. The additional purchase consideration, if any, will be an amount equal to 67.5% of the following calculated amount: (a) the “Gross Proceeds” (as defined below), minus (b) the sum of (i) 1% of the Gross Proceeds (representing transaction costs), (ii) $17,500,000 (representing the original principal amount of the loan on the Virginia Beach Hilton Garden Inn hotel), and (iii) $2,654,000 (representing the original equity contributed by the third party developer and Barceló Crestline). The term “Gross Proceeds” shall mean the result obtained from dividing (A) the greater of (1) the hotel’s operating profit (as defined in the management agreement, but adjusted for certain franchise-related expenses and the furniture, fixtures and equipment reserve contribution amounts) for the second full 12-month period following the opening date of the hotel, and (2) the hotel’s operating profit for the third full 12-month period following the opening date of the hotel, by (B) 11.5%. Provided that the third party developer continues to be an “accredited investor” as defined under the federal securities laws, the additional purchase consideration will be paid in the form of units equal to the amount of the additional purchase consideration divided by the average closing price for our common stock for the ten trading days immediately preceding the calculation date. If the third party developer is not an accredited investor at such time, then the additional purchase consideration shall be paid in cash. The total purchase price paid is allocated to property and equipment as the franchise agreement and leases have market based terms. Therefore the value of the intangible assets is minimal because they are easily transferable with minimal cost.

(D)	Reflects the combination of all three entities in which Barceló Crestline owns an interest. We have accounted for the acquisition of the three hotels currently owned by entities controlled by Barceló Crestline, as a reorganization of entities under common control with respect to the interest held by Barceló Crestline and as an acquisition of minority interest with respect to the interest held by the unaffiliated third parties.

(E)	Reflects the acquisition of Plaza San Antonio Marriott hotel, which will be acquired from an unrelated third party by the Operating Partnership for cash of approximately $32,500,000. The excess of the purchase price over the carrying value of the net tangible assets is allocated to property and equipment. Upon acquisition of the Plaza San Antonio Marriott, the Company intends to undergo a major renovation project of approximately $5,500,000. No adjustment has been made for expected renovation costs. The total purchase price paid is allocated to property and equipment as the management agreement and franchise agreement are not being assumed and leases are at market based terms. Therefore the value of the intangible assets is minimal because they are easily transferable with minimal cost. A new market based franchise agreement will be negotiated with Marriott.

(F)	Reflects the acquisition of the Hyatt Regency Savannah hotel, which will be acquired from an unrelated third party by the Operating Partnership for cash of approximately $50,000,000. All debt will be repaid upon purchase of the hotel. Upon acquisition of the Hyatt Regency Savannah, the Company intends to undergo a major renovation project of approximately $7,500,000. No adjustment has been made for expected renovation costs. The total purchase price paid is allocated to property and equipment as the management agreement and leases have market based terms. Therefore the value of the intangible assets is minimal because they are easily transferable with minimal cost.

(G)	Reflects the acquisition of Hilton Tampa Westshore hotel, which will be acquired from an unrelated third party by the Operating Partnership for cash of approximately $12,500,000 and assumption of debt of $17,000,000. The terms of the debt are market based and accordingly, the fair value approximates the face amount of the debt. The total purchase price is allocated to property and equipment as the leases and franchise agreement have market based terms. Therefore the value of the intangible assets is minimal because they are easily transferable with minimal cost. A new franchise agreement will be negotiated with Hilton.

(H)	Reflects the acquisition of the Hilton Garden Inn BWI Airport, which will be acquired from an unrelated third party by the Operating Partnership for cash of approximately $21,900,000. All debt will be repaid upon purchase of the hotel. The total purchase price is allocated to property and equipment as the leases and franchise agreement have market based terms. Therefore the value of the intangible assets is minimal because they are easily transferable with minimal cost. A new franchise agreement will be negotiated with Hilton.

(I)	Represents cash proceeds from the initial public offering of shares of common stock at $10.00 per share, net of estimated underwriting discount and other transaction costs and the concurrent acquisition of 4,550,000 shares of common stock at $9.30 per share in private transactions. The privately negotiated transactions are with the Company’s Chairman, Bruce D. Wardinski (300,000 shares), Barceló Crestline Corporation (1,250,000 shares) and two advisors to institutional funds (2,000,000 and 1,000,000 shares). At the conclusion of the offering and private transactions there will be 30,270,000 shares outstanding including 720,000 shares of restricted and unrestricted stock issued to the Company’s senior executive officers and directors. The units outstanding in the Operating Partnership will be 31,259,536 (30,270,000 plus 989,536 units). Does not include exercise of the underwriters’ over-allotment option of 3,750,000 shares, which would increase proceeds by $34,875,000.

(J)	Reflects the repayment of debt of PHA, Sugar Land Hotel Associates, L.P. and A/H-BCC Virginia Beach Hotel LLC and reimbursement of offering costs paid by Barceló Crestline Corporation on our behalf of $2,000,000.

(K)	Minority interest in the Operating Partnership represents units of the Operating Partnership not owned by the Company. Minority interest is calculated by multiplying the percentage of the units in the Operating Partnership not owned by the Company (989,536 units or 3.2% of the total units of 30,270,000) by the equity balance of the Operating Partnership.

Highland Hospitality Corporation

Pro Forma Consolidated Statement of Operations

For the nine months ended September 30, 2003

(Unaudited)

	Historical Portsmouth Hotel Associates, LLC - Predecessor	Historical Plaza San Antonio Marriott	Historical Hyatt Regency Savannah	Historical Hilton Tampa Westshore	Historical Hilton Garden Inn BWI Airport	Pro Forma Adjustments		Subtotal Before Offering	Use of Proceeds		Pro Forma Highland Hospitality Corporation
Revenues:
Rooms	$4,549,480	6,533,351	10,144,349	4,935,419	3,776,946	—		29,939,545	—		29,939,545
Food and beverage	2,790,238	2,655,063	4,396,038	2,266,270	275,649	—		12,383,258	—		12,383,258
Other	161,385	603,811	914,909	228,653	119,096	—		2,027,854	—		2,027,854

Total revenues	7,501,103	9,792,225	15,455,296	7,430,342	4,171,691	—		44,350,657	—		44,350,657

Operating Costs and Expenses
Rooms	1,009,686	1,268,503	2,125,255	1,314,601	360,456	—		6,078,501	—		6,078,501
Food and beverage	2,170,134	2,084,209	3,703,611	1,295,386	297,933	—		9,551,273	—		9,551,273
Other	104,331	226,606	468,961	124,803	125,069	—		1,049,770	—		1,049,770
Hotel departmental expenses	2,128,503	2,058,821	3,449,786	1,923,630	388,234	—		9,948,974	—		9,948,974
Real estate taxes and other taxes	256,316	459,082	392,397	291,582	101,659	—		1,501,036	—		1,501,036
Other property-level expenses	624,542	361,115	289,278	—	830,325	—		2,105,260	—		2,105,260
Franchise fees	—	845,235	—	197,417	318,836	—		1,361,488	—		1,361,488
Management fees	225,033	97,895	913,937	167,183	191,976	—		1,596,024	—		1,596,024
Depreciation and amortization	511,495	1,058,139	810,602	960,693	561,528	2,183,137	(A)	6,085,594	—		6,085,594
Administrative expenses	—	—	—	—	—	2,906,250	(B)	2,906,250	—		2,906,250

Total operating costs and expenses	7,030,040	8,459,605	12,153,827	6,275,295	3,176,016	5,089,387		42,184,170	—		42,184,170

Operating profit	471,063	1,332,620	3,301,469	1,155,047	995,675	(5,089,387)		2,166,487	—		2,166,487

Interest income	3,356	—	—	—	—	—		3,356	—		3,356
Interest expense	665,451	—	1,835,100	1,090,089	309,162	—		3,899,802	(2,809,713	)(F)	1,090,089
Loss on sale of excess land	—	—	—	—	115,000	(115,000	)(C)	—	—		—
Income taxes	—	25,608	—	—	—	(61,251	)(D)	(35,643)	56,194	(D)	20,551
Minority interest expense	—	—	—	—	—	(53,634	)(E)	(53,634)	87,164	(E)	33,530

Net income (loss)	$(191,032)	1,307,012	1,466,369	64,958	571,513	(4,859,502)		(1,640,682)	2,666,355		1,025,673

Earnings per share:						—
Basic and diluted						—					$.03
Common shares outstanding:
Basic and diluted											30,270,000	(G)

See accompanying notes to pro forma consolidated statement of operations.

Highland Hospitality Corporation

Pro Forma Consolidated Statement of Operations

For the year ended December 31, 2002

(Unaudited)

	Historical Portsmouth Hotel Associates, LLC - Predecessor	Historical Plaza San Antonio Marriott	Historical Hyatt Regency Savannah	Historical Hilton Tampa Westshore	Historical Hilton Garden Inn BWI Airport	Pro Forma Adjustments		Subtotal Before Offering	Use of Proceeds		Pro Forma Highland Hospitality Corporation
Revenues:
Rooms	$6,083,419	9,377,403	12,669,710	5,935,529	4,938,615	—		39,004,676	—		39,004,676
Food and beverage	4,522,928	3,610,021	5,863,340	2,775,127	416,160	—		17,187,576	—		17,187,576
Other	275,330	1,022,983	1,314,874	284,836	188,547	—		3,086,570	—		3,086,570

Total revenues	10,881,677	14,010,407	19,847,924	8,995,492	5,543,322	—		59,278,822	—		59,278,822

Operating Costs and Expenses
Rooms	1,407,258	1,809,267	2,763,379	1,633,542	486,620	—		8,100,066	—		8,100,066
Food and beverage	3,428,287	2,764,351	4,687,240	1,669,188	427,312	—		12,976,378	—		12,976,378
Other	187,295	301,108	607,497	188,982	97,598	—		1,382,480	—		1,382,480
Hotel departmental expenses	2,819,305	2,576,687	4,424,518	2,459,659	561,457	—		12,841,626	—		12,841,626
Real estate taxes and other taxes	327,520	562,463	582,348	391,144	112,498	—		1,975,973	—		1,975,973
Other property-level expenses	686,974	385,080	330,808	—	925,859	—		2,328,721	—		2,328,721
Franchise fees	—	1,180,156	—	178,066	433,670	—		1,791,892	—		1,791,892
Management fees	326,571	140,023	1,240,165	260,218	244,001	—		2,210,978	—		2,210,978
Depreciation and amortization	678,819	1,444,940	2,626,084	947,373	723,226	1,366,846	(A)	7,787,288	—		7,787,288
Administrative expenses	—	—	—	—	—	3,875,000	(B)	3,875,000	—		3,875,000

Total operating costs and expenses	9,862,029	11,164,075	17,262,039	7,728,172	4,012,241	5,241,846		55,270,402	—		55,270,402

Operating profit (loss)	1,019,648	2,846,332	2,585,885	1,267,320	1,531,081	(5,241,846)		4,008,420	—		4,008,420

Interest income	16,902	—	—	—	—	—		16,902	—		16,902
Interest expense	966,965	—	2,531,063	774,015	484,972	—		4,757,015	(3,983,000	)(F)	774,015
Income taxes	—	179,550	—	—	—	(71,561	)(D)	107,989	79,660	(D)	187,649
Minority Interest Expense	—	—	—	—	—	(26,580	)(E)	(26,580)	123,562	(E)	96,982

Net income (loss)	$69,585	2,666,782	54,822	493,305	1,046,109	(5,143,705)		(813,102)	3,779,778		2,966,676

Earnings per share
Basic and diluted											$.10

Common shares outstanding
Basic and diluted											30,270,000	(G)

See accompanying notes to pro forma consolidated statement of operations.

NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

The accompanying unaudited Pro Forma Consolidated Statements of Operations for the nine month period ended September 30, 2003 and the year ended December 31, 2002 are based on the Historical Statements of Operations of PHA, adjusted to reflect the initial public offering of common stock by the Company, the pending acquisitions of PHA, Sugar Land Hotel Associates, L.P., A/H-BCC Virginia Beach Hotel, LLC, the Plaza San Antonio Marriott, the Hyatt Regency Savannah, the Hilton Tampa Westshore and the Hilton Garden Inn BWI Airport and application of the net proceeds as described in “Use of Proceeds.” A/H-BCC Virginia Beach Hotel, LLC and Sugar Land Hotel Associates, L.P. both had hotels under construction during the pro forma period and, accordingly, do not have operating results or operating expenses. Interest on the associated debt was capitalized as part of the cost of construction of the hotels.

The Pro Forma Consolidated Statements of Operations for the nine-month period ended September 30, 2003 and the year ended December 31, 2002 assumes the following occurred on January 1, 2002:

•	Initial public offering of 25,000,000 shares of common stock at $10.00 per share, the mid point of the assumed offering range, of the Company and the sale of 4,550,000 shares of common stock at $9.30 per share to Barceló Crestline and the Chairman of the Board and two groups of institutional investors with approximately $274,815,000 of net proceeds. Net proceeds will be contributed to a subsidiary of the Company, Highland Partnership, L.P. (the Operating Partnership). In return, the Company will receive units of partnership interest in the Operating Partnership. The Company will initially own 96.8% interest and a wholly owned subsidiary of the Company will serve as the sole general partner of the Operating Partnership.

•	Exchanges of all of the equity interests in Portsmouth Hotel Associates, LLC, A/H-BCC Virginia Beach Hotel, LLC and Sugar Land Hotel Associates, L.P. for aggregate consideration of cash of $25,000 and 989,536 units of the Operating Partnership which is presented as minority interest in Operating Partnership.

•	The acquisition of the following hotels for total consideration of:

Plaza San Antonio Marriott	$32,500,000
Hilton Tampa Westshore	29,500,000
Hyatt Regency Savannah	50,000,000
Hilton Garden Inn BWI Airport	21,900,000

•	Repayment of approximately $11.9 million of mortgage debt related to PHA, $32.2 million of mortgage debt related to Sugar Land Hotel Associates, L.P., $17.5 million of mortgage debt related to A/H-BCC Virginia Beach Hotel LLC, ($38.5 million of mortgage debt relating to Hyatt Regency Savannah and $9.8 million of mortgage debt relating to Hilton Garden Inn BWI Airport are not assumed by the Company).

•	Payment of costs and expenses of approximately $2,000,000 related to the offering.

•	The pro forma statements of operations do not include estimated general and administrative costs related to the Company after the offering.

•	The pro forma Consolidated Statements of Operations do not include $210,000 of expense that will be recorded by the Company in 2003 related to the discount provided to the Chairman on his purchase of 300,000 shares. The Company will record this item as an expense upon closing of the offering.

•	The pro forma Consolidated Statements of Operations do not include approximately $470,000 of expense that will be recorded by Highland in 2003 related to the forgiveness of stock purchase loans made by Barceló Crestline to two executive officers and an amount equal to their tax liability on the loan forgiveness amount.

In the opinion of the management of the Company, all material adjustments to reflect the effects of the preceding transactions have been made. The unaudited Pro Forma Consolidated Statements of Operations are presented for illustrative purposes only and are not necessarily indicative of what the actual results of operations would have been had the offering and the acquisitions of the three hotel entities and hotels described above occurred as of the beginning of each of the periods presented, nor does it purport to represent the future results of operations of the Company.

Notes and Management Assumptions:

(A)	Reflects the additional depreciation and amortization resulting from the acquisition of hotels as follows:

	Twelve Months Ended December 31, 2002	Nine Months Ended September 30, 2003
Portsmouth Hotel Associates	$61,776	46,332
Plaza San Antonio Marriott	200,228	150,171
Hyatt Regency Savannah	464,167	1,506,127
Hilton Tampa Westshore	291,605	218,704
Hilton Garden Inn BWI Airport	349,070	261,803

	$1,366,846	2,183,137

Depreciation expense for the Hyatt Regency Savannah for the nine month period ended September 30, 2003 include a pro forma adjustment to increase depreciation expense by $1,158,003 to reflect those assets which were fully depreciated on the entity’s historical books.

(B)	Reflects the annual salaries of $1,375,000 as shown in the “Summary Compensation Table” and related benefits (estimated to be $100,000) to be paid pursuant to employment agreements with the executive officers of the Company and our chairman and expense of $2,400,000 annually related to restricted stock awards of 720,000 shares, based on a three-year vesting and the offering price of $10.00 per share (which assumes that the size of the offering does not change). The nine month adjustment is $1,031,250 for salaries, 75,000 for related benefits and $1,800,000 for restricted stock awards (which assumes that the size of the offering does not change).

(C)	Reflects adjustment for the loss on sale of excess land by the previous owner prior to our agreement for the purchase of the hotel.

(D)	Reflects the Federal and state income taxes related to the taxable REIT subsidiary that will be the lessee for our properties.

(E)	Reflects adjustment for minority interest expense for the portion of the Operating Partnership not owned by the Company.

(F)	Reflects adjustment for interest expense incurred for debt related to all properties except for the Hilton Tampa Westshore. The debt related to the Hilton Tampa Westshore will be assumed and not paid off. The terms of the debt are market based and, accordingly, the fair value approximates the face amount of the debt.

(G)	The shares used in the basic and diluted calculation include:

The offering	25,000,000
Shares acquired by Chairman in private transaction	300,000
Shares acquired by Barceló Crestline in private transaction	1,250,000
Shares acquired by unrelated third parties in private transactions	3,000,000
Shares issued to Company’s senior executive officers and directors as restricted stock	720,000

Total basic and diluted	30,270,000

Shares issuable upon conversion of 989,536 units of partnership interest in our Operating Partnership, 138,488 shares of common stock plus 2.5% of the shares of common stock to be issued in the offering (excluding up to 3,750,000 shares issuable upon the exercise of the underwriters’ over-allotment option), issuable upon the exercise of warrants issued to Friedman, Billings, Ramsey & Co., Inc. and 1,527,000 shares of common stock reserved under the 2003 Omnibus Stock Incentive Plan (which number assumes the size of the offering does not change) have not been included in the calculation of diluted shares, as they would be anti-dilutive.

INDEPENDENT AUDITORS’ REPORT

The Stockholder

Highland Hospitality Corporation:

We have audited the accompanying balance sheet of Portsmouth Hotel Associates, LLC as of December 31, 2002 and 2001 and the related statements of operations, and members’ capital and cash flows for each of the years in the three-year period ended December 31, 2002. These financial statements are the responsibility of Portsmouth Hotel Associates, LLC’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Portsmouth Hotel Associates, LLC as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

McLean, Virginia

August 13, 2003

Portsmouth Hotel Associates, LLC

Balance Sheets

		December 31,
	September 30, 2003	2002	2001
	(unaudited)
ASSETS
Leasehold improvements, net	$10,709,855	11,090,014	11,725,860
Cash	1,288,594	1,718,640	1,234,638
Restricted cash	376,499	256,308	200,466
Accounts receivable, less allowance for doubtful accounts	396,555	290,991	428,662
Deferred financing costs, net of accumulated amortization of $157,487 in September 2003, $130,230 in 2002 and $93,887 in 2001	96,916	124,173	160,516
Prepaid expenses and other assets	343,712	236,757	195,296

Total assets	$13,212,131	13,716,883	13,945,438

LIABILITIES AND MEMBERS’ CAPITAL

Liabilities:
Accounts payable and accrued expenses	$1,238,197	1,027,265	1,028,770
Mortgage loan	11,904,456	12,039,637	12,136,272

Total liabilities	13,142,653	13,066,902	13,165,042

Members’ Capital:
Limited member	24,078	218,163	260,991
Managing member	45,400	431,818	519,405

Total members’ capital	69,478	649,981	780,396

Total liabilities and members’ capital	$13,212,131	13,716,883	13,945,438

See accompanying notes to financial statements.

Portsmouth Hotel Associates, LLC

Statements of Operations

	Nine months ended September 30,		Years ended December 31,
	2003	2002	2002	2001	2000
	(unaudited)
Revenues:
Rooms	$4,549,480	4,766,181	6,083,419	4,860,198	—
Food and beverage	2,790,238	3,062,222	4,522,928	4,193,871	—
Other	161,385	228,895	275,330	350,116	—

Total revenues	7,501,103	8,057,298	10,881,677	9,404,185	—

Operating costs and expenses:
Rooms	1,009,686	1,081,575	1,407,258	1,246,596	—
Food and beverage	2,170,134	2,427,856	3,428,287	3,471,711	—
Other	104,331	131,675	187,295	161,218	—
Hotel departmental expenses	2,128,503	2,112,029	2,819,305	2,639,313	—
Real estate taxes and other taxes	256,316	237,490	327,520	242,307	—
Other property-level expenses	624,542	517,005	686,974	572,343	—
Management fees	225,033	241,324	326,571	188,084	—
Pre-opening costs	—	—	—	142,416	1,424,369
Depreciation and amortization	511,495	506,735	678,819	675,646	—

Total operating costs and expenses	7,030,040	7,255,689	9,862,029	9,339,634	1,424,369

Operating profit (loss)	471,063	801,609	1,019,648	64,551	(1,424,369)

Interest income	3,356	1,738	16,902	30,925	20,336
Interest expense	665,451	740,288	966,965	1,064,778	—

Net income (loss)	$(191,032)	63,059	69,585	(969,302)	(1,404,033)

See accompanying notes to financial statements.

Portsmouth Hotel Associates, LLC

Statements of Members’ Equity

Nine months ended September 30, 2003 (unaudited) and Years ended December 31, 2002, 2001 and 2000

	Members’ Capital		Total Members’ Capital
	Limited Member	Managing Member
Balances at January 1, 2000	$(67,745)	$1,264,306	1,196,561
Net loss	(467,543)	(936,490)	(1,404,033)

Balances at December 31, 2000	(535,288)	327,816	(207,472)
Net loss	(322,778)	(646,524)	(969,302)
Contributions from members	1,119,057	838,113	1,957,170

Balances at December 31, 2001	260,991	519,405	780,396
Net income	23,172	46,413	69,585
Distribution to members	(66,000)	(134,000)	(200,000)

Balances at December 31, 2002	218,163	431,818	649,981
Net loss (unaudited)	(63,614)	(127,418)	(191,032)
Distribution to members (unaudited)	(130,471)	(259,000)	(389,471)

Balances at September 30, 2003 (unaudited)	$24,078	45,400	69,478

See accompanying notes to financial statements.

Portsmouth Hotel Associates, LLC

Statements of Cash Flows

	Nine months ended September 30,		Years ended December 31,
	2003	2002	2002	2001	2000
	(unaudited)
Cash flows from operating activities:
Net income (loss)	$(191,032)	63,059	69,585	(969,302)	(1,404,033)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	538,752	534,019	715,162	711,989	—
Changes in assets and liabilities:
Accounts receivable	(105,564)	(21,375)	137,671	(428,615)	(47)
Prepaid expenses and other assets	(106,955)	(151,029)	(41,461)	(195,297)	3,586
Accounts payable and accrued expenses	210,932	34,926	(1,505)	251,138	777,632

Net cash provided by (used in) operating activities	346,133	459,600	879,452	(630,087)	(622,862)

Cash flows from investing activities:
Additions to leasehold improvements and construction in progress	(131,336)	(20,601)	(42,973)	(3,277,947)	(16,538,206)
Grant from the City of Portsmouth (note 2)	—	—	—	402,396	7,728,769
Change in restricted cash	(120,191)	(22,708)	(55,842)	20,853	273,321

Net cash provided by (used in) investing activities	(251,527)	(43,309)	(98,815)	(2,854,698)	(8,536,116)

Cash flows from financing activities:
Repayments on debt	(135,181)	(53,742)	(96,635)	—	—
Proceeds from borrowings of debt	—	—	—	2,254,363	9,622,962
Contributions from members	—	—	—	1,957,170	—
Distributions to members	(389,471)	(200,000)	(200,000)	—	—

Net cash provided by (used in) financing activities	(524,652)	(253,742)	(296,635)	4,211,533	9,622,962

Net increase (decrease) in cash	(430,046)	162,549	484,002	726,748	463,984
Cash, beginning of period	1,718,640	1,234,638	1,234,638	507,890	43,906

Cash, end of period	$1,288,594	1,397,187	1,718,640	1,234,638	507,890

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of amounts capitalized	$638,194	$713,031	930,622	1,031,193	—

See accompanying notes to financial statements.

PORTSMOUTH HOTEL ASSOCIATES, LLC

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2003 (UNAUDITED) AND DECEMBER 31, 2002, 2001 AND 2000

Note 1.	Summary of Significant Accounting Policies

(a)    Description of Business and Basis of Presentation

Highland Hospitality Corporation (the Company) was incorporated in July 2003 as a Maryland corporation to acquire, own and invest in hotel properties, including the Portsmouth Renaissance Hotel and Conference Center (the Hotel). The Company filed a registration statement on Form S-11 in September 2003 with the Securities and Exchange Commission for the proposed sale of common stock to the public (the IPO). Highland Hospitality, L.P., a partnership subsidiary of the Company (the Operating Partnership) has a binding agreement to acquire Portsmouth Hotel Associates, LLC (PHA) for a combination of cash and units of the Operating Partnership, and assumption of debt, concurrent with the closing of the IPO. PHA’s sole business is its ownership of the Hotel in Portsmouth, Virginia. The Hotel has 250 rooms and opened in January 2001. The manager of the Hotel is Crestline Hotels & Resorts, Inc. (the Manager). The managing member and 67% owner of PHA is CCC Chesapeake LLC. The limited member of PHA with a 33% ownership interest is Portsmouth Hotel Developers, LLC. Profits and losses are shared proportionate to the members’ ownership interests. The Manager and CCC Chesapeake LLC are both wholly-owned subsidiaries of Barceló Crestline Corporation, sponsor of the Company. PHA is considered the Predecessor to the Company for accounting purposes. These financial statements are the financial statements of PHA. The results of operations reflect the revenues and expenses of the Hotel, which commenced operations on January 10, 2001. The assets and liabilities are presented at the historical cost to PHA.

(b)    Revenue Recognition

The Company’s results of operations for 2003, 2002, 2001 and 2000 primarily reflect revenues and expenses of the Hotel. Revenues from operations of the hotel are recognized when the services are provided. Revenues consist of rooms sales, food and beverage sales and other department revenues such as telephone and gift shop.

(c)    Cash and cash equivalents

The Company considers all investments with an original maturity of three months or less to be cash equivalents.

(d)    Restricted Cash

Restricted cash includes reserves for replacements of furniture, fixtures and equipment pursuant to management agreement provision (see Note 5).

(e)    Deferred Financing Costs

Deferred financing costs related to long-term debt are deferred and amortized over the life of the debt using a method that approximates the interest method. Financing costs associated with the mortgage debt totaled $254,403. As of September 30, 2003, December 31, 2002 and 2001 accumulated amortization of the deferred financing costs totaled $157,487, $130,230, and $93,887, respectively. Amortization of the deferred financing costs is included in interest expense in the accompanying statement of operations.

(f)    Leasehold Improvements

Leasehold improvements are recorded at cost, net of the grant discussed in note 2. Cost includes interest, ground rent and real estate taxes incurred during development and construction. Replacements and improvements are capitalized, while repairs and maintenance are expensed as incurred.

PORTSMOUTH HOTEL ASSOCIATES, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

Depreciation is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the life of the lease (see note 2). Estimated useful lives are generally 40 years for building and improvements, and three to ten years for furniture and equipment.

Pre-opening costs incurred prior to the opening of the Hotel of approximately $1,787,000 were expensed.

Impairment of our real estate property is based on whether the estimated undiscounted future cash flows from the Hotel are less than its net book value. If the property is impaired, a loss is recorded for the difference between the fair value and the net book value of the property. No adjustment was necessary as of September 30, 2003, December 31, 2002, 2001 or 2000.

The Company will classify a hotel as held for sale in the period in which it has made the decision to dispose of the building, a binding agreement to purchase the hotel has been signed under which the buyer has committed a significant amount of nonrefundable cash and no significant financing contingencies exist which could cause the transaction not to be completed in a timely manner. If these criteria are met, the Company will record an impairment loss if the estimated sales price reduced by the selling costs is lower than the carrying amount of the hotel, and the Company will cease recording depreciation. The Company will classify any loss, together with operating results, as discontinued operations on its statement of operation and will classify the assets and related liabilities as held-for-sale on the balance sheet.

(g)    Income Taxes

PHA operates as a limited liability company and as a result is not subject to federal or state income taxation at the corporate level as taxable income is the direct responsibility of the members. Accordingly, no provision has been made for federal or state income taxes in the accompanying financial statements.

(h)    Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2.	Ground and Building Lease

On May 24, 1999, PHA entered into a lease agreement to lease the land and building, which houses the Hotel and attached conference center from the Industrial Development Authority of the City of Portsmouth (the City). The lease is for a term of 50 years with an extension option by PHA to extend the lease for four consecutive periods of ten years each, then one renewal option of nine years.

The lease requires PHA, as lessee, to pay base rent, as defined, in a fixed dollar amount per annum or to the extent it exceeds minimum rent, percentage rent, as defined, based upon specified percentages of net cash flow, as defined, in excess of specified thresholds. Base rent is $125,000 every year for the term of the lease and is included in other property-level expenses on the accompanying statements of operations. Percentage rent is accrued when it becomes probable that the specified thresholds will be achieved. No percentage rent was owed, as the thresholds were not met in any period presented in the financial statements.

PORTSMOUTH HOTEL ASSOCIATES, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

In connection with the ground and building lease, the City provided PHA with a grant in aide of construction (the Grant) of the building in the amount of $12 million which reduced the leasehold improvements recorded on the accompanying balance sheets.

Note 3.	Leasehold Improvements

Leasehold improvements consist of the following:

	September 30, 2003	December 31,
		2002	2001
	(unaudited)
Leasehold improvements designated as:
Buildings and improvements	$9,927,398	9,927,398	9,927,398
Furniture and equipment	2,517,082	2,517,081	2,474,108
Construction in progress	131,337	—	—

	12,575,817	12,444,479	12,401,506
Less: accumulated depreciation	(1,865,960)	(1,354,465)	(675,646)

	$10,709,857	11,090,014	11,725,860

The total cost to construct the Hotel was approximately $24.4 million. The Grant (see Note 2) was applied to the construction of the Hotel. The remaining costs incurred by PHA are leasehold improvements and are recorded as such on the balance sheets.

Included in leasehold improvements is a $1.0 million development fee paid to the limited member. The development fee was paid 25% at the signing of the master development agreement in May 1999, 70% over the next eighteen months with the final payment at completion in 2001.

Note 4.	Mortgage Loan

On May 24, 1999, PHA entered into a mortgage loan that is secured by the Hotel in the amount of $12,600,000 payable to Fremont Investment & Loan. During 2003, the loan was sold to Regency Savings Bank, F.S.B. All terms and conditions of the mortgage loan remain unchanged. This loan matures on June 1, 2006. PHA has the option of extending the maturity date until June 1, 2011 pursuant to certain terms and conditions being met, as defined in the Secured Promissory Note. The debt principal and interest are paid monthly with principal payments commencing on July 1, 2002 and interest payments commencing on July 1, 1999. Interest was based on a variable rate equal to the six-month LIBOR rate as of the first day of every six-month period plus 3.5% through June 1, 2002. Subsequent to June 1, 2002, interest is based on a variable rate equal to the six-month LIBOR rate as of the first day of every six-month period plus 3.25%. At no time may the interest rate be less than 7%, and during any six-month interest period, the interest rate may not be adjusted by more than 1%.

The estimated fair value of the mortgage debt is estimated to be equal to its carrying amount as the interest rate adjusts frequently based on market rates.

Note 5.	Management Agreement

The Hotel is subject to a management agreement with the Manager. The Manager is a wholly-owned subsidiary of Barceló Crestline Corporation. Under the terms of the management agreement, the Manager will manage the hotel for an initial term of 20 years, expiring on January 10, 2021.

PORTSMOUTH HOTEL ASSOCIATES, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

Pursuant to the terms of the management agreement, the Manager earns a base management fee of 3% of gross revenues, as defined. From January 10, 2001 and continuing to the earlier of (i) first four fiscal years or (ii) such time as a ratio of (a) net cash flow plus debt service, as defined, to (b) owner’s preference, as defined, is 125% for any consecutive 12-month period, then up to one-third of the base management fee shall be waived by the Manager. During 2001, the Manager waived one-third of the base management fee, therefore PHA only paid 2% of gross revenues. In 2002, the Manager was paid the 3% of gross revenues. Also, the Manager earns an incentive management fee equal to 15% of net cash flow in excess of the owner’s preference as defined in the management agreement. No incentive management fees were required to be recorded in any period presented.

The management agreement provides for the establishment of a property improvement fund for the hotel to cover the cost of replacements and renewals of furniture and fixtures to the Hotel. Contributions to the property improvement fund are 1% of gross revenues for the fiscal year 2001, 2% of gross revenues for the fiscal year 2002, 3% of gross revenues for fiscal years 2003, 2004 and 2005, 4% of gross revenues for fiscal years 2006 through 2010 and 5% of gross revenues for the remaining fiscal years under the management agreement. Contributions for the nine months ended September 30, 2003 were $225,033. Contributions to the property improvement fund for 2002 and 2001 were $217,634 and $94,402, respectively.

Pursuant to the terms of the management agreement, PHA is required to provide the Manager with working capital and supplies to meet the operating needs of the hotel. The Manager converts cash advanced by PHA into other forms of working capital consisting primarily of operating cash, inventories, and trade receivables and payables which are maintained and controlled by the Manager.

Note 6.	Quarterly Financial Information (unaudited)

	2002
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
Revenues	$2,206,387	3,033,213	2,804,060	2,838,017	10,881,677
Expenses	2,593,474	2,686,851	2,798,194	2,733,573	10,812,092
Net income (loss)	(387,087)	346,362	5,866	104,444	69,585

	2001
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
Revenues	$1,553,735	2,800,634	2,302,242	2,747,574	9,404,185
Expenses	2,071,098	3,497,515	2,811,722	1,993,152	10,373,487
Net income (loss)	(517,363)	(696,881)	(509,480)	754,422	(969,302)

INDEPENDENT AUDITORS’ REPORT

HMC Retirement Properties, L.P.:

We have audited the accompanying balance sheet of Plaza San Antonio Marriott Hotel (the Hotel) as of December 31, 2002 and 2001 and the related statements of operations, net assets and cash flows for each of the years in the three-year period ended December 31, 2002. These financial statements are the responsibility of the Hotel’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Hotel as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

McLean, Virginia

September 23, 2003

Plaza San Antonio Hotel

Balance Sheets

	September 30, 2003	December 31,
		2002	2001
	(unaudited)
ASSETS
Property and equipment, net	$26,240,798	27,093,854	28,384,182
Cash	710,494	871,674	897,721
Property improvement fund	1,788,204	1,509,996	950,319
Accounts receivable, less allowance for doubtful accounts	301,815	202,006	300,151
Inventory	78,217	83,636	69,721
Prepaid expenses and other assets	145,852	170,697	28,206

Total assets	$29,265,380	29,931,863	30,630,300

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable	$278,741	308,099	388,136
Accrued real estate and other taxes	516,956	397,931	364,484
Accrued expenses	1,101,199	1,040,440	865,855

Total liabilities	1,896,896	1,746,470	1,618,475
Net assets	27,368,484	28,185,393	29,011,825

Total liabilities and net assets	$29,265,380	29,931,863	30,630,300

See accompanying notes to financial statements

Plaza San Antonio Hotel

Statements of Operations

	Nine months ended September 30,		Years ended December 31,
	2003	2002	2002	2001	2000
	(unaudited)
Revenues:
Rooms	$6,533,351	7,436,232	9,377,403	8,589,048	—
Food and beverage	2,655,063	2,782,530	3,610,021	3,197,815	—
Other	603,811	806,965	1,022,983	859,063	—
Rental income	—	—	—	—	5,302,214

Total revenues	9,792,225	11,025,727	14,010,407	12,645,926	5,302,214

Operating costs and expenses:
Rooms	1,268,503	1,403,837	1,809,267	1,624,913	—
Food and beverage	2,084,209	2,078,440	2,764,351	2,681,879	—
Other	226,606	226,522	301,108	314,094	—
Hotel departmental expenses	2,058,821	1,959,661	2,576,687	2,460,601	—
Real estate taxes and other taxes	459,082	440,270	562,463	563,530	482,174
Other property-level expenses	361,115	288,239	385,080	286,856	276,786
Franchise fees	845,235	931,703	1,180,156	1,128,753	—
Management fees	97,895	110,197	140,023	126,377	—
Depreciation and amortization	1,058,139	1,127,572	1,444,940	1,663,198	1,742,609

Total operating costs and expenses	8,459,605	8,566,441	11,164,075	10,850,201	2,501,569

Operating profit	1,332,620	2,459,286	2,846,332	1,795,725	2,800,645
Interest income	—	—	—	—	155,289
Income taxes	25,608	170,122	179,550	47,203	—

Net income	$1,307,012	2,289,164	2,666,782	1,748,522	2,955,934

See accompanying notes to financial statements.

Plaza San Antonio Hotel

Statements of Net Assets

Nine months ended September 30, 2003 (unaudited) and the Years ended December 31, 2002, 2001 and 2000

Balance at January 1, 2000	$30,937,768
Distributions to parent	(4,040,479)
Net income	2,955,934

Balance at December 31, 2000	29,853,223
Distributions to parent	(2,589,920)
Net income	1,748,522

Balance at December 31, 2001	29,011,825
Distributions to parent	(3,493,214)
Net income	2,666,782

Balance at December 31, 2002	28,185,393
Distributions to parent	(2,123,921)
Net income (unaudited)	1,307,012

Balance at September 30, 2003 (unaudited)	$27,368,484

See accompanying notes to financial statements.

Plaza San Antonio Hotel

Statements of Cash Flows

	Nine months ended September 30,		Years ended December 31,
	2003	2002	2002	2001	2000
	(unaudited)
Cash flows from operating activities:
Net income	$1,307,012	2,289,163	2,666,782	1,748,522	2,955,934
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,058,139	1,127,572	1,444,940	1,663,198	1,742,609
Income taxes	25,608	170,122	179,550	47,203	—
Changes in assets and liabilities:
Accounts receivable	(99,809)	(409,892)	98,145	(65,109)	(1,327)
Inventory	5,419	(12,042)	(13,915)	(69,721)	—
Prepaid expenses and other assets	24,845	(121,291)	(142,491)	(28,206)	—
Accounts payable and accrued expenses	150,426	322,164	127,995	915,659	127,892

Net cash provided by operating activities	2,471,640	3,365,796	4,361,006	4,211,546	4,825,108

Cash flows from investing activities:
Additions to property and equipment, net	(205,084)	(68,055)	(154,612)	(361,254)	(467,740)
Change in property improvement fund	(278,208)	(488,838)	(559,677)	(315,448)	(316,889)

Net cash used in investing activities	(483,292)	(556,893)	(714,289)	(676,702)	(784,629)

Cash flows from financing activities:
Distributions to parent	(2,123,920)	(2,792,840)	(3,493,214)	(2,589,920)	(4,040,479)
Advances to parent for payment of income taxes	(25,608)	(170,122)	(179,550)	(47,203)	—

Net cash used in financing activities	(2,149,528)	(2,962,962)	(3,672,764)	(2,637,123)	(4,040,479)

Net increase (decrease) in cash	(161,180)	(154,059)	(26,047)	897,721	—
Cash, beginning of period	871,674	206,840	897,721	—	—

Cash, end of period	$710,494	52,781	871,674	897,721	—

See accompanying notes to financial statements.

PLAZA SAN ANTONIO HOTEL

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2003 (UNAUDITED) AND DECEMBER 31, 2002, 2001 AND 2000

Note 1.    The Business and Basis of Presentation

HMC Retirement Properties, L.P. (the “Partnership”), a Delaware limited partnership, was formed on July 29, 1998 to acquire, own and operate the 252-room Plaza San Antonio Marriott in San Antonio, Texas (the “Hotel”), and three other hotel properties.

The Partnership is owned by direct and indirect subsidiaries of Host Marriott, L.P. (“Host LP”), a Delaware limited partnership whose sole general partner and majority owner is Host Marriott Corporation (“Host REIT”). Effective January 1, 1999, the Partnership entered into a lease agreement with CCMH Plaza San Antonio LLC, a wholly-owned subsidiary of Barceló Crestline Corporation, which, as lessee, assumed the obligations under the management agreement. Effective January 1, 2001, HMT Lessee LLC, a wholly-owned taxable REIT subsidiary (the “REIT Subsidiary”) of Host LP, acquired CCMH Plaza San Antonio LLC and assumed the obligations under the management agreement. The hotel currently is leased to CCMH Plaza San Antonio LLC (the “Lessee”).

The Hotel is operated under a long-term management agreement with Outrigger Lodging Services (the “Manager”).

The financial statements combine the accounts of the Partnership pertaining to the Hotel and the accounts of the Lessee as of December 31, 2002 and 2001 and for the years 2002 and 2001 and, accordingly, reflect the financial position, results of operations and cash flows for the Hotel. For 2000, the statements of operations and cash flows include the accounts of the Partnership, as lessor of the Hotel, pertaining to the Hotel. Accordingly, the operating results of the Hotel, represented by gross hotel sales and Lessee expenses, are not included. All cash generated by the Hotel is distributed to the Partnership and then distributed to Host LP. The assets and liabilities are presented at the historical cost to Host LP.

Note 2.    Summary of Significant Accounting Policies

Basis of Accounting.    The assets and liabilities in these financial statements are recorded at historical cost.

Use of Estimates in the Preparation of Financial Statements.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Revenues.    The results of operations for 2002 and 2001 reflect revenues and expenses of the Hotel. Revenues from operations of the hotel are recognized when the services are provided. Revenues consist of room sales, food and beverage sales and other department revenues such as telephone and gift shop.

Revenues for 2000 reflect the rental income recognized by the Partnership on its lease to a third party, a subsidiary of Barceló Crestline Corporation. The rent due under the lease is the greater of minimum rent or percentage rent, as defined in the lease. Percentage rent is recognized when all contingencies have been met, that is, when annual thresholds for percentage rent have been met or exceeded. Percentage rent received pursuant to the lease but not recognized is included on the balance sheet as deferred rent.

PLAZA SAN ANTONIO HOTEL

NOTES TO FINANCIAL STATEMENTS—(Continued)

The table below represents gross hotel sales generated by the property from which rental income is computed for the year ended December 31, 2000, from which rental income is computed (in thousands):

Hotel Sales
Rooms	$9,714
Food and beverage	4,295
Other	936

Total hotel sales	$14,945

Cash and Cash Equivalents.    All investments with an original maturity of three months or less are considered to be cash equivalents.

Property and Equipment.    Property and equipment are recorded at cost. Replacements and improvements are capitalized, while repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the life of the lease (see Note 3). Estimated useful lives are generally 40 years for building and improvements, and three to ten years for furniture and equipment.

We assess impairments of our real estate based on whether it is probable that estimated undiscounted future cash flows from the Hotel are less than its net book value. If the property is impaired, a loss is recorded for the difference between the fair value and the net book value of the property. No adjustment was necessary for any of the periods presented.

Income Taxes.    Provision for Federal and state income taxes has been allocated from Host LP on a separate company basis in the accompanying financial statements for the pre-tax income of the taxable REIT subsidiary that has been the lessee of the Hotel since January 1, 2001. The effective tax was 38.5% for all periods presented. The full liability related to the pre-tax income is transferred to Host LP and treated as distributions to partner. Deferred tax balances are included in net assets of the Hotel. No tax has been allocated to the Hotel in the accompanying financial statements for 2000 as the Hotel was leased to a third party and was owned by a partnership.

The Partnership does not pay income taxes, but rather, allocates its profits and losses to the partners.

Note 3.    Property and Equipment

Property and equipment consist of the following:

		December 31,
	September 30, 2003	2002	2001
	(unaudited)
Land	$3,482,800	3,482,800	3,482,800
Buildings and improvements	29,857,976	29,800,668	30,069,663
Furniture and equipment	4,091,156	4,012,215	4,456,135
Construction in progress	1,079	19,084	24,910

	37,433,011	37,314,767	38,033,508
Less: accumulated depreciation	(11,192,213)	(10,220,913)	(9,649,326)

	$26,240,798	27,093,854	28,384,182

PLAZA SAN ANTONIO HOTEL

NOTES TO FINANCIAL STATEMENTS—(Continued)

Note 4.    Management Agreement

Effective January 1, 2001, HMT Lessee LLC acquired CCMH Plaza San Antonio LLC and assumed the obligations under the management agreement. The management agreement expires August 23, 2005.

Pursuant to the terms of the management agreement, the Manager earns a base management fee of 1% of adjusted gross revenues, as defined. Also, the Manager earns an incentive management fee equal to (i) all net operating income, as defined, for each fiscal year ending on December 31 in excess of the owner’s priority, as defined, for each fiscal year up to a maximum equal to 1% of adjusted gross revenue, as defined, plus (ii) 15% of all net operating income, as defined, for each fiscal year in excess of the sum of (a) owner’s priority, as defined, for each fiscal year plus (b) the net operating income, as defined, paid to the Manager pursuant to clause (i) above. Any unpaid incentive management fee shall not be carried forward from one fiscal year to another. No incentive management fees were earned in any period presented.

The management agreement provides for the establishment of a property improvement fund for the Hotel to cover the cost of replacements and renewals of furniture and fixtures to the Hotel. Contributions to the property improvement fund account are up to 5% of adjusted gross revenue, as defined. Contributions for the nine months ended September 30, 2003 were $489,613. Contributions to the property improvement fund for 2002, 2001 and 2000 were $700,532, $632,296, and $747,255, respectively.

Pursuant to the terms of the management agreement, the owner of the Hotel is required to provide the Manager with working capital and supplies to meet the operating needs of the hotel. The Manager converts cash advanced by the owner into other forms of working capital consisting primarily of operating cash, inventories, and trade receivables and payables, which are maintained and controlled by the Manager.

Note 5.    Hotel Lease

Effective January 1, 2001, HMT Lessee LLC acquired CCMH Plaza San Antonio LLC for approximately $369,000 and assumed the obligations under the lease.

The lease has a fixed term of seven years commencing January 1, 1999, subject to earlier termination upon the occurrence of certain contingencies as defined in the lease. The lease requires the lessee to pay (i) minimum rent (as defined below) in a fixed dollar amount per annum plus (ii) to the extent it exceeds minimum rent, percentage rent based upon specified percentages of aggregate sales from the hotel, including room sales, food and beverage sales, and other income, in excess of specified thresholds. The amount of minimum rent and the percentage rent thresholds will be adjusted each year based upon any increases in the Consumer Price Index and the Employment Cost Index during the previous twelve months. Rental payments are made based on the fiscal year used by the Manager. Rent payable for each accounting period will be the sum of (i) the excess (if any) of (x) the greater of cumulative minimum rent due and payable year-to-date or cumulative percentage rent due and payable year-to-date over (y) the total amount of minimum rent and percentage rent actually paid year-to-date plus (ii) any additional charges due. The lease provides for a rent adjustment in the event of damage, destruction, partial taking, certain capital expenditures, or a FF&E adjustment, as defined.

The Lessee is responsible for paying all of the expenses of operating the hotel, including all personnel costs, utility costs and general repair and maintenance of the hotel. The Lessee is also responsible for all fees payable to the Manager, including base and incentive management fees and chain services payments, with respect to periods covered by the term of the lease. The Lessee is not obligated to bear the cost of any capital improvements or capital repairs to the hotel or the other expenses borne by the company, as described below.

PLAZA SAN ANTONIO HOTEL

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Partnership is responsible for the following expenses: real estate taxes, personal property taxes, casualty insurance on the hotel, required expenditures for the replacement of furniture and fixtures (including maintaining the property improvement fund) and capital expenditures.

Note 6.    Franchise Agreement

In October 1995, the Partnership entered into a franchise agreement with Marriott International, Inc. (“Marriott”).

Pursuant to the terms of the franchise agreement, Marriott earns a franchise fee of 6% of gross room sales, as defined, 3% of gross food and beverage sales, as defined. A portion of these franchise fees shall be deferred, to the extent necessary for the Partnership to receive an 11% priority return on the total invested capital, as defined, provided that the deferred franchise fees shall not exceed an amount equal to one percent of the sum of the Hotel’s gross room sales for the applicable franchise year, as defined. If, in any given franchise year, the Partnership receives their priority return, any deferred franchise fee shall be payable to Marriott from up to 10% of available cash flow, as defined. As of December 31, 2002 and 2001, deferred franchise fees were $893,770 and $729,107, respectively.

Note 7.    Subsequent Events

Highland Hospitality Corporation (“Highland”) was incorporated in July 2003 as a Maryland corporation and intends to acquire, own and invest in hotel properties. Highland Hospitality, LP (“Operating Partnership”), a partnership subsidiary of Highland, has a binding agreement to acquire the Hotel. The lease agreement between the Lessee and the Partnership and the management agreement between the Lessee and the Manager will be terminated concurrent with the purchase of the Hotel.

INDEPENDENT AUDITORS’ REPORT

The Stockholder

Highland Hospitality Corporation:

We have audited the accompanying statement of operations and cash flows of CCMH Plaza San Antonio LLC for the year ended December 31, 2000. These financial statements are the responsibility of the management of CCMH Plaza San Antonio LLC. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of CCMH Plaza San Antonio LLC for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

McLean, Virginia

September 23, 2003

CCMH Plaza San Antonio LLC

Statement of Operations for the year ended December 31, 2000

Revenues:
Rooms	$9,713,531
Food and beverage	4,294,669
Other	936,404
Asset management income	16,787

Total revenues	14,961,391

Operating costs and expenses:
Rooms	1,912,729
Food and beverage	3,142,277
Other	319,627
Hotel departmental expenses	2,618,149
Franchise fees	1,270,547
Management fees	235,799
Lease expense	5,302,214

Total operating costs and expenses	14,801,342

Operating profit	160,049

Interest income	—
Interest expense	35,946

Net income	$124,103

See accompanying notes to financial statements.

CCMH Plaza San Antonio LLC

Statement of Cash Flows for the year ended December 31, 2000

2000
Cash flows from operating activities:
Net income	$124,103
Changes in assets and liabilities:
Accounts receivable	(483,503)
Inventory	28,844
Prepaid expenses and other assets	10,535
Accounts payable and accrued expenses	54,546

Net cash used in operating activities	(265,475)

Net decrease in cash	(265,475)
Cash, beginning of period	813,131

Cash, end of period	$547,656

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	35,946

See accompanying notes to financial statements.

CCMH PLAZA SAN ANTONIO LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2000

Note 1.     Summary of Significant Accounting Policies

(a)    Description of Business and Basis of Presentation

CCMH Plaza San Antonio LLC (the “CCMH”) was a wholly owned subsidiary of Barcelo Crestline Corporation whose sole business was as lessee under an operating lease with Host Marriott, L.P. (“Host LP”), a wholly-owned subsidiary of Host Marriott Corporation, for the Plaza San Antonio Hotel (the “Hotel”). Effective January 1, 2001, HMT Lessee LLC, a wholly owned taxable REIT subsidiary of Host LP, acquired CCMH, which effectively terminated the lease arrangement with CCMH.

The Hotel is operated under a long-term management agreement with Outrigger Lodging Services (the “Manager”). This agreement was assumed by HMT Lessee LLC as part of the acquisition of CCMH Plaza San Antonio LLC.

These financial statements reflect the separate results of operations and cash flows for CCMH.

(b)    Revenue Recognition

Revenues from operations of the hotel are recognized when the services are provided. Revenues consist of room sales, food and beverage sales and other department revenues such as telephone and gift shop.

(c)    Income Taxes

Provision for Federal and state income taxes has not been made in the accompanying financial statements since CCMH does not pay income taxes, but rather, allocates its profits and losses to its members.

(d)    Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2.     Management Agreement

Under the terms of the management agreement, the Manager will manage the Hotel until August 23, 2005.

Effective January 1, 2001, HMT Lessee LLC acquired CCMH Plaza San Antonio LLC and assumed the obligations under the management agreement.

Pursuant to the terms of the management agreement, the Manager earns a base management fee of 1% of adjusted gross revenues, as defined. Also, the Manager earns an incentive management fee equal to (i) all net operating income, as defined, for each fiscal year ending on December 31 in excess of the owner’s priority, as defined, for each fiscal year up to a maximum equal to 1% of adjusted gross revenue, as defined, plus (ii) 15% of all net operating income, as defined, for each fiscal year in excess of the sum of (a) owner’s priority, as defined,

CCMH PLAZA SAN ANTONIO LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

for each fiscal year plus (b) the net operating income, as defined, paid to the Manager pursuant to clause (i) above. Any unpaid incentive management fee shall not accrue from one fiscal year to another. No incentive management fees were earned in 2000.

The management agreement provides for the establishment of a capital reserve account for the hotel to cover the cost of replacements and renewals of furniture and fixtures to the Hotel. Contributions to the capital reserve account are up to 5% of adjusted gross revenue, as defined. Contributions to the capital reserve account for 2000 was $747,255.

Pursuant to the terms of the management agreement CCMH was required to provide the Manager with working capital and supplies to meet the operating needs of the Hotel. The Manager converts cash advanced by into other forms of working capital consisting primarily of operating cash, inventories, and trade receivables and payables, which are maintained and controlled by the Manager.

Note 3.     Hotel Lease

The lease has a fixed term of nine years commencing January 1, 1999, subject to earlier termination upon the occurrence of certain contingencies as defined in the lease. The lease requires the lessee to pay (i) minimum rent (as defined below) in a fixed dollar amount per annum plus (ii) to the extent it exceeds minimum rent, percentage rent based upon specified percentages of aggregate sales from the hotel, including room sales, food and beverage sales, and other income, in excess of specified thresholds. The amount of minimum rent and the percentage rent thresholds will be adjusted each year based upon any increases in the Consumer Price Index and the Employment Cost Index during the previous twelve months. Rental payments are made based on the fiscal year used by the Manager. Rent payable for each accounting period will be the sum of (i) the excess (if any) of (x) the greater of cumulative minimum rent due and payable year-to-date or cumulative percentage rent due and payable year-to-date over (y) the total amount of minimum rent and percentage rent actually paid year-to-date plus (ii) any additional charges due. The lease provides for a rent adjustment in the event of damage, destruction, partial taking, certain capital expenditures, or a FF&E adjustment, as defined.

CCMH was responsible for paying all of the expenses of operating the hotel, including all personnel costs, utility costs and general repair and maintenance of the hotel. CCMH was also responsible for all fees payable to the Manager, including base and incentive management fees and chain services payments, with respect to periods covered by the term of the lease. CCMH was not obligated to bear the cost of any capital improvements or capital repairs to the hotel or the other expenses borne by the company, as described below.

The lessor under the lease was responsible for the following expenses: real estate taxes, personal property taxes, casualty insurance on the hotel, required expenditures for replacement of furniture and fixtures (including maintaining the property improvement fund) and capital expenditures.

Note 4.     Franchise Agreement

Effective October 1995, the Partnership which bought the Hotel and subsequently leased the Hotel to CCMH, entered into a franchise agreement with Marriott International, Inc. (“Marriott”).

Pursuant to the terms of the franchise agreement, Marriott earns a franchise fee of 6% of gross room sales, as defined, 3% of gross food and beverage sales, as defined. A portion of these franchise fees shall be deferred, to the extent necessary for the Partnership to receive an 11% priority return on the total invested capital, as defined, provided that the deferred franchise fees shall not exceed an amount equal to one percent of the sum of the Hotel’s gross room sales for the applicable franchise year, as defined. If, in any given franchise year, the Partnership receives their priority return, any deferred franchise fee shall be payable to Marriott from up to 10% of available cash flow, as defined.

INDEPENDENT AUDITORS’ REPORT

Partners

AP/APMC Savannah, L.P.

Purchase, New York

We have audited the accompanying balance sheets of AP/APMC Savannah, L.P. (the “Company”) as of December 31, 2002 and 2001, and the related statements of operations and partners’ capital and of cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

Phoenix, Arizona

October 27, 2003

AP/APMC Savannah, L.P.

Balance Sheets

September 30, 2003 (unaudited) and December 31, 2002 and 2001

		December 31,
	September 30, 2003	2002	2001
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$427,906	$303,023	$295,079
Restricted cash (Notes 3 and 4)	1,094,808	4,150,895	2,992,891
Accounts receivable, net of allowance for doubtful accounts of $18,899, $19,921 and $24,772, respectively (Note 4)	3,937,896	627,182	877,252
Inventories (Note 5)	—	50,821	43,629
Prepaid expenses	48,127	85,102	46,798
Current assets held for sale	1,829,484	—	—

Total current assets	7,338,221	5,217,023	4,255,649

PROPERTY AND EQUIPMENT – net (Notes 2 and 3)	2,500,000	37,467,489	39,763,193
NON-CURRENT ASSETS HELD FOR SALE	35,019,054	—	—

DEPOSITS AND DEFERRED CHARGES	—	55,259	46,235

TOTAL	$44,857,275	$42,739,771	$44,065,077

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable – trade (Note 4)	$—	$296,277	$464,907
Accrued compensation and benefits (Note 4)	—	570,538	565,130
Other accrued expenses (Note 4)	307,427	850,854	817,995
Payable to AP/APMC Concessions, Inc. (Note 5)	536,520	357,988	125,724
Advance deposits	—	96,135	124,135
Current liabilities held for sale	1,497,730	—	—
Mortgage payable (Note 3)	38,500,000	38,500,000	38,500,000

Total current liabilities	40,841,677	40,671,792	40,597,891

COMMITMENTS AND CONTINGENCIES (Notes 4, 6, 7, and 9)

PARTNERS’ CAPITAL	4,015,598	2,067,979	3,467,186

TOTAL	$44,857,275	$42,739,771	$44,065,077

See notes to financial statements.

AP/APMC Savannah, L.P.

Statements of Operations and Partners’ Capital

Nine Month Periods Ended September 30, 2003 and 2002 (unaudited)

and Years Ended December 2002, 2001 and 2000

	Nine month periods ended September 30,		Year ended December 31,
	2003	2002	2002	2001	2000
	(Unaudited)
REVENUES:
Rooms	$10,144,349	$9,757,593	$12,669,710	$13,489,088	$13,279,085
Food and beverage	4,396,038	4,400,433	5,863,340	6,196,603	6,190,830
Telephone	210,698	251,070	319,821	440,193	524,815
Other revenues (Note 8)	704,211	754,611	995,053	1,219,174	1,008,924

Total revenues	15,455,296	15,163,707	19,847,924	21,345,058	21,003,654

DEPARTMENTAL EXPENSES (Note 4):
Rooms	2,125,255	2,128,562	2,763,379	2,923,783	2,931,579
Food and beverage	3,703,611	3,506,792	4,687,240	5,016,669	5,244,373
Telephone	213,555	175,983	245,439	236,054	257,948
Other departmental expenses	255,406	254,922	362,058	391,119	387,670

Total departmental expenses	6,297,827	6,066,259	8,058,116	8,567,625	8,821,570

UNALLOCATED OPERATING EXPENSES (Note 4):
Administrative and general	1,094,602	1,035,830	1,460,636	1,441,905	1,435,979
Marketing	927,350	851,271	1,133,423	1,245,652	1,190,225
Maintenance	777,725	734,893	973,549	968,852	857,983
Utilities	471,577	485,732	624,646	644,511	581,768
Operations allocated to AP/APMC Concessions, Inc. (Note 5)	178,532	188,970	232,264	(73,454)	96,777

Total unallocated operating expenses	3,449,786	3,296,696	4,424,518	4,227,466	4,162,732

OTHER OPERATING EXPENSES:
Property taxes	392,397	367,100	582,348	603,643	619,815
Rent, insurance and other expenses (Note 4)	289,278	316,108	330,808	337,067	372,706
Management fees (Note 4)	913,937	985,239	1,240,165	1,348,483	1,330,237
Depreciation and amortization	810,602	1,968,605	2,626,084	2,624,462	2,943,026

Total other operating expense	2,406,214	3,637,052	4,779,405	4,913,655	5,265,784

INCOME FROM OPERATIONS	3,301,469	2,163,700	2,585,885	3,636,312	2,753,568
INTEREST EXPENSE (Note 3)	1,835,100	1,865,637	2,531,063	3,552,277	3,684,370

NET INCOME (LOSS)	1,466,369	298,063	54,822	84,035	(930,802)

PARTNERS’ CAPITAL, BEGINNING OF PERIOD	2,067,979	3,467,186	3,467,186	5,106,332	7,300,087

PARTNER CONTRIBUTIONS	481,250	9,971	9,971	1,700

PARTNER DISTRIBUTIONS	—	(1,210,000)	(1,464,000)	(1,724,881)	(1,262,953)

PARTNERS’ CAPITAL, END OF PERIOD	$4,015,598	$2,565,220	$2,067,979	$3,467,186	$5,106,332

See notes to financial statements.

AP/APMC Savannah, L.P.

Statements of Cash Flows

Nine Month Periods Ended September 30, 2003 and 2002 (unaudited)

and the Years Ended December 31, 2002, 2001 and 2000

	Nine month periods ended September 30,		Year ended December 31,
	2003	2002	2002	2001	2000
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,466,369	$298,063	$54,822	$84,035	$(930,802)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	810,602	1,968,605	2,626,084	2,624,462	2,943,026
Changes in assets and liabilities:
Restricted cash	2,333,519	(1,181,345)	(1,158,004)	(300,333)	(553,907)
Accounts receivable	(4,172,882)	(113,904)	250,070	218,929	(205,944)
Inventories	—	—	(7,192)	664	(2,202)
Prepaid expenses	(156,952)	(103,459)	(38,304)	(36,333)	56,098
Deposits and deferred charges	1,254	(9,024)	(9,024)	(6,825)	392,255
Accounts payable	(49,179)	(128,007)	(168,630)	(276,997)	328,607
Accrued compensation and benefits	177,164	136,236	5,408	35,283	12,829
Other accrued expenses	(187,412)	197,623	32,859	63,046	(125,543)
Payable to AP/APMC Concessions, Inc.	178,532	188,970	232,264	(73,454)	96,777
Advance deposits	50,780	(29,619)	(28,000)	47,019	(57,514)

Net cash provided by operating activities	451,795	1,224,139	1,792,353	2,379,496	1,953,680

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(808,162)	(159,947)	(330,380)	(382,932)	(857,391)

CASH FLOWS FROM FINANCING ACTIVITIES:
Partner contributions	481,250	9,971	9,971	1,700	—
Partner distributions	—	(1,210,000)	(1,464,000)	(1,724,881)	(1,262,953)

Net cash provided by (used in) financing activities	481,250	(1,200,029)	(1,454,029)	(1,723,181)	(1,262,953)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	124,883	(135,837)	7,944	273,383	(166,664)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	303,023	295,079	295,079	21,696	188,360

CASH AND CASH EQUIVALENTS, END OF PERIOD	$427,906	$159,242	$303,023	$295,079	$21,696

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION – Cash paid for interest	$1,544,374	$1,901,120	$2,604,624	$3,949,910	$3,684,370

See notes to financial statements.

AP/APMC SAVANNAH, L.P.

NOTES TO FINANCIAL STATEMENTS

(Information for the nine month periods ended September 30, 2003 and 2002 is unaudited)

1.	DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business and Basis of Presentation—AP/APMC Savannah, L.P. (the “Company”) was created for the purpose of acquiring, owning and holding for investment the Hyatt Regency Savannah (the “Hotel”) in Savannah, Georgia. The partnership was formed between AP/APMC-GP, Inc., the general partner, and AP/APH Ventures, LLC, the limited partner in November 1997. As of January 1, 1998, the Company purchased the Hotel. The Hotel is a 347-room lodging facility in Savannah, Georgia with amenities including a restaurant, banquet facilities, a lounge, an indoor swimming pool and a fitness center.

Profits and losses are allocated to the general and limited partners in proportion to, and to the extent of any deficit balance in, their respective capital accounts, and thereafter, in accordance with their percentage interests of 1 percent and 99 percent, respectively. Distributions shall be made from time to time to the general and limited partners in accordance with their respective percentage interests.

The Company entered into an agreement on September 17, 2003 to sell the Hotel and its hotel operations, including, among other things, land, the Hotel amenities, and all tangible personal property used in the operation of the Hotel, including, among other things, linens, towels, china, glassware, carpets, mattresses and guest supplies for $50,000,000. The purchase price shall be increased or the Company shall be credited at closing for, among other things, the following items that will become the property of or will be transferred to the buyer: the guest ledger on the date of closing, 99.92% of the Company’s non-credit-card accounts receivables and reserve accounts maintained by Hyatt Corporation (“Hyatt”) under the terms of the Hotel Management Agreement (see Note 4). Consequently, the accompanying financial statements represent the discontinued Hotel operations of the Company. It is management’s intent to use the proceeds from the sale of the Hotel to pay off the mortgage payable (Note 3).

Assets and liabilities held for sale at September 30, 2003 consist of the following:

Restricted cash	$722,568
Accounts receivable	862,168
Inventories	50,821
Prepaid expenses	193,927

Current assets held for sale	$1,829,484

Property and equipment	$34,965,049
Deposits and deferred charges	54,005

Non-current assets held for sale	$35,019,054

Accounts payable—trade	$247,098
Accrued compensation and benefits	747,702
Other accrued expenses	356,015
Advanced deposits	146,915

Current liabilities held for sale	$1,497,730

The Company discontinued depreciation on the assets held for sale as of September 17, 2003.

AP/APMC SAVANNAH, L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information for the nine month periods ended September 30, 2003 and 2002 is unaudited)

Significant Accounting Policies—The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America. Significant accounting policies of the Company are as follows:

a.	Cash and Cash Equivalents—The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

b.	Restricted Cash—consists of amounts for real estate taxes, property insurance and replacements of furniture, fixtures and equipment remitted to the lender, which holds the mortgage on the Hotel property, and for replacements of furniture, fixtures and equipment as required under the Hotel Management Agreement.

c.	Inventories—Food and beverage inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

d.	Property and Equipment—Property and equipment are stated at cost. Depreciation and amortization are computed by the straight-line method over the following estimated useful lives:

Buildings and improvements	10 to 39 years
Furnishings and equipment	5 years

Furnishings and equipment consist primarily of room furnishings, kitchen equipment, computer equipment and operating equipment.

Repairs and maintenance are charged to expense as incurred.

Depreciation expense for the nine month period ended September 30, 2003 decreased by $1,158,003 from the nine month period ended September 30, 2002 as a result of fixed assets with a cost of $7,836,648, which were acquired with the purchase of the Hotel in 1998, becoming fully depreciated in 2002.

e.	Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

f.	Revenue Recognition—Revenue associated with room rental, food and beverage sales and other recreational amenity use at the Hotel is recognized at the time of sale or rendering of service.

g.	Long-Lived Assets—Management reviews real estate and other long-lived assets for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable. If there is an indication of impairment, management prepares an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. The fair value is estimated at the present value of future cash flows discounted at a rate commensurate with management’s estimate of the business risks. Preparation of estimated expected future cash flows is inherently subjective and is based on management’s best estimate of assumptions concerning expected future conditions. No impairment of any long-lived assets was recognized during any period presented.

h.	Income Taxes—No provision has been made for federal, state and local income taxes since these taxes are the responsibility of the partners.

i.

Note to Unaudited Interim Financial Statements - The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America applicable to interim financial statements. In the opinion of management, all adjustments considered necessary for a fair and comparable presentation have been included and are of a normal recurring nature.

AP/APMC SAVANNAH, L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information for the nine month periods ended September 30, 2003 and 2002 is unaudited)

Operating results for the nine month period ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

j.	New Accounting Pronouncements—In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 prohibits the pooling of interests method of accounting for business combinations initiated after June 30, 2001. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. The Company adopted SFAS No. 142 effective January 1, 2002, as required. There was no financial statement effect as a result of the adoption of this statement.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of. SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for (i) recognition and measurement of the impairment of long-lived assets to be held and used; and (ii) measurement of the impairment of long-lived assets to be disposed of by sale. The Company adopted SFAS No. 144 effective January 1, 2002, as required. There was no financial statement effect as a result of the adoption of this statement.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections. This statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, which required all gains and losses from the extinguishment of debt to be aggregated and, if material, classified as an extraordinary item. Gains and losses from the extinguishment of debt will no longer be considered extraordinary. There was no financial statement effect as a result of the adoption of this statement.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 supersedes guidance established in the FASB’s Emerging Issues Task Force (“EITF”) Issue No. 94-3 regarding certain exit and disposal costs. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. This Statement is not expected to have an effect on the Company’s financial position or results of operations.

In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of the Indebtedness of Others, which clarifies the requirements of SFAS No. 5, Accounting for Contingencies, relating to a guarantor’s accounting for and disclosures of certain guarantees issued. FIN 45 requires enhanced disclosures for certain guarantees. FIN 45 also requires certain guarantees that are issued or modified after December 31, 2002, to be initially recorded on the balance sheet at fair value. For guarantees issued on or before December 31, 2002, liabilities are recorded when and if payments become probable and estimable. As the financial statement recognition provisions are effective prospectively, the Company cannot reasonably estimate the effect of adopting FIN 45 until guarantees are issued or modified in future periods, at which time the related results will be initially reported in the financial statements.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transaction and Disclosure. This Statement amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure requirements relating to stock options under SFAS No. 123 and APB Opinion No. 28, Interim Financial Reporting. This Statement is not expected to have an effect on the Company’s financial position or results of operations.

AP/APMC SAVANNAH, L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information for the nine month periods ended September 30, 2003 and 2002 is unaudited)

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements. FIN 46 prescribes how to identify variable interest entities and how an enterprise assesses its interests in a variable interest entity to decide whether to consolidate that entity. FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. FIN 46 is effective immediately for variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. The interpretation applies in the first fiscal year or interim period ending after December 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The Company does not believe that it has any variable interest entities.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities. This Statement amended and refined certain characteristics of derivative instruments and hedges. This Statement is not expected to have an effect on the Company’s financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement requires the classification of certain financial instruments, previously classified within the equity section of the balance sheet, to be included in liabilities. This Statement is effective for financial instruments entered into or modified after May 31, 2003 and June 15, 2003 for all other instruments. This Statement is not expected to have an effect on the Company’s financial position or results of operations.

2.	PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

		December 31,
	September 30, 2003	2002	2001
	(Unaudited)
Land and improvements	$2,500,000	$9,168,277	$9,168,277
Buildings and improvements	—	31,595,952	31,433,824
Furniture, fixtures and equipment	—	9,184,746	9,016,494

Total	2,500,000	49,948,975	49,618,595
Less accumulated depreciation and amortization	—	(12,481,486)	(9,855,402)

Property and equipment, net	$2,500,000	$37,467,489	$39,763,193

3.	MORTGAGE PAYABLE

The Company has a mortgage on the Hotel that is collateralized by the Hotel property. The mortgage represents a portion of the borrowings under a master credit agreement executed by the Company and nine affiliated entities that share the same ownership as the Company. The original note was issued in January 1998 and called for interest only payments until January 1, 2001 when the balance ($38,500,000) was due in full. Interest was payable monthly at LIBOR plus 3% (9.875% at December 31, 2000). In an amendment to the master credit agreement that was effective January 1, 2001, the term of the note was extended until January 1, 2002 and monthly interest was payable at LIBOR plus 3.5%, from January 1, 2001 to June 30, 2001, and LIBOR plus 4%, from July 1, 2001 to December 31, 2001 (5.87% at December 31, 2001). The Company incurred an extension fee of $385,000 in 2001 in connection with this modification of the master credit agreement.

AP/APMC SAVANNAH, L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information for the nine month periods ended September 30, 2003 and 2002 is unaudited)

The master credit agreement was amended and restated (the “Restated Agreement”) effective January 1, 2002. The Restated Agreement called for interest only payments until December 31, 2002 when the balance ($38,500,000) was due in full. Interest was payable monthly at LIBOR plus 4% (5.38% at December 31, 2002) and the loan was subject to two options to extend the term of the loan, each for an additional year. In connection with the Restated Agreement, the Company incurred extension fees of $192,500 in 2002.

Effective January 1, 2003, the Company executed the first extension option (the “First Extension”) under the Restated Agreement, extending the maturity to December 31, 2003. Under the First Extension of the Restated Agreement, interest is payable monthly at LIBOR plus 4.5% (5.63% at September 30, 2003). An extension fee of $192,500 is payable in connection with the First Extension, of which $144,375 has been recognized as an expense for the nine months ended September 30, 2003.

The mortgage note, as amended and restated from time to time, is subject to certain covenants including a requirement to provide annual audited financial statements of AP/APH Ventures, LLC, to the lender within 90 days of the close of each fiscal year. The Company was not in compliance with this debt covenant for the years ended December 31, 2000, 2001 and 2002.

4.	MANAGEMENT AGREEMENT AND RELATED PARTIES

Management Agreement

The Company has an agreement with Hyatt Corporation (“Hyatt”) to operate the Hotel pursuant to the terms of the Management Agreement dated May 8, 1979, as amended. Under the terms of the agreement, Hyatt receives a base management fee equal to 4 percent of gross receipts, as defined, and an incentive management fee equal to the amount, if any, by which 20 percent of adjusted gross operating profit, as defined, exceeds the basic management fee. The management agreement expires on May 8, 2009 and is renewable, at the option of Hyatt, for two successive 10-year terms. The Company incurred base and incentive management fee expense of $913,937 and $985,239 for the nine month periods ended September 30, 2003 and 2002, respectively, and $1,240,165, $1,348,483 and $1,330,237, for the years ended December 31, 2002, 2001 and 2000, respectively.

In accordance with the agreement, the Company is required to make deposits into an account to fund future expenditures for furniture, fixtures and equipment based on 3 percent of gross receipts, as defined.

Related Parties

In connection with its operation and Hyatt’s customary practices, the Company incurred charges for services, programs and allocated costs from Hyatt and certain of its subsidiaries and affiliates for the years ended December 31 as follows:

	2002	2001	2000
Chain allocation	$293,263	$285,121	$271,125
Coordinated marketing services	26,723	20,915	34,915
Gold passport program	19,692	57,934	69,568
Employees’ benefit plans (including medical and dental)	1,063,110	1,034,913	900,166
Insurance	46,452	—	—
Data processing services	108,810	109,408	97,479
Rosemont Purchasing Company	—	7,020	29,629
Rosemont Project Management, LLC	1,475	3,605	—
MT Phone Company	(1,799)	27,297	40,715
Other	155,105	151,760	99,692

AP/APMC SAVANNAH, L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information for the nine month periods ended September 30, 2003 and 2002 is unaudited)

At December 31, 2002, 2001 and 2000, amounts included in current liabilities related to the above transactions were $113,269, $80,126 and $65,277, respectively.

In addition, the Company made payments to a publicly-held company that provides certain consolidated travel agent payment processing functions, Internet reservation capabilities and other Internet-related services in which Hyatt holds a minority interest. Payments to this entity during 2002, 2001 and 2000 were $65,784, $86,275 and $72,820, respectively.

Additionally, Hyatt provides an aggregate of 12 complimentary rooms per year (on a space available basis) to employees who have completed one year of employment with Hyatt or any Hyatt hotel. The maximum number of complimentary room nights per employee in any one hotel is three nights per year. All Hyatt hotels must generally reserve 1 percent of its room inventory for employee complimentary rooms.

The Company has made cash advances to affiliated hotels that are owned by AP/APH Ventures, LLC. The Company recorded receivables of $3,848,449 due from these affiliates as of September 30, 2003 and such amounts are payable upon demand.

5.	CONCESSIONAIRE AGREEMENT

The Company has an agreement with AP/APMC Concessions, Inc. (“Concessions”) in which Concessions paid the Company rent and reimbursed certain of the Company’s expenses in exchange for the rights to the liquor operations of the Hotel. Concessions is owned by a party that owns a 5% general and limited partnership interest in the Company. The net operations of the liquor operations allocable to Concessions are presented in unallocated operating expenses in the accompanying statements of operations and partners’ capital. The Company’s net amount payable to Concessions is presented in current liabilities in the accompanying balance sheets.

6.	EMPLOYEE BENEFIT PLANS

Hyatt has a defined contribution plan under Section 401(k) of the Internal Revenue Code. The Plan covers all non-union Hotel employees and allows employees to make tax-deferred salary contributions. The Company matches from 50% to 100% of participant contributions of up to 2.1% to 4% of a participants annual pay, dependent upon certain criteria defined by the plan. The Company’s contribution to the Plan amounted to $91,947, $108,799 and $90,513 for the years ended December 31, 2002, 2001 and 2000, respectively.

Hyatt has two deferred savings plans: the Matched Savings Plan (the “MSP”) and the Key Management Deferred Savings Plan (the “DSP”). The MSP is offered only to a select group of highly compensated individuals, generally limited to hotel management and Hyatt corporate office personnel. The DSP is offered to a select group of highly compensated management employees, generally to include the Hotel managers and above. The MSP allows participants to defer up to 30% of their salary plus all or a portion of their annual bonus. Participants in the MSP receive a 150% match on the first $2,000 to $4,000 deferred with a maximum employer matching credit of $3,000 to $6,000, dependent upon certain criteria defined by the plan. The DSP allows participants to defer up to $50,000 of their annual salary plus all or a portion of their annual bonus. Participants in the DSP receive a 100% to 200% match on the first $7,000 to $12,000 deferred, dependent upon certain criteria defined by the plan. The Company’s combined contributions to these Plans amounted to $17,000 for each of the years ended December 31, 2002, 2001 and 2000.

7.	OPERATING LEASES

The Company leases certain equipment under non-cancelable operating leases, which provide for rental payments based on a minimum rental.

AP/APMC SAVANNAH, L.P.

NOTES TO FINANCIAL STATEMENTS—(Continued)

(Information for the nine month periods ended September 30, 2003 and 2002 is unaudited)

Future minimum rental amounts from non-cancelable operating leases as of December 31, 2002 are as follows:

Year Ended December 31,
2003	$41,001
2004	32,122
2005	11,832
2006	9,108
2007	4,788

Total	$98,851

Rent expense was $52,286, $54,509 and $53,256 for the years ended December 31, 2002, 2001 and 2000, respectively.

8.	STORE RENTALS AND CONCESSIONS

The Company leases Hotel space to various tenants on a month-to-month basis or over terms ranging from 1 to 5 years. The leases generally provide for fixed minimum monthly rent as well as tenants’ payments for their pro rata share of taxes and insurance, common area maintenance and expenses associated with the Hotel space.

Future minimum lease income under existing non-cancelable leases as of December 31, 2002 is as follows:

Year Ended December 31,
2003	$145,004
2004	123,605
2005	110,490
2006	87,120
2007	59,200
Thereafter	46,010

Total	$571,429

Rental income was $157,630, $163,250 and $171,428 for the years ended December 31, 2002, 2001 and 2000, respectively.

9.	COMMITMENTS AND CONTINGENCIES

The Company is subject to legal proceedings arising in the ordinary course of business, many of which are covered in whole or in part by insurance. In the Company’s opinion, the ultimate disposition of these matters will not materially affect the financial position, results of operations or cash flows of the Company.

* * * * * *

Report of Independent Accountants

To the Members of

RLJ Tampa Hotel, LLC and RLJ Development, LLC:

In our opinion, the accompanying statement of financial position and the related statements of operations, of changes in member’s capital and of cash flows present fairly, in all material respects, the financial position of RLJ Tampa Hotel, LLC (the “Company”) at December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

McLean, Virginia

April 4, 2003, except with respect

to Note 8 as to which the

date is October 10, 2003

RLJ TAMPA HOTEL, LLC

Statements of Financial Position

	September 30, 2003	December 31, 2002
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$139,207	$550,187
Cash held in escrow	840,707	543,166
Accounts receivable, net	211,335	184,854
Inventory	32,260	35,051
Prepaid expenses and other current assets	89,358	35,443
Due from RLJ Development, LLC, net	263,341	771,111

Total current assets	1,576,208	2,119,812

Property and equipment, net	22,416,749	21,626,671
Deferred financing costs, net	184,613	265,401

Total assets	$24,177,570	$24,011,884

LIABILITIES AND MEMBER’S CAPITAL

Current liabilities:
Current portion of capital lease	$30,137	$31,908
Accounts payable, trade	207,777	213,490
Accrued interest	111,917	111,917
Accrued property taxes	314,237	22,655
Accrued expenses	370,157	533,416

Total current liabilities	1,034,225	913,386

Mortgage note payable	17,000,000	17,000,000
Capital lease payable	14,456	34,567

Total liabilities	18,048,681	17,947,953

Commitments and contingencies (Note 7)

Member’s capital	6,128,889	6,063,931

Total liabilities and member’s capital	$24,177,570	$24,011,884

The accompanying notes are an integral part of the financial statements.

RLJ TAMPA HOTEL, LLC

Statements of Operations

	Nine months ended September 30,		Year Ended December 31,
	2003	2002	2002
	(unaudited)	(unaudited)
Net sales:
Room revenues	$4,935,419	$4,466,763	$5,935,529
Food and beverage revenues	2,266,270	2,070,748	2,775,127
Other service revenues	228,653	204,912	284,836

	7,430,342	6,742,423	8,995,492

Operating expenses:
Room expenses	1,314,601	1,221,420	1,633,542
Food and beverage expenses	1,295,386	1,234,148	1,669,188
Other service expenses	124,803	112,875	188,982
General and administrative	1,354,418	1,409,997	1,781,758
Sales and marketing	569,212	517,530	677,901
Depreciation	960,693	702,311	947,373
Property taxes	291,582	291,123	391,144
Franchise fees	197,417	134,003	178,066
Management fees	167,183	195,062	260,218

	6,275,295	5,818,469	7,728,172

Operating income	1,155,047	923,954	1,267,320
Interest expense	1,090,089	419,392	774,015

Net income	$64,958	$504,562	$493,305

The accompanying notes are an integral part of the financial statements.

RLJ TAMPA, LLC

Statement of Changes in Member’s Capital

Member’s capital, January 1, 2002	$20,241,444
Net income	493,305
Distribution to RLJ Development, LLC	(14,670,818)

Member’s capital, December 31, 2002	$6,063,931
Net income (Unaudited)	64,958

Member’s capital, September 30, 2003 (Unaudited)	$6,128,889

The accompanying notes are an integral part of the financial statements.

RLJ TAMPA HOTEL, LLC

Statements of Cash Flows

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$64,958	$504,561	$493,305
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	960,693	702,311	947,373
Amortization of deferred financing costs	80,788	35,906	57,748
Changes in assets and liabilities:
Cash held in escrow	(297,541)	(1,399,638)	(543,166)
Accounts receivable, net	(26,481)	(36,422)	14,561
Inventory	2,791	893	(3,267)
Due from RLJ Development, LLC, net	507,770	(781,256)	(966,144)
Prepaid expenses and other current assets	(53,915)	(9,077)	35,635
Accounts payable	(5,713)	316,251	179,464
Accounts payable, management company	—	(14,488)	—
Accrued interest	—	111,917	111,917
Accrued property taxes	291,582	291,122	22,655
Accrued expenses	(163,259)	109,437	215,541

Net cash provided by (used in) operating activities	1,361,673	(168,483)	565,622

Cash flows from investing activities:
Acquisition of property and equipment	(1,750,771)	(1,670,091)	(2,153,466)

Net cash used in investing activities	(1,750,771)	(1,670,091)	(2,153,466)

Cash flows from financing activities:
Financing costs paid	—	(323,148)	(323,149)
Payments on capital lease	(21,882)	(20,962)	(31,992)
Distributions made to RLJ Development, LLC	—	(14,670,816)	(14,670,818)
Proceeds from mortgage payable	—	17,000,000	17,000,000

Net cash (used in) provided by financing activities	(21,882)	1,985,074	1,974,041

Net (decrease) increase in cash and cash equivalents	(410,980)	146,500	386,197
Cash and cash equivalents, beginning of period	550,187	163,990	163,990

Cash and cash equivalents, end of period	$139,207	$310,490	$550,187

Supplemental disclosure of cash flow information:
Interest paid	$1,009,302	$271,569	$604,350

The accompanying notes are an integral part of the financial statements.

RLJ TAMPA HOTEL, LLC

NOTES TO FINANCIAL STATEMENTS

1.    Business and Organization

Description of Business

RLJ Tampa Hotel, LLC (the “Company”) was formed in December 2001 and is wholly owned by RLJ Development, LLC. On December 20, 2001, RLJ Tampa, LLC purchased a hotel for $20.3 million, including transaction costs. The purchase price was allocated by management among property and equipment based on estimated fair values at the time of acquisition. The purchase was financed with capital contributions of $20.3 million. In June 2002, a mortgage note payable of $17.0 million was entered into and the proceeds of the note were primarily used to make a capital distribution of $14.7 million. The hotel is a full service hotel, which offers amenities such as food and beverage, meeting rooms, fitness center, swimming pools, room service and similar guest services, in Tampa, FL.

RLJ Tampa Hotel, LLC is a member of an affiliated group of limited liability corporations primarily holding hotel properties all owned by RLJ Development, LLC.

2.    Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all funds held in money market accounts and highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. The Company maintains its cash accounts at a major financial institution within the United States of America. At times, deposits may be in excess of federally insured limits. The Company has not experienced any losses on its cash deposits.

Cash in Escrow

The Company is required by its mortgage to maintain an escrow account for its real estate taxes and replacement reserve and renovation reserve. The escrow account for real estate taxes is determined by the lender based on annual estimates. The replacement reserve represents amounts reserved to pay for capital expenditures at a rate of 3% of gross operating revenues from the preceding month. The mortgage agreement required that $2.0 million of the loan proceeds be deposited with the lender into an escrow account (“renovation reserve”) which is to be disbursed to the Company to pay for future renovations. In addition, RLJ Development, LLC advanced $250,000 into an escrow account to be used by the Company for an HVAC renovation project and other renovations, which were completed during 2002. The advance was recorded as a reduction of the amount due from RLJ Development, LLC, net. Approximately, $2.1 million in renovation costs were incurred during the year-ended December 31, 2002.

RLJ TAMPA HOTEL, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

As of December 31, 2002, the balance of amounts held in escrow were as follows:

2002
Tax escrow	$101,046
Replacement reserve	134,160
HVAC/Renovation reserve	307,960

Total	$543,166

Revenue Recognition

Room revenues are recognized the night of expected occupancy. Cash received from customers in advance of occupancy is recorded as an advance from customers and recognized as revenue at the time of expected occupancy. Room revenues are derived primarily from individual room reservations.

The Company also recognizes revenues for food, beverage, telephone charges and various ancillary services performed at the hotel at the time the service is provided. These amounts are included in other revenues.

As of December 31, 2002, there is no allowance for doubtful accounts.

Due from RLJ Development, LLC, net

Amounts due from RLJ Development, LLC represent costs associated with initial financing, legal and other transaction related matters, paid by RLJ Development, LLC on behalf of the Company offset by month-end excess cash withdrawn by RLJ Development, LLC. Excess cash is based on an analysis of individual hotel deposits and payments received from customers, offset by disbursements made and month end liabilities in excess of a predetermined available cash level. In addition, at times the hotels within the affiliated group will transfer amounts in order to maximize operating cash flows of all the hotels owned by RLJ Development, LLC. As of December 31, 2002, the Company had a net balance of $771,111 due from RLJ Development, LLC.

Property and Equipment

The Company’s property and equipment consists primarily of the hotel building and related furniture and equipment. Property and equipment are stated at cost. Major renewals and improvements are capitalized, while maintenance and repairs are expensed when incurred. Depreciation is computed over the estimated useful lives of the depreciable assets using the straight-line method.

When property and/or equipment is sold or retired, the cost and related accumulated depreciation are eliminated from the accounts and the resulting gain or loss is reflected in operations.

Impairment of Long-Lived Assets

The Company periodically evaluates the recoverability of its long-lived assets. This evaluation is conducted when events indicate that an asset may be impaired and consists of a comparison of the carrying value of the assets with the assets’ expected future cash flows, undiscounted and without interest costs. Estimates of expected future cash flows represent management’s best estimate based on reasonable and supportable assumptions and projections. If the expected future undiscounted cash flows exceed the carrying value of the asset, no impairment is recognized. Impairment losses are measured as the difference between the carrying value of long-lived assets and their fair value, based on discounted future cash flows of the related asset.

RLJ TAMPA HOTEL, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

Deferred Financing Costs

The Company’s deferred financing costs relate to fees and costs incurred to obtain long-term financing. These costs are being amortized over the life of the loan using the straight-line method which approximates the effective interest method and are included as a component of interest expense. Amortization expense and accumulated amortization related to deferred financing costs for the year ended and as of December 31, 2002 was $57,748.

Income Taxes

No provision has been made for federal or state income taxes since the Company’s profits and losses are reported by the individual member on its respective income tax returns.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expenses were $101,224 for the year ended December 31, 2002 and have been included in sales and marketing expenses.

Unaudited Interim Financial Information

The unaudited financial information has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. The results of any interim period are not necessarily indicative of results for the full year.

3.    Property Management Agreement

In December 2001, the Company entered into a ten (10) year property management agreement (the “Agreement”) with Davidson Hotel Company (“Davidson”) that expires in 2011 with a ten-year renewal option that is exercisable at the discretion of the Company. The Company also has a right to terminate the Agreement after 3 years. The Agreement requires that Davidson provide all services required to operate the hotel including: directing the day-to-day activities of the hotel and establishing all policies and procedures relating to the management and operation of the hotel.

The Agreement includes a management fee, incentive management fee and franchise fee to be paid to Davidson for its services. The management fee is computed in accordance with the Agreement and is based on 3% of adjusted monthly gross revenue. For the year ended December 31, 2002 the management fees incurred by the Company were $260,218. The incentive management fee is calculated based on a predetermined percentage of excess profits as defined in the Agreement. For the year ended December 31, 2002 no management incentive fee was earned. The Company is also charged a monthly franchise fee based on a percentage of the Company’s gross rooms revenue. For the year ended December 31, 2002 the franchise fees incurred by the Company were $178,066. As of December 31, 2002, $31,282 was included in accrued expenses related to these fees.

4.    Property and Equipment

Property and equipment at December 31, 2002 consisted of:

	Estimated Useful Lives	2002
Land	—	$2,732,265
Building	39 years	14,212,231
Machinery, equipment and fixtures	5-15 years	3,522,640
Renovation in-process	—	2,127,548

Subtotal		22,594,684
Less: Accumulated depreciation		(968,013)

		$21,626,671

RLJ TAMPA HOTEL, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

Depreciation expense for the year ended December 31, 2002 was $947,373.

5.     Mortgage Note Payable

In June 2002, the Company entered into a $17.0 million mortgage agreement with Nationwide Life Insurance Company maturing in July 2005. The interest rate of the mortgage is 7.9% and is payable monthly, up until July 2004, at which time, at the option of the lender, the interest rate may be reset to the then-current interest rate. Monthly payments of principal and interest of $130,085 are to begin August 2004. The mortgage note contains a prepayment penalty provision, for any prepayment made prior to January 2005, based on a rate of 4% of the outstanding principal balance of the loan. The mortgage is collateralized by the individual hotel property and equipment.

Maturities of the mortgage payable as of December 31, 2002, based upon the current amortization schedule are as follows:

Year	Amount
2003	$—
2004	92,043
2005	16,907,957

$17,000,000

6.    Guarantees and Indemnification

The Company may enter into service agreements with service providers in which it agrees to indemnify the service provider against certain losses and liabilities arising from the service provider’s performance under the agreement. Generally, such indemnification obligations do not apply in situations in which the service provider is grossly negligent, engages in willful misconduct, or acts in bad faith. The Company’s liability under such service agreements were immaterial.

7.    Commitments and Contingencies

The Company is obligated under various noncancelable operating leases for maintenance and equipment. Aggregate rental expense for all operating leases amounted to $24,565 for the year ended December 31, 2002. In addition, the Company is obligated under a capital lease for $66,475, which matures in 2005.

Minimum lease payments under noncancelable operating and capital leases with maturities greater than one year for the five years following December 31, 2002 are as follows:

Year	Amount
2003	$56,473
2004	45,984
2005	6,247

$108,704

8.    Recent Developments

During 2003, the Company entered into an amendment to its property management agreement with Davidson Hotel Company. The agreement reduces the base management fee for the property to 2.25% of adjusted monthly gross revenue for the year ended December 31, 2003 only. The amendment also stipulates that the base management fee percentage may be increased to 3% for 2003 if certain operating targets of the property are achieved. No other provisions of the agreement were affected by the modification.

On October 10, 2003, the Company entered into an agreement to sell its hotel property to Highland Hospitality Trust. The purchase price of $29.5 million will be paid in cash. The sale is expected to close in the fourth quarter of 2003.

INDEPENDENT AUDITORS’ REPORT

Brentwood BWI, LLC:

We have audited the accompanying balance sheets of Brentwood BWI, LLC as of December 31, 2002 and 2001 and the related statements of operations, members’ capital and cash flows for each of the years in the three-year period ended December 31, 2002. These financial statements are the responsibility of Brentwood BWI, LLC’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brentwood BWI, LLC as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

McLean, Virginia

November 14, 2003

Brentwood BWI, LLC

Balance Sheets

		December 31,
	September 30, 2003	2002	2001
	(unaudited)
ASSETS
Property and equipment, net	$11,265,634	12,475,102	13,089,770
Cash and cash equivalents	581,842	518,854	84,000
Accounts receivable, less allowance for doubtful accounts	203,595	167,403	367,268
Deferred financing costs, net of accumlated amortization of $88,598 in September 2003, $70,878 in 2002 and $47,252 in 2001	109,287	127,007	150,633
Prepaid expenses and other assets	85,315	71,289	51,703

Total assets	$12,245,673	13,359,655	13,743,374

LIABILITIES AND MEMBERS’ CAPITAL
Liabilities:
Accounts payable and accrued expenses	$101,730	223,138	557,975
Mortgage loan	9,813,077	10,406,916	10,553,644

Total liabilities	9,914,807	10,630,054	11,111,619
Members’ capital	2,330,866	2,729,601	2,631,755

Total liabilities and members’ capital	$12,245,673	13,359,655	13,743,374

See accompanying notes to financial statements.

Brentwood BWI, LLC

Statements of Operations

	Nine months ended September 30,		Years ended December 31,
	2003	2002	2002	2001	2000
	(unaudited)
Revenues:
Rooms	$3,776,946	3,877,871	4,938,615	2,041,200	—
Food and beverage	275,649	316,422	416,160	144,088	—
Other	119,096	142,265	188,547	53,285	—

Total revenues	4,171,691	4,336,558	5,543,322	2,238,573	—

Operating costs and expenses:
Rooms	360,456	389,673	486,620	252,536	—
Food and beverage	297,933	431,282	427,312	218,468	—
Other	125,069	105,649	97,598	67,171	—
Hotel departmental expenses	388,234	336,363	561,457	353,378	—
Real estate taxes and other taxes	101,659	78,715	112,498	44,930	—
Other property-level expenses	830,325	746,768	925,859	528,603	—
Management fees	191,976	191,931	244,001	114,203	—
Franchise fees	318,836	338,571	433,670	157,835
Pre-opening costs	—	—	—	88,645	9,059
Depreciation and amortization	561,528	556,018	723,226	351,589	—

Total operating costs and expenses	3,176,016	3,174,970	4,012,241	2,177,358	9,059

Operating profit (loss)	995,675	1,161,588	1,531,081	61,215	(9,059)
Interest expense	309,162	370,077	484,972	356,055	—
Loss on sale of excess land	115,000	—	—	—	—

Net income (loss)	$571,513	791,511	1,046,109	(294,840)	(9,059)

See accompanying notes to financial statements.

Brentwood BWI, LLC

Statement of Members’ Capital

Nine months ended September 30, 2003 (unaudited) and the years ended December 31, 2002, 2001  and 2000

Balance at January 1, 2000	$2,242,537
Net loss	(9,059)
Contributions from members	1,033,972
Distributions to members	(981,036)

Balance at December 31, 2000	2,286,414
Net loss	(294,840)
Contributions from members	640,181

Balance at December 31, 2001	2,631,755
Net income	1,046,109
Distributions to members	(948,263)

Balance at December 31, 2002	2,729,601
Net income (unaudited)	571,513
Distributions to members (unaudited)	(970,248)

Balance at September 30, 2003 (unaudited)	$2,330,866

See accompanying notes to financial statements.

Brentwood BWI, LLC

Statements of Cash Flows

	Nine months ended September 30,		Years ended December 31,
	2003	2002	2002	2001	2000
	(unaudited)
Cash flows from operating activities:
Net income (loss)	$571,513	791,511	1,046,109	(294,840)	(9,059)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	579,248	573,738	746,852	363,402	—
Loss on sale of excess land	115,000	—	—	—	—
Changes in assets and liabilities:
Accounts receivable	(36,192)	85,607	199,865	(329,018)	(38,250)
Prepaid expenses and other assets	(14,026)	12,245	(19,586)	(51,703)	—
Accounts payable and accrued expenses	(121,408)	(406,484)	(334,837)	466,475	14,000

Net cash provided by (used in) operating activities	1,094,135	1,056,617	1,638,403	154,316	(33,309)

Cash flows from investing activities:
Additions to property and equipment	(62,062)	(101,539)	(108,558)	(6,090,293)	(5,278,709)
Sale of excess land	595,000	—	—	—	—

Net cash used in investing activities	532,940	(101,539)	(108,558)	(6,090,293)	(5,278,709)

Cash flows from financing activities:
Repayments on mortgage loan	(593,839)	(66,216)	(146,728)	(159,992)	—
Contributions from members	—	—	—	640,181	1,033,972
Proceeds from borrowings on mortgage loan	—	—	—	5,465,770	5,247,866
Distributions to members	(970,248)	(381,478)	(948,263)	—	(981,036)

Net cash provided by (used in) financing activities	(1,564,087)	(447,694)	(1,094,991)	5,945,959	5,300,802

Net increase (decrease) in cash	62,988	507,384	434,854	9,982	(11,216)
Cash, beginning of period	518,854	84,000	84,000	74,018	85,234

Cash, end of period	$581,842	591,384	518,854	84,000	74,018

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest	$279,597	334,332	429,818	316,132	—

See accompanying notes to financial statements.

BRENTWOOD BWI, LLC

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2003 (UNAUDITED) AND DECEMBER 31, 2002, 2001 AND 2000

Note 1.	Business and Summary of Significant Accounting Policies

Brentwood BWI, LLC (Brentwood), a Virginia limited liability company, was formed in 1999 to construct and own the Hilton Garden Inn BWI Airport (the Hotel). The Hotel has 158 rooms and was opened June 15, 2001.

The Hotel is operated under a long-term management agreement with LTD Management Company, Inc. (the Manager). The Manager is a 33.3% partner in Brentwood Hotels, LLC who is a 51% owner of Brentwood. The Hotel is operated as a Hilton Garden Inn pursuant to a license agreement with a subsidiary of Hilton Hotels Corporation (Hilton).

Highland Hospitality Corporation (the Company) was incorporated in July 2003 as a Maryland corporation and intends to acquire, own and invest in hotel properties. Highland filed a registration statement on Form S-11 in September 2003 with the Securities and Exchange Commission for the proposed sale of common stock to the public (the IPO). Highland Hospitality, LP (Operating Partnership), a partnership subsidiary of Highland has a binding agreement to acquire the Hotel concurrent with the closing of the IPO.

(a) Revenue Recognition

Revenues from operations of the hotel are recognized when the services are provided. Revenues consist of room sales, food and beverage sales and other department revenues such as telephone and gift shop.

(b) Cash and Cash Equivalents

All investments with an original maturity of three months or less are considered to be cash equivalents.

(c) Deferred Financing Costs

The commitment fee and other costs related to obtaining the mortgage loan (see Note 4) are deferred and amortized over the remaining life of the debt using a method that approximates the interest method. As of September 30, 2003, December 31, 2002 and 2001, accumulated amortization of the deferred financing costs was $88,598, $70,878 and $47,252, respectively.

(d) Property and Equipment

Property and equipment is recorded at cost. Cost includes interest and real estate taxes incurred during development and construction. Interest capitalized in 2001 and 2000 was $227,309 and $100,207, respectively, and real estate taxes capitalized in 2001 and 2000 were $11,726 and $15,964, respectively. Replacements and improvements are capitalized, while repairs and maintenance are expensed as incurred.

Depreciation is computed using the straight-line method. (see Note 2). Estimated useful lives are generally 40 years for building and improvements, and three to ten years for furniture and equipment.

Pre-opening costs incurred prior to the opening of the Hotel and start-up costs related to the formation of Brentwood of $88,645 and $9,059 were expensed in 2001 and 2000, respectively.

Impairments are based on whether estimated undiscounted future cash flows from the Hotel are less than its net book value. If the property is impaired, a loss is recorded for the difference between the fair value and the net book value of the property. No adjustment was necessary as of September 30, 2003, December 31, 2002, 2001 or 2000.

BRENTWOOD BWI, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

(e) Income Taxes

Provision for Federal and state income taxes has not been made in the accompanying financial statements since Brentwood does not pay income taxes, but rather, allocates its profits and losses to the members.

(f) Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2.	Property and Equipment

Property and equipment consist of the following:

		December 31,
	September 30, 2003	2002	2001
	(unaudited)
Land	$1,190,000	1,900,000	1,900,000
Buildings and improvements	9,140,065	9,117,040	9,117,040
Furniture and equipment	2,571,912	2,532,877	2,424,319

	12,901,977	13,549,917	13,441,359
Less: accumulated depreciation	(1,636,343)	(1,074,815)	(351,589)

	$11,265,634	12,475,102	13,089,770

In September 2003 Brentwood sold excess land at the hotel for proceeds, net of commissions and other costs, of approximately $595,000 and recorded a loss on sale of $115,000.

Note 3.	Management Agreement

Brentwood entered into a management agreement (the Agreement) on June 15, 2001 with the Manager. Under the terms of the Agreement, the Manager will manage the Hotel for an initial term of 15 years, expiring in June, 2016. The Agreement automatically renews for one two-year renewal term unless Brentwood or the Manager notify the other in writing prior to the expiration of the initial term that the agreement shall not be renewed.

Pursuant to the terms of the Agreement, the Manager earns a management fee of 5% of room revenue receipts, as defined.

Brentwood is required to provide the Manager with working capital and supplies to meet the operating needs of the Hotel. The Manager converts cash advanced by the owner into other forms of working capital consisting primarily of operating cash, inventories, and trade receivables and payables, which are maintained and controlled by the Manager.

Pursuant to the terms of the Agreement, upon termination, except when due to default or bankruptcy of the Manager, Brentwood shall be obligated to pay a termination fee of 3% of the average room revenue receipts for the three months prior to the termination.

The Agreement will not be assumed by the Company.

BRENTWOOD BWI, LLC

NOTES TO FINANCIAL STATEMENTS—(Continued)

NOTE 4.	Mortgage Loan

Brentwood has a mortgage loan with Wachovia Bank, N.A. that was used to finance the purchase of the land and to construct the Hotel. The Hotel and improvements are collateral for the loan. The loan matures in July 10, 2006.

The debt principal and interest are paid monthly with principal payments commencing on August 10, 2001. Interest accrues at a variable interest rate equal to the monthly LIBOR index, as defined in the Note, plus 2.15% (3.64 % at December 31, 2002). Principal payments of $593,839, $146,728 and $159,992 were paid for the nine months ended September 30, 2003 and for 2002 and 2001, respectively.

The estimated fair value of the mortgage loan is estimated to be equal to its carrying amount as the interest rate adjusts frequently based on market rates.

Note 5.	Hilton Garden Inn License Agreement

Brentwood entered into a license agreement with a subsidiary of Hilton in 2000 for a term of twenty years commencing on June 15, 2001, the date the Hotel opened. The license agreement requires that the Hotel be furnished, maintained and operated in a first-class manner in accordance with Hilton’s published standards. Brentwood as the licensee can be terminated for violation of the agreement. Hilton has the right to consent to the sale of the Hotel and assignment of the license agreement. A transfer fee of $20,000 is a condition to any consent.

Pursuant to the terms of the agreement, Hilton earns a fee of 7.7% of gross room sales, as defined plus $8.40 per room per month.

The Agreement will not be assumed by the Company.

Photo of Plaza San Antonio Marriott appears here

Highland Hospitality LOGO appears here

Photo of Hilton Tampa Westshore appears here

Photo of Hilton Garden Inn BWI Airport appears here

Photo of Hilton Tampa Westshore appears here

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the underwriters. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

Until             , 2003, 25 days after the date of this prospectus, all dealers that buy, sell or trade our common stock, whether or not participating in the offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

25,000,000 Shares

HIGHLAND

HOSPITALITY

Common Stock

PROSPECTUS

FRIEDMAN BILLINGS RAMSEY

DEUTSCHE BANK SECURITIES

RAYMOND JAMES

                    , 2003

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Registrant.

Securities and Exchange Commission registration fee	$23,259
NASD filing fee	30,500
NYSE listing fee	200,000
Printing and engraving fees	250,000
Legal fees and expenses	795,000
Accounting fees and expenses	550,000
Blue sky fees and expenses	7,500
Transfer Agent and Registrar fees	15,000
Miscellaneous	128,741

Total	$2,000,000

*	To be filed by amendment.

All expenses, except the Securities and Exchange Commission registration fee, are estimated.

Item 32.	Sales to Special Parties.

Pursuant to an agreement dated September 4, 2003, we have agreed to sell 1,250,000 shares of our common stock directly, and not through the underwriters, in a private placement to Barceló Crestline Corporation. Pursuant to an agreement dated September 4, 2003, we have agreed to sell 300,000 shares of our common stock directly, and not through the underwriters, in a private placement to Bruce D. Wardinski, the Chairman of our board of directors. Pursuant to an agreement dated November 6, 2003, we have agreed to sell 2,000,000 shares of our common stock directly, and not through the underwriters, in a private placement to institutional funds advised by Brahman Capital Corporation. Pursuant to an agreement dated November 6, 2003, we have agreed to sell 1,000,000 shares of our common stock directly, and not through the underwriters, in a private placement to institutional funds advised by Libra Advisors, LLC. In all of these transactions, the per share purchase price for the shares of common stock will be equal to the initial public offering price of our common stock, net of the underwriting discount. We will close these sales concurrently with the closing of our initial public offering.

At our request, the underwriters have reserved up to 3% of the common stock being offered by this prospectus for sale to our directors, employees, business associates and related persons at the public offering price, less an amount equal to the underwriting discount. The sales will be made by the underwriters through a directed share program. We do not know if these persons will choose to purchase all or any portion of this reserved common stock, but any purchases they do make will reduce the number of shares available to the general public. To the extent the allotted shares are not purchased in the directed share program, we will offer these shares to the public. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. Any directors, employees or other persons purchasing such reserved common stock will be prohibited from selling such stock for a period of 180 days after the date of this prospectus. The common stock issued in connection with the directed share program will be issued as part of the underwritten offer.

Item 33.	Recent Sales of Unregistered Securities.

We have issued the following securities that were not registered under the Securities Act of 1933, as amended (the “Securities Act”):

Pursuant to a contribution agreement, dated as of August 6, 2003, by and between Highland Hospitality, L.P., our operating partnership and Sugar Land Hotel Developers, LLC, as amended on September 3, 2003, our operating partnership will issue 96,774 units of limited partnership interest directly to Sugar Land Hotel Developers, LLC, valued for purposes of the contribution agreement at a value per unit equal to the initial public offering price of our common stock less an amount equal to the underwriting discount, as consideration for the interest contributed by Sugar Land Hotel Developers, LLC to our operating partnership. The contributed interests will comprise units of limited partnership interest in Sugar Land Hotel Associates, L.P., the entity that currently owns the Sugar Land Marriott and Conference Center. Based on representations that Sugar Land Hotel Developers, LLC was an accredited investor that had an understanding of our business plan, the units issued to Sugar Land Hotel Developers, LLC were issued in reliance on the exemption set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Pursuant to a contribution agreement, dated as of August 6, 2003, by and between our operating partnership and Portsmouth Hotel Developers, LLC, as amended on September 3, 2003, our operating partnership will issue 185,484 units of limited partnership interest directly to Portsmouth Hotel Developers, LLC, valued for purposes of the contribution agreement at a value per unit equal to the initial public offering price of our common stock less an amount equal to the underwriting discount, as consideration for the interest contributed by Portsmouth Hotel Developers, LLC to our operating partnership. The contributed interests will comprise limited liability company membership interests in Portsmouth Hotel Associates, LLC, the entity that currently owns the Portsmouth Renaissance and Conference Center. Based on representations that Portsmouth Hotel Developers, LLC was an accredited investor that had an understanding of our business plan, the units issued to Portsmouth Hotel Developers, LLC were issued in reliance on the exemption set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Pursuant to a contribution agreement, dated as of September 4, 2003, by and between our operating partnership and A/H Hotel, L.L.C., our operating partnership will issue 142,688 units of limited partnership interest directly to A/H Hotel, L.L.C., valued for purposes of the contribution agreement at a value per unit equal to the initial public offering price of our common stock less an amount equal to the underwriting discount, as consideration for the interest contributed by A/H Hotel, L.L.C. to our operating partnership. The contributed interests will comprise limited liability company membership interests in A/H-BCC Virginia Beach Hotel, LLC, the entity that currently owns the Hilton Garden Inn Virginia Beach Town Center hotel. Based on representations that A/H Hotel, L.L.C. was an accredited investor that had an understanding of our business plan, the units issued to A/H Hotel, L.L.C. were issued in reliance on the exemption set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Pursuant to a contribution agreement, dated as of September 4, 2003, by and among our operating partnership, CCGP Sugar Land Corporation, CCLP Sugar Land Corporation and Barceló Crestline Corporation, our operating partnership will issue 43,011 units of limited partnership interest directly to Barceló Crestline, valued for purposes of the contribution agreement at a value per unit equal to the initial public offering price of our common stock less an amount equal to the underwriting discount, as consideration for the interest contributed by Barceló Crestline to our operating partnership. The contributed interests will comprise units of limited partnership interest in Sugar Land Hotel Associates, L.P., the entity that currently owns the Sugar Land Marriott and Conference Center. Based on representations that Barceló Crestline was an accredited investor that had an understanding of our business plan, the units issued to Barceló Crestline were issued in reliance on the exemption set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Pursuant to a contribution agreement, dated as of September 4, 2003, by and among our operating partnership, CCC Chesapeake LLC and Barceló Crestline, our operating partnership will issue 378,891 units of limited partnership interest directly to Barceló Crestline, valued for purposes of the contribution agreement at a value per unit equal to the initial public offering price of our common stock less an amount equal to the underwriting discount, as consideration for the interest contributed by Barceló Crestline to our operating partnership. The contributed interests will comprise limited liability company membership interests in Portsmouth Hotel Associates, LLC, the entity that currently owns the Portsmouth Renaissance and Conference Center. Based on representations that Barceló Crestline was an accredited investor that had an understanding of our business plan, the units issued to Barceló Crestline were issued in reliance on the exemption set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Pursuant to a contribution agreement, dated as of September 4, 2003, by and among our operating partnership, BCC Virginia Beach, LLC and Barceló Crestline Corporation, our operating partnership will issue 142,688 units of limited partnership interest directly to Barceló Crestline, valued for purposes of the contribution agreement at a value per unit equal to the initial public offering price of our common stock less an amount equal to the underwriting discount, as consideration for the interest contributed by Barceló Crestline to our operating partnership. The contributed interests will comprise limited liability company membership interests in A/H-BCC Virginia Beach Hotel, LLC, the entity that currently owns the Hilton Garden Inn Virginia Beach Town Center hotel. Based on representations that Barceló Crestline was an accredited investor that had an understanding of our business plan, the units issued to Barceló Crestline were issued in reliance on the exemption set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Pursuant to our strategic alliance agreement dated September 4, 2003, we have agreed to sell 1,250,000 shares of our common stock directly, and not through the underwriters, in a private transaction to Barceló Crestline Corporation. In addition, pursuant to a stock purchase agreement, dated September 4, 2003, we have agreed to sell 300,000 shares of our common stock directly, and not through the underwriters, in a private transaction to Bruce D. Wardinski, the Chairman of our board of directors. In both of these transactions, the per share purchase price for the shares of common stock will be equal to the initial public offering price of our common stock, net of the underwriting discount. We will close these sales concurrently with the closing of our initial public offering. Based on Barceló Crestline’s and Mr. Wardinski’s representations as to their status as accredited investors, we will issue the shares of our common stock to Barceló Crestline and Mr. Wardinski in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Pursuant to a warrant agreement, by and among Highland Hospitality Corporation and Friedman, Billings, Ramsey & Co., Inc., we have agreed to issue to Friedman, Billings, Ramsey & Co., Inc. warrants to purchase 138,488 shares of our common stock plus warrants representing the right to acquire a number of shares of common stock, equal to 2.5% of the shares of common stock to be issued in the offering, excluding exercise of the underwriters’ over-allotment option. Based on Friedman, Billings, Ramsey & Co., Inc.’s representation as to its status as an accredited investor, we issued the warrants to purchase shares of our common stock in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Item 34.	Indemnification of Directors and Officers.

The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision which limits the liability of our directors and officers to the maximum extent permitted by Maryland law.

Our charter permits us, to the maximum extent permitted by Maryland law, to obligate ourselves to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of our company. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of our company and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

The Maryland General Corporation Law permits a Maryland corporation to indemnify and advance expenses to its directors, officers, employees and agents. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the director or officer was adjudged to be liable for an improper personal benefit, unless in either case a court orders indemnification and then only for expenses. Our bylaws require us, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by him or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits.

(a)    Financial Statements.    See page F-1 for an index of the financial statements included in the Registration Statement.

(b)    Exhibits.    The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibits

1.1***	Form of Underwriting Agreement by and among Highland Hospitality Corporation, Highland Hospitality, L.P., Friedman, Billings, Ramsey & Co., Inc. and the Underwriters named therein

3.1**	Form of Amended and Restated Articles of Incorporation of Highland Hospitality Corporation

3.2**	Form of Amended and Restated Bylaws of Highland Hospitality Corporation

3.3**	Form of Second Amended and Restated Agreement of Limited Partnership of Highland Hospitality, L.P.

5.1**	Opinion of Venable LLP

8.1**	Tax Opinion of Hunton & Williams LLP

10.1**	Form of Highland Hospitality Corporation 2003 Omnibus Stock Incentive Plan

10.2**	Employment Agreement between Highland Hospitality Corporation and James L. Francis

10.3**	Employment Agreement between Highland Hospitality Corporation and Patrick W. Campbell

10.4**	Employment Agreement between Highland Hospitality Corporation and Tracy M.J. Colden

10.5**	Employment Agreement between Highland Hospitality Corporation and Douglas W. Vicari

10.6**	Strategic Alliance Agreement dated September 4, 2003 among Highland Hospitality Corporation, Highland Hospitality, L.P. and Barceló Crestline Corporation

10.7**	Form of Management Agreement with Crestline Hotels & Resorts, Inc.

10.8**	Contribution Agreement dated August 6, 2003 by and between Portsmouth Hotel Developers, LLC and Highland Hospitality, L.P.

10.9**	Contribution Agreement dated September 4, 2003 by and among CCGP Sugar Land Corporation, CCLP Sugar Land Corporation, Barceló Crestline Corporation and Highland Hospitality, L.P.

10.10**	Contribution Agreement dated August 6, 2003 by and between Sugar Land Hotel Developers, LLC and Highland Hospitality, L.P.

10.11**	Contribution Agreement dated September 4, 2003 by and among CCC Chesapeake LLC, Barceló Crestline Corporation and Highland Hospitality, L.P.

10.12**	Contribution Agreement dated September 4, 2003 by and between A/H Hotel, L.L.C. and Highland Hospitality, L.P.

10.13**	Contribution Agreement dated September 4, 2003 by and among BCC Virginia Beach LLC, Barceló Crestline Corporation and Highland Hospitality, L.P.

10.14**	First Amendment to Contribution Agreement dated September 3, 2003 by and between Portsmouth Hotel Developers, LLC and Highland Hospitality, L.P.

10.15**	First Amendment to Contribution Agreement dated September 3, 2003 by and between Sugar Land Hotel Developers, LLC and Highland Hospitality, L.P.

10.16**	Stock Purchase Agreement dated September 4, 2003 by and between Bruce D. Wardinski and Highland Hospitality Corporation

10.17**	Form of Lease with taxable REIT subsidiaries

10.18**	Form of Warrant Agreement between Friedman, Billings, Ramsey & Co., Inc. and Highland Hospitality Corporation

10.19**	Promissory Note dated October 1, 2003 from Highland Hospitality Corporation payable to Bruce D. Wardinski

10.20**	Purchase Agreement dated October 10, 2003 between RLJ Tampa Hotel, LLC, as Seller, and Barceló Crestline Corporation, as Purchaser

10.20.1**	First Amendment to Purchase Agreement dated November 24, 2003 between RLJ Tampa Hotel, LLC and Highland Hospitality, L.P.

10.20.2**	Second Amendment to Purchase Agreement dated November 26, 2003 between RLJ Tampa Hotel, LLC and Highland Hospitality, L.P.

Exhibits

10.21**	Purchase and Sale Agreement dated as of September 17, 2003 by and among AP/APML Savannah, L.P. (Seller) and Barceló Crestline Corporation (Purchaser)

10.21.1**	First Amendment to Purchase and Sale Agreement dated October 7, 2003 between AP/APMC Savannah, L.P. and Barceló Crestline Corporation

10.21.2**	Second Amendment to Purchase and Sale Agreement dated October 17, 2003 between AP/APMC Savannah, L.P. and Barceló Crestline Corporation

10.21.3**	Third Amendment to Purchase and Sale Agreement dated October 21, 2003 between AP/APMC Savannah, L.P. and Barceló Crestline Corporation

10.21.4**	Fourth Amendment to Purchase and Sale Agreement dated October 23, 2003 between AP/APMC Savannah, L.P. and Barceló Crestline Corporation

10.22**	Agreement of Purchase and Sale dated as of September 19, 2003 between Barceló Crestline Corporation (Purchaser) and HMC Retirement Properties, L.P. (Seller)

10.23**	Assignment and Assumption of Agreement of Purchase and Sale dated October 1, 2003 between Barceló Crestline Corporation and Highland Hospitality Corporation (San Antonio)

10.24**	Assignment and Assumption of Purchase and Sale Agreement dated October 23, 2003 between Barceló Crestline Corporation and Highland Hospitality Corporation (Savannah)

10.25**	Assignment and Assumption of Purchase and Sale Agreement dated October 23, 2003 between Barceló Crestline Corporation and Highland Hospitality Corporation (Tampa)

10.26**	Management Agreement for Hyatt Regency Savannah

10.27**	Stock Purchase Agreement dated November 6, 2003 by and between Highland Hospitality Corporation and Libra Fund LP

10.28**	Stock Purchase Agreement dated November 6, 2003 by and between Highland Hospitality Corporation and Libra Offshore Ltd.

10.29**	Stock Purchase Agreement dated November 6, 2003 by and between Highland Hospitality Corporation and Brahman Partners II, L.P.

10.30**	Stock Purchase Agreement dated November 6, 2003 by and between Highland Hospitality Corporation and Brahman Institutional Partners, L.P.

10.31**	Stock Purchase Agreement dated November 6, 2003 by and between Highland Hospitality Corporation and By Partners, L.P.

10.32**	Stock Purchase Agreement dated November 6, 2003 by and between Highland Hospitality Corporation and Brahman C.P.F. Partners, L.P.

10.33**	Stock Purchase Agreement dated November 6, 2003 by and between Highland Hospitality Corporation and Braham Partners II, Offshore, LTD.

10.34**	Registration Rights Agreement dated November 6, 2003 by and between Highland Hospitality Corporation and the parties listed on Schedule A thereto

10.35**	Purchase Agreement dated November 17, 2003 between Brentwood BWI, LLC, as Seller, and Highland Hospitality, L.P., as Purchaser

10.36***	Form of Registration Rights Agreement between Highland Hospitality Corporation and Friedman, Billings, Ramsey & Co., Inc.

21.1**	List of Subsidiaries of Highland Hospitality Corporation

23.1***	KPMG LLP Consent

23.2**	Venable LLP Consent (included in Exhibit 5.1)

23.3**	Hunton & Williams LLP Consent (included in Exhibit 8.1)

23.4***	PricewaterhouseCoopers LLP Consent

23.5***	Deloitte & Touche LLP Consent

99.1**	Consent of W. Reeder Glass to being named as a director

99.2**	Consent of Francisco L. Borges to being named as a director

99.3**	Consent of Margaret A. Sheehan to being named as a director

99.4**	Consent of William L. Wilson to being named as a director

99.5**	Consent of Thomas A. Natelli to being named as a director

99.6**	Consent of Craig E. Lambert to being named as a director

*	To be filed by amendment.
**	Previously filed.
***	Filed herewith.

Item 37.	Undertakings.

(a)    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(c)    The undersigned Registrant hereby further undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 7 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Commonwealth of Virginia on the 12th day of December, 2003.

HIGHLAND HOSPITALITY CORPORATION

By:	/s/ James L. Francis
James L. Francis
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 7 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bruce D. Wardinski Bruce D. Wardinski	Chairman of the Board and Director	December 12, 2003

/s/ James L. Francis James L. Francis	President, Chief Executive Officer and Director (Principal Executive Officer)	December 12, 2003

/s/ Douglas W. Vicari Douglas W. Vicari	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	December 12, 2003